      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 1996


                                                       REGISTRATION NO. 333-3248
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4

                                AMENDMENT NO. 1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                           VECTRA BANKING CORPORATION
             (Exact name of registrant as specified in its charter)

            COLORADO                          6022                         84-1087703
(State or other jurisdiction of   (Primary standard industrial          (I.R.S. Employer
 incorporation or organization)   classification code number)         Identification No.)

                    1650 SOUTH COLORADO BOULEVARD, SUITE 320
                             DENVER, COLORADO 80222
                                 (303) 782-7440
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                            GARY S. JUDD, PRESIDENT
                    1650 SOUTH COLORADO BOULEVARD, SUITE 320
                             DENVER, COLORADO 80222
                                 (303) 782-7440
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

REID A. GODBOLT, ESQ.                 THOMAS H. MAXFIELD, ESQ.
JONES & KELLER, P.C.                  BAKER & HOSTETLER
1625 BROADWAY, SUITE 1600             303 EAST 17TH AVENUE, SUITE 1100
DENVER, COLORADO 80202                DENVER, COLORADO 80203
(303) 573-1600                        (303) 861-0600

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement. If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                                           PROPOSED        PROPOSED
TITLE OF EACH CLASS OF                    AMOUNT TO     OFFERING PRICE    AGGREGATE       AMOUNT OF
SECURITIES TO BE REGISTERED             BE REGISTERED    PER SECURITY   OFFERING PRICE REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------
$100 Series A Convertible Preferred        111,000
  Stock, $.10 par value................    shares(1)       $100.00      $7,228,861(2)       $2,493
- -------------------------------------------------------------------------------------------------------
Common Stock Underlying Convertible
  Preferred Stock......................     837,736           --              --              --
- -------------------------------------------------------------------------------------------------------
Contingent Warrants to Purchase Shares
  of Common Stock......................     111,000           --              --              --
- -------------------------------------------------------------------------------------------------------
Common Stock Underlying Contingent
  Warrants.............................     240,000           --              --              --
- -------------------------------------------------------------------------------------------------------
         Total.........................                                                   $2,493(3)
=======================================================================================================


(1) Represents the maximum number of securities to be issued in connection with the mergers described herein.

(2) Estimated pursuant to Rule 457(f)(2) using book value of securities to be acquired, solely for the purpose of calculating the registration fee.


(3) Previously paid.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                           VECTRA BANKING CORPORATION

                             CROSS-REFERENCE SHEET
                                      FOR
    REGISTRATION STATEMENT ON FORM S-4 AND PROSPECTUS/JOINT PROXY STATEMENT


FORM S-4
ITEM NO.                 ITEM CAPTION                           HEADING IN PROSPECTUS
- --------   -----------------------------------------  -----------------------------------------
    1      Forepart of Registration Statement and
           Outside Front Cover Page of Prospectus...  Outside Front Cover

    2      Inside Front and Outside Back Cover Pages
           of Prospectus............................  Inside Front Cover; Available
                                                      Information; Table of Contents

    3      Risk Factors, Ratio of Earnings to Fixed
           Charges and Other Information............  Summary of Prospectus/Joint Proxy
                                                      Statement; Risk Factors; Special Meetings
                                                      of Bank Land, the Bank and VBC
                                                      Shareholders; The Mergers; Unaudited Pro
                                                      Forma Condensed Combined Financial
                                                      Statements and Selected Comparative and
                                                      Pro Forma Financial Data; Selected Pro
                                                      Forma Financial Data; Selected
                                                      Consolidated Financial Data of VBC;
                                                      Management's Discussion and Analysis of
                                                      Financial Condition and Results of
                                                      Operations of VBC; Supervision and
                                                      Regulation of VBC; Management's
                                                      Discussion and Analysis of Financial
                                                      Condition and Results of Operations of
                                                      Bank Land and the Bank

    4      Terms of the Transaction.................  Summary of Prospectus/Joint Proxy
                                                      Statement; Special Meetings of Bank Land,
                                                      the Bank and VBC Shareholders; The
                                                      Mergers; Description of VBC 1996 Series A
                                                      Preferred Stock; Description of VBC
                                                      Contingent Warrants; Description of Other
                                                      VBC Capital Stock; Comparative Rights of
                                                      Bank Land, the Bank and VBC Shareholders

    5      Pro Forma Financial Information..........  Unaudited Pro Forma Condensed Combined
                                                      Financial Statements and Selected
                                                      Comparative and Pro Forma Financial Data;
                                                      Selected Pro Forma Financial Data

    6      Material Contracts with the Company Being
           Acquired.................................  Summary of Prospectus/Joint Proxy
                                                      Statement; The Mergers; Business of Bank
                                                      Land and the Bank

    7      Additional Information Required for
           Reoffering by Persons and Parties Deemed
           to be Underwriters.......................  Not applicable

    8      Interests of Named Experts and Counsel...  Not applicable

    9      Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities..............................  Management of VBC

   10      Information with Respect to S-3
           Registrants..............................  Not applicable

FORM S-4
ITEM NO.                 ITEM CAPTION                           HEADING IN PROSPECTUS
- --------   -----------------------------------------  -----------------------------------------
   11      Incorporation of Certain Information by
           Reference................................  Not applicable

   12      Information with Respect to S-2 or S-3
           Registrants..............................  Not applicable

   13      Incorporation of Certain Information by
           Reference................................  Not applicable

   14      Information with Respect to Registrants
           Other Than S-2 or S-3 Registrants........  Summary of Prospectus/Joint Proxy
                                                      Statement; Selected Consolidated
                                                      Financial Data of VBC; Management's
                                                      Discussion and Analysis of Financial
                                                      Condition and Results of Operations of
                                                      VBC; Business of VBC; Management of VBC;
                                                      Supervision and Regulation of VBC;
                                                      Principal Shareholders of VBC; Financial
                                                      Statements

   15      Information with Respect to S-3
           Companies................................  Not applicable

   16      Information with Respect to S-2 or S-3
           Companies................................  Not applicable

   17      Information with Respect to Companies
           Other than S-2 or S-3 Companies..........  Summary of Prospectus/Joint Proxy
                                                      Statement; Statement; Management's
                                                      Discussion and Analysis of Financial
                                                      Condition and Results of Operations of
                                                      Bank Land and the Bank; Business of Bank
                                                      Land and the Bank; Financial Statements

   18      Information if Proxies, Consents or
           Authorizations are to be Solicited.......  Summary of Prospectus/Joint Proxy
                                                      Statement; The Special Meetings; The
                                                      Mergers; Management of VBC; Principal
                                                      Shareholders of VBC; Business of Bank
                                                      Land and the Bank; Principal Shareholders
                                                      of Bank Land and the Bank

   19      Information if Proxies, Consents or
           Authorizations Are Not To Be Solicited or
           in an Exchange Offer.....................  Not applicable

                                 BANK LAND CO.
                          1380 SOUTH FEDERAL BOULEVARD
                             DENVER, COLORADO 80219

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD                , 1996

To the Shareholders of Bank Land Co.:

     Notice is hereby given that a special meeting of shareholders (the "Bank Land Special Meeting") of Bank Land Co. ("Bank Land") will be held on
  , 1996, at 9:00 a.m. Mountain Time at 1380 South Federal Boulevard, Denver, Colorado, to consider and to act upon the following:


          1. A proposal to approve and adopt the Agreement and Plan of Merger dated December 26, 1995, as amended on April 3, 1996 and May 22, 1996, under which Bank Land will merge with and into Vectra Bank, a Colorado banking corporation ("Vectra"), wholly owned by Vectra Banking Corporation ("VBC") (the "Bank Land Merger"), under which shareholders of Bank Land will receive $100 Series A Convertible Preferred Stock of VBC, VBC Contingent Warrants to purchase VBC Common Stock, and cash, all as described in the accompanying Prospectus/Joint Proxy Statement; and


          2. To transact such other business as may properly come before the Bank Land Special Meeting or any adjournment thereof.


     Only shareholders of record of Bank Land Class A Common Stock, Bank Land Class B Common Stock and Bank Land Preferred Stock as of the close of business
on             , 1996 will be entitled to vote at the Bank Land Special Meeting.


     Bank Land shareholders may dissent from the Bank Land Merger and obtain payment for their shares, as described in the accompanying Prospectus/Joint Proxy Statement. A copy of Article 113 of the Colorado Business Corporation Act, which sets forth the rights of dissenters, is attached to the Prospectus/Joint Proxy Statement as Appendix B.

     Shareholders are cordially invited to attend the Bank Land Special Meeting. Whether or not you intend to attend the Bank Land Special Meeting, please fill in, date, sign and return promptly the enclosed proxy card in the enclosed postage-paid envelope so that your shares may be voted at the Bank Land Special Meeting if you are unable to attend in person. The giving of a proxy will not affect your right to vote in person if you attend the Bank Land Special Meeting.

                                            By Order of the Board of Directors


                                            Gary A. Mosko, Secretary


Denver, Colorado
          , 1996

                              SOUTHWEST STATE BANK
                          1380 SOUTH FEDERAL BOULEVARD
                             DENVER, COLORADO 80219

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD                , 1996

To the Shareholders of Southwest State Bank:

     Notice is hereby given that a special meeting of shareholders (the "Bank Special Meeting") of Southwest State Bank (the "Bank") will be held on
            , 1996, at 10:30 a.m. Mountain Time at 1380 South Federal Boulevard, Denver, Colorado, to consider and to act upon the following:


          1. A proposal to approve and adopt the Agreement and Plan of Merger dated December 26, 1995, as amended on April 3, 1996 and May 22, 1996, under which the Bank will merge with and into Vectra Bank, a Colorado banking corporation ("Vectra"), wholly owned by Vectra Banking Corporation ("VBC") (the "Bank Merger"), under which shareholders of the Bank will receive $100 Series A Convertible Preferred Stock of VBC, VBC Contingent Warrants to purchase VBC Common Stock, and cash, all as described in the accompanying Prospectus/Joint Proxy Statement; and


          2. To transact such other business as may properly come before the Bank Special Meeting or any adjournment thereof.


     Only shareholders of record of the Bank Common Stock as of the close of
business on             , 1996 will be entitled to vote at the Bank Special
Meeting.


     The Bank shareholders may dissent from the Bank Merger and obtain payment for their shares, as described in the accompanying Prospectus/Joint Proxy Statement. A copy of Section 11-4-105 of the Colorado Banking Code of 1957, as amended, which sets forth the rights of dissenters of shareholders of Colorado banking corporations, is attached to the Prospectus/Joint Proxy Statement as Appendix C.

     Shareholders are cordially invited to attend the Bank Special Meeting. Whether or not you intend to attend the Bank Special Meeting, please fill in, date, sign and return promptly the enclosed proxy card in the enclosed postage-paid envelope so that your shares may be voted at the Bank Special Meeting if you are unable to attend in person. The giving of a proxy will not affect your right to vote in person if you attend the Bank Special Meeting.

                                            By Order of the Board of Directors

                                            Chess R. Martin, Secretary

Denver, Colorado
          , 1996

                           VECTRA BANKING CORPORATION
                    1650 SOUTH COLORADO BOULEVARD, SUITE 320
                             DENVER, COLORADO 80222



                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD                , 1996



To the Shareholders of Vectra Banking Corporation:



     Notice is hereby given that a special meeting of shareholders (the "VBC Special Meeting") of Vectra Banking Corporation ("VBC") will be held on
            , 1996, at 9:00 a.m. Mountain Time at           , Denver, Colorado,
to consider and to act upon the following:



          1. A proposal to approve the issuance of VBC securities pursuant to the Agreement and Plan of Merger dated December 26, 1995, as amended on April 3, 1996 and May 22, 1996, under which Bank Land Co. and Southwest State Bank will merge with and into Vectra Bank, a Colorado banking corporation, wholly owned by VBC, under which shareholders of Bank Land Co. and Southwest State Bank will receive $100 Series A Convertible Preferred Stock of VBC, VBC Contingent Warrants to purchase VBC Common Stock, and cash, all as described in the accompanying Prospectus/Joint Proxy Statement. VBC shareholders will not receive any new securities nor be asked to exchange their shares for any other securities; and



          2. To transact such other business as may properly come before the VBC Special Meeting or any adjournment thereof.



     Only shareholders of record of VBC Common Stock as of the close of business
on             , 1996 will be entitled to vote at the VBC Special Meeting.



     Shareholders are cordially invited to attend the VBC Special Meeting. Whether or not you intend to attend the VBC Special Meeting, please fill in, date, sign and return promptly the enclosed proxy card in the enclosed postage-paid envelope so that your shares may be voted at the VBC Special Meeting if you are unable to attend in person. The giving of a proxy will not affect your right to vote in person if you attend the VBC Special Meeting.



                                            By Order of the Board of Directors

                                            Ray L. Nash, Secretary



Denver, Colorado
          , 1996

                           VECTRA BANKING CORPORATION
                                   PROSPECTUS



 111,000 SHARES OF $100 SERIES A CONVERTIBLE PREFERRED STOCK AND 837,736 SHARES
                                       OF


     COMMON STOCK UNDERLYING THE $100 SERIES A CONVERTIBLE PREFERRED STOCK


     111,000 CONTINGENT WARRANTS TO RECEIVE 240,000 SHARES OF COMMON STOCK


     AND 240,000 SHARES OF COMMON STOCK UNDERLYING THE CONTINGENT WARRANTS

                             ---------------------

       BANK LAND CO.                SOUTHWEST STATE BANK         VECTRA BANKING CORPORATION
PROXY STATEMENT FOR SPECIAL     PROXY STATEMENT FOR SPECIAL     PROXY STATEMENT FOR SPECIAL
  MEETING OF SHAREHOLDERS         MEETING OF SHAREHOLDERS         MEETING OF SHAREHOLDERS
TO BE HELD            , 1996    TO BE HELD            , 1996    TO BE HELD            , 1996


     This Prospectus/Joint Proxy Statement is furnished by the directors of Bank Land Co. ("Bank Land"), the directors of Southwest State Bank (the "Bank") and the directors of Vectra Banking Corporation ("VBC") in connection with the votes sought from the respective holders of stock of Bank Land, the Bank and VBC on the proposed mergers of Bank Land and Bank with and into Vectra Bank, a Colorado banking corporation ("Vectra") and wholly-owned subsidiary of VBC (individually, the "Bank Land Merger" and the "Bank Merger" and collectively the "Mergers"), pursuant to an Agreement and Plan of Merger dated December 26, 1995, and amended on April 3, 1996 and May 22, 1996 (the "Merger Agreement"), attached hereto as Appendix A. The votes will be taken at Special Meetings of the three corporations' shareholders, and at any adjournments thereof. Upon consummation of the Bank Land Merger and the Bank Merger, each outstanding share of capital stock of Bank Land and Bank other than shares as to which dissenters' rights have been perfected, will be converted into shares of VBC $100 Series A Convertible Preferred Stock (the "1996 Series A Preferred Stock"), VBC Contingent Warrants to purchase VBC Common Stock, and cash as described in this Prospectus/Joint Proxy Statement. At present, the directors of Bank Land, the Bank and VBC know of no other matters to be presented at the Special Meetings.
                             ---------------------
     This Prospectus/Joint Proxy Statement also constitutes a Prospectus of VBC, filed with the Securities and Exchange Commission as part of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended ("Registration Statement"), with respect to the above securities of VBC. Bank Land and the Bank have supplied all the information contained herein with respect each of themselves, and VBC has supplied all the information contained herein with respect to itself and Vectra Bank.
                             ---------------------
 INVESTMENT IN THE SECURITIES BEING OFFERED HEREBY INVOLVES CERTAIN RISKS. SEE
                                "RISK FACTORS."
                             ---------------------
     The principal executive offices of both Bank Land and the Bank are located at 1380 South Federal Boulevard, Denver, Colorado 80219. The telephone number of the Bank is (303) 934-5511. Bank Land does not have a separate phone number.

     The principal executive offices of both VBC and Vectra are located at 1650 South Colorado Boulevard, Suite 320, Denver, Colorado 80222, and their telephone number at that address is (303) 782-7440.
                             ---------------------

     This Prospectus/Joint Proxy Statement is first being mailed to holders of
stock of Bank Land, the Bank and VBC on or about             , 1996.

                             ---------------------
     No person is authorized to give any information or to make any representation not contained in this Prospectus/Joint Proxy Statement, and if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus/Joint Proxy Statement does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the securities offered by this Prospectus/Joint Proxy Statement, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus/Joint Proxy Statement nor any distribution of the securities to which this Prospectus/Joint Proxy Statement relates shall, under any circumstances, create any implication that there has been no change in the affairs of VBC, Vectra, Bank Land or the Bank since the date of this Prospectus/Joint Proxy Statement.
                             ---------------------
     This Prospectus/Joint Proxy Statement does not cover any resales of shares of the securities offered hereby to be received by shareholders of Bank Land and the Bank upon consummation of the Merger Agreement. No person is authorized to use this Prospectus/Joint Proxy Statement in connection with such resales, although such securities may be traded without use of this Prospectus/Joint Proxy Statement by those shareholders of Bank Land and the Bank who are not deemed to be "affiliates" of Bank Land, the Bank or VBC.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS/JOINT PROXY
             STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS
                   A CRIMINAL OFFENSE.
                             ---------------------
THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE
  FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND, SAVINGS
     ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY, NOR HAS
      THE FAIRNESS OF THE PROPOSED TRANSACTION BEEN PASSED UPON BY ANY
        FEDERAL OR STATE BANKING AUTHORITY OR REGULATION.
                             ---------------------
    The date of this Prospectus/Joint Proxy Statement is             , 1996.

                             AVAILABLE INFORMATION

     This Joint Proxy Statement is also a prospectus of VBC delivered in compliance with the Securities Act. A Registration Statement on Form S-4 together with all amendments and exhibits thereto (the "Registration Statement"), under the Securities Act, including this Prospectus/Joint Proxy Statement, has been filed with the SEC with respect to the 1996 Series A Preferred Stock to be issued in connection with the Merger Agreement, but as permitted by the rules and regulations of the SEC, this Prospectus/Joint Proxy Statement omits certain information contained in the Registration Statement. Copies of that information may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

     VBC is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be inspected and copied at the offices of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at Public Reference Facilities in the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and the New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                             ---------------------


     Statements contained herein as to the contents of agreements and other documents represent summaries of relevant portions thereof. Where such agreements or documents are filed as exhibits to the Registration Statement, reference is made to such exhibits.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................
GLOSSARY..............................................................................
SUMMARY OF PROSPECTUS/JOINT PROXY STATEMENT...........................................
  Special Meetings of Bank Land Shareholders, the Bank Shareholders and VBC
     Shareholders.....................................................................
     Bank Land........................................................................
     The Bank.........................................................................
     VBC..............................................................................
  Quorum and Voting Rights............................................................
     Bank Land........................................................................
     The Bank.........................................................................
     VBC..............................................................................
  The Parties.........................................................................
     VBC and Vectra...................................................................
     Bank Land and the Bank...........................................................
  Share Prices........................................................................
     VBC..............................................................................
     Bank Land and the Bank...........................................................
  Summary of the Consideration to be Received in the Mergers..........................
     The Final Purchase Price.........................................................
     Conversion Ratios................................................................
  Effect of the Merger Agreement; Effective Time......................................
  Recommendation of Bank Land, the Bank and VBC Boards; Bank Land's and the Bank's
     Reasons for the Mergers..........................................................
     Bank Land Board..................................................................
     Bank Board.......................................................................
     Bank Land's and the Bank's Reasons for the Mergers...............................
     VBC Board........................................................................
     VBC's Reasons for the Mergers....................................................
  Fairness Opinions of Bank Land and Bank Financial Advisor...........................
  Interests of President and Chairman of the Board of Bank Land and Bank..............
  Regulatory Approvals................................................................
  Conditions of the Mergers...........................................................
  Bank Land/VBC Stock Option Agreement................................................
  Bank Land Shareholders' Dissenters' Rights..........................................
  Bank Shareholders' Dissenters' Rights...............................................
  Summary of Federal Income Tax Considerations........................................
     Tax Consequences of Bank Land Merger.............................................
     Tax Consequences of the Bank Merger..............................................
  Summary of VBC 1996 Series A Preferred Stock........................................
  Summary of VBC Contingent Warrants..................................................
  Resales of Securities Received in the Mergers.......................................
  Accounting Treatment................................................................
  Operations of Bank Land and the Bank After the Mergers..............................
  Financial Information...............................................................
RISK FACTORS..........................................................................
SPECIAL MEETINGS OF BANK LAND, THE BANK AND VBC SHAREHOLDERS..........................
  General.............................................................................
  Purpose of Special Meetings.........................................................
     Bank Land Special Meeting........................................................
     Bank Special Meeting.............................................................

                                                                                        PAGE
                                                                                        ----
     VBC Special Meeting..............................................................
  Quorum and Voting Rights............................................................
     Bank Land Special Meeting........................................................
     Bank Special Meeting.............................................................
     VBC Special Meeting..............................................................
  Recommendations of Bank Land, the Bank and VBC Boards...............................
     Bank Land Board..................................................................
     Bank Board.......................................................................
     VBC Board........................................................................
THE MERGERS...........................................................................
  Background of and Reasons for the Mergers...........................................
  Recommendation of the VBC Board.....................................................
  Allocation of the Final Purchase Price..............................................
  Fairness Opinions of Bank Land and the Bank Financial Advisor.......................
  Summary of Wallach Financial Analysis of Offering Price.............................
     Pricing Multiples Implied by Final Purchase Price................................
     Comparison of Offers.............................................................
     Comparable Merger Analysis.......................................................
     Public Comparable Analysis and Stock Trading History.............................
     Conclusion.......................................................................
  Conversion Ratios...................................................................
     Bank Land........................................................................
     The Bank.........................................................................
  Stock Certificate Exchange..........................................................
  Interests of Chairman of the Board and President of Bank Land and the Bank in the
     Mergers..........................................................................
  Conditions of the Mergers...........................................................
  Regulatory Approvals................................................................
  Effective Time and Consummation of the Mergers......................................
  Conduct of Business Pending the Mergers.............................................
  Waiver and Amendment; Termination...................................................
  Resales of Securities Received in the Mergers.......................................
  Accounting Treatment................................................................
  Operations of Bank Land and the Bank After the Mergers..............................
  Certain Federal Income Tax Considerations...........................................
  Rights of Bank Land and the Bank Dissenting Shareholders............................
     Bank Land........................................................................
     The Bank.........................................................................
  Bank Land/VBC Stock Option Agreement................................................
  Expenses............................................................................
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS AND SELECTED COMPARATIVE
  AND PRO FORMA FINANCIAL DATA........................................................
  PRO FORMA COMBINED BALANCE SHEET....................................................
     Pro Forma Adjustments............................................................
  PRO FORMA COMBINED STATEMENT OF OPERATIONS..........................................
  PRO FORMA COMBINED STATEMENT OF OPERATIONS..........................................
     Pro Forma Adjustments............................................................
SELECTED PRO FORMA FINANCIAL DATA.....................................................
SELECTED CONSOLIDATED FINANCIAL DATA OF VBC...........................................
SELECTED PER SHARE INFORMATION FOR BANK LAND CO. AND SOUTHWEST STATE BANK.............

                                                                                        PAGE
                                                                                        ----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  OF VBC..............................................................................
  Overview............................................................................
  Net Interest Income.................................................................
  Asset/Liability Management..........................................................
  Investing Activities................................................................
  Comparison of Balance Sheets........................................................
  Results of Operations...............................................................
     Three months ended March 31, 1996 compared to three months ended March 31,
      1995............................................................................
     1995 compared to 1994............................................................
     1994 compared to 1993............................................................
  Allowance for Loan Losses...........................................................
  Effects of Inflation and Changing Prices............................................
  New Accounting Pronouncements.......................................................
BUSINESS OF VBC.......................................................................
  General.............................................................................
  Market Area Served..................................................................
  Growth Strategy.....................................................................
  Operating Strategy..................................................................
  Marketing...........................................................................
  Consumer Products...................................................................
  Commercial Products.................................................................
  Loans...............................................................................
  Nonperforming Assets................................................................
  Analysis of Allowance for Loan Losses...............................................
  Investments.........................................................................
  Deposits............................................................................
  FHLB Borrowings.....................................................................
  Competition.........................................................................
  Properties..........................................................................
  Legal Proceedings...................................................................
  Employees...........................................................................
MANAGEMENT OF VBC.....................................................................
  Executive Officers and Directors....................................................
  Executive Compensation..............................................................
     Summary Compensation Table.......................................................
  Incentive Plans.....................................................................
  Certain Transactions................................................................
  Indemnification.....................................................................
SUPERVISION AND REGULATION OF VBC.....................................................
  VBC.................................................................................
  Vectra..............................................................................
  Changing Regulatory Structure.......................................................
  Effect on Economic Environment......................................................
PRINCIPAL SHAREHOLDERS OF VBC.........................................................
DESCRIPTION OF VBC 1996 SERIES A PREFERRED STOCK......................................
  General.............................................................................
  Relation to VBC Contingent Warrants.................................................
  Rank................................................................................
  Dividend Rights.....................................................................
  Liquidation Preference..............................................................

                                                                                        PAGE
                                                                                        ----
  Voting Rights.......................................................................
  Optional Redemption.................................................................
  Rights of Conversion................................................................
  One-Time Right of 1996 Series A Preferred Stockholders to Request Conversion........
  General Provisions Regarding Redemption and Conversion..............................
DESCRIPTION OF VBC CONTINGENT WARRANTS................................................
  General.............................................................................
  Conditions and Procedures for Issuance of Shares....................................
  Other Provisions....................................................................
DESCRIPTION OF OTHER VBC CAPITAL STOCK................................................
  VBC Common Stock....................................................................
  Preferred Stock.....................................................................
  VBC 1994 Preferred Stock............................................................
     General..........................................................................
     Rank.............................................................................
     Dividend Rights..................................................................
     Liquidation Preference...........................................................
     Voting Rights....................................................................
     Optional Redemption..............................................................
     Mandatory Redemption.............................................................
  Transfer Agent and Registrar........................................................
SHARES OF VBC ELIGIBLE FOR FUTURE SALE................................................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  OF BANK LAND AND THE BANK...........................................................
     Asset/Liability Management.......................................................
  Results of Operations...............................................................
     Three Months Ended March 31, 1996 Compared to Three Months Ended March 31,
      1995............................................................................
     1995 Compared to 1994............................................................
     Net Interest Income..............................................................
     Non-interest Income..............................................................
     Non-interest Expense.............................................................
     Income Taxes.....................................................................
     New Accounting Pronouncements....................................................
BUSINESS OF BANK LAND AND THE BANK....................................................
  General.............................................................................
  Market Areas Served.................................................................
  Operating and Business Strategies...................................................
  Loans...............................................................................
  Non-Performing Assets...............................................................
  Analysis of Allowance for Loan Losses...............................................
  Investment Securities...............................................................
  Deposits............................................................................
  Return on the Bank Equity and Assets................................................
  Competition.........................................................................
  The Bank Facility...................................................................
  Legal Proceedings...................................................................
  Employees...........................................................................
  Information Concerning the President and Chairman of the Board of Bank Land and the
     Bank.............................................................................
PRINCIPAL SHAREHOLDERS OF BANK LAND AND THE BANK......................................
  Bank Land...........................................................................
  The Bank............................................................................

                                                                                        PAGE
                                                                                        ----
COMPARATIVE RIGHTS OF BANK LAND AND BANK SHAREHOLDERS.................................
  Authorized Capital Stock............................................................
     Bank Land........................................................................
     The Bank.........................................................................
     VBC..............................................................................
  Voting Requirements; Cumulative Voting; Preemptive Rights; and Limitation on
     Director Liability...............................................................
DEADLINE FOR VBC SHAREHOLDER PROPOSALS................................................
LEGAL MATTERS.........................................................................
EXPERTS...............................................................................
VECTRA BANKING CORPORATION AND SUBSIDIARIES -- CONSOLIDATED FINANCIAL STATEMENTS March
  31, 1996 and December 31, 1995, 1994 and 1993.......................................
BANK LAND COMPANY AND SUBSIDIARY -- CONSOLIDATED FINANCIAL STATEMENTS March 31, 1996
  and December 31, 1995 and 1994......................................................
SOUTHWEST STATE BANK -- FINANCIAL STATEMENTS March 31, 1996 and December 31, 1995 and
  1994................................................................................
APPENDIX A   -- Agreement and Plan of Merger Dated as of the 26th day of December, 1995,
                as amended on April 3, 1996, and May 22, 1996, among Vectra Banking
                Corporation, Vectra Bank, Bank Land Co. and Southwest State Bank
APPENDIX B   -- Article 113 of the Colorado Business Corporation Act governing rights of dissenting shareholders of Bank Land Co.
APPENDIX C   -- Section 11-4-105 of the Colorado Banking Code of 1957, as amended, governing rights of dissenting shareholders of Southwest State Bank
APPENDIX D   -- Fairness Opinion of The Wallach Company, Inc. regarding Bank Land Co.
APPENDIX E   -- Fairness Opinion of The Wallach Company, Inc. regarding Southwest State
                Bank
APPENDIX F   -- Statement Establishing Vectra Banking Corporation Series of $100 Series A
                Convertible Preferred Stock
APPENDIX G   -- Form of VBC Contingent Warrant to Receive Vectra Banking Corporation
                Common Stock
APPENDIX H   -- Form of Affiliate Letter -- Bank Land Co. and Southwest State Bank

                                    GLOSSARY

     As used in this Prospectus/Joint Proxy Statement, the following are the meanings for the terms set forth below:

     "Adjusted Bank Land Final Purchase Price" means the Bank Land Final Purchase Price less the Bank Land Preferred Stock Payment.

     "Allocation Percentage" is used to allocate the Final Purchase Price between the Bank and Bank Land and shall equal: [[[[Final Purchase Price - Parent Value] X .9214] + Parent Value] + Final Purchase Price].

     "Bank" means Southwest State Bank.

     "Bank Board" means the Board of Directors of the Bank.

     "Bank Common Stock" means the shares of common stock, $10.00 par value, of the Bank outstanding as of the Effective Time.

     "Bank Dissenting Shareholder" means a Bank Shareholder that has voted against approval of the Bank Merger at the Bank Special Meeting and has not waived the right to dissent under Section 11-4-105 of the CBC as of the Effective Time.


     "Bank Final Purchase Price" means the [Final Purchase Price times (one minus the Allocation Percentage)] less the sum of (a) the Wallach Bank Transaction Fee and (b) a pro rata portion, based on the Bank's Allocation Percentage, of (i) any excess expenses of the Mergers payable by the Bank and Bank Land Shareholders under the terms of Section 9.1(b) of the Merger Agreement, and (ii) any excess payments to Wallach payable by the Bank and Bank Land Shareholders under the terms of Section 9.1(b) of the Merger Agreement.


     "Bank Merger" means the merger of the Bank with and into Vectra, pursuant to Section 11-4-102 of the CBC.

     "Bank Merger Consideration" means the 1996 Series A Preferred Stock and cash into which the Bank Common Stock is converted pursuant to the Bank Merger.

     "Bank Non-Dissenting Shareholders" means all Bank Shareholders as of the Effective Time other than Bank Dissenting Shareholders.

     "Bank Record Date" means             , 1996.


     "Bank Shareholders" means all holders of the Bank Common Stock as of the Effective Time, and "Bank Shareholder" means one holder of Bank Common Stock.



     "Bank Special Meeting" means the             , 1996 special meeting of Bank
Shareholders to be held for the purpose of approving the Merger Agreement and the Bank Merger contemplated thereby.


     "Bank Land" means Bank Land Co.

     "Bank Land Board" means the Board of Directors of Bank Land.

     "Bank Land Common Stock" means the shares of Class A and Class B Common Stock, no par value, of Bank Land outstanding as of the Effective Time.

     "Bank Land Dissenting Shareholder" means a shareholder of Bank Land Common Stock that did not vote in favor of the Bank Land Merger at the Bank Land Special Meeting and submitted a written notice of intent to demand payment pursuant to Section 7-113-202 of the CBCA and, as of the Effective Time, has not withdrawn or lost such right to demand payment pursuant to Section 7-113-204(1) of the CBCA.


     "Bank Land Final Purchase Price" means the [Final Purchase Price times the Allocation Percentage], less the sum of (a) the Wallach Bank Land Transaction Fee and (b) a pro rata portion, based on Bank Land's Allocation Percentage, of
(i) any excess expenses of the Mergers payable by the Bank and Bank Land

Shareholders under the terms of Section 9.1(b) of the Merger Agreement and (ii) any excess payments to Wallach payable by Bank and Bank Land Shareholders under the terms of Section 9.1(b) of the Merger Agreement.


     "Bank Land Merger" means the merger of Bank Land with and into Vectra, pursuant to Section 7-111-101 of the CBCA and Section 11-4-102 of the CBC.

     "Bank Land Merger Consideration" means the 1996 Series A Preferred Stock and cash into which the Bank Land Common Stock and Bank Land Preferred Stock is converted pursuant to the Bank Land Merger.

     "Bank Land Non-Dissenting Shareholders" means all holders of Bank Land Common Stock other than Bank Land Dissenting Shareholders.

     "Bank Land Preferred Stock" means the Preferred Stock of Bank Land outstanding as of the Effective Time, 100% of which is currently owned by, and as of the Effective Time will be owned by, Gary A. Mosko.

     "Bank Land Preferred Stock Payment" means an amount equal to the product of .075 times the Bank Land Final Purchase Price, which amount will be rounded up or down to nearest whole dollar.

     "Bank Land Preferred Stock Shareholder" means Gary A. Mosko.

     "Bank Land Shareholders" means all holders of Bank Land Common Stock and Bank Land Preferred Stock and "Bank Land Shareholder" means one holder of Bank Land Common Stock or Bank Land Preferred Stock as of the Effective Time.




     "Bank Land Record Date" means             , 1996.


     "Bank Land Special Meeting" means the             , 1996 special meeting of
Bank Land Shareholders to be held for the purpose of approving the Merger Agreement and the Bank Land Merger contemplated thereby.

     "Base Purchase Price" means Twenty-One Million Six Hundred Thousand Dollars ($21,600,000).

     "BHC Act" means the Banking Holding Company Act of 1956, as amended.

     "Board of Governors" means Board of Governors of the Federal Reserve
System.

     "CBC" means the Colorado Banking Code of 1957, as amended.

     "CBCA" means the Colorado Business Corporation Act.

     "Closing" means the closing of the Mergers.

     "Closing Date" means the date the Closing occurs.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Effective Time" means the time and date the Bank Land Merger and the Bank Merger become effective as set forth in the Articles of Merger duly executed by the parties thereto and filed with the Secretary of State of the State of Colorado.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" means American Securities Transfer, Inc. or such other person designated by VBC to perform the duties of exchange agent provided for in the Merger Agreement.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "FHLB" means the Federal Home Loan Bank of Topeka.

     "Final Purchase Price" means the Base Purchase Price plus 7% per annum times the Base Purchase Price commencing on the date of the Merger Agreement (December 26, 1995) and ending on the Effective Time.

     "GAAP" means generally accepted accounting principles.

     "IRS" means the Internal Revenue Service.


     "Merger Agreement" means the Agreement and Plan of Merger dated December 26, 1995, among VBC, Vectra, Bank Land and the Bank, as amended dated April 3, 1996 and May 22, 1996.


     "Mergers" means the Bank Merger and the Bank Land Merger, collectively.

     "Month End" means the last day of the month preceding the month in which the Closing occurs.

     "Parent Value" means the shareholders' equity as set forth on the Bank Land balance sheet prepared as of Month End and prepared in accordance with GAAP except that (i) the value of Bank Land's investment in the Bank will be excluded from such balance sheet and (ii) Bank Land's investment in land and improvements will be reflected at $1,250,000 rather than at book value.


     "Registration Statement" means the registration statement of VBC on Form S-4 (of which this Prospectus/Joint Proxy Statement is a part) filed with the SEC under the Securities Act with respect to the 1996 Series A Preferred Stock and VBC Contingent Warrants issuable in connection with the Mergers.


     "SBA" means the United States Small Business Administration.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.


     "Special Meetings" means the Bank Land Special Meeting, the Bank Special Meeting and the VBC Special Meeting, collectively.


     "Wallach" means The Wallach Company, Inc., outside financial advisor to both Bank Land and the Bank.

     "Wallach Bank Transaction Fee" means the Transaction Fee payable to Wallach, as such Transaction Fee is defined in the Letter Agreement dated January 4, 1996, between Wallach and the Bank, such fee to be paid in cash.


     "Wallach Bank Land Transaction Fee" means the Transaction Fee payable to Wallach, as such Transaction Fee is defined in the Letter Agreement dated February 7, 1995 between Wallach and Bank Land, which fee shall be net of the monthly payments and expense reimbursements paid by Bank Land to the extent permitted under Section 9.1(b)(ii) of the Merger Agreement, such fee to be paid in cash.


     "VBC" means Vectra Banking Corporation.


     "VBC Board" means the Board of Directors of VBC.


     "VBC Common Stock" means the Common Stock, $.01 par value per share of VBC.


     "VBC Contingent Warrants" means the VBC contingent warrants to receive shares of VBC Common Stock as set forth in Appendix G.


     "VBC Record Date" means             , 1996.

     "VBC Shareholders" means all holders of VBC Common Stock.


     "VBC Special Meeting" means the             , 1996 special meeting of VBC
shareholders to be held for the purpose of approving the issuance of VBC securities pursuant to the Merger Agreement.


     "Vectra" means Vectra Bank.


     "1996 Series A Preferred Stock" means the $100 1996 Series A Convertible Preferred Stock of VBC, $.10 par value.

                  SUMMARY OF PROSPECTUS/JOINT PROXY STATEMENT

     The following is a summary of certain information contained in this Prospectus/Joint Proxy Statement. This summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus/Joint Proxy Statement and the Appendices hereto. Shareholders of Bank Land, the Bank and VBC are urged to read carefully this Prospectus/Joint Proxy Statement and the attached Appendices in their entirety.


SPECIAL MEETINGS OF BANK LAND SHAREHOLDERS, THE BANK SHAREHOLDERS AND VBC SHAREHOLDERS



     BANK LAND. The Bank Land Special Meeting will be held at 1380 South Federal
Boulevard, Denver, Colorado, on             , 1996, at 9:00 a.m., Mountain Time,
to consider and to vote upon a proposal to approve and adopt the Merger Agreement and the related Bank Land Merger contemplated thereby and such other matters as may properly be brought before the Bank Land Special Meeting. See "Special Meetings of Bank Land, the Bank and VBC Shareholders."



     THE BANK. The Bank Special Meeting will be held at 1380 South Federal
Boulevard, Denver, Colorado, on             , 1996, at 10:30 a.m., Mountain
Time, to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Bank Merger contemplated thereby and such other matters as may properly be brought before the Bank Special Meeting. See "Special Meetings of Bank Land, the Bank and VBC Shareholders."



     VBC. The VBC Special Meeting will be held at        , Denver, Colorado, on
            , 1996, at 9:00 a.m., Mountain Time, to consider and vote upon a proposal to approve the issuance of VBC securities pursuant to the Merger Agreement and such other matters as may properly be brought before the VBC Special Meeting. See "Special Meetings of Bank Land, the Bank and VBC Shareholders."


QUORUM AND VOTING RIGHTS


     BANK LAND. The presence, in person or by proxy, of the holders of a majority of the Bank Land Class A Common Stock, Class B Common Stock, and Preferred Stock is necessary to constitute a quorum at the Bank Land Special Meeting. The Bank Land Record Date for determining shareholders entitled to notice of, and to vote at, the Bank Land Special Meeting is the close of
business on May   , 1996. As of the Bank Land Record Date, the following three classes of Bank Land capital stock were issued and outstanding: (i) 334,833 shares of Class A Common Stock, (ii) 10,000 shares of Class B Common Stock, and
(iii) 100,000 shares of Bank Land Preferred Stock. Each of such classes is entitled to vote separately on the Merger Agreement and each share within each class is entitled to one vote. The affirmative vote of the holders of two-thirds of the outstanding shares of Bank Land Class A Common Stock, Class B Common Stock and Preferred Stock, each voting separately as a class, is required to approve the Merger Agreement and the related Bank Land Merger. See "Special Meetings of Bank Land, the Bank and VBC Shareholders -- Quorum and Voting Rights."



     Bank Land believes that the two-thirds vote on the Merger Agreement and the related Bank Land Merger is virtually assured. Bank Land's two Board members, Gary A. Mosko and James A. Lustig, beneficially own a total of 154,654 shares (46.2%) of the outstanding shares of the Class A Common Stock and Mr. Mosko owns all of the outstanding shares of the Class B Common Stock and the Bank Land Preferred Stock. Mr. Mosko and Mr. Lustig have each agreed as a part of the Merger Agreement to vote all shares of Bank Land capital stock beneficially owned by them in favor of the Merger Agreement and the Bank Land Merger. In addition, the two sisters of Mr. Mosko, the two sisters of Mr. Lustig and Elliot and Ruth Handler, as trustees of the Elliot and Ruth Handler Living Trust UTD, collectively owning an aggregate of 128,435 shares (38.4%) of the outstanding shares of Class A Common Stock, have shown a strong inclination to vote in favor of the Merger Agreement and the Bank Land Merger. See "Principal Shareholders of Bank Land and the Bank -- Bank Land."



     Notwithstanding the virtual certainty that the two-thirds vote requirement for approval of the Merger Agreement and the related Bank Land Merger will be satisfied at the Bank Land Special Meeting and that, therefore, the favorable vote by the holders of the remaining outstanding shares of Class A Common Stock will not be necessary for approval of the proposal, such Bank Land Shareholders will have the opportunity to vote on the proposal. As noted under "The
Mergers -- Rights of Bank Land and the Bank Dissenting Shareholders -- Bank Land," Bank Land Shareholders may dissent from the Bank Land Merger and obtain payment of the fair value of their shares under Article 113 of the CBCA, if and when the Bank Land Merger is effectuated. Any Bank Land Shareholder who votes his or her shares of Bank Land Class A Common Stock in favor of the Merger Agreement and the related Bank Land Merger will not be entitled to demand payment for his or her shares under Article 113.



     THE BANK. The presence, in person or by proxy, of the holders of a majority of the outstanding Bank Common Stock is necessary to constitute a quorum at the Bank Special Meeting. The Bank Record Date for determining shareholders entitled to notice of and to vote at the Bank Special Meeting is the close of business on
            , 1996. As of such date there were issued and outstanding 150,000 shares of Bank Common Stock, each of which is entitled to one vote. The affirmative vote of the holders of two-thirds of the outstanding shares of Bank Common Stock is required to approve the Merger Agreement and the related Bank Merger. See "Special Meetings of Bank Land, the Bank and VBC
Shareholders -- Quorum and Voting Rights."


     The two-thirds vote on the Merger Agreement and the Bank Merger is virtually assured. Bank Land owns 138,211.96 shares (92.14%) of the outstanding shares of Bank Common Stock. Bank Land intends to vote all of those shares in favor of the Merger Agreement and the related Bank Merger. Gary A. Mosko and James A. Lustig and family trusts controlled by them collectively own an additional 1,354.74 shares (.9%) of the outstanding shares of Bank Common Stock. These shares will also be voted in favor of the proposal.


     Notwithstanding the certainty that the two-thirds vote requirement for approval of the Merger Agreement and the related Bank Merger will be satisfied at the Bank Special Meeting and that, therefore, the favorable vote by the holders of the remaining outstanding shares of the Bank Common Stock will not be necessary for approval of the proposal, such Bank Shareholders will have the opportunity to vote on the proposal at the Bank Special Meeting. As noted under "The Mergers -- Rights of Bank Land and the Bank Dissenting Shareholders -- the Bank," Bank Shareholders will be entitled to receive the value of their shares of Bank Common Stock if and when the Bank Merger becomes effective subject to compliance with Section 11-4-105 of the CBCA. Any Bank Shareholder who does not vote against the Merger Agreement and the related Bank Merger at the Bank Special Meeting will not be entitled to exercise those rights.



     VBC. The presence, in person or by proxy, of the holders of a majority of the outstanding VBC Common Stock is necessary to constitute a quorum at the VBC Special Meeting. The VBC Record Date for determining shareholders entitled to notice of and to vote at the VBC Special Meeting is the close of business on
            , 1996. As of such date there were issued and outstanding 3,195,279 shares of VBC Common Stock, each of which is entitled to one vote. The affirmative vote of the holders of a majority of a quorum of VBC Common Stock is required to approve the issuance of VBC securities pursuant to the Merger Agreement. See "The Mergers -- Special Meetings of Bank Land, the Bank and VBC Shareholders -- Quorum and Voting Rights."



THE PARTIES



     VBC AND VECTRA. VBC, with a total of 11 banking locations, is the third largest independent Colorado-based bank holding company. VBC was founded in 1988 by two senior banking executives who, together with a small group of investors, provided $9.8 million in initial capital to VBC. VBC's initial objective was to acquire several strategically located but underperforming banks and transform them into a banking system that would provide a broad package of products and services to its customers and growth potential to its shareholders. In 1989, VBC acquired its initial eight locations having total assets of $156 million, and in 1991 acquired a ninth location with total assets of $6 million. In early 1994, VBC completed a public offering of 923,770 shares of VBC Common Stock and 805,000 shares of VBC 1994 preferred stock, with net proceeds totaling approximately $11.6 million. In November 1995, VBC acquired First Denver Corporation, a bank holding company whose primary operation was First National Bank of Denver, which is now VBC's eleventh banking location. At March 31, 1996, VBC had total consolidated assets of approximately $419 million and shareholders' equity of approximately $31.0 million.


     VBC intends to continue to pursue a growth strategy, with the goal of maintaining and expanding a well-capitalized, customer-focused financial institution. Management believes that the executive management team, distribution network and operational systems support are in place to achieve this goal. VBC expects to continue its growth strategy during the next few years through a combination of internal growth and acquisitions. Management of Vectra also believes that increased consolidation and regulatory burdens are likely to lead owners of community banks, such as the Bank, to explore the possibility of a combination with a broader-based bank holding company such as VBC.

     VBC's operating strategy is to continue to build a growing, profitable community banking network. The principal elements of this strategy are (i) focusing on the financial service needs of consumers and small-to-medium-size businesses by combining the elements of service traditionally found in community banks with product lines typically found in large banks, (ii) emphasizing high quality customer service in all aspects of operations, (iii) maintaining high asset quality and (iv) achieving efficiencies through centralized administrative and support functions.


     Vectra is a Colorado banking corporation which is wholly-owned by VBC. Vectra is VBC's only bank subsidiary. See "Business of VBC." Neither VBC, Vectra nor any of its officers, directors and principal shareholders is affiliated with Bank Land, the Bank or their affiliates. Gary A. Mosko, the President and Chairman of the Board of Bank Land and the Bank, owns 2,000 shares of VBC Common Stock.



     BANK LAND AND THE BANK. Bank Land is a bank holding company whose sole activity is the ownership and operation of the Bank. Bank Land has no other subsidiaries. Bank Land's principal assets consist of its 92.14% interest in the Bank. Bank Land acquired this interest in 1967. The remaining 7.86% interest in the Bank is owned by approximately 30 shareholders, substantially all of whom were shareholders of the Bank prior to Bank Land's purchase of its interest in the Bank. As of March 31, 1996, Bank Land had total consolidated assets of approximately $111 million and shareholders' equity of approximately $13.7 million.


     The Bank was organized as a Colorado state bank in 1959 and has operated in its current location on South Federal Boulevard since 1961. The Bank offers general commercial banking services to its customers. See "Business of Bank Land and the Bank." Neither Bank Land, the Bank nor any of its officers, directors and principal shareholders is affiliated with VBC, Vectra or their affiliates.

SHARE PRICES

     VBC. The following table sets forth, for the periods indicated, the high and low closing prices per share of VBC Common Stock as reported on the Nasdaq National Market. Vectra Common Stock began trading on the Nasdaq National Market on March 24, 1994. These quotations represent the prices between dealers and do not include retail mark ups, mark downs or commissions and may not represent actual transactions.


        1994                                                          HIGH       LOW
        ----                                                         ------     ------
          First Quarter............................................  $ 9.00     $ 8.50
          Second Quarter...........................................   10.75       8.50
          Third Quarter............................................   13.25      10.63
          Fourth Quarter...........................................   13.25       9.88



        1995                                                          HIGH       LOW
        ----                                                         ------     ------
          First Quarter............................................  $10.63     $ 9.00
          Second Quarter...........................................   10.50       9.50
          Third Quarter............................................   12.00      10.25
          Fourth Quarter...........................................   12.25      10.13



        1996                                                          HIGH       LOW
        ----                                                         ------     ------
          First Quarter............................................  $13.25     $11.00

     On December 22, 1995, the last trading day before the announcement of the planned Mergers, the closing price of the VBC Common Stock as reported on the Nasdaq National Market was $10.50 per share. On May 22, 1996, the closing price of VBC Common Stock as reported on the Nasdaq National Market was $12.25 per share.


     VBC's policy is to retain its earnings to support the growth of its business. The VBC board of directors has never declared cash dividends on the VBC Common Stock and does not plan to do so in the foreseeable future. Further, the ability of VBC to pay cash dividends largely depends on the amount of cash dividends paid to it by Vectra. Capital distributions, including dividends, by Vectra are subject to federal and state regulatory restrictions tied to each institution's earnings and capital. See "Supervision and Regulation of VBC -- Vectra." See "Description of VBC 1996 Series A Preferred Stock" for information regarding the dividend rights of the holders of VBC 1996 Series A Preferred Stock" and "Description of Other VBC Capital Stock -- VBC 1994 Preferred Stock" for information regarding the dividend rights of the holders of VBC's 1994 Preferred Stock.

     Bank Land and Bank Shareholders are advised to obtain current market quotations for the VBC Common Stock. No assurance can be given concerning the market price of the VBC Common Stock before or after the Closing. The market price of the VBC Common Stock will fluctuate between the date of this Prospectus/Joint Proxy Statement and the date of the Closing.


     BANK LAND AND THE BANK. There is no trading market for Bank Land or the Bank Common Stock. Neither Bank Land nor the Bank is aware of any trades in its Common Stock for at least the past several years. Accordingly neither Bank Land nor the Bank is aware of any information with respect to trading prices for its securities.


SUMMARY OF THE CONSIDERATION TO BE RECEIVED IN THE MERGERS

     THE FINAL PURCHASE PRICE

     The Final Purchase Price consists of $21,600,000 plus 7% per year times such amount between December 26, 1995 (the date of the Merger Agreement) and actual Closing.


     The Final Purchase Price, assuming that the Closing occurs on June 30, 1996, is estimated at $22,356,000, for 100% of Bank Land Common Stock and Preferred Stock and 100% of the Bank Common Stock. The Final Purchase Price will be more or less than the estimated amount depending upon the actual Closing Date. It is currently expected that the closing will be between June 15 and June 30, 1996. If the closing were to be on June 30, 1996 and if the total of the Wallach Bank Land and Bank Transaction Fees and other costs, if any, to be deducted from the Final Purchase Price were $327,000 then the sum of the Bank and Bank Land Final Purchase Prices would be approximately $22,029,000 with $11,037,000 (50.1%) payable in the form of 110,370 shares of 1996 Series A Preferred Stock and $10,992,000 (49.9%) payable in cash. See "The
Mergers -- Conversion Ratios."



     Because Bank Land's principal assets are 92.14% of the Bank Common Stock and the building and land occupied by the Bank, the Final Purchase Price will be apportioned to the Bank Land Shareholders based on Bank Land's ownership of the Bank plus the appraised value of the building and land, and the remainder of the Final Purchase Price will be apportioned to the Bank Shareholders, other than Bank Land. Assuming the closing assumptions set forth in the preceding paragraph, the Final Purchase Price allocated to Bank Land Shareholders and Bank Shareholders (other than Bank Land) will be $20,448,000 and $1,581,000, respectively. See "The Mergers -- Allocation of the Final Purchase Price."





     As noted above, the actual Final Purchase Price to Bank Land Shareholders and Bank Shareholders will depend upon the amount of appreciation accrued on the $21,600,000 Base Purchase Price up to Closing. The actual allocation of the Final Purchase Price will depend upon the appraised value at that time of the building and land owned by Bank Land, because the other factors pertaining to the allocation will not change.

     CONVERSION RATIOS


     By virtue of the Bank Land Merger and the Bank Merger each share of Bank Land stock, and each share of the Bank stock, issued and outstanding at the Effective Time (other than shares which dissent to the Mergers) will be converted into shares of 1996 Series A Preferred Stock and cash in the following manner:


                                   BANK LAND


     The Bank Land Preferred Stock Shareholder will receive the Bank Land Preferred Stock Payment, and the holders of Bank Land Common Stock will receive the Adjusted Bank Land Final Purchase Price, in each case, payable 50.1% in 1996 Series A Preferred Stock (valued at $100 per share) and 49.9% in cash.


     Distribution of the Bank Land Final Purchase Price between the Preferred Shareholder and Common Shareholders (assuming there are no dissenting shareholders) will be as follows:


                                                             1996 SERIES A
                                                            PREFERRED STOCK
                                                           (ASSUMED VALUE OF
                                                            $100 PER SHARE)
                                                         ----------------------
                                            TOTAL        SHARES        VALUE           CASH
                                         -----------     -------     ----------     ----------
    Bank Land Final Purchase Price.....  $20,448,000
    Bank Land Preferred Stock Payment
      at 7.5% of Bank Land Final
      Purchase Price...................  $ 1,533,600       7,683     $  768,300     $  765,300
      Per share of Bank Land Preferred
         Stock based on 100,000 shares
         outstanding...................  $     15.33     .076830     $     7.68     $     7.65
    Adjusted Bank Land Final Purchase
      Price............................  $18,914,400      94,761     $9,476,100     $9,438,300
      Per share of Bank Land Common
         Stock based on 344,833 shares
         outstanding...................  $     54.85     .274803     $    27.48     $    27.37



     To the extent there are Bank Land Dissenting Shareholders, the 1996 Series A Preferred Stock equal to 50.1% of the Adjusted Bank Land Final Purchase Price will be apportioned among the Bank Land Non-Dissenting Shareholders based on their respective percentage ownership. As a result, if there are Bank Land Dissenting Shareholders, Bank Land Non-Dissenting Shareholders will receive proportionately more 1996 Series A Preferred Stock and less cash.




     Bank Land Dissenting Shareholders will receive all cash for their shares. See "The Mergers -- Conversion Ratios" and "Rights of Bank Land and Bank Dissenting Shareholders -- Bank Land."

                                    THE BANK


     The Bank Shareholders (other than Bank Land) as of the Effective Time will receive in the aggregate the Bank Final Purchase Price comprised of 50.1% in 1996 Series A Preferred Stock (valued at $100 per share) and 49.9% in cash.

     Such 1996 Series A Preferred Stock and cash will be distributed to the Bank Shareholders (other than Bank Land) as follows:


                                                               1996 SERIES A
                                                              PREFERRED STOCK
                                                             (ASSUMED VALUE OF
                                                              $100 PER SHARE)
                                                            --------------------
                                               TOTAL        SHARES       VALUE         CASH
                                             ----------     -------     --------     --------
    Bank Final Purchase Price..............  $1,581,000       7,921     $792,100     $788,900
    Per share of Bank Common Stock based on
      11,788.04 shares outstanding.........  $   134.12     .671952     $  67.20     $  66.92



     To the extent there are Bank Dissenting Shareholders, the 1996 Series A Preferred Stock equal to 50.1% of the Bank Final Purchase Price will be apportioned among the Bank Non-Dissenting Shareholders based on their respective percentage ownership. As a result, if there are Bank Dissenting Shareholders, Bank Non-Dissenting Shareholders will receive proportionately more 1996 Series A Preferred Stock and less cash.

     Any Bank Dissenting Shareholder who withdraws or loses his or her right to dissent to the Bank Merger following the Effective Time will receive his or her individual share of the Bank Final Purchase Price in the form of 1996 Series A Preferred Stock (50.1%) and cash (49.9%). Any Bank Dissenting Shareholder who perfects his or her dissenter's rights will receive all cash for his or her shares of the Bank Common Stock. See "The Mergers -- Rights of Dissenting Bank Land and Bank Shareholders -- the Bank."

EFFECT OF THE MERGER AGREEMENT; EFFECTIVE TIME


     Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals, the expiration of all waiting periods in respect thereof, and the approval of the Merger Agreement by the Bank Land Shareholders and Bank Shareholders, upon consummation of the Mergers, both Bank Land and the Bank will cease to exist as separate entities, and Bank Land Shareholders and Bank Shareholders will become holders of the 1996 Series A Preferred Stock, VBC Contingent Warrants and receive cash. The terms of and conditions to the Mergers are contained in the Merger Agreement, a copy of which is attached to this Prospectus/Joint Proxy Statement as Appendix A and incorporated herein by reference. The description in this Prospectus/Joint Proxy Statement of the terms of the Merger Agreement is qualified in its entirety by, and made subject to, the text of the Merger Agreement. Bank Land Shareholders, the Bank Shareholders and VBC Shareholders are encouraged to read the Merger Agreement in its entirety.


     The Effective Time of the Mergers will occur upon filing articles of merger with the Secretary of State of Colorado with respect to the Mergers. The Merger Agreement provides that the parties thereto will cause articles of merger to be filed as soon as practicable after each of the conditions to consummation of the Mergers has been satisfied or waived, but in no event later than three business days following the Closing. See "The Mergers -- Conditions of the Mergers" and "-- Regulatory Approvals." The Mergers cannot become effective until the shareholders of Bank Land and the Bank have approved and adopted the Merger Agreement, all required regulatory approvals and actions have been obtained and taken and all statutory waiting periods have expired. See "The
Mergers -- Effective Time and Consummation of the Mergers."


RECOMMENDATION OF BANK LAND, THE BANK AND VBC BOARDS; BANK LAND, THE BANK AND VBC REASONS FOR THE MERGERS



     BANK LAND BOARD. The Bank Land Board (consisting of two members, Gary A. Mosko and James A. Lustig) has unanimously approved the Merger Agreement and has determined that the Bank Land Merger is fair to, and in the best interests of, the Bank Land Shareholders. The Bank Land Board, including Mr. Mosko, therefore, recommends that the Bank Land Shareholders vote FOR approval of the Merger Agreement and the Bank Land Merger. See "The Mergers -- Background of and Reasons for the Mergers" and "Fairness Opinions of Bank Land and Bank Financial Advisor." Also see "-- Interests of President and Chairman of the

Board of Bank Land and the Bank" for information concerning the personal interests of Mr. Mosko in the Merger Agreement and the related Mergers.



     BANK BOARD. The Bank Board (consisting of five members, including Gary A. Mosko and James A. Lustig) has unanimously approved the Merger Agreement and has determined that the Bank Merger is fair to, and in the best interests of, the Bank Shareholders. The Bank Board, including Mr. Mosko, therefore, recommends that the Bank Shareholders vote FOR approval of the Merger Agreement and the Bank Merger. See "The Mergers -- Background of and Reasons for the Mergers" and "Fairness Opinions of Bank Land and Bank Financial Advisor." Also see
"-- Interests of President and Chairman of the Board of Bank Land and the Bank" for information concerning the personal interests of Mr. Mosko in the Merger Agreement and the related Mergers.



     BANK LAND'S AND THE BANK'S REASONS FOR THE MERGERS. After careful consideration and review, the Bank Land Board and the Bank Board reached their respective decisions based on an analysis of following critical factors: With the rapidly changing environment in the banking industry, Bank Land and the Bank would benefit from an association with a larger banking organization; a business combination with a larger bank holding company would likely be the most advantageous method for maximizing respective shareholder values; Vectra's offer provides greater economic value to Bank Land Shareholders and Bank Shareholders than Bank Land and the Bank would likely be able to generate in the foreseeable future by remaining independent; the present market and price being paid for bank stocks as a whole; the business, financial condition, results of operations, and prospects of the Bank on a stand-alone basis and a pro forma basis, assuming a combination of Bank Land and the Bank with Vectra; the Vectra offer involves a sale on a partial tax deferred basis, giving Bank Land Shareholders and Bank Shareholders the option to the extent of the stock portion of the Vectra offer of either continuing to participate as shareholders in a larger banking organization or liquidating their investment by selling their 1996 Series A Preferred Stock or by converting such stock into VBC Common Stock; the VBC Common Stock is publicly traded in the Nasdaq National Market, unlike Bank Land or the Bank Common Stock for which there is no trading market; VBC and Vectra's management abilities, and the compatibility of the Bank's and VBC's and Vectra's operating philosophies; and the respective fairness opinions of Wallach to Bank Land and the Bank, the terms of the Merger Agreement and other factors.



     VBC BOARD. The VBC Board has unanimously approved the Merger Agreement and has determined that the proposed mergers are fair to, and in the best interests of, the VBC Shareholders. The VBC Board, therefore, recommends that the VBC Shareholders vote FOR approval of the issuance of VBC securities pursuant to the Merger Agreement. See "The Mergers -- Background of and Reasons for the Mergers."



     VBC'S REASONS FOR THE MERGERS. After careful consideration and review, the VBC Board reached its decision based on an analysis of following critical factors: VBC believes that its growth strategy will be enhanced by the proposed transactions; VBC will also benefit from another well-established location to its banking network; the business, financial condition, results of operations, and prospects of VBC on a stand-alone basis and a pro forma basis, assuming a combination of Bank Land and the Bank with Vectra; VBC's and the Bank's management abilities, and the compatibility of the Bank's, VBC's and Vectra's operating philosophies; and the terms of the Merger Agreement and other factors. See "The Mergers -- Recommendation of the VBC Board."


FAIRNESS OPINIONS OF BANK LAND AND BANK FINANCIAL ADVISOR


     The Wallach Company, Inc., Denver, Colorado ("Wallach") has served as financial advisor to both Bank Land and to the Bank in connection with the Mergers and has rendered an opinion to the Bank Land Board that the Bank Land Merger Consideration is fair to Bank Land Shareholders from a financial point of view and has rendered a separate opinion to the Bank Board that the Bank Merger Consideration is fair to Bank Shareholders from a financial point of view. The respective fairness opinions of Wallach are attached as Appendices D and E to this Prospectus/Joint Proxy Statement. Bank Land Shareholders and Bank Shareholders are urged to read the respective fairness opinions in their entirety for descriptions of the procedures followed, matters considered and limitations on the reviews undertaken in connection therewith.

See "The Mergers -- Fairness Opinions of Bank Land and Bank Financial Advisor." VBC has determined that it will not seek a fairness opinion with regard to the proposal to its shareholders to approve the issuance of VBC securities pursuant to the Mergers.


INTERESTS OF PRESIDENT AND CHAIRMAN OF THE BOARD OF BANK LAND AND BANK


     In considering the recommendation of the Bank Land Board and the Bank Board with respect to the Merger Agreement, the Bank Land Shareholders and Bank Shareholders should be aware that Gary A. Mosko, President and Chairman of the Board of Bank Land and the Bank, has interests in the Mergers that are in addition to the interests of the Bank Land Shareholders and Bank Shareholders generally. On the Closing Date of the Mergers, Mr. Mosko will enter into a three-year employment agreement with Vectra providing for an annual salary of not less than $125,000. Mr. Mosko will serve as an Executive Vice President of Vectra and will also be elected to the VBC board of directors and Vectra effective on the Closing Date. Mr. Mosko will also enter into a four-year covenant not to compete ("Covenant Not to Compete") with Vectra on the Closing Date in consideration for which Mr. Mosko will receive a total payment of $540,000, payable in equal quarterly installments of $33,750. The Covenant Not to Compete covers a 50-mile radius of Vectra and provides that, in the event there is a change in control of VBC during the term of the Covenant Not to Compete, Mr. Mosko may terminate the Covenant Not to Compete on the date of such change in control, in which event Vectra must pay to Mr. Mosko the unpaid balance of the $540,000. Also, in February 1994, Bank Land issued a total of 100,000 shares of Bank Land Preferred Stock to Mr. Mosko. The terms of the Bank Land Preferred Stock provide that in the event of a sale of Bank Land, Mr. Mosko, as the holder of the Bank Land Preferred Stock, will receive 7 1/2% of the net proceeds resulting from the sale. For this purpose, net proceeds means the net amount received in consideration of the sale of Bank Land's stock after payment of commissions and expenses of sale. The Bank Land Merger constitutes a sale for purposes of the provisions of the Bank Land Preferred Stock. The estimated amount of the Bank Land Preferred Stock Payment to Mr. Mosko is approximately $1,535,000 and will be paid 50.1% in 1996 Series A Preferred Stock (approximately 7,690 shares valued at approximately $769,000) and 49.9% in cash (approximately $766,000). See "The Mergers -- Interests of Chairman of the Board and President of Bank Land and the Bank in the Mergers."



     The Bank Land Preferred Stock was issued to Mr. Mosko in February 1994 (effective January 1, 1994) pursuant to the terms of an agreement between Mr. Mosko and Bank Land (the "1994 Agreement"). The principal terms of the Bank Land Preferred Stock, i.e., the payment of 7.5% of the net proceeds resulting from a sale of Bank Land, were agreed to in July 1989 pursuant to the terms of a letter agreement (the "1989 Letter Agreement") among Mr. Mosko and the heads of the three families directly or indirectly owing substantially all of Bank Land's capital stock. The 1989 Letter Agreement provided that the payment was to be in recognition of Mr. Mosko's then 16 years of service to the Bank. The 1994 Agreement by its terms replaced the 1989 Letter Agreement and provided that the Bank Land Preferred Stock was to be issued to Mr. Mosko in recognition of his prior services. The Bank Land Preferred Stock was issued to Mr. Mosko at or about the time Bank Land was negotiating the sale of Bank Land to another bank holding company unrelated to VBC. (This proposed sale was subsequently terminated by mutual agreement.) The Bank Land Preferred Stock was created pursuant to an amendment to Bank Land's Articles of Incorporation approved by the Bank Land Shareholders in February 1994.


REGULATORY APPROVALS


     The Mergers are subject to prior approval of the Board of Governors and the FDIC. Approval from both authorities has been obtained. The Bank Merger is also subject to the approval by the Banking Board for the Division of Banking for the State of Colorado, which has been obtained. See "The Mergers -- Conditions of the Mergers."


CONDITIONS OF THE MERGERS


     The respective obligations of the parties to consummate the Mergers are subject to the satisfaction of certain conditions, including, among others, (i) receipt of all required regulatory approvals with regard to the

Mergers (which, to the knowledge of VBC, have been obtained), (ii) no adverse pending or threatened litigation with regard to the Mergers, (iii) receipt of a satisfactory tax opinion regarding the Mergers, (iv) receipt of fairness opinions from Wallach relating to Bank Land Shareholders and Bank Shareholders and (v) certain other conditions customary in transactions of this kind. A failure of such conditions to be satisfied, if not waived, would prevent consummation of the Mergers.



     If the Mergers are not effected on or before October 31, 1996, the Merger Agreement may be terminated, and the Mergers abandoned by any party upon written notice to the other parties. The parties intend to consummate the Mergers as soon as practicable after all conditions have been met or waived. See "The Mergers -- Conditions of the Mergers -- Effective Time and Consummation of the Mergers."


BANK LAND/VBC STOCK OPTION AGREEMENT

     As an inducement and a condition to VBC's entering into the Merger Agreement, VBC and Bank Land also entered into a Stock Option Agreement, dated December 26, 1995 (the "Bank Land/VBC Stock Option Agreement"), pursuant to which VBC has an option (the "Option"), upon the occurrence of certain events (none of which has yet occurred to the best of VBC and Bank Land's knowledge), to purchase up to 19.9% of the shares of Bank Common Stock held by Bank Land, at a price equal to the lesser of (i) the sales price of Bank Land Common Stock in the event shares of Bank Common Stock are sold by Bank Land or (ii) the price for Bank Land Common Stock provided for in the Merger Agreement in the event Bank Land Common Stock is sold, subject to termination within certain periods. The Bank Land/VBC Stock Option Agreement may discourage competing offers to the Mergers and is intended to increase the likelihood that the Mergers will be consummated in accordance with the terms of the Merger Agreement.

     In the event that Bank Land Shareholders fail to approve the Merger Agreement, either Bank Land or VBC may terminate the Merger Agreement in accordance with its terms. See "The Mergers -- Waiver and Amendment; Termination." If no Initial Triggering Event (as defined in the Bank Land/VBC Stock Option Agreement) has occurred prior to such termination or any other Exercise Termination Event (as defined in the Bank Land/VBC Stock Option Agreement), the Bank Land/VBC Stock Option Agreement will automatically terminate at such time. If any Initial Triggering Event and a Subsequent Triggering Event (as defined in the Bank Land/VBC Stock Option Agreement) occurs prior to the Exercise Termination Event, then VBC will be entitled to exercise the Option in accordance with its terms. See "The Mergers -- Bank Land/VBC Stock Option Agreement."

BANK LAND SHAREHOLDERS' DISSENTERS' RIGHTS

     Bank Land Shareholders who file the required notice prior to the vote at the Bank Land Special Meeting and who do not vote in favor of the Bank Land Merger will have the right to demand payment for their shares of Bank Land Common Stock and to receive cash, if the Bank Land Merger is consummated, equal to the fair value of their shares of Bank Land Common Stock as determined by the procedures set out in Article 113 of the CBCA. Failure to provide the required notice and to otherwise comply with the requirements of the CBCA will, however, result in the loss of appraisal rights to such Bank Land Shareholder. A copy of the provisions of Article 113 of the CBCA dealing with dissenters' rights is attached as Appendix B. The obligations of Vectra under the Merger Agreement are conditioned upon, among other things, that no more than 10.0% of the outstanding shares of Bank Land shall have dissented to the Merger Agreement in accordance with Article 113 of the CBCA. In addition, a Bank Land Shareholder who does not demand payment and deposit his or her Bank Land share certificates as required by the date or dates set forth in the dissenters' notice will not be entitled to demand payment for his or her Bank Land shares under Article 113 of the CBCA, in which case, pursuant to the Merger Agreement, he or she will receive all cash consideration for his or her Bank Land shares in an amount equal to his or her share of the Adjusted Bank Land Final Purchase Price. See "The Mergers -- Rights of Bank Land and the Bank Dissenting Shareholders -- Bank Land."

BANK SHAREHOLDERS' DISSENTERS' RIGHTS

     Vectra has conditioned the Mergers on, subject to its right to waive, and has reserved the right to abandon the Merger Agreement in the event that holders of greater than 45% of the outstanding shares of the Bank Common Stock (other than shares held by Bank Land and Vectra) dissent from the Bank Merger and seek payment for their shares. The CBC provides that the owners of shares of the Bank Common Stock which are voted against the Bank Merger are entitled to receive their value in cash if and when the Bank Merger becomes effective, upon written demand made to Vectra at any time within 30 days after the Effective Time accompanied by the surrender of stock certificates. The value of the shares will be determined as of the date of the Bank Special Meeting by three appraisers. One appraiser will be selected by the owners of two-thirds of the dissenting shares, one appraiser will be selected by the board of directors of Vectra and the third appraiser will be chosen by the other two appraisers. The valuation agreed upon by any two appraisers will govern. If the appraisal is not completed within 90 days after the Effective Time, the Colorado State Banking Commissioner will cause an appraisal to be made. The expenses of appraisal will be paid by Vectra. Vectra may fix an amount which it considers to be not more than the fair market value of the shares of the Bank at the time of the Bank Special Meeting, which Vectra will pay to the Bank Dissenting Shareholders entitled to payment in cash.

     A Bank Shareholder who does not both vote against the Bank Merger and surrender his or her Bank shares to the Bank as provided above will not be entitled to receive payment for such shares under the CBC, in which case he or she will receive his or her share of the Bank Final Purchase Price, payable 50.1% in 1996 Series A Preferred Stock and 49.9% in cash. See "The
Mergers -- Rights of Bank Land and the Bank Dissenting Shareholders -- The
Bank."

SUMMARY OF FEDERAL INCOME TAX CONSIDERATIONS

     TAX CONSEQUENCES OF BANK LAND MERGER

     Freeborn & Peters has opined to Bank Land that the Bank Land Merger into Vectra will qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Code, and thus:

          i. A Bank Land Shareholder exchanging his or her Bank Land stock for a combination of 1996 Series A Preferred Stock, VBC Contingent Warrants and cash pursuant to the Bank Land Merger will recognize gain, if any, not in excess of the amount of cash received by such Bank Land Shareholder. Such recognized gain generally will be treated as capital gain, but under some circumstances could be treated as dividend income.

          ii. Immediately after the Bank Land Merger, the tax basis of 1996 Series A Preferred Stock issued to a Bank Land Shareholder pursuant to the Bank Land Merger will be the same as that shareholder's basis in Bank Land stock surrendered in exchange therefor, decreased by the amount of cash received, and increased by the amount of any gain recognized (including the portion of any gain treated as a dividend), by such shareholder pursuant to the Bank Land Merger.

          iii. The holding period of the 1996 Series A Preferred Stock received by a Bank Land Shareholder pursuant to the Bank Land Merger will include the period during which such shareholder held the Bank Land stock surrendered in exchange therefor, provided that such shareholder held the Bank Land stock as a capital asset at the Effective Time. See "The
     Mergers -- Certain Federal Income Tax Consequences."

     TAX CONSEQUENCES OF THE BANK MERGER

     Freeborn & Peters has opined to the Bank that the Bank Merger into Vectra will qualify as either a reorganization within the meaning of Section 368(a)(2)(D) of the Code or a liquidation under Section 332 of the Code, and thus:

          i. A Bank Shareholder exchanging his or her Bank stock for a combination of 1996 Series A Preferred Stock, VBC Contingent Warrants and cash pursuant to the Bank Merger will recognize gain, if any, not in excess of the amount of cash received by such Bank Shareholder. Such recognized gain generally will be treated as capital gain, but under some circumstances could be treated as dividend income.

          ii. Immediately after the Bank Merger, the tax basis of 1996 Series A Preferred Stock issued to a Bank Shareholder pursuant to the Bank Merger will be the same as that shareholder's basis in the Bank stock surrendered in exchange therefor, decreased by the amount of cash received, and increased by the amount of any gain recognized (including the portion of any gain treated as dividend), by such shareholder pursuant to the Bank Merger.

          iii. The holding period of the 1996 Series A Preferred Stock received by a Bank Shareholder pursuant to the Bank Merger will include the period during which such shareholder held the Bank stock surrendered in exchange therefor, provided that such shareholder held the Bank stock as a capital asset at the Effective Time.

     No ruling related to any of the matters discussed above will be sought from the IRS. However, receipt of opinions of counsel from Freeborn & Peters, satisfactory to counsel to Bank Land and the Bank, is a precondition to consummation of the Mergers. See "The Mergers -- Certain Federal Income Tax Consequences."

SUMMARY OF VBC 1996 SERIES A PREFERRED STOCK


     Bank Land and Bank Shareholders are encouraged to read Appendix F, Statement Establishing Vectra Banking Corporation Series of $100 Series A Convertible Preferred Stock, and "Description of VBC 1996 Series A Preferred Stock." No active trading market is anticipated for the VBC 1996 Series A Preferred Stock. See "Risk Factors -- Limited Trading Market for 1996 Series A Preferred Stock." Thus, owners of the VBC 1996 Series A Preferred Stock may find it difficult to sell or buy such stock.



1996 Series A Preferred
Stock anticipated maximum
  number of shares to be
  outstanding after the
  Mergers:                   111,000 shares.



Dividends:                   Cash dividends accrue from the date of issue and
                             are payable quarterly in arrears, commencing on the last day of the calendar quarter in which the Closing occurs, at an annual rate of $7.00 per share. Dividends are not cumulative, and must be declared by the VBC Board of Directors before they are payable. However, once per year, the right to receive only unpaid dividends for the immediately preceding year will be terminated, whether or not such dividends were declared. Shareholders will thereafter be able to obtain VBC Common Stock with a value approximately equal to the terminated dividends, as provided by the VBC Contingent
                             Warrants. See Appendix G and "Description of VBC
                             Contingent Warrants."


Maturity:                    Perpetual.

Redemption:                  Beginning three years after issuance; redeemable
                             thereafter in whole or in part, at the option of VBC subject to prior approval of the Board of Governors at $103.50 per share in year four, $103.00 per share in year five, $102.50 per share in year six, $102.00 per share in year seven, $101.50 per share in year eight, $101.00 per share in year nine, $100.50 per share in year 10, and $100.00 per share in year 11 and thereafter. In addition, a condition precedent of VBC's right to redeem during the fourth year and before the sixth year is that the average of the closing prices for the VBC Common Stock prior to redemption must be at least $13.72 per share. Also, the preferred shares are subject to redemption if a change of control occurs, including the sale of 80% or more of VBC's assets or a merger, unless VBC is a surviving corporation in the merger and its shareholders continue to hold the voting power to elect a majority of the board of directors.
                             Accumulated and unpaid dividends are payable upon redemption.


Conversion:                  At the option of the shareholder into VBC Common
                             Stock at a conversion price of $13.25 per common share. Also, for a period of 30 days beginning on the fifth year after issuance the holder will have the right to request VBC to convert at a value per share of $90 plus all accumulated but unpaid dividends into VBC Common Stock. In the event VBC agrees to the request, it will convert the 1996
                             Series A Preferred Stock into its Common Stock on a per share basis valued at the higher of (i) the average of the closing prices for the VBC Common
                             Stock on the Nasdaq National Market for the 10 trading days ending on the fifth business day before VBC receives initial notice from the shareholder or (ii) $8.50; provided, however, VBC at its option may elect to offer to redeem for cash at $90 per share plus accumulated but unpaid dividends, in which case the holder may reject such alternative.



Voting: Non-voting, except that in certain events holders of the 1996 Series A Preferred Stock will have the right to elect two members of the board of directors.



Liquidation Preference:      $100.00 per share plus declared but unpaid
                             dividends.



Relation to VBC Contingent
  Warrants:                  Each certificate will have attached to it a VBC
                             Contingent Warrant, which is attached as Appendix G to this Prospectus/Joint Proxy Statement. The terms of the 1996 Series A Preferred Stock and the
                             Preferred Stock Statement are not affected by whether the VBC Contingent Warrant remains attached to the certificate for the preferred shares or whether the VBC Contingent Warrant is terminated or remains valid. However, to transfer the VBC
                             Contingent Warrant, it must be attached to the certificate.


SUMMARY OF VBC CONTINGENT WARRANTS


     Bank Land and Bank Shareholders are encouraged to read Appendix G, Form of Contingent Warrant to receive Vectra Banking Corporation Common Stock, and "Description of VBC Contingent Warrants."



General: The purpose of the VBC Contingent Warrants is to give the holders of the 1996 Series A Preferred Stock the right to receive VBC Common Stock to compensate for dividends on the 1996 Series A Preferred Stock if they are not declared and paid in cash.



                             Each VBC Contingent Warrant provides that the Warrantholder may be entitled, subject to the conditions and terms of the VBC Contingent Warrant, to receive shares of VBC Common Stock for no additional consideration. The shares will automatically be issued by VBC to the Warrantholder, under certain terms and conditions, without any action on his or her part. VBC has registered the potential issuance of 240,000 shares of VBC Common Stock, referred to as "Stated Shares," to be used initially in the event its common shares become issuable under terms of the VBC Contingent Warrant.

                             The "Additional Shares" will only be issuable in the event that all of the Stated Shares are issued (which, for the foreseeable future, VBC management believes is unlikely). There is no specific number of Additional Shares which may be issued. Prior to the issuance of Additional Shares, VBC would be required to register the issuance of such shares with the SEC.



                             For successive periods of one year ending on a certain date (a "Dividend Year") VBC will determine whether, under the terms in the VBC Contingent Warrant, shares of its Common Stock are issuable. For each Dividend Year, dividends on the 1996 Series A Preferred Stock which have not been declared and paid will be terminated (the "Canceled Dividends"), and in turn, the Warrantholder will receive a number of Stated Shares or Additional Shares with a value approximately equal to the Canceled Dividends. The number of Stated Shares or Additional Shares issuable to Warrantholders would equal the amount of the dividends not declared and paid divided by 97% of the average price of VBC Common Stock as of the last day of a year in which dividends may be declared (the "Dividend Anniversary Date"). The average price of VBC Common Stock is defined as the average of the closing prices of the stock on the Nasdaq National Market for the 20 trading days ending on the fifth business day before the Dividend Anniversary Date. See "Conditions and Procedures for Issuance of Shares" immediately below for information concerning how the value of the VBC Common Stock will be determined.



                             Bank Land Shareholders and Bank Shareholders should not perceive the VBC Contingent Warrants as additional "value" to be received in the Mergers. Rather, VBC management believes that the VBC Contingent Warrants will serve as a replacement for the payment of dividends in the event that they are not declared and paid on the 1996 Series A Preferred Stock. VBC management also believes that the issuance of shares of VBC Common Stock pursuant to the VBC Contingent Warrants is remote for the foreseeable future, because VBC intends to declare and pay cash dividends on the 1996 Series A Preferred Stock.



                             Each VBC Contingent Warrant will relate directly to a specific number of shares of 1996 Series A Preferred Stock (the "Preferred Shares"), originally issued pursuant to a particular, identified certificate (the "Preferred Certificate"). The VBC Contingent Warrant will be attached to and made part of the Preferred Certificate and cannot be detached or transferred separate from the Preferred Certificate. The Canceled Dividends for a VBC Contingent Warrant will be the dividends which accrue on the outstanding number of Preferred Shares and, at the end of a Dividend Year, are terminated. Any number of the Preferred Shares may be redeemed or converted into VBC Common Stock and thus cease to be outstanding in accordance with the terms of the Preferred Stock Statement. Because dividends will cease to accrue on any of such redeemed or converted Preferred Shares, the Warrantholder thereafter will not be entitled to obtain Stated Shares or Additional Shares relating to the redeemed or converted Preferred Shares. All rights to receive any Stated Shares and Additional Shares will terminate as of the 50th Dividend Anniversary Date.

Conditions and Procedures
for Issuance of Shares:      The Stated Shares will be issued and a VBC
                             Contingent Warrant will be exercisable for the Additional Shares only if dividends which accrue on the Preferred Shares to which the VBC Contingent
                             Warrant relates, are not declared and paid by the VBC Board as of a Dividend Anniversary Date.
                             Additional Shares may be issued only after all of the Stated Shares have been issued. VBC will send to the Warrantholder certificates for any Stated
                             Shares and Additional Shares to which the Warrantholder is entitled and a written notice containing:



                             (1) The dollar amount of the Canceled Dividends;



                             (2) The average of the closing prices of the VBC Common Stock on the Nasdaq National Market for the 20 trading days ending on the fifth business day before such Dividend Anniversary Date (the "Common Stock Price");



                             (3) The "Calculation Price," which will be determined by multiplying the Common Stock Price by .97;



                             (4) The number of Stated Shares or Additional Shares the Warrantholder is receiving. The Canceled Dividends, divided by the Calculation Price, rounded up for half of a fractional share or more and down for less than half of a fractional share, will equal the number of Stated Shares or Additional Shares; and


                             (5) If any Stated Shares are being issued, a statement disclosing prior issuances of Stated Shares, the number presently being issued, and the number unissued.


                             The issuance of any Additional Shares can only be made pursuant to a registration statement under the Securities Act and pursuant to any other registrations required under any applicable state laws. These registrations may delay the issuance of Additional Shares, although VBC is obligated to use its best efforts to cause such registrations to become effective.


                             It is not possible to illustrate and qualify all the possible scenarios under which Stated or Additional Shares may become issuable but the following is provided to illustrate a few examples:


                                     Estimated maximum annual dividend requirement for
                                     the 1996 Series A Preferred Stock...........$780,000
                                     Range of per share trading prices for VBC Common
                                     Stock from March 24, 1994, the date public trading
                                     commenced on Nasdaq, through May 7, 1996:
                                     High..........................................$13.25
                                     Low.............................................8.50
                                     Trading range from May 1 to
                                     May 17, 1996..........................12.00 to 12.50



                             Example One: If VBC were to not pay any cash dividends on the 1996 Series A Preferred Stock for one year and at the end of that year the average price of VBC Common Stock were $8.50 per share, then approximately 94,603 ($780,000 divided by [.97 times $8.50]) shares of VBC Common Stock would be issued under terms of the VBC Contingent Warrant. If this were to occur, and it was the first occasion under which shares were issued under terms of the VBC Contingent Warrant, then the number of Stated Shares available for possible future issuance would be reduced to 145,397 (240,000 less 94,603).



                             Example Two: If VBC did not pay any cash dividends on the 1996 Series A Preferred Stock for two years and the average price of VBC Common Stock were $5.00 per share at the end of the first year and $7.00 per share at the end of the second year, then under terms of the VBC Contingent Warrant, approximately 160,825 ($780,000 divided by [.97 times $5.00]) shares of VBC Common Stock would be issued after the first year and approximately 114,875 ($780,000 divided by [.97 times $7.00])
                             shares of VBC Common Stock would be issued after the second year. If no shares had been previously issued under the terms of the VBC Contingent Warrant, then VBC would be required to register at least 35,700 ([160,825 plus 114,875] less 240,000
                             Stated Shares) Additional Shares to meet the requirement of the VBC Contingent Warrant in the second year.



                             Under terms of the VBC Contingent Warrant, if VBC anticipates in advance of a Dividend Anniversary Date that Warrantholders will be entitled to Additional Shares, then VBC will use its reasonable efforts to file with the SEC and have declared effective before such date a registration statement required to register the Additional Shares.



                             Any shares issued under terms of the VBC Contingent Warrant would be apportioned to Warrantholders in the same proportions as their related holdings of shares of 1996 Series A Preferred Stock bore to the total number of such shares outstanding.


RESALES OF SECURITIES RECEIVED IN THE MERGERS


     The shares of VBC 1996 Series A Preferred Stock to be issued in the Mergers, any shares of VBC Common Stock acquired upon conversion of such stock, the VBC Contingent Warrants and any Stated Shares (defined above) received under the VBC Contingent Warrants, collectively referred to herein as the "VBC Securities," will be freely transferable under the Securities Act, except for shares issued to any Bank Land or the Bank shareholder who may be deemed to be an "affiliate" of either company for purposes of Rule 145 under the Securities Act at the time of the Bank Land Special Meeting or the Bank Special Meeting, as the case may be. Such affiliates may not sell their VBC Securities except pursuant to an effective registration statement under the Securities Act covering such securities or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Bank Land or the Bank generally will include individuals or entities that control, are controlled by or are under common control with Bank Land or the Bank, and will likely include the executive officers and directors of Bank Land or the Bank as well as each Bank Land Shareholder owning 10% or more of the Bank Land Common Stock.


     Bank Land Shareholders and Bank Shareholders who are "affiliates" (for purposes of Rule 145) of Bank Land or the Bank, as the case may be, must deliver to VBC a written agreement intended to ensure compliance with the Securities Act as a condition to the Mergers. A copy of the form of written agreement, referred to as an "Affiliate Letter," is attached hereto as Appendix H.

ACCOUNTING TREATMENT

     The Mergers will be treated as a "purchase" under GAAP for financial reporting purposes. The unaudited Pro Forma Condensed Combined Financial Information for VBC and Bank Land contained in this Prospectus/Joint Proxy Statement has been prepared using the purchase method of accounting.

OPERATIONS OF BANK LAND AND THE BANK AFTER THE MERGERS

     Following the Mergers, Bank Land and the Bank will cease to exist as separate entities, and their assets and operations will become part of Vectra. Although Vectra presently intends to continue the scope of business of the Bank without substantial modification, Vectra will continue to evaluate the personnel, business practices and opportunities of the Bank and may make such changes as it deems appropriate following the Mergers.

FINANCIAL INFORMATION


     For financial information relating to the combined entities see "Unaudited Pro Forma Condensed Combined Financial Statements" and "Selected Comparative and Pro Forma Financial Data."

                                  RISK FACTORS

     In addition to the other information in this Prospectus/Joint Proxy Statement the following factors with respect to VBC should be considered carefully in connection with the proposed Mergers.

GROWTH AND ACQUISITION STRATEGIES

     VBC has pursued and intends to continue to pursue a growth strategy, the success of which will depend primarily on generating an increasing level of loans and deposits at acceptable risk levels and terms without proportionate increases in noninterest expenses. There can be no assurance that VBC will be successful in implementing its internal growth strategy. In addition, VBC may seek to grow by acquiring other financial institutions. Any acquisitions will be subject to regulatory approval, and there can be no assurance that VBC will obtain such approvals. Other than the Mergers, VBC is not currently pursuing a particular acquisition beyond initial, preliminary discussions with other financial institutions, and VBC may not be successful in identifying further acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions. Competition for acquisitions in VBC's market area has become intensively competitive over the past few years, and VBC may not be able to acquire other institutions on attractive terms. Furthermore, the success of the growth strategy of VBC will depend on maintaining sufficient regulatory capital levels and on continued favorable economic conditions in the Denver/ Boulder area. See "Business of VBC -- Growth Strategy."

LIMITED TRADING MARKET FOR 1996 SERIES A PREFERRED STOCK

     The 1996 Series A Preferred Stock offered hereby is being offered and sold to a small number of shareholders of Bank Land and the Bank. It is contemplated that there will be no active trading market for the 1996 Series A Preferred Stock, although it may trade from time to time in isolated transactions effected through broker-dealers. Therefore, there can be no assurance as to the liquidity for the 1996 Series A Preferred Stock. Because there may be such a limited market for the 1996 Series A Preferred Stock, any such isolated or limited trades could be at substantial discounts. Future prices of the 1996 Series A Preferred Stock will depend upon many factors, including, among other things, the market price of VBC Common Stock, prevailing interest rates, the operating results of VBC and the market for similar securities.

DECLINE IN MARKET VALUE OF INVESTMENTS

     VBC designated substantially all of its securities investment portfolio as available-for-sale when it implemented Statement of Financial Accounting Standards No. 115 ("SFAS 115") relating to accounting for investments. SFAS 115 requires that unrealized gains and losses in the estimated value of the available-for-sale portfolio (net of tax) be "marked-to-market" and reflected as a separate item in shareholders' equity.


     The bond market was unusually volatile during 1994 as a result of several interest rate increases initiated by the Federal Reserve Board. VBC's investment portfolio of mortgage-related securities and government agency bonds, nearly all of which are issued by United States government sponsored entities, experienced unrealized declines in market value due to the declines in the bond market. In 1995, the bond market was not as volatile. At March 31, 1996, the estimated unrealized loss in the market value of the investments before tax effect totaled $5.9 million or 3.3% of VBC's available-for-sale investment portfolio. This valuation resulted in a $3.7 million after tax adjustment against VBC's shareholders' equity or a reduction of 11.8% of its equity before such charge.


     Management believes that several factors will affect the market values of VBC's investment portfolio in the future. These include, but are not limited to, further changes in interest rates or expectations of changes, the degree of volatility in the market, inflation rates or expectations of inflation and the slope of the interest rate yield curve. (The yield curve refers to the differences between longer-term and shorter-term interest rates. A positively sloped yield curve means shorter-term rates are lower than longer-term rates.) Also the passage of time will affect the market values of the securities in that the closer they are to maturing the closer the market price should be to par value. In addition to the foregoing, there are other factors that impact specific categories of the portfolio differently.

     VBC has chosen to maintain the flexibility to sell any or all of its portfolio before it matures. During 1995, Vectra sold more than $60 million of the securities it held at December 31, 1994 as part of its objective of reducing the size and potential market value volatility of its investment portfolio. These sales were completed with a total net loss on sales of approximately $20,000. Management intends to continue its restructuring efforts to optimize the structure of VBC's investment portfolio. Management believes that the capital and liquidity of VBC are adequate to allow it to hold its portfolio and continue its restructuring efforts into the foreseeable future. Shareholders' equity will continue to reflect the unrealized gains and losses (net of tax) of these investments. There can be no assurance that the market value of VBC's investment portfolio will not decline, causing a corresponding decline in shareholders' equity. See "The Mergers -- Conditions of the
Mergers -- Conditions to Obligations of Bank Land and the Bank," "Management's Discussion and Analysis of Financial Condition and Results of Operations of VBC" and "Business of VBC -- Investments."

INTEREST RATE CEILINGS ON VARIABLE RATE SECURITIES


     Substantially all of the variable rate securities in the investment portfolio of VBC are subject to interest rate ceilings. At March 31, 1996 the excess of the rate ceilings over the current coupon rates varied from a low of 2.0% to a high of 9.7% (excluding FHLB notes) with most of these securities with ceilings in the 3% to 6.5% range over the current coupon rates. The market values of these securities would likely decline, causing a corresponding decline in shareholders' equity, if the coupon rates increased to the ceiling levels or higher, which would also likely negatively impact net interest income depending on corresponding changes in the cost of deposits and other liabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of VBC -- Investing Activities," and "Impact of Interest Rates and Economic Conditions."


HISTORY OF OPERATIONS

     Although VBC has been profitable for each of the last four years, there can be no assurance that VBC will continue to be profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of VBC."

ALLOWANCE FOR LOAN LOSSES


     Inability of borrowers to repay loans can erode earnings and capital of banks. Like all banks, Vectra maintains an allowance for loan losses to provide for loan defaults and nonperformance. The allowance is based on prior experience with loan losses, as well as an evaluation of the risks in the current portfolio, and is maintained at a level considered adequate by management to absorb anticipated losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond management control, and such losses may exceed current estimates. At March 31, 1996, Vectra had nonperforming loans of $1.367 million and an allowance for loan losses of $2.596 million or 1.26% of total loans and 190% of nonperforming loans. There can be no assurance that Vectra's allowance for loan losses will be adequate to cover actual losses. Future provisions for loan losses could materially and adversely affect results of operations of Vectra. See "Business of VBC -- Nonperforming Assets" and "-- Analysis of Allowance for Loan Losses."


ECONOMIC CONDITIONS AND IMPACT OF INTEREST RATES

     Results of operations for financial institutions, including Vectra, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate values, rapid changes in interest rates and the monetary and fiscal policies of the federal government. The profitability of VBC is in part a function of the spread between the interest rates earned on assets and the interest rates paid on deposits and other interest-bearing liabilities, including advances from the FHLB. See "Business of VBC -- FHLB Borrowings." A decrease in interest rate spreads would have a negative effect on the net interest income and profitability of VBC, and there can be no assurance that this spread will not decrease. Although economic conditions in the market area of VBC have been generally stronger than those in many other regions of the country, there can be no assurance that such conditions will continue to prevail. Moreover, substantially all of the loans of Vectra are to individuals and businesses in the Denver/Boulder area, and any decline in the economy of this market area could have an adverse impact on Vectra, and in turn, VBC. There can be no assurance that positive trends or developments discussed herein will continue or that negative trends or developments will not have a material adverse effect on VBC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of
VBC -- Asset/Liability Management."

     Vectra has regularly used FHLB borrowings to fund a portion of its investment portfolio. See "Business of VBC -- FHLB Borrowings." Investments of Vectra funded with FHLB borrowings have principally been adjustable rate securities, with coupon rates, which generally reset monthly, tied to several indices. The FHLB borrowings of Vectra generally bear interest at variable rates, which reset daily or monthly. Net interest income derived from the investments funded by FHLB borrowings has declined in 1995 compared to prior years because of a flattening and inversion of the yield curve. Flattening of the yield curve means the difference between longer-term and shorter-term rates decreases significantly. An inverted yield curve means shorter-term rates such as Federal Funds rates have become higher than certain longer-term rates. Net interest income derived from the investments funded by FHLB borrowings might decline further if the degree of yield curve inversion were to increase (i.e., longer-term interest rates were to decline further below shorter-term rates) or if a significant portion of the coupon rates of the variable rate securities portfolio of Vectra became subject to interest rate ceilings. There can be no assurance that Vectra will be able to earn returns or avoid losses from these investing activities in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of VBC -- Asset/Liability Management."

COMPETITIVE BANKING ENVIRONMENT

     The banking business in Colorado is highly competitive. Vectra competes for loans and deposits with other local, regional and national commercial banks, savings banks, savings and loan associations, finance companies, money market funds, brokerage houses, credit unions and nonfinancial institutions, many of which have substantially greater financial resources than Vectra. Interstate banking is permitted in Colorado. Currently, branch banking in Colorado is allowed on a limited basis. After a phase-in period ending July 1, 1997, full state-wide branch banking will be permitted. As a result, management believes that Vectra may experience greater competition in its market area. See "Business of VBC -- Competition" and "Supervision and Regulation of VBC."

DEPENDENCE ON KEY PERSONNEL

     VBC is highly dependent on the continued services of Gary S. Judd, its President and Chief Executive Officer, Ray L. Nash, its Chief Financial Officer, and other key management personnel. VBC does not have employment agreements with such persons, nor does it have key person insurance on any of their lives. The loss of the services of these persons could adversely affect VBC. See "Management of VBC."

SOURCES OF PAYMENTS OF DIVIDENDS

     VBC is a bank holding company which owns and operates one state-chartered bank, Vectra, with a total of 11 locations. Vectra's ability to pay dividends to VBC is restricted by state and federal regulations. Without prior regulatory approval, Vectra cannot pay dividends during any calendar year in excess of the sum of its earnings during that year and the two previous years (less any other distributions during that period). VBC does not intend to pay dividends on the VBC Common Stock but instead intends to retain earnings to support the growth of its business.

GOVERNMENT REGULATION AND RECENT LEGISLATION

     VBC and Vectra are subject to extensive federal and state legislation, regulation and supervision which is intended primarily to protect depositors and the Bank Insurance Fund, rather than shareholders. Recently enacted, proposed and future legislation and regulations designed to strengthen the banking industry have had and may continue to have a significant impact on the banking industry. Although some of the legislative and regulatory changes may benefit VBC and Vectra, others may increase its costs of doing business or otherwise adversely affect it and create competitive advantages for non-bank competitors. See "Supervision and Regulation of VBC."

LIMITED MARKET HISTORY; POSSIBLE VOLATILITY OF MARKET PRICE

     The VBC Common Stock has traded in the Nasdaq National Market since March 24, 1994. There can be no assurance, however, that a market for the VBC Common Stock will be sustained or that VBC will qualify for listing in such market in the future. VBC has a number of market makers for the VBC Common Stock; however, such market makers are not obligated to continue to make a market for VBC Common Stock. The market prices of the VBC Common Stock may be volatile depending on various factors, including the general economy, stock market conditions, announcements by VBC or its competitors and fluctuations in operating results of VBC. There is no trading market for any of the capital stock of Bank Land or Bank.

SHARES OF VBC COMMON STOCK ELIGIBLE FOR FUTURE SALE

     Substantially all of the outstanding shares of VBC Common Stock may be sold in the public market subject, in the case of shares owned by affiliates of VBC, to compliance with Rule 144 under the Securities Act of 1933. Future market sales of shares of VBC Common Stock may depress the market price of the VBC Common Stock. See "Shares Eligible of VBC for Future Sale."

ANTI-TAKEOVER PROVISIONS; LIMITATION ON OWNERSHIP

     Federal law requires the prior approval of the Board of Governors for the acquisition of "control" of a bank holding company. In addition, the board of directors of VBC has the authority to fix the rights and preferences of and issue additional series of preferred stock which may affect a potential change of control. The outstanding 1994 Series A Preferred Stock of VBC is mandatorily redeemable, and the 1996 Series A Preferred Stock of VBC will be redeemable, at the option of VBC, in the event of a "change of control" of VBC subject, in either case, to the prior approval of the Board of Governors, and to the extent not converted would require a redemption payment of approximately $19 million in the case of a change of control. These provisions may make it more difficult for an outside party to acquire control of VBC. See "Supervision and Regulation of VBC" and "Description of VBC 1996 Series A Preferred Stock" and "Description of Other VBC Capital Stock -- VBC 1994 Preferred Stock."


          SPECIAL MEETINGS OF BANK LAND, THE BANK AND VBC SHAREHOLDERS


GENERAL


     This Prospectus/Joint Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of: (a) the Bank Land Board to be used at the Bank Land Special Meeting to be held at 1380 South Federal Boulevard,
Denver, Colorado, on             , 1996, at 9:00 a.m., local time, and at any
adjournments or postponements thereof; (b) the Bank Board to be used at the Bank Special Meeting to be held at 1380 South Federal Boulevard, Denver, Colorado, on
            , 1996, at 10:30 a.m., local time, and at any adjournments or postponements thereof; and (c) the VBC Board to be used at the VBC Special
Meeting to be held at                , Denver, Colorado, on             , 1996,
at 9:00 a.m., local time, and at any adjournments or postponements thereof. This Prospectus/Joint Proxy Statement was first mailed to the respective Bank Land,
the Bank and VBC Shareholders on or about             , 1996.


PURPOSE OF SPECIAL MEETINGS

     BANK LAND SPECIAL MEETING. The purpose of the Bank Land Special Meeting is to consider and to vote upon a proposal to approve and adopt the Merger Agreement and the related Bank Land Merger contemplated thereby and such other matters as may properly be brought before the Bank Land Special Meeting.

     BANK SPECIAL MEETING. The purpose of the Bank Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Bank Merger contemplated thereby and such other matters as may properly be brought before the Bank Special Meeting.


     VBC SPECIAL MEETING. The purpose of the VBC Special Meeting is to consider and vote upon a proposal to approve the issuance of VBC securities pursuant to the Merger Agreement and such other matters as may properly be brought before the VBC Special Meeting.


QUORUM AND VOTING RIGHTS

     BANK LAND SPECIAL MEETING. The presence, in person or by proxy, of the holders of a majority of the Bank Land Class A Common Stock, Class B Common Stock, and Preferred Stock is necessary to constitute a quorum at the Bank Land Special Meeting. Shares which are present in person or by proxy, but abstain from voting with respect to one or more proposals voted upon at the Bank Land Special Meeting, will be included for purposes of determining a quorum. The Bank Land Record Date for determining shareholders entitled to notice of, and to vote at, the Bank Land Special Meeting or any adjournments or postponements thereof
is the close of business on             , 1996. As of the Bank Land Record Date,
the following three classes of Bank Land capital stock were issued and outstanding: (i) 334,833 shares of Class A Common Stock, (ii) 10,000 shares of Class B Common Stock, and (iii) 100,000 shares of Bank Land Preferred Stock. Each of such classes is entitled to vote separately on the Merger Agreement and each share within each class is entitled to one vote. Gary A. Mosko, the President and Chairman of the Board of Bank Land and Bank owns all of the Bank Land Class B Common Stock and Bank Land Preferred Stock and has agreed as a part of the Merger Agreement to vote all of his Bank and Bank Land shares in favor of the Merger Agreement.


     All shares of Bank Land Class A Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted FOR approval of the Merger Agreement and in the discretion of the proxy holder as to any other matter which may properly come before the Bank Land Special Meeting. Any Bank Land Shareholder has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Bank Land Special Meeting by filing with the Secretary of Bank Land an instrument revoking it or a duly executed proxy bearing a later date or by voting in person at the Bank Land Special Meeting. Attendance by a Bank Land Shareholder at the Bank Land Special Meeting will not in itself revoke his or her proxy. Written revocations of proxy should be sent to Bank Land at 1380 South Federal Boulevard, Denver, Colorado 80219, Attention:
Gary A. Mosko, Secretary.


     Solicitations of proxies for use at the Bank Land Special Meeting may be made in person or by mail, telephone or telegraph, by directors or officers of Bank Land. Such persons will receive no special compensation for any solicitation activities. The costs of preparing and mailing this Prospectus/Joint Proxy Statement (other than printing costs which will be borne by VBC) and all clerical and other solicitation expenses will be borne by Bank Land and Bank.

     The affirmative vote of the holders of two-thirds of the outstanding shares of Bank Land Class A Common Stock, Class B Common Stock and Preferred Stock, each voting separately as a class, is required to approve the Merger Agreement and the related Bank Land Merger.


     Bank Land believes that the two-thirds vote on the Merger Agreement and the related Bank Land Merger is virtually assured. Bank Land's two Board members, Gary A. Mosko and James A. Lustig, beneficially own a total of 154,654 shares (46.2%) of the outstanding shares of the Class A Common Stock and Mr. Mosko owns all of the outstanding shares of the Class B Common Stock and the Bank Land Preferred Stock. Mr. Mosko and Mr. Lustig have each agreed as a part of the Merger Agreement to vote all shares of Bank Land capital stock beneficially owned by them in favor of the Merger Agreement and the Bank Land Merger. In addition, the two sisters of Mr. Mosko, the two sisters of Mr. Lustig and Elliot and Ruth Handler, as trustees of the Elliot and Ruth Handler Living Trust UTD, collectively owning an aggregate of 128,435 shares (38.4%) of the outstanding shares of Class A Common Stock, have shown a strong inclination to vote in favor of the Merger Agreement and the Bank Land Merger. See "Principal Shareholders of Bank Land and the Bank -- Bank Land."

     Notwithstanding the virtual certainty that the two-thirds vote requirement for approval of the Merger Agreement and the related Bank Land Merger will be satisfied at the Bank Land Special Meeting and that, therefore, the favorable vote by the holders of the remaining outstanding shares of Class A Common Stock will not be necessary for approval of the proposal, such Bank Land Shareholders will have the opportunity to vote on the proposal. As noted under "Rights of Bank Land and the Bank Dissenting Shareholders -- Bank Land," Bank Land Shareholders may dissent from the Bank Land Merger and obtain payment of the fair value of their shares under Article 113 of the CBCA, if and when the Bank Land Merger is effectuated. Any Bank Land Shareholder who votes his or her shares of Bank Land Class A Common Stock in favor of the Merger Agreement and the related Bank Land Merger will not be entitled to demand payment for his or her shares under Article 113.


     As of the date of this Prospectus/Joint Proxy Statement, the Bank Land Board has no knowledge of any business, other than approval of the Merger Agreement and the related Bank Land Merger, to be presented for consideration or action at the Bank Land Special Meeting. If any other business should properly come before the Bank Land Special Meeting, and the enclosed form of proxy is returned, the persons appointed therein as proxy holders will have discretionary authority to vote such proxy as they decide.

     BANK SPECIAL MEETING. The presence, in person or by proxy, of the holders of a majority of the outstanding Bank Common Stock is necessary to constitute a quorum at the Bank Special Meeting. Shares which are present in person or by proxy, but abstain from voting, with respect to one or more proposals voted upon at the Bank Special Meeting, will be included for purposes of determining a quorum. The Bank Record Date for determining shareholders entitled to notice of and to vote at the Bank Special Meeting or any adjournment or postponement
thereof is the close of business on             , 1996. As of such date there
were issued and outstanding 150,000 shares of Bank Common Stock, each of which is entitled to one vote at the Bank Special Meeting or at any adjournments or postponements thereof.

     All shares of Bank Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted FOR approval of the Merger Agreement and, in the discretion of the proxy holder, as to any other matter which may properly come before the Bank Special Meeting. Any Bank Shareholder has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Bank Special Meeting by filing with the Secretary of Bank an instrument revoking it or a duly executed proxy bearing a later date or by voting in person at the Bank Special Meeting. Attendance by a shareholder at the Bank Special Meeting will not in itself revoke his or her proxy. Written revocations of proxies should be sent to Bank at 1380 South Federal Boulevard, Denver, Colorado 80219,
Attention: Chess R. Martin, Secretary.

     Solicitations of proxies for use at the Bank Special Meeting will be made in person or by mail, telephone or telegram by directors or officers of Bank. Such persons will receive no special compensation for any solicitation activities. The costs of preparing and mailing this Prospectus/Joint Proxy Statement (other than printing costs which will be borne by VBC) and all clerical and other solicitation expenses will be borne by Bank Land and Bank.

     The affirmative vote of the holders of two-thirds of the outstanding shares of Bank Common Stock is required to approve the Merger Agreement and the related Bank Merger.


     The two-thirds vote on the Merger Agreement and the Bank Merger is assured. Bank Land owns 138,211.96 shares (92.14%) of the outstanding shares of Bank Common Stock. Bank Land intends to vote all of those shares in favor of the Merger Agreement and the related Bank Merger. Gary A. Mosko and James A. Lustig and family trusts controlled by them collectively own an additional 1,354.74 shares (.9%) of the outstanding shares of Bank Common Stock. These shares will also be voted in favor of the proposal.



     Notwithstanding the certainty that the two-thirds vote requirement for approval of the Merger Agreement and the related Bank Merger will be satisfied at the Bank Special Meeting and that, therefore, the favorable vote by the holders of the remaining outstanding shares of Bank Common Stock will not be necessary for approval of the proposal, such Bank Shareholders will have the opportunity to vote on the proposal at the Bank Special Meeting. As noted under "Rights of Bank Land and the Bank Dissenting Shareholders -- the Bank," Bank Shareholders will be entitled to receive the value of their shares of Bank Common Stock if and when the Bank Merger becomes effective subject to compliance with Section 11-4-105 of the CBCA. Any Bank Shareholder who does not vote against the Merger Agreement and the related Bank Merger at the Bank Special Meeting will not be entitled to exercise those rights.


     At the date of this Prospectus/Joint Proxy Statement, the Bank Board has no knowledge of any business, other than approval of the Merger Agreement and the related Bank Merger to be presented for consideration or action at the Bank Special Meeting. If any other business should properly come before the Bank Special Meeting and the enclosed form of proxy is returned, the person or persons appointed therein as proxy holders will have discretionary authority to vote such proxy as they decide.


     VBC SPECIAL MEETING. The presence, in person or by proxy, of the holders of a majority of the outstanding VBC Common Stock is necessary to constitute a quorum at the VBC Special Meeting. Shares which are present in person or by proxy, but abstain from voting, with respect to one or more proposals voted upon at the VBC Special Meeting, will be included for purposes of determining a quorum. The VBC Record Date for determining shareholders entitled to notice of and to vote at the VBC Special Meeting or any adjournment or postponement
thereof is the close of business on             , 1996. As of such date there
were issued and outstanding 3,195,279 shares of VBC Common Stock, each of which is entitled to one vote at the VBC Special Meeting or at any adjournments or postponements thereof.



     All shares of VBC Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted FOR approval of the Merger Agreement and, in the discretion of the proxy holder, as to any other matter which may properly come before the VBC Special Meeting. Any VBC Shareholder has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the VBC Special Meeting by filing with the Secretary of VBC an instrument revoking it or a duly executed proxy bearing a later date or by voting in person at the VBC Special Meeting. Attendance by a shareholder at the VBC Special Meeting will not in itself revoke his or her proxy. Written revocations of proxies should be sent to VBC at 1650 South Colorado Boulevard, Denver, Colorado 80222, Attention:
Ray L. Nash, Secretary.



     Solicitations of proxies for use at the VBC Special Meeting will be made in person or by mail, telephone or telegram by directors or officers of VBC. Such persons will receive no special compensation for any solicitation activities. The costs of preparing and mailing this Prospectus/Joint Proxy Statement and all clerical and other solicitation expenses will be borne by VBC. VBC estimates that the total expenses of soliciting the VBC Shareholders and to hold the VBC Special Meeting, consisting primarily of printing and mailing costs, will be approximately $20,000.



     The affirmative vote of the holders of a majority of a quorum of the outstanding shares of VBC Common Stock is required to approve the issuance of VBC securities pursuant to the Merger Agreement. Under the bylaws of VBC, a majority of the outstanding shares eligible to vote is the minimum number present, in person or by proxy, is the minimum number of shares necessary to constitute a quorum.



     At the date of this Prospectus/Joint Proxy Statement, the VBC Board has no knowledge of any business, other than approval of the Merger Agreement to be presented for consideration or action at the VBC Special Meeting. If any other business should properly come before the VBC Special Meeting and the enclosed form of proxy is returned, the person or persons appointed therein as proxy holders will have discretionary authority to vote such proxy as they decide.


RECOMMENDATIONS OF BANK LAND, THE BANK AND VBC BOARDS


     BANK LAND BOARD. The Bank Land Board (consisting of two directors, Gary A. Mosko and James A. Lustig) has unanimously approved the Merger Agreement and has determined that the Bank Land Merger is fair to, and in the best interests of, the Bank Land Shareholders. The Bank Land Board, including Mr. Mosko, therefore, recommends that the Bank Land Shareholders vote FOR approval of the Merger Agreement and the Bank Land Merger. See "The Mergers -- Background of and Reasons for the Mergers" and "Fairness Opinions of Bank Land and Bank Financial Advisor." Also see "The Mergers -- Interests of Chairman of the Board and President of Bank Land and the Bank in the Mergers" for information concerning the personal interests of Mr. Mosko in the Merger Agreement and related Mergers.



     BANK BOARD. The Bank Board (consisting of five directors, including Gary A. Mosko and James A. Lustig), has unanimously approved the Merger Agreement and has determined that the Bank Merger is fair to, and in the best interests of, the Bank Shareholders. The Bank Board, including Mr. Mosko, therefore, recommends that the Bank Shareholders vote FOR approval of the Merger Agreement and the Bank Merger. See "The Mergers -- Background of and Reasons for the Mergers" and "Fairness Opinions of Bank Land and Bank Financial Advisor." Also see "The Mergers -- Interests of Chairman of the Board and President of Bank Land and the Bank in the Mergers" for information concerning the personal interests of Mr. Mosko in the Merger Agreement and related Mergers.



BANK LAND AND THE BANK SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXIES.



     VBC BOARD. The VBC Board has unanimously approved the Merger Agreement and has determined that the issuance of VBC securities pursuant to the Mergers is fair and in the best interests of, the VBC Shareholders. The VBC Board, therefore, recommends that the VBC Shareholders vote FOR approval of the issuance of VBC securities pursuant to the Merger Agreement. See "The
Mergers -- Background of and Reasons for the Mergers."


                                  THE MERGERS


     Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, both Bank Land and the Bank will cease to exist as separate entities, and Bank Land Shareholders and Bank Shareholders will become holders of the 1996 Series A Preferred Stock and receive cash.


     The terms of and conditions to the Mergers are contained in the Merger Agreement, a copy of which is attached to this Prospectus/Joint Proxy Statement as Appendix A and incorporated herein by reference. The description in this Prospectus/Joint Proxy Statement of the terms of the Merger Agreement is qualified in its entirety by, and made subject to, the text of the Merger Agreement. Bank Land Shareholders and Bank Shareholders are encouraged to read the Merger Agreement in its entirety.

BACKGROUND OF AND REASONS FOR THE MERGERS

     At various meetings with senior management of Bank Land held during late 1994 and early 1995, Wallach presented its analysis and evaluation of strategic options available to Bank Land and Bank to maximize shareholder value. On February 7, 1995, Wallach was formally engaged by Bank Land to approach a selected group of prospective purchasers, assist in structuring and negotiating a possible business combination transaction, and render its opinion regarding the fairness, from a financial point of view, of the consideration proposed to be paid to the Bank Land Shareholders for 100% of the outstanding capital stock of Bank Land. Wallach was formally engaged by the Bank as of January 4, 1996, to render similar services to the Bank.

     During the spring of 1995, Wallach identified potential purchasers for Bank Land and the Bank and prepared informational packages describing each of those entities. In the summer of 1995, Wallach contacted 15 potential merger candidates to determine their interest in Bank Land and the Bank and based on discussions with Wallach and review of additional information, four parties including Vectra, elected to submit indications of interest. Of these four parties, one subsequently elected not to pursue further discussions with Bank Land. That party had the highest offer price in its preliminary proposal. An analysis of the three remaining proposals was presented by Wallach to senior management of Bank Land during several meetings held in October 1995. During the course of these meetings, senior management and members of the Bank

Land Board engaged in a comprehensive discussion and analysis of the following factors in determining with which merger candidate to proceed: (a) Bank Land's and the Bank's Board's obligation to maximize the benefit to Bank Land Shareholders and Bank Shareholders; (b) the market risk and opportunity associated with a stock-for-stock transaction, an all cash-for-stock transaction; or Vectra's part stock/part cash-for-stock transaction; (c) Vectra's indicated willingness to increase its price; (d) the wherewithal of the various parties to complete the transaction; (e) the benefit to the Bank Land Shareholders and Bank Shareholders of receiving convertible preferred stock proposed by Vectra versus common stock offered by one of the other two candidates; (f) the tax consequences of the transaction to Bank Land Shareholders and Bank Shareholders; (g) the proposed terms of a definitive agreement; and (h) the effect of the various proposed transactions on the Bank employees and customers and on the community.


     Based on these discussions and analyses, Bank Land permitted Vectra to conduct due diligence. Following submission of a revised Vectra offer, the Bank Land Board determined that of the remaining three proposals, the Vectra offer would produce the maximum benefit to the Bank Land Shareholders and Bank Shareholders, based primarily upon (i) it being a part cash/part stock offer in which income taxes could be deferred with respect to the stock portion of the offer and the remaining cash portion of the offer, although taxable, would be immediately realizable by Bank Land Shareholders and Bank Shareholders, (ii) it being the highest value of the three proposals in nominal terms, (iii) the good prospects for long-term growth in VBC's stock and (iv) VBC's history of completing acquisitions. Further, the Bank Land Board felt that the proposed transaction with Vectra offered the likelihood of stability of the operations of the Bank, thereby benefiting employees, customers and the community. After completing its analysis the Bank Land Board elected to move forward with negotiations with VBC.


     The drafting of a definitive Merger Agreement, together with detailed due diligence then ensued. Following the approval of the Merger Agreement by the Bank Land Board as of December 21, 1995, the Merger Agreement was executed by Bank Land, VBC and Vectra on December 26, 1995. The Bank Board met on January 9, 1996, to further analyze the Vectra proposal and following that analysis, the Bank Board elected to approve the Merger Agreement, and the Merger Agreement was executed by the Bank on that date. (The Bank Land Board and the Bank Board are sometimes collectively referred to herein as the "Boards.")

     The Bank Land Board and the Bank Board believe the Mergers with Vectra are in the best interests of their respective shareholders. After careful consideration and review, the Bank Land Board and the Bank Board reached their respective decisions based on an analysis of following critical factors:

     - With the rapidly changing environment in the banking industry, Bank Land and the Bank would benefit from an association with a larger banking organization and its resources.

     - A business combination with a larger bank holding company would likely be the most advantageous method for maximizing respective shareholder values.

     - Vectra's offer provides greater economic value to Bank Land Shareholders and Bank Shareholders than Bank Land and the Bank would likely be able to generate in the foreseeable future by remaining independent, which value the respective Boards deemed the highest of the three offers received by Bank Land and the Bank.

     - The possible impact of the change in the Federal branch banking laws and the likelihood of an impact of increased competition from lower cost, noncapitalized branches operating in Bank's market.

     - The present market and price being paid for bank stocks as a whole.

     - The business, financial condition, results of operations, and prospects of the Bank on a stand-alone basis and a pro forma basis, assuming a combination of Bank Land and the Bank with VBC.


     - The VBC offer involves mergers on a partial tax deferred basis, giving Bank Land Shareholders and Bank Shareholders the option to the extent of the stock portion of the VBC offer of either continuing to participate as a shareholder in a larger, more geographically diverse regional banking organization or liquidating their investment by selling their 1996 Series A Preferred Stock or by converting such stock into VBC Common Stock. The VBC Common Stock is publicly traded in the Nasdaq National Market, unlike Bank Land or the Bank Common Stock for which there is no trading market.


     - The combined strengths of the Bank and Vectra in servicing the needs of the communities in the Bank's market, VBC and Vectra's management abilities, and the compatibility of the Bank's and VBC's and Vectra's operating philosophies.

     - The current market price of VBC Common Stock, book value and recent earnings, lack of VBC's dividend paying history, and the respective fairness opinions of Wallach to Bank Land and the Bank, the terms of the Merger Agreement and other factors.


     Based on these factors, and without attributing relative weights to any of the foregoing, the Bank Land Board and the Bank Board, including Gary A. Mosko, unanimously recommends that their respective shareholders vote FOR approval of the Mergers. See "The Mergers -- Interests of Chairman of the Board and President of Bank Land and the Bank in the Mergers" for information concerning the personal interests of Mr. Mosko in the Merger Agreement and related Mergers.



RECOMMENDATION OF THE VBC BOARD



     The VBC Board has unanimously approved the Merger Agreement and has determined that the issuance of VBC securities pursuant to the terms of the Merger Agreement is fair to, and in the best interests of, the VBC Shareholders.



     While approval of VBC Shareholders is not required under Colorado law, the bylaws of the NASD require that shareholders of companies whose securities trade in the Nasdaq National Market must receive shareholder approval in the event a possible issuance of securities could result in the issuance of 20% or more of the voting securities of such companies. The Vectra Board believes that it is unlikely that, if and when converted, the 1996 Series A Preferred Stock would be converted into VBC Common Stock such that 20% or more of VBC Common Stock would be held by the former holders of the 1996 Series A Preferred Stock. However, it has determined to solicit VBC Shareholder approval of the issuance of the VBC securities pursuant to the Merger Agreement rather than engage in a potential dispute with the NASD regarding the applicability of the above bylaw provision.



     The VBC Board did not retain any person to render a fairness opinion with respect to the VBC Shareholders, as it believes such an opinion is not necessary or advisable in light of Vectra's history of acquisitions and that the Vectra Shareholders will not be receiving any new securities nor do they have rights to dissent to the Mergers under Colorado law.



     After careful consideration and review, the VBC Board reached its decision based on an analysis of following critical factors:



     - VBC believes that its growth strategy will be enhanced by the proposed transactions. As set forth in "Business of VBC," management expects to continue VBC's growth strategy. Management believes that this strategy will be well served by the acquisition of Bank Land and the Bank;



     - VBC will also benefit from adding another well-established location to its banking network. The Bank complements VBC's strategy of establishing geographically dispersed locations throughout the Denver-Boulder, Colorado area.



     - The business, financial condition, results of operations, and prospects of VBC on a stand-alone basis and a pro forma basis, assuming a combination of Bank Land and the Bank with Vectra. The VBC Board has analyzed the combination of VBC and Bank Land and the Bank, and believes that the combination of the entities would be beneficial to VBC Shareholders;



     - VBC and the Bank's management abilities, and the compatibility of the Bank's and VBC's and Vectra's operating philosophies. As set forth in "The Mergers -- Interests of Chairman of the Board and President of Bank Land and the Bank in the Mergers," VBC will be adding Gary A. Mosko to the VBC Board and entering into an employment agreement with Mr. Mosko upon the Closing. The

       VBC Board believes that the addition of Mr. Mosko to VBC will be of benefit to VBC Shareholders. In addition, Bank Land and the Bank are actively involved in the community in which the Bank is located, which has resulted in increased customer awareness and increased business to the Bank.



     - The terms of the Merger Agreement and other factors. See "Conditions to The Mergers."



     Based on these factors, and without attributing relative weights to any of the foregoing, the VBC Board unanimously recommends that the VBC Shareholders vote FOR approval of the issuance of VBC securities pursuant to the Merger Agreement.



ALLOCATION OF THE FINAL PURCHASE PRICE



     Because Bank Land owns 92.14% of the Bank Common Stock and also owns 100% of the building and land occupied by the Bank, the Final Purchase Price will be apportioned between the Bank Land Shareholders and the Bank Shareholders (other than Bank Land). The method used to apportion the Final Purchase Price is to prorate the entire Final Purchase Price between the two entities based on the ownership of the Bank except that the value of Bank Land's assets (other than its shares of the Bank) are valued at book value or appraised value in the case of real estate. For example, if Bank Land's non-bank assets are valued at $1,955,000, then the remainder of the Final Purchase Price, or $20,401,000 ($22,356,000 minus $1,955,000) is allocated between the Bank minority shareholders and Bank Land based on the interest in relative ownership in the Bank. This method of allocation was established by management of Bank Land and the Bank with the assistance of Wallach and approved by both Boards of Directors.



     Accordingly, the value of Bank Land will be established as its net worth, adjusted upwards based on the difference in the appraised and book value of its building and land, and will be reduced by the book value of Bank Land's investment in the Bank. By this method, the value of Bank Land, excluding its investment in Bank Common Stock, was approximately $1,955,000 at March 31, 1996, and that amount (or adjusted amount, as further provided below in this paragraph) will be allocated to Bank Land from the Final Purchase Price. The remainder of the Final Purchase Price, estimated to be $20,401,000, will be assigned to the Bank Common Stock and will be split between Bank Land Shareholders and Bank Shareholders (other than Bank Land) on the following basis: $18,797,000 (92.14%) to Bank Land Shareholders and $1,604,000 (7.86%) to
the Bank Shareholders (other than Bank Land). The building and land appraisal will be updated to a date proximate to the Closing and the final proration calculations will be based on financial data as of the Month End prior to the Closing.

     Using an assumed Closing Date of June 30, 1996, the gross purchase price (before deduction of the Wallach Bank Land and Bank Transaction Fees and other costs, if any) will be allocated as set forth in the following table:



                                     CALCULATION OF                       ALLOCABLE       ALLOCABLE TO
                                     BANK LAND VALUE                     TO BANK LAND     BANK MINORITY
                                     EXCLUDING BANK         TOTAL        SHAREHOLDERS     SHAREHOLDERS
                                     ---------------     -----------     ------------     -------------
Assumed Final Purchase Price.......                      $22,356,000
Calculation of Bank Land value
  excluding the Bank:
  Net worth at March 31, 1996......    $13,747,000
  Less investment in the Bank......    (12,944,000)
  Less investment in land and
     building......................        (98,000)
  Plus appraised value of land and
     building......................      1,250,000
                                         ---------
  Value of Bank Land excluding the
     Bank..........................    $ 1,955,000         1,955,000     $  1,955,000
                                         =========
                                                          ----------
Portion of Final Purchase Price
  Allocable to Bank................                      $20,401,000
                                                          ==========
Bank Final Purchase Price
  allocation:
  Bank Land Shareholders at
     92.14%........................                                        18,797,000
  Bank minority shareholders
     at 7.86%......................                                                        $ 1,604,000
                                                          ----------       ----------        ---------
Allocation of Final Purchase
  Price............................                      $22,356,000     $ 20,752,000      $ 1,604,000
                                                          ==========       ==========        =========



     Assuming the deduction of the Wallach Bank Land and Bank Transaction Fees and merger costs greater than $100,000, if any, the Bank Land Final Purchase Price and the Bank Final Purchase Price are estimated as follows:



                                                                      ALLOCABLE       ALLOCABLE TO
                                                                     TO BANK LAND     BANK MINORITY
                                                        TOTAL        SHAREHOLDERS     SHAREHOLDERS
                                                     -----------     ------------     -------------
Final Purchase Price...............................  $22,356,000     $ 20,752,000      $ 1,604,000
  Less: Wallach Bank Land and Bank Transaction
     Fees..........................................      327,000          304,000           23,000
  Less: Merger Costs, if any, greater than
     $100,000......................................           --               --               --
                                                                       ----------       ----------
                                                     $22,029,000
Bank Land Final Purchase Price.....................                  $ 20,448,000
                                                                       ==========
Bank Final Purchase Price..........................                                    $ 1,581,000
                                                                                        ==========


FAIRNESS OPINIONS OF BANK LAND AND THE BANK FINANCIAL ADVISOR


     Wallach has rendered an opinion that, as of             , 1996, the date of
this Prospectus/Joint Proxy Statement, the Bank Land Merger Consideration to be received by Bank Land Shareholders in the Bank Land Merger is fair to the Bank Land Shareholders from a financial point of view. Wallach has rendered a
separate opinion that, as of             , 1996, the Bank Merger Consideration
to be received by the Bank Shareholders (other than Bank Land) in the Bank Merger is fair to the Bank Shareholders from a financial point of view. The full texts of the respective fairness opinions are attached hereto as Appendix D (Bank Land) and Appendix E (Bank) and should be read in their entirety by the Bank Land Shareholders and Bank Shareholders, respectively. The summary of the respective opinions is qualified in its entirety by reference to the full text of the related opinion.

     The Bank Land Board and the Bank Board retained Wallach as their financial advisor on the basis of the firm's experience and expertise with the financial services and banking industries and with transactions similar to the Mergers. Wallach is familiar with Bank Land and the Bank, having provided certain investment banking services to Bank Land during the second quarter of 1994 in connection with the proposed acquisition of Bank Land by a locally-owned multi-bank holding company based in the Denver metropolitan area. The proposed acquisition was mutually terminated on June 30, 1994 due to an inability to reach final terms.

     In connection with delivering its fairness opinions, Wallach, among other things:

          (a) Reviewed certain financial statements and other financial information of Bank Land and the Bank;

          (b) Reviewed the current condition and growth prospects for Bank Land and the Bank, including financial projections prepared by Bank Land and the Bank management;

          (c) Discussed the past and current operations and financial condition and prospects of the Bank with management of Bank Land and the Bank;

          (d) Considered the prospect for value, liquidity, dividend yield and appreciation if the Bank were to remain independent;

          (e) Evaluated the economic, banking and competitive climate in Colorado, with special consideration given to recent transactions that may have increased the competitive environment of the financial services and banking industries;

          (f) Reviewed the process used in marketing Bank Land and the Bank, including a review of potential acquirors contacted and their responses relative to a potential acquisition of Bank Land and the Bank;

          (g) Compared the various offers received and not withdrawn from interested parties and determined that the Vectra offer represented the highest value in absolute terms;

          (h) Compared the Vectra offer to recent transactions involving other institutions in Colorado and the Denver metropolitan area;

          (i) Reviewed the implications for Bank Land Shareholders and Bank Shareholders of receiving stock of VBC with regard to prospects for liquidity and such stock and cash with regard to taxation;

          (j) Met with VBC management and reviewed certain financial statements and reports of VBC and Vectra;

          (k) Examined the price and trading activity for VBC stock;

          (l) Reviewed the Merger Agreement;

          (m) Analyzed the price obtainable for Bank Land Common Stock and the Bank Common Stock at this time compared with the risks involved in possible price available at a later time;

          (n) Evaluated the future growth prospects of VBC following the Mergers; and

          (o) Evaluated the allocation of the Final Purchase Price between the Bank and Bank Land.

     Wallach relied without independent verification upon the accuracy and completeness of all financial and other information reviewed by it for purposes of the respective fairness opinions. In addition, Wallach has relied without independent verification upon an independent appraisal of the Bank building and land. The fairness opinions are necessarily based on information as of the date of this Prospectus/Joint Proxy Statement. The respective fairness opinions are directed only to the consideration to be received by Bank Land Shareholders and Bank Shareholders for their shares if the Mergers are consummated and do not constitute a recommendation to any Bank Land Shareholder or the Bank Shareholder as to how such shareholder should vote at the Bank Land Special Meeting or the Bank Special Meeting, as the case may be.

SUMMARY OF WALLACH FINANCIAL ANALYSIS OF OFFERING PRICE

     PRICING MULTIPLES IMPLIED BY FINAL PURCHASE PRICE. The Final Purchase Price consists of $21,600,000 plus 7% per annum times such amount between December 26, 1995 (the date of the Merger Agreement) and actual Closing. The Final Purchase Price, estimated at $22,356,000, is for 100% of Bank Land Common Stock and Preferred Stock and 100% of the Bank Common Stock. This estimate assumes that the Closing occurs on June 30, 1996. The Final Purchase Price will be more or less than the estimated amount depending upon the actual Closing Date.

     September 30, 1995 information relating to the Bank and Bank Land was used in the following analyses since it was the latest quarter end data available prior to the date of the Merger Agreement and is comparable to multiple analysis use of other companies which are also based on data before the dates of announcements of acquisitions.




     Assuming the estimated Final Purchase Price of $22,356,000 less the estimated $1,604,000 attributable to the value of the Bank not owned by Bank Land, the resulting value of Bank Land to be realized by Bank Land Shareholders is $20,752,000. Based upon this value, the estimated multiple of earnings for the twelve months ended September 30, 1995 was 11.1. The price multiple of assets was 18.8%. The multiple of book value was 159.4%. The multiple of book value up to 7.5% equity to assets with the excess equity assigned dollar for dollar was 193.3%.




     Assuming the estimated Final Purchase Price of $22,356,000 less the estimated $1,955,000 attributable to the value of Bank Land, exclusive of its Bank Common Stock, the resulting value of the Bank to be realized by Bank Shareholders is $20,401,000. Based upon this value, the estimated multiple of earnings for the twelve months ended September 30, 1995 was 10.2. The price multiple of assets was 18.6%. The multiple of book value was 155.2%. The multiple of book value up to 7.5% equity to assets with the excess equity assigned dollar for dollar was 188.3%.

     COMPARISON OF OFFERS. Wallach compared the Vectra offer to the other two written offers and found the price offered by Vectra to be highest. One of the other offers consisted of cash; the other was all common stock.

     COMPARABLE MERGER ANALYSIS. Wallach reviewed publicly available information on the five bank holding company merger and acquisition transactions known by Wallach to have occurred since January 1, 1994 in Colorado and the Denver metropolitan area, which Wallach believed were similar to Bank Land and the Bank in size, market and financial performance. Wallach compared certain percentages and multiples implied by the Vectra offer with comparable percentages and multiples for these five transactions. The average price offered in these transactions as a multiple of trailing earnings was 11.9 as compared to 11.1 associated with the Vectra offer for Bank Land and 10.2 for the Bank. The average price multiple of assets in these transactions was 13.1% versus 18.8% associated with the Vectra offer for Bank Land and 18.6% for the Bank. The average multiple of book value in these transactions was 188% as compared to 159% associated with the Vectra offer for Bank Land and 155% for the Bank.

     Wallach noted that Bank Land and the Bank had a much higher equity to asset ratio of 11.8% and 12.0%, respectively, versus the 6.9% average of the other five comparable companies. Calculating the price to book value up to 6.9% equity to assets with the excess equity assigned dollar for dollar produces a measure which more accurately compares price to book value. Using this measurement, the average adjusted price to book value ratio for these transactions was 195% versus 202% associated with the Vectra offer for Bank Land and 197% for the Bank.

     Wallach concluded the analysis of Bank holding company merger and acquisition transactions indicated the Vectra offer was similar to that received by other comparable banking companies and supported the fairness of the transaction from a financial point of view. Wallach is not aware of any merger or acquisition transactions involving the sale of commercial banks since November 30, 1995, which it believes are comparable to Bank Land and the Bank and for which information is publicly available.

     PUBLIC COMPARABLE ANALYSIS AND STOCK TRADING HISTORY. Wallach also compared selected financial figures, percentages and multiples of Bank Land and the Bank to the corresponding statistics for nine publicly-traded Rocky Mountain-based financial institutions of which Union Bankshares, Ltd. and First State Bancorporation were believed to be the most comparable. While these bank holding companies are publicly traded, they have not been acquired. For purposes of comparing the theoretical transactions involving these bank holding companies to the Vectra offer, Wallach therefore increased the valuation multiples of the public bank holding companies by 25.7% to reflect a control premium paid for 100% conveyance of a bank's common stock. The control premium is the average premium paid nationwide for acquisitions in the banking industry during the period January 1, 1995 through December 31, 1995. These adjustments resulted in a theoretical average price to trailing earnings multiple of 12.9 versus 11.1 associated with the Vectra offer for Bank Land and 10.2 for the Bank. The theoretical average price multiple of assets was 10.8% versus 18.8% associated with the Vectra offer for Bank Land and 18.6% for the Bank. The theoretical average price to book value ratio was 133% versus 159% associated with the Vectra offer for Bank Land and 155% for the Bank.



     Wallach noted that Bank Land and the Bank had a much higher equity to asset ratio of 11.8% and 12.0%, respectively, versus the 8.1% average for the two comparable publicly-traded companies. The theoretical average percentage of book value ratio up to 8.1% equity to assets, with the excess equity assigned dollar for dollar, was 135% versus 186% associated with the Vectra offer for Bank Land and 182% for the Bank.



     Wallach concluded that the analysis of publicly trading banking companies indicated the Vectra offer was similar to or more attractive than theoretical transactions involving these companies and supported the fairness of the transaction from a financial point of view.


     Wallach reviewed the stock trading history of VBC Common Stock and data concerning relative stock price performance against certain indices and comparable companies and VBC stock valuation data.


     CONCLUSION. Wallach believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of their analyses and the factors considered by them could create an incomplete understanding of the process underlying the preparation of its fairness opinions. No company or transaction used in the company comparable transaction analysis is identical to Bank Land/Bank, VBC/Vectra or the Mergers. Accordingly, in its analyses, Wallach used complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or the acquisition value of the companies to which they are being compared.


     The terms of the engagements of Wallach by Bank Land and by the Bank are set forth in engagement letters dated February 7, 1995, in the case of Bank Land, and January 4, 1996, in the case of the Bank. Pursuant to these letters, if the Mergers are consummated, Bank Land and the Bank will pay a transaction fee of 2% of their apportioned share of the Final Purchase Price. Wallach has received a monthly retainer of $7,500 from Bank Land since February 7, 1995, which amount will be credited against the transaction fee payable by Bank Land if the Mergers are consummated. Bank Land has also agreed to reimburse Wallach for its out-of-pocket expenses, and both Bank Land and the Bank have agreed to indemnify Wallach against all losses or liabilities to which Wallach may become subject in connection with the Mergers, other than losses or liabilities resulting from Wallach's bad faith or gross negligence.

CONVERSION RATIOS

     By virtue of the Bank Land Merger and the Bank Merger, automatically and without any action on the part of the Bank Land Shareholders or the Bank Shareholders, each share of Bank Land Class A Common Stock, Bank Land Class B Common Stock and Bank Land Preferred Stock, and each share of the Bank Common Stock, issued and outstanding at the Effective Time (in each case other than shares of Bank Land Class A Common Stock or the Bank Common Stock held by Bank Land Dissenting Shareholders or the Bank Dissenting Shareholders, as the case may be) will become and be converted into shares of 1996 Series A Preferred Stock and cash in the following manner:

                                   BANK LAND


     The Bank Land Preferred Stock Shareholder will receive the Bank Land Preferred Stock Payment. The Bank Land Common Stock Shareholders will receive the Adjusted Bank Land Final Purchase Price. In each case such shareholders will receive 50.1% of the consideration in 1996 Series A Preferred Stock (valued at $100 per share) and 49.9% of the consideration in cash.


     The 1996 Series A Preferred Stock and cash to be distributed to the Bank Land Shareholders will be distributed as follows:

     BANK LAND PREFERRED STOCK SHAREHOLDER. The Bank Land Preferred Stock Shareholder will receive his share of the Adjusted Bank Land Final Purchase Price allocated between 1996 Series A Preferred Stock and cash as follows:

          (i) 1996 Series A Preferred Stock equal to the Bank Land Preferred Stock Payment multiplied by 0.501 divided by 100, rounded up or down to the nearest whole share; and

          (ii) cash equal to the Bank Land Preferred Stock Payment minus the product of [the number of shares of 1996 Series A Preferred Stock to be distributed to the Bank Land Preferred Stock Shareholder multiplied by 100], rounded up or down to the nearest whole cent.

     Assuming a Final Purchase Price of $22,356,000 and deduction of the Wallach Bank Land Transaction Fee, the Bank Land Preferred Stock Payment would be $1,535,000, resulting in the payment to the Bank Land Preferred Stock Shareholder of 7,690 shares of 1996 Series A Preferred Stock and $766,000.


     HOLDERS OF BANK LAND COMMON STOCK. Each Bank Land Non-Dissenting Shareholder who owns shares of Bank Land Common Stock (whether Class A Common Stock or Class B Common Stock) as of the Effective Time will receive his or her share of the Adjusted Bank Land Final Purchase Price equal to the Adjusted Bank Land Final Purchase Price multiplied by the quotient of [the total number of shares of Bank Land Common Stock owned by such Shareholder as of the Effective Time divided by the total number of shares of Bank Land Common Stock owned by all Bank Land Non-Dissenting Shareholders as of the Effective Time], rounded up or down to the nearest whole cent. Assuming a Final Purchase Price of $22,356,000, and after deducting the Bank Land Preferred Stock Payment, and the Wallach Bank Land Transaction Fee, the Adjusted Bank Land Final Purchase Price would be $18,914,000 resulting in per common share sales proceeds of $54.85. Each shareholder's Adjusted Bank Land Final Purchase Price will be allocated between 1996 Series A Preferred Stock and cash as follows:


          (i) 1996 Series A Preferred Stock equal to his or her share of the Adjusted Bank Land Final Purchase Price multiplied by 0.501 divided by 100, rounded up or down to the nearest whole share; and

          (ii) cash equal to his or her share of the Adjusted Bank Land Final Purchase Price minus the product of [the number of shares of 1996 Series A Preferred Stock to be distributed to such Bank Land Non-Dissenting Shareholder multiplied by 100], rounded up or down to the nearest whole cent.


     Assuming the shareholder owns 1,000 shares of Class A Common Stock or Class B Common Stock and further assuming there are no Bank Land Dissenting Shareholders, he or she would receive 275 shares of 1996 Series A Preferred Stock and $27,350. To the extent there are Bank Land Dissenting Shareholders, the 1996 Series A Preferred Stock equal to 50.1% of the Adjusted Bank Land Final Purchase Price will be apportioned among the Bank Land Non-Dissenting Shareholders based on their respective percentage ownership. As a result, if there are Bank Land Dissenting Shareholders, Bank Land Non-Dissenting Shareholders will get proportionately more 1996 Series A Preferred Stock and less cash.



     Bank Land Dissenting Shareholders will receive all cash for their shares. See "The Mergers -- Rights of Bank Land and Bank Dissenting Shareholders -- Bank Land."

                                    THE BANK

     The Bank Shareholders (other than Bank Land and Vectra) as of the Effective Time will receive in the aggregate the Bank Final Purchase Price comprised of 50.1% in 1996 Series A Preferred Stock (valued at $100 per share) and 49.9% in cash.

     The 1996 Series A Preferred Stock and cash to be distributed to the Bank Shareholders (other than Bank Land and Vectra) will be distributed as follows:


     Each Bank Non-Dissenting Shareholder will receive his or her share of the Bank Final Purchase Price equal to the Bank Final Purchase Price multiplied by the quotient of [the total number of shares of the Bank Common Stock owned by such shareholder as of the Effective Time divided by the total number of shares of the Bank Common Stock owned by all Bank Non-Dissenting Shareholders as of the Effective Time], rounded up or down to the nearest whole cent. Assuming a Final Purchase Price of $22,356,000, and after deducting the Wallach Bank Transaction Fee, the Bank Final Purchase Price would be $1,581,000 resulting in per common share sales proceeds to each Bank Shareholder of $134.12. The Adjusted Bank Final Purchase Price will be allocated to the shareholder between 1996 Series A Preferred Stock and cash as follows:


          (i) 1996 Series A Preferred Stock equal to his or her share of the Adjusted Bank Final Purchase Price multiplied by 0.501 divided by 100, rounded up or down to the nearest whole share; and


          (ii) cash equal to his or her share of the Adjusted Bank Final Purchase Price minus the product of [the number of shares of 1996 Series A Preferred Stock to be distributed to such shareholder multiplied by 100], rounded up or down to the nearest whole cent.



     Assuming a shareholder owns 100 shares of the Bank Common Stock and further assuming there are no Bank Dissenting Shareholders, he or she would receive 67 shares of 1996 Series A Preferred Stock and $6,712. To the extent there are Bank Dissenting Shareholders, the 1996 Series A Preferred Stock equal to 50.1% of the Bank Final Purchase Price will be apportioned among the Bank Non-Dissenting Shareholders based on their respective percentage ownership. As a result, if there are Bank Dissenting Shareholders, Bank Non-Dissenting Shareholders will get proportionately more 1996 Series A Preferred Stock and less cash.


     Any Bank Dissenting Shareholder who withdraws or loses his or her right to dissent to the Bank Merger following the Effective Time will receive his or her individual share of the Bank Final Purchase Price in the form of 1996 Series A Preferred Stock (50.1%) and cash (49.9%). Any Bank Dissenting Shareholder who perfects his or her dissenter's rights will receive all cash for his or her shares of the Bank Common Stock. See "Rights of Dissenting Bank Land and Bank Shareholders -- the Bank."

     No fractional shares of 1996 Series A Preferred Stock will be issued by VBC. In lieu of the issuance of any fractional shares of 1996 Series A Preferred Stock, VBC will round up to the next whole share of 1996 Series A Preferred Stock and reduce the amount of cash to be distributed to such shareholder by the dollar amount of the additional fractional share issued to such shareholder based on a value of $100 per share.

     See "Description of VBC 1996 Series A Preferred Stock" and "Comparative Rights of Bank Land and Bank Shareholders -- Authorized Capital Stock."

STOCK CERTIFICATE EXCHANGE

     At and after the Effective Time, each certificate previously representing shares of Bank Land Class A and Class B Common Stock, Bank Land Preferred Stock and the Bank Common Stock (other than shares of the Bank Common Stock owned by Bank Land and Vectra and other than shares to which dissenter's rights have been perfected) will represent the right to receive the number of whole shares of 1996 Series A Preferred Stock into which such shares of Bank Land Class A and Class B Common Stock, Bank Land Preferred Stock and the Bank Common Stock have been converted pursuant to the Mergers. Certificates previously representing shares of Bank Land Class A and Class B Common Stock, the Bank Preferred Stock and the Bank Common Stock will be exchanged only upon the surrender to VBC of such certificates.

     As of the Effective Time, VBC and Vectra shall deposit or cause to be deposited with American Securities Transfer, Inc. (the "Exchange Agent"), for the benefit of the holders of the Bank Land Class A and Class B Common Stock, the Bank Land Preferred Stock and the Bank Common Stock for exchange certificates representing the shares of 1996 Series A Preferred Stock and cash to be issued and paid, respectively, pursuant to the Mergers (the "Exchange Fund").

     Promptly after the Effective Time, Vectra or VBC shall cause the Exchange Agent to mail to each holder of record of Bank Land and the Bank stock the following: (i) a letter of transmittal specifying that delivery will be effected, and risk of loss to the certificates will pass, only upon delivery of the certificates to the Exchange Agent; and (ii) instructions for use in effecting the surrender of the certificates in exchange for the consideration to be received by Bank Land and the Bank shareholders. Upon the proper surrender of a certificate to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such certificate will be entitled to receive in exchange therefor the appropriate consideration in the Mergers, and the certificate so surrendered will be canceled. No interest will be paid or accrued on unpaid dividends and distributions, if any, payable to holders of certificates.

     In the event of a transfer of ownership of any shares of Bank Land Class A or Class B Common Stock, Bank Land Preferred Stock or the Bank Common Stock not registered in the transfer records of Bank Land or the Bank, as the case may be, consideration to be paid may be delivered to the transferee only if the certificate representing such stock is presented to the Exchange Agent, accompanied by documents sufficient (i) to evidence and effect such transfer and
(ii) to evidence that all applicable stock transfer taxes, if any, have been paid.

     If a certificate for Bank Land or the Bank stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

     After the Effective Time, there will be no permitted transfers on the stock transfer books of shares of stock of Bank Land and the Bank issued and outstanding at the Effective Time. If certificates representing shares of Bank Land or the Bank stock are presented for transfer after the Effective Time, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

     If any certificate for shares of 1996 Series A Preferred Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, the surrendered certificate must be endorsed properly and otherwise in proper form for transfer, and the person requesting such exchange must pay the Exchange Agent any costs incurred by reason of the issuance of a certificate for shares of 1996 Series A Preferred Stock in any name other than that of the registered holder of the certificate surrendered and pay any transfer taxes that may be payable.

SHAREHOLDERS OF BANK LAND AND THE BANK, OTHER THAN SHAREHOLDERS WHO ELECT TO EXERCISE THEIR DISSENTERS' RIGHTS, SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE WRITTEN INSTRUCTIONS FROM THE EXCHANGE AGENT.


INTERESTS OF CHAIRMAN OF THE BOARD AND PRESIDENT OF BANK LAND AND THE BANK IN THE MERGERS


     In considering the recommendation of the Bank Land Board and the Bank Board with respect to the Merger Agreement, the Bank Land Shareholders and Bank Shareholders should be aware that Gary A. Mosko, President and Chairman of the Board of Bank Land and the Bank, has interests in the Mergers that are in addition to the interests of the Bank Land Shareholders and Bank Shareholders generally.

     EMPLOYMENT AGREEMENT. On the Closing Date of the Mergers, Mr. Mosko will enter into a three-year employment agreement (the "Employment Agreement") with Vectra providing for an annual salary of not less than $125,000. Mr. Mosko will serve as an Executive Vice President of Vectra and will also be elected to the board of directors of VBC and Vectra effective on the Closing Date. The Employment Agreement also provides that, on or prior to the Closing Date, (i) the automobile currently being used by Mr. Mosko and owned by the Bank will be transferred to Mr. Mosko in consideration for a cash payment by Mr. Mosko to the Bank in an amount equal to the depreciated book value of that automobile as of May 31, 1996; (ii) the Bank's memberships in Green Gables Country Club and Metropolitan Club will be transferred to Mr. Mosko and any obligations with respect to those memberships after the Closing Date will be paid by him; and (iii) the Bank's season tickets, including the rights thereto, to the Colorado Rockies, Denver Broncos, Denver Nuggets and Colorado Avalanche will be transferred to Mr. Mosko and any obligations with respect to those season tickets will thereafter be paid by him.

     The Employment Agreement may be terminated by Mr. Mosko at any time with or without cause upon 60 days' prior written notice to the Bank. In addition, in the event of a material, uncorrected breach of the Employment Agreement by Vectra, Mr. Mosko may elect to discontinue his employment, in which event Vectra must perform all of its obligations through the remainder of the three-year term. Vectra may terminate the Employment Agreement only for cause.

     COVENANT NOT TO COMPETE. Mr. Mosko will also enter into a four-year covenant not to compete ("Covenant Not to Compete") with Vectra on the Closing Date in consideration for which Mr. Mosko will receive a total payment of $540,000, payable in equal quarterly installments of $33,750. The Covenant Not to Compete covers a 50-mile radius of Vectra and provides that, in the event there is a change in control of VBC during the term of the Covenant Not to Compete, Mr. Mosko may terminate the Covenant Not to Compete on the date of such change in control in which event Vectra must pay to Mr. Mosko the unpaid balance of the $540,000. A change of control as used in the Covenant Not to Compete means a merger or consolidation of VBC into another entity where the VBC shareholders prior to such merger or consolidation own less than 50% of such entity following the merger or consolidation.

     BANK LAND PREFERRED STOCK PAYMENT. In February 1994, Bank Land issued a total of 100,000 shares of Bank Land Preferred Stock to Mr. Mosko. The terms of the Bank Land Preferred Stock provide that in the event of a sale of Bank Land, Mr. Mosko, as the holder of the Bank Land Preferred Stock, will receive 7 1/2% of the net proceeds resulting from the sale. For this purpose, net proceeds means the net amount received in consideration of the sale of Bank Land's stock after payment of commissions and expenses of sale. The Bank Land Merger constitutes a sale for purposes of the provisions of the Bank Land Preferred Stock. The estimated amount of the Bank Land Preferred Stock Payment to Mr. Mosko is approximately $1,535,000 and will be paid 50.1% in 1996 Series A Preferred Stock (approximately 7,690 shares valued at approximately $769,000) and 49.9% in cash (approximately $766,000).


     The Bank Land Preferred Stock was issued to Mr. Mosko in February 1994 (effective January 1, 1994) pursuant to the terms of an agreement between Mr. Mosko and Bank Land (the "1994 Agreement"). The principal terms of the Bank Land Preferred Stock, i.e., the payment of 7.5% of the net proceeds resulting from a sale of Bank Land, were agreed to in July 1989 pursuant to the terms of a letter agreement (the "1989 Letter Agreement") among Mr. Mosko and the heads of the three families directly or indirectly owning substantially all of Bank Land's capital stock. The 1989 Letter Agreement provided that the payment was to be in recognition of Mr. Mosko's then 16 years of service to the Bank. The 1994 Agreement by its terms replaced the 1989 Letter Agreement and provided that the Bank Land Preferred Stock was to be issued to Mr. Mosko in recognition of his prior services. The Bank Land Preferred Stock was issued to Mr. Mosko at or about the time Bank Land was negotiating the sale of Bank Land to another bank holding company unrelated to VBC. (This proposed sale was subsequently terminated by mutual agreement.) The Bank Land Preferred Stock was created pursuant to an amendment to Bank Land's Articles of Incorporation approved by the Bank Land Shareholders in February 1994.


CONDITIONS OF THE MERGERS

     CONDITIONS TO THE OBLIGATIONS OF VECTRA AND VBC. The obligations of Vectra and VBC under the Merger Agreement are subject to the satisfaction of the following conditions:

          i. The representations and warranties made by Bank Land and the Bank in the Merger Agreement shall have been true when made and shall be true at the Closing in all material respects, and Bank Land and the Bank shall have performed or complied with all covenants and conditions required by the Merger Agreement to be performed or complied with by them prior to or at the Closing.

          ii. Vectra, VBC, Bank Land and the Bank shall have received such approvals, orders or exemptions from such regulatory authorities as may be necessary to enable the consummation of the Mergers.

          iii. On the Closing Date, there shall not be any litigation or proceeding pending or threatened against Vectra, VBC, Bank Land or the Bank in or by any court or governmental agency or authority which seeks to restrain, enjoin or prohibit consummation of the Mergers.

          iv. All proceedings, corporate, judicial, administrative or other, to be held or taken in connection with the transactions contemplated by the Merger Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel of VBC.

          v. The loan loss reserve of the Bank shall be equal to or the greater of (1) $1,250,000, and (2) an adequate reserve agreed to by Bank Land and Vectra as of the Closing Date.

          vi. Vectra and VBC shall have received from counsel for Bank Land and the Bank, an opinion, dated as of the Closing Date, with respect to certain matters.

          vii. There shall have been no material adverse change, nor shall such a material adverse change be pending on the Closing Date, in the business, assets, condition, financial or otherwise, or results of operation of Bank Land or the Bank.

          viii. Bank Land and the Bank shall have executed and delivered to Vectra and VBC all agreements and documents required to be executed and delivered by Bank Land and the Bank on or prior to the Closing Date.

          ix. Vectra shall have received a tax opinion dated as of the Closing Date from Freeborn & Peters that, for federal income tax purposes, with respect to Vectra, VBC, Bank Land and the Bank, the Bank Land Merger should be treated as a reorganization under Section 368(a) of the Code and the Bank Merger should be treated either as a reorganization under Section 368(a) of the Code or a liquidation under Sections 332 and 337 of the Code.

          x. Bank Land shall have furnished Vectra with an agreement from each "affiliate" of Bank Land as defined in the rules adopted under the Securities Act of 1933, as amended, to the effect that: (a) the affiliate is familiar with SEC Rule 144; (b) none of the shares of 1996 Series A Preferred Stock or VBC Common Stock acquired upon conversion of the 1996 Series A Preferred Stock obtained by the affiliate pursuant to the Merger Agreement will be transferred by or through the affiliate in violation of the federal securities laws; (c) the affiliate acknowledges that VBC is under no obligation to register the sale, transfer, or the disposition of 1996 Series A Preferred Stock by the affiliate or take any action necessary in order to make an exemption from registration available to the affiliate and understands that VBC will satisfy the public information requirements of Rules 144 and 145 during the three-year period following the Closing Date.

          xi. Not more than 10% of the outstanding shares of Bank Land Common Stock shall have dissented, under the CBCA, to the Bank Land Merger.

          xii. Not more than 45% of the outstanding shares of the Bank Common Stock owned by the Bank shareholders (exclusive of shares owned by Bank Land and Vectra) shall have dissented, under the CBC, to the Bank Merger.


          xiii. Gary A. Mosko shall have executed and delivered to VBC and Vectra an Employment Agreement and Covenant Not to Compete in the form as described above under "The Mergers -- Interests of Chairman of Board and President of Bank Land and the Bank in the Mergers."

     CONDITIONS TO OBLIGATIONS OF BANK LAND AND THE BANK. The obligations of Bank Land and the Bank under the Merger Agreement are subject to the satisfaction of the following conditions:

          i. The representations and warranties made by VBC and Vectra in the Merger Agreement shall have been true when made and shall be true at the Closing in all material respects. VBC and Vectra shall have performed or complied with all covenants and conditions required by the Merger Agreement to be performed or complied with by them prior to or at the Closing.

          ii. Vectra, VBC, Bank Land and the Bank shall have received such approvals, orders or exemptions from such regulatory authorities as may be necessary to enable the consummation of the Mergers.

          iii. On the Closing Date, there shall not be any litigation or proceeding pending or threatened against Vectra, VBC, Bank Land or the Bank in or by any court or governmental agency or authority which seeks to restrain, enjoin or prohibit consummation of the Mergers.

          iv. All proceedings, corporate, judicial, administrative or other, to be held or taken in connection with the transactions contemplated by the Merger Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel of Bank Land.

          v. Bank Land and the Bank shall have received from counsel for Vectra and VBC, an opinion, dated as of the Closing Date, with respect to certain matters.

          vi. There shall have been no material adverse change, nor shall such a material adverse change be threatened on the Closing Date, in the business, assets, condition, financial or otherwise, or results of operation of Vectra or VBC.

          vii. VBC and Vectra shall have executed and delivered to Bank Land and the Bank all agreements and documents required to be executed and delivered by VBC and Vectra on or prior to the Closing Date.

          viii. Bank Land and the Bank shall have received the opinion of Freeborn & Peters, dated as of the Closing Date, substantially to the effect that, the Bank Land Merger will qualify for federal income tax purposes as a reorganization under Section 368(a)(2)(D) of the Code, and the Bank Merger will be treated either as a reorganization under Section 368(a)(2)(D) of the Code or a liquidation under Sections 332 or 337 of the Code.

          ix. On or prior to the Closing Date, Bank Land shall have received a fairness opinion from Wallach to the effect that the terms of the Bank Land Merger are fair to the Bank Land Shareholders from a financial point of view.

          x. On or prior to the Closing Date, the Bank shall have received a fairness opinion from Wallach to the effect that the terms of the Bank Merger are fair to the Bank Shareholders from a financial point of view.

          xi. Gary A. Mosko, Vectra and VBC shall have executed and delivered the Employment Agreement and Covenant Not to Compete in the form as described above under " -- Interest of Chairman of Board and President of Bank Land and the Bank in the Mergers."


          xii. Vectra and VBC shall be in compliance in all material respects with their respective commitments to the Federal Reserve Bank of Kansas City in connection with the approval of the Board of Governors of the acquisition of First Denver Corporation by VBC (see "Business of
     VBC -- General") set forth in the letter of the Federal Reserve Bank of Kansas City to VBC dated October 26, 1995. Such letter, among other things, generally requires the VBC Board to ensure that the price sensitivity of VBC's investment portfolio is reduced by limiting maximum potential market value depreciation as a percent of Tier 1 capital to agreed upon levels at certain time frames, and that holdings of certain classes of collateralized mortgage obligations ("CMOs") be reduced.


          xiii. VBC shall have executed and delivered the VBC Contingent Warrant in the form attached hereto as Appendix G, and as described below under description of "VBC Contingent Warrants."

     No assurance can be provided as to when, or whether all of the other conditions precedent to the Mergers will be satisfied or waived by the party permitted to do so. If the Mergers are not effected on or before October 31, 1996, the Merger Agreement may be terminated, and the Mergers abandoned by any party upon written notice to the other parties.


REGULATORY APPROVALS


     The Mergers are subject to prior approval of the Board of Governors and the FDIC, and such approvals have been obtained.



     The Bank Merger is also subject to the approval by the Banking Board for the Division of Banking for the State of Colorado, which has been obtained.


EFFECTIVE TIME AND CONSUMMATION OF THE MERGERS


     The Effective Time of the Mergers will occur upon filing articles of merger with the Secretary of State of Colorado with respect to the Mergers. The Merger Agreement provides that the parties thereto will cause articles of merger to be filed as soon as practicable after each of the conditions to consummation of the Mergers has been satisfied or waived, but in no event later than three business days following the Closing. See "The Mergers -- Conditions of the Mergers" and "--Regulatory Approvals." The Mergers cannot become effective until the shareholders of Bank Land and the Bank have approved and adopted the Merger Agreement.


CONDUCT OF BUSINESS PENDING THE MERGERS

     Pursuant to the Merger Agreement, each of Bank Land and the Bank have agreed that until the Closing, except as contemplated by the Merger Agreement or with the prior written consent of VBC (which consent will not be unreasonably withheld), they will:

          i. not amend their articles of incorporation or bylaws;

          ii. not issue or sell any shares of capital stock or options or warrants;

          iii. not enter into any contracts outside the ordinary course of business;

          iv. be managed and operated consistent with past practices;

          v. not grant any increase in employee compensation inconsistent with past practices;

          vi. properly accrue sufficient reserves in accordance with generally accepted accounting principles for payment of all taxes;

          vii. cause the Bank to accrue loan loss reserves so that as of the Closing Date the loan loss reserve of the Bank will be equal to the greater of (a) $1,250,000 and (b) an adequate reserve agreed to by Bank Land and Vectra as of the Closing Date;

          viii. notify VBC at least two business days in advance of the loan and discount meetings of the Bank and allow a designated representative of VBC to attend such meetings;

          ix. not invest in securities having maturities in excess of three years from the date of purchase;

          x. not encumber, sell or dispose of assets, except in the ordinary course of business, keep in force all insurance policies and maintain tangible property consistent with past business practices;

          xi. comply with all applicable laws;

          xii. not to permit material breaches of material contracts;

          xiii. file all appropriate tax returns;

          xiv. cooperate fully with VBC in connection with applications to consummate the transactions contemplated by the Merger Agreement;

          xv. not renew or extend any employment contracts; and

          xvi. not pay any dividends.

     In addition, each of Bank Land and the Bank have agreed that from the date of the Merger Agreement until the date that the Merger Agreement is terminated, they, and their representatives, will not directly or indirectly solicit or encourage the initiation of any inquiry, proposal or offer from any person or entity (other than Vectra or VBC) relating to any acquisition transaction of Bank Land or the Bank, except to the extent legally required for the discharge by the members of the Bank Land Board or the Bank Board of their fiduciary duties as advised in writing by such boards' counsel, engage in any negotiations concerning, or provide any confidential information of Bank Land or the Bank or provide data to, or have any discussions with, any person relating to such a transaction, or otherwise facilitate any effort to attempt to make or implement such a transaction. Bank Land and the Bank will notify VBC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Bank Land or the Bank.

WAIVER AND AMENDMENT; TERMINATION

     Any term or condition of the Merger Agreement may be waived at any time by the party entitled to the benefit thereof, provided that any such waiver is in writing. The Merger Agreement may be amended at any time provided that such amendment is approved in writing by VBC, Vectra, Bank Land and the Bank. The Merger Agreement will terminate if any regulatory agency disapproves of any of the applications required to be filed by VBC to consummate the Mergers.


     If the Closing contemplated by the Merger Agreement has not occurred on or before October 31, 1996, either VBC or Bank Land may terminate the Merger Agreement upon written notice to the other party. In addition, if any of the representations, warranties, or covenants of any party are found to be untrue or breached in any material respect, at or prior to Closing and the other party shall not have cured such breach within 30 days after written notice has been given of the existence of such breach, then the non-breaching party may terminate the Merger Agreement upon written notice to the other party. The Merger Agreement may also be terminated by the written agreement of all of VBC, Vectra, Bank Land and the Bank.


     Upon termination and abandonment of the Merger Agreement, it will be of no further force or effect and there will be no liability or obligation of any party under the Merger Agreement; provided, however, that the parties will hold in confidence all the information obtained from the others pursuant to the Merger Agreement and they will bear their own expenses incurred in connection with the Merger Agreement, except that VBC will pay for the costs of printing this Prospectus/Joint Proxy Statement.

     In addition, notwithstanding the provisions of the Merger Agreement, if a party defaults under the Merger Agreement, such party shall pay all reasonable costs and expenses incurred by the other parties in connection with actions taken to enforce performance or observance of the Merger Agreement by the defaulting party, whether by legal proceeding or otherwise and including, without limitation, reasonable attorneys' fees and court costs.

RESALES OF SECURITIES RECEIVED IN THE MERGERS


     The shares of VBC 1996 Series A Preferred Stock to be issued in the Mergers, any shares of VBC Common Stock acquired upon conversion of such stock, the VBC Contingent Warrants and any Stated Shares (as defined in the VBC Contingent Warrant) acquired under the VBC Contingent Warrants, collectively referred to herein as the "VBC Securities," will be freely transferable under the Securities Act, except for shares issued to any Bank Land or the Bank shareholder who may be deemed to be an "affiliate" of either company for purposes of Rule 145 under the Securities Act at the time of the Bank Land Special Meeting or the Bank Special Meeting, as the case may be. Such affiliates may not sell their VBC Securities except pursuant to an effective registration statement under the Securities Act covering such securities or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Bank Land or the Bank generally will include individuals or entities that control, are controlled by or are under common control with Bank Land or the Bank, and will likely include the executive officers and directors of Bank Land or the Bank as well as each Bank Land Shareholder owning 10% or more of the Bank Land Common Stock.


     Bank Land Shareholders and Bank Shareholders who are "affiliates" (for purposes of Rule 145) of Bank Land or the Bank, as the case may be, must deliver to VBC a written agreement intended to ensure compliance with the Securities Act as a condition to the Mergers. A copy of the form of written agreement, referred to as an "Affiliate Letter," is attached hereto as Appendix H.

ACCOUNTING TREATMENT

     The Mergers will be treated as a "purchase" under GAAP for financial reporting purposes. The unaudited Pro Forma Condensed Combined Financial Information for VBC and Bank Land contained in this Prospectus/Joint Proxy Statement has been prepared using the purchase method of accounting.

OPERATIONS OF BANK LAND AND THE BANK AFTER THE MERGERS

     Following the Mergers, Bank Land and the Bank will cease to exist as separate entities, and their assets and operations will become part of Vectra. Although Vectra presently intends to continue the scope of business of the Bank without substantial modification, Vectra will continue to evaluate the personnel, business practices and opportunities of the Bank and may make such changes as it deems appropriate following the Mergers.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN MATERIAL FEDERAL TAX RULES EXPECTED TO BE GENERALLY APPLICABLE TO THE SHAREHOLDERS OF BANK LAND AND BANK AS A RESULT OF THE MERGERS, BASED UPON THE FACTS, REPRESENTATIONS AND ASSUMPTIONS SET FORTH IN THE LEGAL OPINION OF FREEBORN & PETERS. SHAREHOLDERS OF BANK LAND AND THE BANK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES APPLICABLE IN THEIR OWN PARTICULAR CIRCUMSTANCES.


     The following discussion of all material federal income tax consequences of the Bank Merger and the Bank Land Merger (collectively the "Mergers") is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations thereunder, Internal Revenue Service ("IRS") rulings and court decisions, in each case as of the date of this Prospectus/Joint Proxy Statement. The law governing the tax consequences of the Mergers is subject to change at any time, and such change could be applied retroactively. In recent months numerous tax related proposals have been made by the President of the United States or members of the United States Congress, and some of those proposals, if enacted into law and made retroactively effective, could adversely effect the tax consequences of the Bank Merger and/or the Bank Land Merger.


     TAX CONSEQUENCES OF BANK LAND MERGER

     Freeborn & Peters has opined to Bank Land that the Bank Land Merger into Vectra will qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Code. If the Bank Land Merger does so qualify, then:

          i. In the context of the Bank Land Merger, Vectra and VBC and Bank Land will each be a "party to a reorganization" within the meaning of
     Section 368(b) of the Code;

          ii. No gain or loss will be recognized by either Vectra or VBC on the receipt by Vectra of substantially all of Bank Land's assets in exchange for 1996 Series A Preferred Stock, cash, and the assumption by Vectra of Bank Land's liabilities pursuant to the Bank Land Merger.

          iii. No gain or loss will be recognized by Bank Land as a result of the transfer by Bank Land of its assets to Vectra and the assumption by Vectra of Bank Land's liabilities pursuant to the Bank Land Merger.

          iv. A Bank Land Shareholder exchanging his or her Bank Land stock for a combination of 1996 Series A Preferred Stock, VBC Contingent Warrants and cash pursuant to the Bank Land Merger will recognize gain, if any, in an amount not in excess of the amount of cash received by such Bank Land Shareholder. Such recognized gain generally will be treated as capital gain, but under some circumstances could be treated as dividend income.

          v. Immediately after the Bank Land Merger, the tax basis of 1996 Series A Preferred Stock issued to a Bank Land Shareholder pursuant to the Bank Land Merger will be the same as that shareholder's basis in Bank Land stock surrendered in exchange therefor, decreased by the amount of cash received, and increased by the amount of any gain recognized (including the portion of any gain treated as a dividend), by such shareholder pursuant to the Bank Land Merger.

          vi. The holding period of the 1996 Series A Preferred Stock received by a Bank Land Shareholder pursuant to the Bank Land Merger will include the period during which such shareholder held the Bank Land stock surrendered in exchange therefor, provided that such shareholder held the Bank Land stock as a capital asset at the Effective Time.

     TAX CONSEQUENCES OF THE BANK MERGER

     Freeborn & Peters has opined to the Bank that the Bank Merger into Vectra will qualify as either a reorganization within the meaning of Section 368(a)(2)(D) of the Code or a liquidation under Section 332 of the Code. If the Bank Merger does so qualify, then:

          i. No gain or loss will be recognized by either Vectra or VBC on the receipt by Vectra of substantially all of the Bank's assets in exchange for 1996 Series A Preferred Stock, cash, and the assumption by Vectra of the Bank's liabilities, pursuant to the Bank Merger.

          ii. No gain or loss will be recognized by the Bank as a result of the transfer by the Bank of its assets to Vectra and the assumption by Vectra of the Bank liabilities pursuant to the Bank Merger.

          iii. A Bank Shareholder exchanging his or her Bank stock for a combination of 1996 Series A Preferred Stock, VBC Contingent Warrants and cash pursuant to the Bank Merger will recognize gain, if any, in an amount not in excess of the amount of cash received by such Bank Shareholder. Such recognized gain generally will be treated as capital gain, but under some circumstances could be treated as dividend income.

          iv. Immediately after the Bank Merger, the tax basis of 1996 Series A Preferred Stock issued to a Bank Shareholder pursuant to the Bank Merger will be the same as that shareholder's basis in the Bank stock surrendered in exchange therefor, decreased by the amount of cash received, and increased by the amount of any gain recognized (including the portion of any gain treated as dividend), by such shareholder pursuant to the Bank Merger.

          v. The holding period of the 1996 Series A Preferred Stock received by a Bank Shareholder pursuant to the Bank Merger will include the period during which such shareholder held the Bank stock surrendered in exchange therefor, provided that such shareholder held the Bank stock as a capital asset at the Effective Time.

     No ruling related to any of the matters discussed above will be sought from the IRS. However, receipt of opinions of counsel from Freeborn & Peters, satisfactory to counsel to Bank Land and the Bank, is a precondition to consummation of the Mergers. Freeborn & Peters anticipates that if the Mergers are consummated in accordance with the terms set forth in the Agreement and Plan of Merger, the Mergers will have the tax consequences stated above.

RIGHTS OF BANK LAND AND THE BANK DISSENTING SHAREHOLDERS

                                   BANK LAND

     The following is a summary of dissenters' rights available to Bank Land Shareholders, which summary is not intended to be a complete statement of applicable Colorado law and is qualified in its entirety by reference to Article 113 of the CBCA, set forth in its entirety as Appendix B.

     VBC HAS CONDITIONED THE MERGERS ON, SUBJECT TO ITS RIGHT TO WAIVE, AND HAS RESERVED THE RIGHT TO TERMINATE THE MERGER AGREEMENT IN THE EVENT THAT HOLDERS OF GREATER THAN 10.0% OF THE OUTSTANDING SHARES OF THE BANK LAND COMMON STOCK DISSENT FROM THE BANK LAND MERGER AND SEEK PAYMENT FOR THEIR SHARES IN ACCORDANCE WITH THE CBCA.

     RIGHT TO DISSENT. Bank Land Shareholders are entitled to dissent from the Bank Land Merger and obtain payment of the fair value of their shares if and when the Bank Land Merger is effectuated. Under Article 113 of the CBCA, a shareholder entitled to dissent and obtain payment for the shares may not challenge the corporate action creating the right to dissent unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     Under Section 7-113-103 of the CBCA a record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts.

     Section 7-113-103(2) of the CBCA provides that a beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if (a) the beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and (b) that the beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

     Bank Land will require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to Bank Land that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights.

     PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS. The notice accompanying this Prospectus/Joint Proxy Statement states that shareholders of Bank Land are entitled to assert dissenters' rights under Article 113 of the CBCA. A Bank Land Shareholder who wishes to assert dissenters' rights shall: (a) cause Bank Land to receive before the vote is taken on the Bank Land Merger at the Bank Land Special Meeting, written notice of the shareholder's intention to demand payment for the shareholder's shares if the Bank Land Merger is effectuated; and (b) not vote the shares in favor of the Bank Land Merger. A BANK LAND SHAREHOLDER WHO DOES NOT SATISFY THE FOREGOING REQUIREMENTS WILL NOT BE ENTITLED TO DEMAND PAYMENT FOR HIS OR HER SHARES UNDER ARTICLE 113 OF THE CBCA.

     If the Merger Agreement is approved at the Bank Land Special Meeting, Bank Land will send written notice to dissenters who are entitled to demand payment for their shares. The notice required by Bank Land shall be given no later than 10 days after the Effective Time and: (a) state that the Bank Land Merger was authorized and state the Effective Time or proposed effective date of the Bank Land Merger; (b) set forth an address at which Bank Land will receive payment demands and the address of a place where certificates must be deposited; (c) supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made; (d) set the date by which Bank Land must receive the payment demand and certificates for shares, which date shall not be less than 30 days after the date the notice is given; (e) state that if a record Bank Land Shareholder dissents with respect to the shares held by any one or more beneficial shareholders each such beneficial shareholder must certify to Bank Land that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation of the ability to exercise dissenters' rights; and (f) be accompanied by a copy of Article 113 of the CBCA.

     A shareholder who is given a dissenters' notice to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice, (a) cause Bank Land to receive a payment demand (which may be a demand form supplied by Bank Land and duly completed or other acceptable writing) and (b) deposit the shareholder's stock certificates. A shareholder who demands payment in accordance with the foregoing retains all rights of a shareholder, except the right to transfer the shares until the Effective Time, and has only the right to receive payment for the shares after the Effective Time. A demand for payment and deposit of certificates is irrevocable except that if the Effective Time does not occur within 60 days after the date set by Bank Land by which it must receive the payment demand, Bank Land shall return the deposited certificates and release the transfer restrictions imposed. If the Effective Time occurs more than 60 days after the date set by Bank Land by which it must receive the payment demand, then Bank Land shall send a new dissenters' notice. A BANK LAND SHAREHOLDER WHO DOES NOT DEMAND PAYMENT AND DEPOSIT HIS OR HER BANK LAND SHARE CERTIFICATES AS REQUIRED BY THE DATE OR DATES SET FORTH IN THE DISSENTERS' NOTICE WILL NOT BE ENTITLED TO DEMAND PAYMENT FOR HIS OR HER BANK LAND SHARES UNDER ARTICLE 113 OF THE CBCA, IN WHICH CASE, PURSUANT TO THE MERGER AGREEMENT, HE OR SHE WILL RECEIVE ALL CASH CONSIDERATION FOR HIS OR HER BANK LAND SHARES IN AN AMOUNT EQUAL TO HIS OR HER SHARE OF THE ADJUSTED BANK LAND FINAL PURCHASE PRICE.

     At the Effective Time or upon receipt of a payment demand, whichever is later, Bank Land shall pay each dissenter who complied with the notice requirements referenced in the preceding paragraph, the Bank Land estimate of the fair value of the dissenter's shares plus accrued interest. Payment shall be accompanied by an audited balance sheet as of the end of the most recent fiscal year of Bank Land or, an audited income statement for that year, and, an audited statement of changes in shareholders' equity for that year and an audited statement of cash flow for that year, as well as the latest available financial statements, if any, for the interim period, which interim financial statements will be unaudited. Payment will also be accompanied by a statement of the estimate of Bank Land of the fair value of the shares and an explanation of how the interest was calculated, along with a statement of the dissenter's right to demand payment and a copy of Article 113 of the CBCA.

     If a dissenter disagrees with the Bank Land payment or offer, such dissenter may give notice to Bank Land in writing of the dissenter's estimate of fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made prior thereto, or reject the offer of Bank Land and demand payment of the fair value of the shares and interest due if: (a) the dissenter believes that the amount paid or offered is less than the fair value of the shares or that the interest due was incorrectly calculated, (b) Bank Land fails to make payment within 60 days after the date set by Bank Land by which it must receive the payment demand or (c) Bank Land does not return deposited certificates in the event the Effective Time is 60 days after the date set by Bank Land by which the payment demand must be received by the shareholder asserting dissenter's rights. A DISSENTER WAIVES THE RIGHT TO DEMAND PAYMENT UNDER THIS PARAGRAPH UNLESS HE OR SHE CAUSES BANK LAND TO RECEIVE THE NOTICE REFERENCED IN THIS PARAGRAPH WITHIN 30 DAYS AFTER BANK LAND MAKES OR OFFERS PAYMENT FOR THE SHARES OF THE DISSENTER, IN WHICH EVENT, SUCH DISSENTER WILL RECEIVE ALL CASH FOR HIS OR HER BANK LAND SHARES IN AN AMOUNT EQUAL TO THE AMOUNT PAID OR OFFERED BY BANK LAND.

     JUDICIAL APPRAISAL OF SHARES. If a demand for payment made by a dissenter as set forth above is unresolved, Bank Land may, within 60 days after receiving the payment demand, commence a proceeding and petition a court to determine the fair value of the shares and accrued interest. If Bank Land does not commence the proceeding within the 60 day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded. Bank Land shall commence the proceeding described above in the District Court of the City and County of Denver, Colorado. Bank Land shall make all dissenters whose demands remain unresolved parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Jurisdiction in which the proceeding is commenced is plenary and exclusive. One or more persons may be appointed by the court as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers will have the powers described in the court order appointing them. The parties to the proceeding will be entitled to the same discovery rights as parties in other civil proceedings. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, to exceed the amount paid by Bank Land, or for the fair value, plus interest, of a dissenter's shares for which Bank Land elected to withhold payment.

     The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against Bank Land; except that the court may assess costs against all or some of the dissenters, in the amount the court finds equitable, to the extent the court finds that dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (a) against Bank Land and in favor of any dissenters if the court finds that Bank Land did not substantially comply with the procedures for exercise of dissenters' rights set forth in Article 113 of the CBCA; or (b) against either Bank Land or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Article 113 of the CBCA. If the court finds that the services of counsel for any dissenter were of substantial benefit to the other dissenters similarly situated, and that the fees for those services should not be assessed against Bank Land, the court may award to such counsel reasonable fees to be paid out of the amount awarded to the dissenters who were benefitted.


     ANY WRITTEN NOTICE REQUIRED TO BE SENT TO BANK LAND BY A BANK LAND SHAREHOLDER ELECTING TO EXERCISE HIS OR HER DISSENTER'S RIGHTS UNDER ARTICLE 113 OF THE CBCA SHOULD BE TO GARY A. MOSKO AT THE OFFICES OF THE BANK, 1380 SOUTH FEDERAL BOULEVARD, DENVER, COLORADO 80219.


                                    THE BANK

     The following is a summary of dissenters' rights available to the Bank shareholders, which summary is not intended to be a complete statement of applicable Colorado law and is qualified in its entirety by reference to Section 11-4-105 of the CBC, set forth in its entirety as Appendix C.

     VECTRA HAS CONDITIONED THE MERGERS ON, SUBJECT TO ITS RIGHT TO WAIVE, AND HAS RESERVED THE RIGHT TO ABANDON THE MERGER AGREEMENT IN THE EVENT THAT HOLDERS OF GREATER THAN 45% OF THE OUTSTANDING SHARES OF THE BANK COMMON STOCK (OTHER THAN SHARES HELD BY BANK LAND AND VECTRA) DISSENT FROM THE BANK MERGER AND SEEK PAYMENT FOR THEIR SHARES.

     The CBC provides that the owners of shares of the Bank Common Stock which are voted against the Bank Merger are entitled to receive their value in cash if and when the Bank Merger becomes effective, upon written demand made to Vectra at any time within 30 days after the Effective Time accompanied by the surrender of stock certificates. The value of the shares will be determined as of the date of the Bank Special Meeting by three appraisers. One appraiser will be selected by the owners of two-thirds of the dissenting shares, one appraiser will be selected by the board of directors of Vectra and the third appraiser will be chosen by the other two appraisers. The valuation agreed upon by any two appraisers will govern. If the appraisal is not completed within 90 days after the Effective Time, the Colorado State Banking Commissioner shall cause an appraisal to be made. The expenses of appraisal will be paid by Vectra. Vectra may fix an amount which it considers to be not more than the fair market value of the shares of the Bank at the time of the Bank Special Meeting, which Vectra will pay to the Bank Dissenting Shareholders entitled to payment in cash. The amount due under such accepted offer or under the appraisal will constitute a debt of Vectra.

     A BANK SHAREHOLDER WHO DOES NOT BOTH VOTE AGAINST THE BANK MERGER AND SURRENDER HIS OR HER BANK SHARES TO THE BANK AS PROVIDED IN THE PRECEDING SENTENCE WILL NOT BE ENTITLED TO RECEIVE PAYMENT FOR SUCH SHARES UNDER SECTION 105 OF THE CBC, IN WHICH CASE HE OR SHE WILL RECEIVE HIS OR HER SHARE OF THE BANK FINAL PURCHASE PRICE, PAYABLE 50.1% IN 1996 SERIES A PREFERRED STOCK AND 49.9% IN CASH.


     ANY WRITTEN NOTICE REQUIRED TO BE SENT TO THE BANK BY A BANK SHAREHOLDER ELECTING TO EXERCISE HIS OR HER DISSENTER'S RIGHTS UNDER SECTION 11-4-105 OF THE CBC SHOULD BE SENT TO GARY A. MOSKO AT THE OFFICES OF THE BANK, 1380 SOUTH FEDERAL BOULEVARD, DENVER, COLORADO 80219.

BANK LAND/VBC STOCK OPTION AGREEMENT

     On December 26, 1996, VBC and Bank Land entered into a Stock Option Agreement (referred to herein as the "Bank Land/VBC Stock Option Agreement") as an inducement and a condition to VBC entering into the Merger Agreement. The following summary description of the Bank Land/VBC Stock Option Agreement is qualified in its entirety by reference to the complete text of the Bank Land/VBC Stock Option Agreement.

     The Bank Land/VBC Stock Option Agreement may discourage competing offers to the Mergers and is intended to increase the likelihood that the Mergers will be consummated in accordance with the terms of the Merger Agreement. VBC and Bank Land believe that the exercise of the Option would likely prohibit any acquiror from accounting for an acquisition of, or merger with, Bank Land/the Bank using the pooling-of-interests accounting method for a period of up to two years.

     Under the terms of the Bank Land/VBC Stock Option Agreement, VBC has an option (the "Option") to purchase from Bank Land, upon the occurrence of certain events (none of which has yet occurred to the best of VBC's and Bank Land's knowledge), up to 19.9% of the shares of the Bank Common Stock outstanding on
(i) December 26, 1995, (ii) the Exercise Termination Event (as defined below),
(iii) the date of the Initial Triggering Event (as defined below), and (iv) the date of the Subsequent Triggering Event (as defined below). The share price of the Bank Common Stock underlying the Option will be the lesser of the share price of the Bank Common Stock paid as a part of the Initial Triggering Event (if applicable) and the Subsequent Triggering Event; provided, however, that in the event that shares of Bank Land Common Stock (and not shares or assets of the Bank) are acquired in the Triggering Event, the share price of Bank Land Common Stock will be as set forth in the Merger Agreement, payable in cash.

     Subject to applicable law and regulatory restrictions, VBC may exercise the Option, in whole or in part, if, but only if, both an Initial Triggering Event and a Subsequent Triggering Event occur prior to the occurrence of an Exercise Termination Event, provided that VBC sends written notice to Bank Land of such exercise within 30 days following such Subsequent Triggering Event or such later period as provided in the Bank Land/VBC Stock Option Agreement.

     As defined in the Bank Land/VBC Stock Option Agreement:

          "Initial Triggering Event" means (a) the entry by Bank Land, without having received VBC's prior written consent, into an agreement to engage in a Merger Transaction (other than with VBC or Vectra) or the Bank Land Board or the Bank Board recommends that the Bank Shareholders or Bank Land Shareholders approve or accept a Merger Transaction other than as contemplated by the Merger Agreement; (b) the Bank Land Board or the Bank Board does not recommend that Bank Land Shareholders or the Bank Shareholders approve the Merger Agreement; (c) any person other than Vectra or VBC acquires beneficial ownership of 10% or more of the outstanding voting stock of the Bank or Bank Land; (d) any person other than VBC or Vectra makes a public offer to the Bank or Bank Land or their shareholders to engage in a Merger Transaction; (e) following any such offer, the Bank or Bank Land breaches the Merger Agreement, and such breach (i) entitles VBC or Vectra to terminate the Merger Agreement and (ii) has not been cured prior to written notice to the Bank or Bank Land of VBC's exercise of the Option; or (f) any person other than VBC or Vectra, other than in connection with the transaction to which VBC or Vectra has given its prior written consent, files an application or notice with the Board of Governors or other governmental or regulatory authority for approval to engage in a Merger Transaction. "Merger Transaction" is defined to include the acquisition by way of merger, share exchange or otherwise of 10% of more of the voting stock of Bank Land or the Bank.

          "Subsequent Triggering Event" means either (i) the acquisition by any person of beneficial ownership of 20% or more of the outstanding shares of any class of Bank Land capital stock other than by a current owner of more than 20% of such class; or (ii) the occurrence of the Initial Triggering Event described in (a) above, except that the 10% referred to therein will be 20%.

          "Exercise Termination Event" means (i) the Effective Time of the Mergers; (ii) termination of the Merger Agreement by the Bank or Bank Land due to a material, uncorrected breach thereof by VBC or Vectra; (iii) termination of the Merger Agreement in accordance with Section 3.2 of the Merger

     Agreement if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iv) nine months after termination of the Merger Agreement if such termination following the occurrence of an Initial Triggering Event (provided that if an Initial Triggering Event continues or another Initial Triggering Event occurs beyond such termination, the Exercise Termination Event will be nine months after the expiration of the Last Triggering Event, but in no event more than 18 months after such termination). The "Last Triggering Event" means the last Initial Triggering Event to occur.

     Under the BHC Act, VBC may not acquire 5% or more of the outstanding shares of the Bank Common Stock without the prior approval of the Board of Governors under the BHC Act. Certain other regulatory approvals may also be required before such an acquisition could be completed.

     The Option may not be assigned by Bank Land or VBC without the written consent of the other party, except that VBC may assign its rights and obligations under the Bank Land/VBC Stock Option Agreement to Vectra.

     Bank Land has agreed that it will not by amendment of its Articles of Incorporation or Bylaws or through reorganization or merger or by any other voluntary act avoid or seek to avoid the performance of any of its agreements to be performed by it under the Bank Land/VBC Stock Option Agreement and has further agreed to take all action necessary to permit VBC to exercise the Option.

EXPENSES


     Each party to the Merger Agreement will bear its own costs and expenses, including attorneys' and accountants' fees incurred in connection with the Merger Agreement, whether or not the transactions contemplated are consummated or the Merger Agreement is terminated; provided, however, that VBC will pay for the printing costs of this Prospectus/Joint Proxy Statement, which is estimated by management to be approximately $10,000. In addition, the Merger Agreement provides that the costs and expenses paid by the Bank and Bank Land, including attorneys', accountants' and audit fees relating to the audited financial statements of the Bank and Bank Land that are required for the preparation of this Prospectus/Joint Proxy Statement, may not exceed $100,000 in the aggregate, exclusive of amounts paid to Wallach. See "Fairness Opinions of Bank Land and the Bank Financial Advisor" for information on amounts Bank Land and the Bank are required to pay to Wallach if the Mergers are consummated. Any such sums in excess of $100,000 will be paid by the Bank and Bank Land Shareholders at Closing. The Merger Agreement further provides that the Bank and Bank Land will not make payments to Wallach in excess of $7,500 per month or expense reimbursements in excess of $100 per month at any time after November 15, 1995, and Bank Land Shareholders will be solely responsible for any and all of the fees, costs and expenses and other charges incurred by Bank Land and the Bank in excess of those amounts.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
             AND SELECTED COMPARATIVE AND PRO FORMA FINANCIAL DATA


     On December 26, 1995, VBC entered into the Merger Agreement to acquire all of the outstanding stock of Bank Land and the Bank for a Base Purchase Price of $21.6 million. As is indicated elsewhere herein, the Base Purchase Price will increase with the passage of time between the date of the Merger Agreement and Closing. However, for purposes of the accompanying pro forma combined financial statements, which are as of March 31, 1996, and for the three months then ended and the year ended December 31, 1995, the Final Purchase Price is assumed to be $22.0 million, which equals the approximate total consideration if the Closing would have been on March 31, 1996. The Final Purchase Price will be comprised of 50.1% or $11.022 million of 1996 Series A Preferred Stock and 49.9% or $10.978 million in cash based on the assumed Final Purchase Price of $22.0 million. The Mergers will be accounted for using the purchase method of accounting.



     The following table set forth a reconciliation of the purchase price to the net assets to be acquired based on estimated fair values at March 31, 1996 (in thousands):



    Purchase price:
      1996 Series A Preferred Stock...........................................  $ 11,022
      Cash payable to sellers.................................................    10,978
      Acquisition costs.......................................................       200
                                                                                --------
              Total purchase price............................................    22,200
                                                                                --------
    Estimated fair value of net assets acquired:
      Cash, securities and federal funds sold.................................    35,292
      Net loans...............................................................    73,587
      Premises and equipment..................................................     2,134
      Other assets............................................................       965
      Deferred taxes..........................................................      (285)
      Deposits................................................................   (95,589)
      Other liabilities.......................................................    (1,074)
                                                                                --------
              Total fair value of net assets acquired.........................    15,030
                                                                                --------
      Goodwill -- excess of purchase price over fair value of net assets acquired.............................................................  $  7,170
                                                                                ========



     The following unaudited pro forma combined balance sheet assumes that the Bank Merger and the Bank Land Merger occurred on March 31, 1996 and includes the historical consolidated balance sheets of VBC and Bank Land adjusted for the pro forma effects of the Mergers. The adjustments represent VBC's current estimates of the fair values of the consolidated assets and liabilities of Bank Land and the Bank. Such adjustments will be reviewed and adjusted based on information available as of the date of Closing and may differ from the adjustments included herein. The following unaudited pro forma combined statements of operations for the three months ended March 31, 1996 and the year ended December 31, 1995 assume that the Bank Land Merger and the Bank Merger occurred on or prior to December 31, 1994 and include the historical consolidated statements of operations of VBC and Bank Land, adjusted for the pro forma effects of the Mergers.



     The unaudited pro forma combined statements of operations are not necessarily indicative of the results of operations that would actually have occurred if the Mergers had been consummated on or prior to December 31, 1994. These statements should be read in conjunction with the historical consolidated financial statements and related notes of VBC included elsewhere herein.

                        PRO FORMA COMBINED BALANCE SHEET
                               AT MARCH 31, 1996
                                  (UNAUDITED)



                                                                                               PRO FORMA
                                     VBC       BANK LAND     TOTAL      ADJUSTMENTS    NOTES     TOTAL
                                   --------    ---------    --------    -----------    -----   ---------
                                                          (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks..........  $ 17,235    $  7,773     $ 25,008      $  (200)      (1)    $  24,808
Securities available for sale, at
  market value...................   175,686       2,373      178,059           --                178,059
Securities held to maturity, at
  cost...........................       535      15,546       16,081           --      (10)       16,081
Investment in Federal Home Loan
  Bank stock.....................     3,873          --        3,873           --                  3,873
Federal funds sold...............        --       9,601        9,601       (7,978)      (2)        1,623
Loans............................   206,393      74,492      280,885           --                280,885
  Less allowance for loan
     losses......................    (2,596)       (905 )     (3,501)          --                 (3,501)
                                   --------    ---------    --------    -----------            ---------
Net loans........................   203,797      73,587      277,384           --      (11)      277,384
Accrued interest receivable......     2,252         683        2,935           --                  2,935
Real estate acquired by
  foreclosure, net...............       942         211        1,153           --                  1,153
Premises and equipment, net......    10,439         984       11,423        1,150       (4)       12,573
Intangible asset, net............       259          --          259        7,170       (6)        7,429
Deferred income taxes, net.......     2,505         145        2,650         (430)      (4)        2,220
Other assets.....................     1,873          71        1,944           --                  1,944
                                   --------    ---------    --------    -----------            ---------
          Total assets...........  $419,396    $110,974     $530,370      $  (288)             $ 530,082
                                   ========    ========     ========    =========               ========
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Deposits:
  Demand.........................  $ 81,994    $ 23,929     $105,923      $    --              $ 105,923
  NOW and money market...........    64,301      22,865       87,166           --                 87,166
  Savings........................   106,664      20,166      126,830           --                126,830
  Time deposits under $100,000...    47,644      17,773       65,417           --                 65,417
  Time deposits $100,000 and
     over........................    13,948      10,856       24,804           --                 24,804
                                   --------    ---------    --------    -----------            ---------
          Total deposits.........   314,551      95,589      410,140           --                410,140
Advances from the Federal
  Home Loan Bank and federal
  funds purchased................    65,500          --       65,500           --                 65,500
Securities and loans sold under
  agreements to repurchase.......     5,403          --        5,403           --                  5,403
Notes payable....................     1,046          --        1,046        3,000       (3)        4,046
Accounts payable and other
  liabilities....................     1,926         534        2,460          540       (5)        3,000
                                   --------    ---------    --------    -----------            ---------
          Total liabilities......   388,426      96,123      484,549        3,540                488,089
                                   --------    ---------    --------    -----------            ---------
Shareholders' equity
  Preferred stock................     8,050         266        8,316       10,756       (7)       19,072
  Common stock...................    25,610       2,609       28,219       (2,609)      (8)       25,610
  Retained earnings..............       974      11,975       12,949      (11,975)      (8)          974
                                   --------    ---------    --------    -----------            ---------
Realized shareholders' equity....    34,634      14,850       49,484       (3,828)      (9)       45,656
  Unrealized loss on investment
     securities available for
     sale........................    (3,664)          1       (3,663)          --                 (3,663)
                                   --------    ---------    --------    -----------            ---------
          Total shareholders'
            equity...............    30,970      14,851       45,821       (3,828)                41,993
                                   --------    ---------    --------    -----------            ---------
          Total liabilities and
            shareholders'
            equity...............  $419,396    $110,974     $530,370      $  (288)             $ 530,082
                                   ========    ========     ========    =========               ========

PRO FORMA ADJUSTMENTS


(A) The following pro forma adjustments have been made to the combined balance sheets of VBC and Bank Land as of March 31, 1996:


          (1) To record cash used to pay acquisition costs with a corresponding adjustment to intangible asset.


          (2) To record the reduction in federal funds sold equal to the portion of the cash purchase price payable that exceeds the $3 million net new borrowings referred to in (3) below.


          (3) To record a bank stock loan in the amount of $3 million, the proceeds of which will be used to pay the remaining portion of the cash purchase price.

          (4) To adjust the carrying value of the land and building owned by Bank Land and occupied by the Bank to estimated fair value based on an independent appraisal and to record the corresponding deferred tax liability.

          (5) To record a liability for the covenant not to compete portion of the Merger Agreement.

          (6) To record net goodwill resulting from the application of purchase accounting to the Mergers.


          (7) To record the issuance of $11.02 million of 1996 Series A Preferred Stock to the Bank and Bank Land Shareholders and to eliminate the preferred equity of Bank Land.


          (8) To eliminate the remaining equity of Bank Land.

          (9) For purposes of the pro forma balance sheet, the minority interest in the Bank is included in shareholders' equity since such interest is also being acquired by VBC as part of the transaction.


          (10) As of March 31, 1996 the market value of Bank Land's securities held-to-maturity approximates carrying value; therefore, no adjustment is shown herein. Any difference between market value and carrying value at Closing will be included in the purchase accounting adjustments.


          (11) The estimated fair value of loans approximates carrying value. Therefore, no purchase adjustment is included herein.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)



                                                                                                                PRO FORMA
                                                       VBC       BANK LEND    TOTAL     ADJUSTMENTS    NOTES      TOTAL
                                                    ---------    ---------    ------    -----------    -----    ---------
                                                         (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
INTEREST INCOME:
Interest and fees on loans......................... $   5,306     $ 1,836     $7,142       $  --                $   7,142
  Interest on investments..........................     2,572         287      2,859          --                    2,859
  Interest on federal funds sold...................         9         110        119        (111)        (1)            8
                                                    ---------    ---------    ------    -----------             ---------
          Total interest income....................     7,887       2,233     10,120        (111)                  10,009
                                                    ---------    ---------    ------    -----------             ---------
INTEREST EXPENSE:
  Interest on deposits:
     NOW, money market and savings accounts........     1,521         361      1,882          --                    1,882
     Time deposits under $100,000..................       681         153        834          --                      834
     Time deposits of $100,000 and over............       201         161        362          --                      362
  Advances from the Federal Home Loan Bank.........       920          --        920          --                      920
Securities and loans sold under agreements to
  repurchase.......................................        71          --         71          --                       71
Notes payable......................................        24          --         24          58         (2)           82
                                                    ---------    ---------    ------    -----------             ---------
          Total interest expense...................     3,418         675      4,093          58                    4,151
                                                    ---------    ---------    ------    -----------             ---------
NET INTEREST INCOME................................     4,469       1,558      6,027        (169)                   5,858
PROVISION FOR LOAN LOSSES..........................       179          71        250          --                      250
                                                    ---------    ---------    ------    -----------             ---------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
  LOSSES...........................................     4,290       1,487      5,777        (169)                   5,608
                                                    ---------    ---------    ------    -----------             ---------
OTHER INCOME:
  Service fees on deposit accounts.................       706         209        915          --                      915
  Net gain on sales of loans.......................       390          --        390          --                      390
  Net loss on sale of securities...................        --          (1)        (1)         --                       (1)
  Other............................................        47         102        149          --                      149
                                                    ---------    ---------    ------    -----------             ---------
          Total other income.......................     1,143         310      1,453          --                    1,453
                                                    ---------    ---------    ------    -----------             ---------
OTHER EXPENSES:
Salaries and employee benefits.....................     2,267         526      2,793         (90)        (3)        2,703
  Occupancy, net...................................       633         131        764          35         (4)          799
  Marketing and promotion..........................       271          87        358          (6)        (5)          352
  Professional services............................       114         104        218         (73)        (6)          145
  Printing, supplies and postage...................       164          54        218          --                      218
  Credit quality including write downs of real
     estate acquired by foreclosure................       154          17        171          --                      171
  Data Processing..................................       115          60        175         (30)        (7)          145
  FDIC and state bank assessments..................        13           1         14          --                       14
  Telephone........................................       101           8        109          --                      109
  Amortization of intangible assets................        14          --         14          72         (8)           86
  Other............................................       188         149        337          (9)                     328
                                                    ---------    ---------    ------    -----------             ---------
          Total other expenses.....................     4,034       1,137      5,171        (101)                   5,070
                                                    ---------    ---------    ------    -----------             ---------
Earnings before income taxes.......................     1,399         660      2,059         (68)                   1,991
Income tax expense.................................       410         240        650           1         (9)          651
                                                    ---------    ---------    ------    -----------             ---------
          Net earnings.............................       989         420      1,409         (69)                   1,340
Preferred stock dividends..........................       185          --        185         193        (10)          378
                                                    ---------    ---------    ------    -----------             ---------
NET EARNINGS AVAILABLE TO COMMON SHAREHOLDERS...... $     804     $   420     $1,224       $(262)       (12)    $     962
                                                     ========    ========     ======    =========                ========
EARNINGS PER COMMON SHARE.......................... $    0.25                                           (11)    $    0.30
                                                     ========                                                    ========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING...................................... 3,195,279                                           (11)    3,195,279
                                                     ========                                                    ========

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)



                                                                                                                        PRO FORMA
                                                              VBC       BANK LAND     TOTAL     ADJUSTMENTS    NOTES      TOTAL
                                                           ---------    ---------    -------    -----------    -----    ---------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
INTEREST INCOME:
  Interest and fees on loans.............................  $  20,133     $ 7,798     $27,931       $  --                $ 27,931
  Interest on investments................................     14,007       1,402      15,409          --                  15,409
  Interest on federal funds sold.........................        113         229         342        (485)        (1)        (143
                                                           ----------     ------     -------       -----                ----------
         Total interest income...........................     34,253       9,429      43,682        (485)                 43,197
                                                           ----------     ------     -------       -----                ----------
INTEREST EXPENSE:
  Interest on deposits:
    NOW, money market and savings accounts...............      5,567       1,254       6,821          --                   6,821
    Time deposits under $100,000.........................      2,305         823       3,128          --                   3,128
    Time deposits of $100,000 and over...................        638         652       1,290          --                   1,290
  Advances from the Federal Home Loan Bank...............      7,483          --       7,483          --                   7,483
  Securities and loans sold under agreements to
    repurchase...........................................        240          --         240          --                     240
  Notes payable..........................................         97          --          97         248         (2)         345
                                                           ----------     ------     -------       -----                ----------
         Total interest expense..........................     16,330       2,729      19,059         248                  19,307
                                                           ----------     ------     -------       -----                ----------
NET INTEREST INCOME......................................     17,923       6,700      24,623        (733)                 23,890
PROVISION FOR LOAN LOSSES................................        795         135         930          --                     930
                                                           ----------     ------     -------       -----                ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES......     17,128       6,565      23,693        (733)                 22,960
                                                           ----------     ------     -------       -----                ----------
OTHER INCOME:
  Service fees on deposit accounts.......................      2,615         861       3,476          --                   3,476
  Net gain on sales of loans.............................      1,004          --       1,004          --                   1,004
  Net loss on sale of securities.........................        (20)         --         (20)         --                     (20 )
  Other..................................................        221         468         689          --                     689
                                                           ----------     ------     -------       -----                ----------
         Total other income..............................  3,820....       1,329       5,149          --                   5,149
                                                           ----------     ------     -------       -----                ----------
OTHER EXPENSES:
  Salaries and employee benefits.........................      8,444       2,438      10,882        (354)        (3)      10,528
  Occupancy, net.........................................      2,349         499       2,848         135         (4)       2,983
  Marketing and promotion................................      1,205         348       1,553         (25)        (5)       1,528
  Professional services..................................        747         561       1,308        (438)        (6)         870
  Printing, supplies and postage.........................        656         251         907          --                     907
  Credit quality including write downs of real estate
    acquired by foreclosure..............................        533          58         591          --                     591
  Data Processing........................................        492         234         726        (112)        (7)         614
  FDIC and state bank assessments........................        383         114         497          --                     497
  Telephone..............................................        326          37         363          --                     363
  Amortization of intangible assets......................         29          --          29         287         (8)         316
  Other..................................................        707         458       1,165         (35)                  1,130
                                                           ----------     ------     -------       -----                ----------
         Total other expenses............................     15,871       4,998      20,869        (542)                 20,327
                                                           ----------     ------     -------       -----                ----------
Earnings before income taxes.............................      5,077       2,896       7,973        (191)                  7,782
Income tax expense.......................................      1,774       1,024       2,798          34         (9)       2,832
                                                           ----------     ------     -------       -----                ----------
  Net earnings...........................................      3,303       1,872       5,175        (225)                  4,950
Preferred stock dividends................................        765          --         765         772        (10)       1,537
                                                           ----------     ------     -------       -----                ----------
NET EARNINGS AVAILABLE TO COMMON SHAREHOLDERS............  $   2,538     $ 1,872     $ 4,410       $(997)       (12)    $  3,413
                                                           ==========     ======     =======       =====                ==========
EARNINGS PER COMMON SHARE................................  $    0.79                                            (11)    $   1.07
                                                           ==========                                                   ==========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING.....  3,195,279                                            (11)    3,195,279
                                                           ==========                                                   ==========

PRO FORMA ADJUSTMENTS



(B) The following pro forma adjustments have been made to the combined statement of operations of VBC and Bank Land for the three months ended March 31, 1996 and year ended December 31, 1995:






          (1) To record a decrease in interest income resulting from the reduction in federal funds sold to fund the cash portion of the purchase price. Decrease is based on yields on federal funds sold during 1996 and 1995.



          (2) To record additional interest on a bank stock loan at an assumed interest rate of .5% under prime, or 7.75% for 1996 and 8.25% for 1995.



          (3) To record a decrease in salaries and employee benefits due to the estimated reduction in personnel expenses to be achieved primarily by combining staffs and departments. The decrease represents approximately a 15% reduction in the Bank's 1995 historical compensation expense.



          (4) To record additional depreciation expense on the increased carrying value of the building plus $100,000 of annual additional maintenance to the building.



          (5) To record a decrease in public relations expense based upon combination and estimated reduction of redundant activities.



          (6) To record a decrease in professional fees resulting from the elimination of Bank Land management fees, directors fees, legal, accounting and other duplicative expenses.



          (7) To record a decrease in data processing expense resulting from conversion of Bank Land from a service bureau to VBC's in-house data processing system.



          (8) To record additional amortization expense for increase in intangible asset resulting from the Bank Land Merger and the Bank Merger. Amortization is calculated on a straight line basis over 25 years.



          (9) To record an additional income tax provision at the effective income tax rate applicable to Bank Land applied to the adjustments to earnings before income taxes. In recording this adjustment it is assumed that the amortization of goodwill is not tax deductible.



          (10) To record the dividend on the 1996 Series A Preferred Stock at an assumed 7% rate.



          (11) The 1996 Series A Preferred Stock would not have been considered a Common Stock equivalent and, therefore, was not included in weighted average number of common shares outstanding.



          (12) For purposes of the pro forma combined statement of operations, Bank Land net earnings before minority interest is included since such interest is being acquired by VBC as part of the Mergers.

                       SELECTED PRO FORMA FINANCIAL DATA



     The selected pro forma financial data presented below should be read in conjunction with and are qualified by the more detailed Pro Forma Combined Balance Sheet and Statements of Operations and Consolidated Financial Statements and Notes thereto of VBC, Bank Land and the Bank included herein.



                                                                            AT OR FOR THE
                                                                   --------------------------------
                                                                    THREE MONTHS        YEAR ENDED
                                                                   ENDED MARCH 31,     DECEMBER 31,
                                                                        1996               1995
                                                                   ---------------     ------------
                                                                        (DOLLARS IN THOUSANDS,
                                                                   EXCEPTSHARE AND PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
  Interest income................................................    $    10,009        $   43,197
  Interest expense...............................................         (4,151)           19,307
                                                                       ---------         ---------
  Net interest income............................................          5,858            23,890
  Provision for loan losses......................................           (250)             (930)
                                                                       ---------         ---------
  Net interest income after provision for loan losses............          5,608            22,960
  Other income...................................................          1,453             5,149
  Other expenses.................................................         (5,070)          (20,327)
                                                                       ---------         ---------
  Earnings before income taxes...................................          1,991             7,782
  Income tax expense.............................................           (651)            2,832
                                                                       ---------         ---------
  Net earnings...................................................          1,340             4,950
  Preferred stock dividends......................................            378             1,537
                                                                       ---------         ---------
  Net earnings available to common shareholders..................    $       962        $    3,413
                                                                       =========         =========
  Earnings (loss) per common share...............................    $      0.30        $     1.07
                                                                       =========         =========
  Weighted average common shares outstanding.....................      3,195,279         3,195,279
                                                                       =========         =========
BALANCE SHEET DATA:
  Total assets...................................................    $   530,082
  Net loans......................................................        277,384
  Securities available for sale and held to maturity(6)..........        194,140
  Real estate acquired by foreclosure, net.......................          1,153
  Deposits.......................................................        410,140
  Advances from the Federal Home Loan Bank and federal funds
     purchased...................................................         65,500
  Realized shareholders' equity..................................         45,656
  Unrealized loss on securities available for sale, net of tax
     effect......................................................         (3,663)
  Shareholders' equity...........................................         41,993
                                                                       ---------
  Realized shareholders' equity per common share.................    $      8.32
                                                                       =========
  Book value per common share outstanding........................    $      7.17
                                                                       =========
  Common shares outstanding end of period........................      3,195,279
                                                                       =========
KEY RATIOS:
  Net interest margin............................................           4.97%             4.78%
  Net interest spread............................................           4.08              3.95
  Return on average assets.......................................           1.03              0.90
  Return on average common equity................................          17.09             20.60
  Shareholders' equity to total assets...........................           7.92
  Nonperforming assets to total assets...........................           0.82
  Nonperforming loans to total loans.............................           1.11
  Allowance for loan losses to total loans.......................           1.25
  Allowance for loan losses to nonperforming loans...............           1.12

                 SELECTED CONSOLIDATED FINANCIAL DATA OF VBC(1)
     The selected consolidated financial data presented below should be read in conjunction with and are qualified by the more detailed Consolidated Financial Statements and Notes thereto of VBC included herein.



                                AT OR FOR THE THREE
                                   MONTHS ENDED
                                  MARCH 31, 1996                           AT OR FOR THE YEAR ENDED DECEMBER 31,
                             -------------------------     ----------------------------------------------------------------------
                                1996           1995           1995           1994           1993           1992           1991
                             ----------     ----------     ----------     ----------     ----------     ----------     ----------
                                                   (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENTS OF OPERATIONS
  DATA:
  Interest income..........  $    7,887     $    8,713     $   34,253     $   28,543     $   18,700     $   17,385     $   16,884
  Interest expense.........      (3,418)        (4,161)       (16,330)       (11,172)        (5,912)        (6,044)        (8,036)
                             ----------     ----------     ----------     ----------     ----------     ----------     ----------
  Net interest income......       4,469          4,552         17,923         17,371         12,788         11,341          8,848
  Provision for loan
    losses.................        (179)          (200)          (795)          (794)          (283)          (363)          (583)
                             ----------     ----------     ----------     ----------     ----------     ----------     ----------
  Net interest income after
    provision for loan
    losses.................       4,290          4,352         17,128         16,577         12,505         10,978          8,265
  Other income.............       1,143            728          3,820          3,507          4,001          3,988          4,199
  Other expenses...........      (4,034)         3,752        (15,871)       (15,052)       (14,752)       (13,421)       (13,353)
                             ----------     ----------     ----------     ----------     ----------     ----------     ----------
  Earnings (loss) before
    income taxes and
    cumulative effects of
    changes in accounting
    and extraordinary
    item...................       1,399          1,328          5,077          5,032          1,754          1,545           (889)
  Income tax expense.......        (410)          (463)        (1,774)          (820)          (617)          (734)            --
  Cumulative effect of
    change in accounting
    for income taxes(3)....          --             --             --             --          1,273             --             --
  Cumulative effect of
    change in accounting
    for goodwill(4)........          --             --             --         (1,537)            --             --             --
  Extraordinary item --
    utilization of net
      operating loss
      carryforwards(5).....          --             --             --             --             --            707             --
                             ----------     ----------     ----------     ----------     ----------     ----------     ----------
  Net earnings (loss)......  $      989     $      865     $    3,303     $    2,675     $    2,410     $    1,518     $     (889)
  Preferred stock
    dividends..............         185            185            765            579              6             20              5
                             ----------     ----------     ----------     ----------     ----------     ----------     ----------
  Net earnings (loss)
    available to common
    shareholders...........  $      804     $      680     $    2,538     $    2,096     $    2,404     $    1,498     $     (894)
                              =========      =========      =========      =========      =========      =========      =========
  Earnings (loss) per
    common share...........  $     0.25     $     0.21     $     0.79     $     0.69     $     0.95     $     0.63     $    (0.41)
                              =========      =========      =========      =========      =========      =========      =========
  Weighted average common
    shares outstanding.....   3,195,279      3,195,279      3,195,279      3,023,385      2,538,469      2,363,873      2,185,229
                              =========      =========      =========      =========      =========      =========      =========
BALANCE SHEET DATA:
  Total assets.............  $  419,396                    $  417,806     $  462,314     $  293,700     $  262,625     $  219,344
  Net loans................     203,797                       204,171        179,766        140,750        125,316        116,209
  Securities available for
    sale and held to
    maturity(6)............     176,221                       171,198        235,086        112,277         93,182         60,835
  Real estate acquired by
    foreclosure, net.......         942                           919          1,265          1,153          2,048          3,562
  Deposits.................     314,551                       307,085        268,184        250,111        205,097        182,233
  Advances from the Federal
    Home Loan Bank and
    federal funds
    purchased..............      65,500                        70,345        162,190         19,500         34,650         18,007
  Realized shareholders'
    equity.................      34,634                        33,824         31,260         17,529         15,048         10,794
  Unrealized loss on
    securities available
    for sale, net of tax
    effect.................      (3,664)                       (3,639)        (7,667)          (176)            --             --
                             ----------                    ----------     ----------     ----------     ----------     ----------
  Shareholders' equity.....      30,970                        30,185         23,593         17,353         15,048         10,794
  Realized shareholders'
    equity per common
    share..................  $     8.32                    $     8.07     $     7.26     $     6.72     $     5.75     $     4.91
                              =========                     =========      =========      =========      =========      =========
  Book value per common
    share outstanding......  $     7.17                    $     6.93     $     4.86     $     6.65     $     5.75     $     4.91
                              =========                     =========      =========      =========      =========      =========
  Common shares outstanding
    end of period..........   3,195,279                     3,195,279      3,195,279      2,538,469      2,537,103      2,099,848
                              =========                     =========      =========      =========      =========      =========
KEY RATIOS:
  Net interest margin......        4.72%          4.36%          4.42%          4.66%          5.30%          5.71%          4.39%
  Net interest spread......        3.79           3.58           3.57           3.95           4.68           5.04           3.67
  Return on average
    assets.................        0.96           0.77           0.75           0.66           0.88           0.65        -- 0.44
  Return on average common
    equity.................       14.19          16.98          13.41          12.65          15.37          11.61        -- 7.56
  Shareholders' equity to
    total assets...........        7.38                          7.22           5.10           5.91           5.73           4.92
  Nonperforming assets to
    total assets...........        0.56                          0.57           0.54           1.05           2.03           3.64
  Nonperforming loans to
    total loans............        0.66                          0.67           0.62           1.34           2.52           3.55
  Allowance for loan losses
    to total loans.........        1.26                          1.21           1.10           1.62           1.63           1.75
  Allowance for loan losses
    to nonperforming
    loans..................      189.90                        181.31         176.75         121.42          64.68          49.19

- ---------------



(1) Effective November 13, 1995, VBC acquired all of the outstanding common stock of First Denver Corporation ("FDC") in exchange for 508,899 shares of VBC Common Stock. The combination has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements have been restated to reflect the combined financial condition, results of operations and cash flows of VBC and FDC as of and for all periods presented. In addition, shares issued in connection with the combination have been included as issued and outstanding in all years presented.



(2) The pro forma information is presented as if the proposed business combination with Bank Land and the Bank had been consummated on January 1, 1995 for purposes of the Statement of Operations Data and as if it were completed on March 31, 1996 for purposes of the Balance Sheet Data. The unaudited pro forma Statement of Operations Data is not necessarily indicative of the results of operations that would actually have occurred if the Mergers had been consummated on January 1, 1995.


(3) Effective January 1, 1993, Vectra adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The cumulative effect of such adoption was an increase in net income of $1.3 million, which represented primarily the recognition of the tax benefit of net operating loss carryforwards. See Note 12 of Notes to Consolidated Financial Statements.

(4) As discussed in Note 1 of Notes to Consolidated Financial Statements of VBC, FDC, which was acquired by VBC in a business combination accounted for as a pooling of interests, changed its method of accounting for goodwill during 1994 as a result of the adoption of the provisions of Statement of Financial Accounting Standards No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions." The cumulative effect of this change in accounting was a decrease in net earnings of $1.5 million.

(5) During 1992, VBC utilized net operating loss carryforwards to offset income tax expense and increase net income by $707,000.

(6) Effective December 31, 1993, VBC adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and classified substantially its entire securities portfolio as securities available for sale. See Note 1 of Notes to Consolidated Financial Statements of VBC.

                SELECTED PER SHARE INFORMATION FOR BANK LAND CO.
                            AND SOUTHWEST STATE BANK



                                                  BANK LAND CO.                  SOUTHWEST STATE BANK
                                         -------------------------------    -------------------------------
                                                             AS OF AND                          AS OF AND
                                          AS OF AND FOR         FOR          AS OF AND FOR         FOR
                                            THE THREE         THE YEAR         THE THREE         THE YEAR
                                          MONTH PERIOD         ENDED         MONTH PERIOD         ENDED
                                         ENDED MARCH 31,    DECEMBER 31,    ENDED MARCH 31,    DECEMBER 31,
                                              1996              1995             1996              1995
                                         ---------------    ------------    ---------------    ------------
Book value per common share............      $ 39.09           $37.98           $ 93.66           $90.79
Cash dividends declared per common
  share................................           --              .75                --               --
Income per share from continuing
  operations...........................         1.12             4.98              2.89            13.13

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VBC

OVERVIEW

     As is set forth in Note 2 of Notes to Consolidated Financial Statements, effective November 13, 1995, VBC acquired the outstanding common stock of First Denver Corporation and its subsidiary, First National Bank of Denver, in exchange for shares of VBC Common Stock. The combination has been accounted for as a pooling of interests and, accordingly, the accompanying consolidated financial statements and other financial schedules and information have been restated to reflect the combined financial condition, results of operations and cash flows of VBC and First Denver Corporation as of and for all periods presented.

     VBC's net income is derived primarily from net interest income. Net interest income is the difference between interest income, principally from loans and investment securities, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, net interest spread and net interest margin. Volume refers to the average dollar levels of interest-earning assets and interest-bearing liabilities. Net interest margin refers to net interest income divided by average interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities. Net interest spread refers to the difference between the average yield on interest earning assets and the average cost of interest-bearing liabilities.

     One of VBC's strategies has been to leverage its capital to maximize earnings capacity. In executing this strategy, VBC has borrowed from the Federal Home Loan Bank ("FHLB"). These borrowings, with interest rates which generally adjust monthly, have been used in part to fund loan growth but to a larger extent to fund the purchase of adjustable rate securities, which also generally adjust monthly, semiannually or annually. VBC substantially expanded these investing activities during 1994 and decreased such activities during 1995.

     VBC's balance sheet objectives are to replace much of the FHLB borrowings with lower costing deposits, to replace much of the investment portfolio with higher earning loans, to structure and manage assets and liabilities so as to minimize the fluctuations in earnings that may result from changes in interest rates and to structure its investment portfolio so as to minimize potential undesired volatility in performance and market value changes. The use of the excess liquidity of assets from First National Bank of Denver after its acquisition, the increase in loans, the increase in deposits and the sale of investments have allowed for the reduction of FHLB borrowings in 1995 and the achievement of progress towards these objectives.

NET INTEREST INCOME

     The following tables set forth information for the periods indicated with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread, net interest margin and the ratio of average interest-earning assets to interest-bearing liabilities for VBC. These schedules include no adjustments related to tax-exempt interest as such interest has not been significant.

                                                                                                               AS OF AND FOR THE
                                                                                                              YEAR ENDED DECEMBER
                                                     AS OF AND FOR THE THREE MONTHS ENDED MARCH 31,                   31,
                                              -------------------------------------------------------------   -------------------
                                                          1996                            1995                       1995
                                              -----------------------------   -----------------------------   -------------------
                                                         INTEREST   AVERAGE              INTEREST   AVERAGE              INTEREST
                                              AVERAGE     EARNED     YIELD    AVERAGE     EARNED     YIELD    AVERAGE     EARNED
                                              BALANCE    OR PAID    OR COST   BALANCE    OR PAID    OR COST   BALANCE    OR PAID
                                              --------   --------   -------   --------   --------   -------   --------   --------
                                                                            (DOLLARS IN THOUSANDS)
ASSETS
Federal funds sold..........................  $    255         2      3.15%   $  1,389        19      5.55%   $  1,846   $    133
Investments.................................   171,341     2,506      5.88%    233,602     3,852      6.69%    211,153     13,579
Investment in stock of the Federal Home Loan
  Bank......................................     4,874        73      6.02%      8,847       131      6.01%      7,003        428
Loans(1)....................................   204,171     5,306     10.45%    179,578     4,711     10.64%    187,637     20,133
Allowance for loan losses...................    (2,547)                         (2,081)                         (2,282)
                                              --------   --------             --------   --------             --------   --------
        Total interest-earning assets.......   378,094     7,887      8.39%    421,335     8,713      8.39%    405,357     34,253
Noninterest-earning assets
  Cash and due from banks...................    16,829                          15,749                          15,549
  Other.....................................    17,848                          19,842                          19,283
                                              --------                        --------                        --------
        Total assets........................  $412,771                        $456,926                        $440,189
                                              ========                        ========                        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  NOW and money market accounts.............  $ 63,929       393      2.47%   $ 68,965       436      2.56%   $ 65,715      1,721
  Savings...................................   102,878     1,128      4.41%     81,198       803      4.01%     87,072      3,846
  Certificates of deposit:
    Under $100,000..........................    48,202       681      5.68%     28,956       327      4.58%     41,445      2,305
    $100,000 and over.......................    14,152       201      5.71%      8,782       104      4.80%     11,345        638
                                              --------   --------             --------   --------             --------   --------
        Total interest-bearing deposits.....   229,161     2,403      4.22%    187,901     1,670      3.60%    205,577      8,510
Advances from the Federal Home Loan Bank and
  federal funds purchased...................    66,527       920      5.56%    161,765     2,422      6.07%    123,083      7,483
Securities and loans sold under agreements
  to repurchase.............................     6,026        71      4.74%      3,693        43      4.72%      4,899        240
Notes payable...............................     1,049        24      9.20%      1,106        26      9.53%      1,076         97
                                              --------   --------             --------   --------             --------   --------
        Total interest-bearing
          liabilities.......................   302,763     3,418      4.54%    354,465     4,161      4.76%    334,635     16,330
Noninterest-bearing demand accounts.........    76,912                          76,261                          76,072
                                              --------                        --------                        --------
Total deposits and interest-bearing
  liabilities...............................   379,675                         430,726                         410,707
Other noninterest-bearing liabilities.......     2,404                           2,000                           2,499
                                              --------                        --------                        --------
        Total liabilities...................   382,079                         432,726                         413,206
Shareholders' equity........................    30,696                          24,200                          26,983
                                              --------                        --------                        --------
        Total liabilities and shareholders'
          equity............................  $412,771                        $456,926                        $440,189
                                              ========                        ========                        ========
Net interest income.........................              $4,469                          $4,552                         $ 17,923
                                                         =======                         =======                          =======
Net interest spread.........................                          3.95%                           3.63%
                                                                    =======                         =======
Net interest margin.........................                          4.72%                           4.36%
                                                                    =======                         =======
Ratio of average interest-earning assets to
  average interest-bearing liabilities......       126%                            119%                            121%


                                                             AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                              -----------------------------------------------------------------------
                                                                    1994                            1993
                                              ---------------------------------------   -----------------------------
                                              AVERAGE              INTEREST   AVERAGE              INTEREST   AVERAGE
                                               YIELD    AVERAGE     EARNED     YIELD    AVERAGE     EARNED     YIELD
                                              OR COST   BALANCE    OR PAID    OR COST   BALANCE    OR PAID    OR COST
                                              -------   --------   --------   -------   --------   --------   -------

ASSETS
Federal funds sold..........................    6.12%   $  2,424   $     98     4.05%   $  3,688   $    103     2.80%
Investments.................................    6.43%    205,060     12,004     5.85%     98,946      5,225     5.28%
Investment in stock of the Federal Home Loan
  Bank......................................    6.11%      6,765        398     5.88%      3,908        279     7.13%
Loans(1)....................................   10.73%    160,944     16,043     9.97%    136,836     13,093     9.57%
Allowance for loan losses...................              (2,145)                         (2,254)
                                                        --------   --------             --------   --------
        Total interest-earning assets.......    8.45%    373,048     28,543     7.65%    241,124     18,700     7.76%
Noninterest-earning assets
  Cash and due from banks...................              16,268                          15,658
  Other.....................................              16,885                          17,908
                                                        --------                        --------
        Total assets........................            $406,201                        $274,690
                                                        ========                        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  NOW and money market accounts.............    2.62%   $ 70,884      1,553     2.19%   $ 69,182      1,601     2.31%
  Savings...................................    4.42%     83,521      2,979     3.57%     56,079      1,963     3.50%
  Certificates of deposit:
    Under $100,000..........................    5.56%     19,996        695     3.48%     21,568        757     3.51%
    $100,000 and over.......................    5.62%      7,669        289     3.77%     10,710        388     3.62%
                                                        --------   --------             --------   --------
        Total interest-bearing deposits.....    4.14%    182,070      5,516     3.03%    157,539      4,709     2.99%
Advances from the Federal Home Loan Bank and
  federal funds purchased...................    6.08%    114,989      5,420     4.71%     29,605        952     3.22%
Securities and loans sold under agreements
  to repurchase.............................    4.90%      3,333        116     3.48%      2,742         60     2.19%
Notes payable...............................    9.01%      1,357        120     8.84%      2,252        191     8.46%
                                                        --------   --------             --------   --------
        Total interest-bearing
          liabilities.......................    4.88%    301,749     11,172     3.70%    192,138      5,912     3.08%
Noninterest-bearing demand accounts.........              77,733                          65,046
                                                        --------                        --------
Total deposits and interest-bearing
  liabilities...............................             379,482                         257,184
Other noninterest-bearing liabilities.......               2,099                           1,390
                                                        --------                        --------
        Total liabilities...................             381,581                         258,574
Shareholders' equity........................              24,620                          16,116
                                                        --------                        --------
        Total liabilities and shareholders'
          equity............................            $406,201                        $274,690
                                                        ========                        ========
Net interest income.........................                       $ 17,371                        $ 12,788
                                                                    =======                         =======
Net interest spread.........................    3.57%                           3.95%                           4.68%
                                              =======                         =======                         =======
Net interest margin.........................    4.42%                           4.66%                           5.30%
                                              =======                         =======                         =======
Ratio of average interest-earning assets to
  average interest-bearing liabilities......                 124%                            125%


- ---------------


(1) Loans are net of unearned discount. Non accruals are included in average loans outstanding. Loan fees are included in interest income as follows for the three months ended March 31, 1996 and 1995, $284,000 and $251,000, respectively, and for the annual periods: 1995 -- $1,225,000;
    1994 -- $1,156,000; 1993 -- $1,095,000.

     The following table illustrates, for the periods indicated, the changes in VBC's net interest income due to changes in volume and changes in interest rate. Changes in net interest income due to both volume and rate have been included in the changes due to rate.


                                 FOR THE THREE MONTHS ENDED
                                 MARCH 31, 1996 COMPARED TO        1995 COMPARED TO 1994:           1994 COMPARED TO 1993:
                                  1995: INCREASE (DECREASE)        INCREASE (DECREASE) IN           INCREASE (DECREASE) IN
                                 IN NET INTEREST INCOME DUE          NET INTEREST INCOME              NET INTEREST INCOME
                                        TO CHANGES IN                 DUE TO CHANGES IN                DUE TO CHANGES IN
                                 ---------------------------    -----------------------------    -----------------------------
                                 VOLUME     RATE      TOTAL     VOLUME      RATE       TOTAL     VOLUME      RATE       TOTAL
                                 -------    -----    -------    -------    -------    -------    -------    -------    -------
                                                                    (DOLLARS IN THOUSANDS)
Interest-earning assets
  Federal funds sold...........  $  (15 )   $  (2)   $   (17)   $  (23 )   $    38    $    15    $  (35 )   $    30    $    (5)
  Investments..................  (1,002 )    (344)    (1,346)      357       1,218      1,575     5,604       1,175      6,779
  Investment in stock of the
    Federal Home Loan Bank.....     (58 )                (58)       14          16         30       203         (84)       119
  Loans........................     703      (108)       595     2,661       1,429      4,090     2,307         643      2,950
                                 -------     ----    -------    -------    -------    -------    -------    -------    -------
        Total Interest-earning
          assets...............    (372 )    (454)      (826)    3,009       2,701      5,710     8,079       1,764      9,843
                                 -------     ----    -------    -------    -------    -------    -------    -------    -------
Interest-bearing liabilities
  NOW and money market
    accounts...................      28        15         43       113        (281)      (168)      (39 )        87         48
  Savings......................    (227 )     (98)      (325)     (127 )      (740)      (867)     (960 )       (56)    (1,016)
  Certificates of deposit:
    Under $100,000.............    (225 )    (129)      (354)     (746 )      (864)    (1,610)       55           7         62
    $100,000 and over..........     (66 )     (31)       (97)     (139 )      (210)      (349)      110         (11)        99
  Advances from the Federal
    Home Loan Bank and federal
    funds purchased............   1,416        86      1,502      (382 )    (1,681)    (2,063)   (2,746 )    (1,722)    (4,468)
  Securities and loans sold
    under agreements to
    repurchase.................     (28 )                (28)      (55 )       (69)      (124)      (13 )       (43)       (56)
  Notes payable................       1         1          2        25          (2)        23        76          (5)        71
                                 -------     ----    -------    -------    -------    -------    -------    -------    -------
        Total interest-bearing
          liabilities..........     899      (156)       743    (1,311 )    (3,847)    (5,158)   (3,517 )    (1,743)    (5,260)
                                 -------     ----    -------    -------    -------    -------    -------    -------    -------
        Net Increase (decrease)
          in net interest
          income...............  $  527     $(610)   $   (83)   $1,698     $(1,146)   $   552    $4,562     $    21    $ 4,583
                                 =======     ====    =======    =======    =======    =======    =======    =======    =======


ASSET/LIABILITY MANAGEMENT

     VBC's liquidity management objective is to ensure its ability to satisfy the cash flow requirements of depositors and borrowers and allow VBC to meet its own cash flow needs. VBC has two basic sources of liquidity. The first is its retail deposit market served by its banking offices. VBC has successfully increased core deposits through its retail network by implementing new deposit programs and through promotions directed at existing and potential customers. Average deposits increased by $21.8 million or 8.4% in 1995.


     The second source of liquidity is from borrowings, primarily from the FHLB. This source is used regularly in the cash management function both to fund a portion of the investment portfolio and to manage the day-to-day fluctuations in liquidity resulting from needs of depositors and borrowers. At March 31, 1996, VBC had available approximately $108 million of unused borrowing capacity, principally from the FHLB, up from approximately $98 million at December 31, 1995 and $28 million one year earlier. The borrowing lines from the FHLB are collateralized by investments and loans. The sources of borrowing other than the FHLB include unsecured federal funds purchase lines from three banks. Regular use of the FHLB as a liquidity management tool has enabled VBC to hold federal funds sold to a low level without impairing its ability to manage liquidity adequately. VBC anticipates that it will continue to rely primarily upon customer deposits, FHLB borrowings, loan repayments, loan sales and earnings to provide liquidity, and will use funds so provided primarily to make loans and to purchase investment securities.


     The mismatch between maturities and interest rate sensitivities of assets and liabilities results in interest rate risk. Rising and falling interest rate environments can have various impacts on net interest income, depending on the difference between the repricing of interest-earning assets and interest-bearing liabilities, unscheduled repayments of loans and investments, early withdrawals of deposits and other factors. The factor of most potential significance is basis risk which is the degree to which yields on assets and costs of liabilities may adjust differently over time and in relation to other interest rate changes.

     VBC has focused on maintaining a balance between interest rate sensitive assets and liabilities and repricing frequencies. An important element of this focus has been to emphasize variable rate loans and investments funded by deposits and FHLB borrowings which also mature or reprice over short time periods.


     The following tables set forth the estimated maturity or repricing, and the resulting interest rate gap, of VBC's interest-earning assets and interest-bearing liabilities at March 31, 1996 and December 31, 1995. All amounts in the tables are based on contractual repricing schedules except for fixed-rate mortgage-related securities for which maturities are estimated based upon recent prepayment experience and assumed future prepayment rates. Actual prepayment and withdrawal experience may vary significantly from the assumptions reflected in the tables. Investment securities are shown at amortized cost rather than market value.



                                                                 ESTIMATED MATURITY OR REPRICING AT MARCH 31, 1996
                                                        --------------------------------------------------------------------
                                                                        THREE MONTHS
                                                         LESS THAN      TO LESS THAN      ONE TO         OVER
                                                        THREE MONTHS      ONE YEAR      FIVE YEARS    FIVE YEARS     TOTAL
                                                        ------------    ------------    ----------    ----------    --------
                                                                               (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Fixed-rate commercial loans.........................    $  4,458        $ 10,102       $ 18,973      $  4,584     $ 38,117
  Fixed-rate consumer loans...........................       1,672           7,783         21,181        15,576       46,212
  Variable-rate commercial loans......................      97,789              --             --            --       97,789
  Variable-rate consumer loans........................      24,275              --             --            --       24,275
  Investment securities...............................     140,869          25,705         15,817         3,575      185,966
                                                          --------         -------        -------       -------     --------
        Total interest-earning assets.................     269,063          43,590         55,971        23,735      392,359
Interest-bearing liabilities:
  NOW and MMA.........................................      64,301              --             --            --       64,301
  Savings.............................................     106,664              --             --            --      106,664
  Certificates of deposit under $100,000..............       9,675          23,451         14,506            12       47,644
  Certificates of deposit $100,000 and over...........       3,317           7,753          2,878            --       13,948
  Advances from the Federal Home Loan Bank and federal
    funds purchased...................................      65,500              --             --            --       65,500
  Other interest-bearing liabilities..................       5,403              --             --         1,046        6,449
                                                          --------         -------        -------       -------     --------
        Total interest-bearing liabilities............     254,860          31,204         17,384         1,058      304,506
Interest rate gap.....................................    $ 14,203        $ 12,386       $ 38,587      $ 22,677     $ 87,853
                                                          ========         =======        =======       =======     ========
Cumulative interest rate gap at March 31, 1996........    $ 14,203        $ 26,589       $ 65,176      $ 87,852
                                                          ========         =======        =======       =======
Cumulative interest rate gap to total assets..........         3.4%            6.3%          15.5%         20.9%

                                                                ESTIMATED MATURITY OR REPRICING AT DECEMBER 31, 1995
                                                        --------------------------------------------------------------------
                                                                        THREE MONTHS
                                                         LESS THAN      TO LESS THAN      ONE TO         OVER
                                                        THREE MONTHS      ONE YEAR      FIVE YEARS    FIVE YEARS     TOTAL
                                                        ------------    ------------    ----------    ----------    --------
                                                                               (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Fixed-rate commercial loans.........................    $  3,434        $ 10,354       $ 21,569      $  5,141     $ 40,498
  Fixed-rate consumer loans...........................       1,589           4,828         23,049        14,876       44,342
  Variable-rate commercial loans......................      96,706              --             --            --       96,706
  Variable-rate consumer loans........................      23,916             187          1,015            --       25,118
  Investment securities...............................     141,132          23,526         18,048         1,496      184,202
                                                          --------         -------        -------       -------     --------
        Total interest-earning assets.................     266,777          38,895         63,681        21,513      390,866
Interest-bearing liabilities:
  NOW and MMA.........................................      63,704              --             --            --       63,704
  Savings.............................................      99,254              --             --            --       99,254
  Certificates of deposit under $100,000..............      11,741          21,887         15,871            12       49,511
  Certificates of deposit $100,000 and over...........       2,544           9,139          2,875            --       14,558
  Advances from the Federal Home Loan Bank and federal
    funds purchased...................................      70,345              --             --            --       70,345
  Other interest-bearing liabilities..................       7,429              --             --         1,051        8,480
                                                          --------         -------        -------       -------     --------
        Total interest-bearing liabilities............     255,017          31,026         18,746         1,063      305,852
Interest rate gap.....................................    $ 11,760        $  7,869       $ 44,935      $ 20,450     $ 85,014
                                                          ========         =======        =======       =======     ========
Cumulative interest rate gap at December 31, 1995.....    $ 11,760        $ 19,629       $ 64,564      $ 85,014
                                                          ========         =======        =======       =======
Cumulative interest rate gap to total assets..........         2.8%            4.7%          15.5%         20.3%


     The following tables present at March 31, 1996 and December 31, 1995, loans by maturity in each major category of Vectra's portfolio. Actual maturities may differ from the contractual maturities shown below as a result of renewals and prepayments. Loan renewals are evaluated in the same manner as new credit applications.



                                                                    MARCH 31, 1996
                                                 ----------------------------------------------------
                                                 LESS THAN       ONE TO          OVER
                                                 ONE YEAR      FIVE YEARS     FIVE YEARS      TOTAL
                                                 ---------     ----------     ----------     --------
                                                                (DOLLARS IN THOUSANDS)
    Commercial...............................     $26,530       $  25,175      $   4,983     $ 56,688
    Real estate -- mortgage..................      21,019          30,416         49,600      101,035
    Real estate -- construction..............      21,243           1,358              3       22,604
    Installment and revolving lines of
      credit.................................       4,589          14,746            571       19,906
    Loans held for sale......................       6,471              --             --        6,471
                                                  -------         -------        -------     --------
              Total face amount of loans.....     $79,852       $  71,695      $  55,157      206,704
    Deferred loans fees, discounts and costs,
      net....................................                                                    (311)
                                                                                             --------
              Total loans....................                                                $206,393
                                                                                             ========

     Of the $126.9 million of loans at March 31, 1996, that mature after one year, a total of $60.3 million are fixed rate loans and $66.6 million are variable rate loans.


                                                                  DECEMBER 31, 1995
                                                 ----------------------------------------------------
                                                 LESS THAN       ONE TO          OVER
                                                 ONE YEAR      FIVE YEARS     FIVE YEARS      TOTAL
                                                 ---------     ----------     ----------     --------
                                                                (DOLLARS IN THOUSANDS)
    Commercial...............................     $24,648       $  27,571      $   6,053     $ 58,272
    Real estate -- mortgage..................      21,716          30,726         49,156      101,598
    Real estate -- construction..............      21,090             725              3       21,818
    Installment and revolving lines of
      credit.................................       7,874          13,243            335       21,452
    Loans held for sale......................       3,916              --             --        3,916
                                                  -------         -------        -------     --------
              Total face amount of loans.....     $79,244       $  72,265      $  55,547      207,056
                                                  =======         =======        =======
    Deferred loans fees, discounts and costs,
      net....................................                                                    (392)
                                                                                             --------
              Total loans....................                                                $206,664
                                                                                             ========


     Of the $127.8 million of loans at December 31, 1995, that mature after one year, a total of $64.6 million are fixed rate loans and $63.2 million are variable rate loans.


     In addition to reviewing its gap position, VBC uses an interest rate risk model to evaluate the potential impact that changes in interest rates might have on earnings. VBC has adopted profitability, liquidity and market valuation parameters and objectives against which modeled results are measured. Management utilizes the modeled results in making plans to mitigate or minimize identified risks.


     At March 31, 1996, VBC had approximately $130.8 million of assets (substantially all of its floating rate loans and $8.7 million of its investments) and $70.9 million of liabilities (advances from FHLB and securities and loans sold under agreements to repurchase) on which interest rates have adjusted during 1994, 1995 and 1996, generally within 30 days, in the direction of and by the approximate magnitude of all changes in the federal funds rate. Such assets and liabilities are indexed to or closely tied to the prime rate or other short-term indices. Management expects these assets and liabilities to continue to adjust in reaction to future changes in the federal funds rate except that it is possible, as has sometimes occurred in previous cycles of changing interest rates, that the prime rate may not change by the magnitude of all changes in the federal funds rate. If the prime rate were to rise by a lesser amount or fall by a greater amount than the amount of changes in the federal funds rate, VBC's net interest income would likely be negatively impacted at least temporarily.


     Competitive pressures are significant in determining the rates paid on interest-bearing deposits. During 1995, the average cost of deposits increased by a larger percentage than the increase in average yield on interest-earning assets. The levels, mix and cost of deposits are significant factors impacting overall net interest income.

     Net interest income is also impacted significantly by the levels and maturities of fixed rate securities and loans and the levels of non-interest bearing deposits. VBC's average non-interest bearing deposits declined by $1.7 million or 2% at year end 1995 compared to December 31, 1994. At December 31, 1995, fixed rate loans and investments expected to mature within one year totaled approximately $30 million. As these loans and investments mature, they can either be replaced with current market rate loans or securities or the proceeds can be used to reduce borrowings from the FHLB.

INVESTING ACTIVITIES

     VBC's strategy to leverage its capital to maximize earnings capacity has been accomplished with borrowing from the FHLB. These borrowings, which generally adjust monthly, were used as a wholesale funding source for the purchase of additional adjustable rate securities, which also generally adjust monthly, semiannually or annually. During 1994, VBC substantially expanded these activities. In 1995, the level of such activities was reduced consistent with VBC's objective of replacing investments with higher yielding loans and replacing borrowings with customer deposits. Average FHLB advances in 1995 of $123 million were up $8 million from 1994 averages; however, at December 31, 1995 the borrowings were reduced to $70 million from $162 million one year earlier. The significant flattening of the interest rate yield curve during 1995 reduced the profitability of these investing activities compared to prior years.


     The $5.3 million increase in securities available for sale to $175.7 million at March 31, 1996 from $170.4 million at December 31, 1995 consisted of $12.0 million in purchases, principally of variable rate mortgage backed securities, offset by sales of $4.6 million of variable rate collaterized mortgage obligations and $2.1 million of maturities.

     The following table summarizes certain information about VBC's available for sale investment portfolio:

                                         DECEMBER 31, 1995                                      DECEMBER 31, 1994
                   ------------------------------------------------------  -------------------------------------------------------
                                                 EXCESS OF                                                   EXCESS OF
                                                UNREALIZED  INTEREST RATE                      UNREALIZED  INTEREST RATE
                    INDEX TO WHICH                 MARKET     CAPS OVER    ESTIMATED             MARKET      CAPS OVER   ESTIMATED
                       COUPON ON     AMORTIZED     VALUE       CURRENT      AVERAGE  AMORTIZED    VALUE       CURRENT     AVERAGE
DESCRIPTION        SECURITY IS TIED    COST     ADJUSTMENTS    COUPONS       LIVES     COST    ADJUSTMENTS    COUPONS      LIVES
- -----------        ----------------   --------- ----------- ------------- ---------- --------- ----------- ------------- ----------
                                      (DOLLARS IN MILLIONS)               (IN YEARS) (DOLLARS IN MILLIONS)               (IN YEARS)
CMO-Floating
  rate...               COFI          $  44.3       (1.1)        3.2%        10.6     $  59.1      (4.5)       4.1%         17.9
CMO-Floating
  rate...            10 yr CMT           76.5       (3.5)        4.3%        13.5        76.5      (3.0)       2.2%         18.4
CMO-Floating
  rate...            7 yr CMT             8.9       (0.1)        4.8%         5.7         8.9      (0.4)       2.6%         11.0
CMO-Floating
  rate...           1 mo LIBOR            4.7       (0.1)        3.0%         2.8         6.7      (0.1)       2.7%         19.2
CMO-Fixed
  rate...               N.A.             13.1       (0.3)        N.A.         1.7        13.6      (2.0)       N.A.          6.4
MBS-Adjustable
  rate...           6 mo LIBOR             --         --           --          --        23.1      (0.1)       5.6%         11.5
MBS-Adjustable
  rate...            1 yr CMT             2.4        0.1         4.0%         5.0        12.3      (0.3)       5.2%         10.8
FHLB
Dual
Indexed
  Notes...             (1)                5.8       (0.7)        N.M.         7.5         5.8      (1.2)        N.M.         8.5
FHLB
Inverse
Floating
  Note...           3 mo LIBOR            5.0       (0.3)        N.M.         2.8         5.0      (0.6)        N.M.         3.8
U.S.
Treasuries...          N.A.               5.0        0.0         N.A.         1.5         4.1       0.0         N.A.         1.6
SBA
Guaranteed...         Prime               4.3        0.1         N.A.         3.4         1.3       0.0         N.A.         5.3
Other...                                  6.2        0.1         N.A.        N.A.         5.4      (0.1)        N.A.        N.A.
                                      -------       ----                              -------     -----
Total
portfolio...                          $ 176.2       (5.8)                             $ 221.8     (12.3)
                                      =======       ====                              =======     =====

     The adjustable rate portion of VBC's investment portfolio at December 31, 1995 is distributed as follows:

       BY INDEX                      BY ADJUSTMENT FREQUENCY                       LEGEND OF TERMS
- -----------------------           -----------------------------     -------------------------------------------------------
10 yr CMT..............   49%     Monthly                   87%     CMO --   Collateralized Mortgage Obligation
COFI...................   28%     Quarterly                  7%     COFI --  FHLB 11th District cost-of-funds index
                                                                    CMT --   Index of constant maturing U.S. Treasury
7 yr CMT...............    5%     Semi-annually              4%              securities
Dual Index.............    4%     Annually                   2%     MBS --   Mortgage Backed Securities
                                                           ----
1 mo LIBOR.............    3%     Total                    100%     LIBOR -- London Interbank Offered Rate Index
                                                           ====
3 mo LIBOR.............    3%                                       N.M. --  Not meaningful
Prime..................    3%                                       N.A. --  Not applicable
1 yr CMT...............    1%
Other..................    4%
                         ----
Total..................  100%
                         ====

- ---------------

(1) The coupon on these securities is set at the 10 year CMT less the six month LIBOR plus 4.75%.

     Movements in COFI historically lag movements in other indices. For example, the 10 year CMT and the six month LIBOR were at or near cyclical lows in October of 1993 and reached cyclical highs in late 1994. In contrast, COFI reached a cyclical low in March of 1994 and a cyclical high in June of 1995. As a result of the lagging character of COFI, the CMOs indexed to it produced lower yields when interest rates were rising in 1994 than did other floating rate securities. The lower yields combined with the longer average lives, which resulted from slower mortgage prepayments, contributed to the decline in market values of these securities at December 31, 1994. After peaking in late 1994, many other indices declined throughout 1995. COFI, however, after peaking in June of 1995 declined only 0.12% during the last half of 1995. This has resulted in the COFI floating rate CMOs providing higher yields than other segments of floating rate CMOs in VBC's portfolio at December 31, 1995. The market values of COFI indexed CMOs also increased significantly during 1995. It is likely that COFI will continue to lag other indices and that during times of falling interest rates it may provide higher yields than other floating rate CMOs. Despite its lagging nature, movements in COFI correspond reasonably well with changes in VBC's cost of deposits. The 1994 average yield for COFI was 0.33% below the 1993 level. This compares to an overall increase in 1994 average investment yields of 0.57% over 1993. The 1995 average yield for COFI was 1.13% higher than the 1994 level. This compares to an overall increase in 1995 average investment yields of 0.58% over 1994. To reduce the potential market value and yield volatility in its portfolio, VBC sold approximately $15 million of COFI indexed CMOs in 1995.

     Yields on VBC's CMOs indexed to the seven and 10 year CMT indices increased in 1994 with the rise in interest rates and declined during 1995 as interest rates declined. The relative contribution of these securities to net interest income will generally depend on the slope of the yield curve and their yields relative to the cost of funds. Throughout 1995 there was relatively little change in the federal funds rates but the seven and 10 year CMT indices declined significantly. This resulted in a very flat or inverted yield curve compared to historical norms and resulted in decreases in the contributions to net interest income from these two classes of CMOs. More information on the impact on net interest income of a flat yield curve is included in "Results of Operations" below. As a result of their lower relative yields, the market values of the CMOs indexed to the seven and 10 year CMT declined during 1995. Historically, periods of flat or inverted yield curves do not persist for prolonged periods. If the yield curve were to return to a more historically positive slope, management believes that net interest income would be positively impacted and that the market values of these CMOs would increase.

     All of VBC's CMOs are collateralized by fixed rate mortgages and mortgage backed securities. The average lives of the CMOs fluctuate based on the prepayment rates of the underlying mortgages. The increase in interest rates in 1994 substantially reduced mortgage prepayment rates which resulted in significant extensions in the expected average lives of most of the CMOs. The reduction in the expected average lives as of December 31, 1995 is due in part to the passage of time but more importantly to the decline in mortgage interest rates during 1995, which has increased actual and expected future mortgage prepayment rates, thereby shortening the expected average lives of the CMOs.

     Most of the current holdings of CMOs were purchased during 1993 and through the first several months of 1994. The average yields earned on the major classes of CMOs through December 31, 1995 have been approximately 6.1% for those indexed to the 10 year CMT, approximately 5.5% for those indexed to COFI and approximately 5.3% for fixed rate CMOs. Yields on Treasury securities fluctuated during that time frame but, for comparison purposes, using the average Treasury yields from June 30, 1993 through April 30, 1994 when the majority of the CMOs were purchased, investments in two, five or 10 year Treasury securities, if purchased at the average yields available during such period, would have yielded approximately 4.3%, 5.25% or 5.9% respectively.

     VBC's investment portfolio includes $10.75 million face value of notes issued by the FHLB which were purchased in 1993. VBC purchased these notes because at the time of purchase they offered excellent yields, and being United States agency securities, they provided VBC with needed qualifying collateral to pledge for public deposits. With the increases in interest rates beginning in 1994, the market value of these securities declined significantly as did their yields. The liquidity of these instruments also decreased with there being little trading of such securities in the secondary bond markets. Management has concluded, however, that it is in the best interest of VBC to continue to hold these securities.

     Of these notes, $5.75 million represent floating rate dual-indexed notes. The coupon on these notes resets every six months to a rate equal to the 10 year CMT less the six month LIBOR plus 4.75%. The coupon rate was 7.50% when issued, 5.82% at December 31, 1994 and 4.94% at December 31, 1995. A Treasury security of approximately the same maturity was priced to yield 5.54% at December 31, 1995. The coupon rate on these bonds decreases when the yield curve flattens or becomes inverted and increases when the yield curve steepens. At December 31, 1995 the yield curve was very flat with the difference between the 10 year CMT and the six month LIBOR being only 0.08% compared to a 1.20% average difference for the last 10 years. If the yield curve returned to the normal shape of the last 10 years, these bonds would have approximately a 5.95% coupon. These bonds perform best in both yield and market value when interest rates are low and the yield curve is steep. VBC's interest income from these bonds compared to the interest income it would have received if it had purchased a Treasury security at the same time in 1993 with the same final maturity date was $46,000 higher in 1993, $56,000 higher in 1994 and $29,000 lower in 1995. Cumulative through December 31, 1995, the income from these notes was $73,000 higher than it would have been by buying a Treasury security.

     The other $5 million investment in FHLB notes was purchased in September 1993 and matures in September 1998. These notes yielded 5.375% during their first year which ended in September 1994. Thereafter the coupon resets quarterly. For the second and third years, the coupon rate is set at 9% minus the

3 month LIBOR. In years four (which starts in September 1996) and five the coupon rate increases to 11% minus the three month LIBOR. These notes may be called by FHLB at any quarterly interest payment date. The likelihood of them being called would increase significantly after the step up in coupon rate in September 1996. As a result of the increase in interest rates in 1994, the coupon rate and market value of these bonds declined significantly. At December 31, 1993 the coupon rate was 2.635%. It increased to 3.313% at December 31, 1995. VBC's interest income from these bonds compared to the interest income it would have received if it had purchased a Treasury security at the same time in 1993 with the same final maturity date was $9,000 higher in 1993, $13,000 higher in 1994 and $91,000 lower in 1995. Cumulative through December 31, 1995, the income from these bonds was $69,000 lower than it would have been by buying a Treasury security.

     As indicated in the preceding table, substantially all of VBC's variable rate investments are subject to interest rate caps. To the extent interest rates on securities increased to or above the level of the caps, net interest income would likely be negatively impacted depending on corresponding changes in the cost of deposits and other liabilities.

     Basis risk in the structure of VBC's assets and liabilities reduced net interest margins during 1995 as a result of the significant flattening of the yield curve. VBC's focus in 1995 has been to purchase investments indexed to shorter-term indices with less potential average life extension and to sell certain investments that would reduce basis risk and market valuation risk. Management believes its focus on holding variable rate assets and on maintaining a balanced gap position is in VBC's best long-term interest.

     Substantially all of VBC's investment portfolio is held in the available-for-sale classification. As a result, VBC reflects a mark-to-market adjustment on its entire portfolio (net of taxes) in shareholders' equity. Because of the series of interest rate increases in 1994, the bond market suffered its most volatile year in decades. This contributed to a substantial decline in the market values of VBC's investments at December 31, 1994 compared to December 31, 1993. During 1995, market values improved and the unrealized losses on securities available for sale decreased from 5.5% of the portfolio or a $7.7 million decrease in equity at December 31, 1994 to 3.3% of the portfolio or a $3.6 million decrease in equity at December 31, 1995. Management believes that VBC's capital and liquidity are more than adequate to allow it to continue to hold its investment portfolio. It also expects that the passage of time and further restructuring of the portfolio will reduce exposure to market value and basis risk.

COMPARISON OF BALANCE SHEETS


     ASSETS. The total assets of VBC increased $1.6 million to $419.4 million at March 31, 1996 from $417.8 million at December 31, 1995. Securities available for sale increased $5.3 million to $175.7 million at March 31, 1996 from $170.4 million at December 31, 1995. There were no other material changes in asset balances.



     LIABILITIES. Total deposits increased $7.5 million, or 2.4%, to $314.6 million at March 31, 1996 from $307.1 million at December 31, 1995. FHLB advances and federal funds purchased decreased $4.8 million to $65.5 million at March 31, 1996 from $70.3 million at December 31, 1995.



     SHAREHOLDERS' EQUITY. VBC Shareholders' equity increased approximately $785,000 during the quarter, principally as a result of earnings. VBC has chosen to designate substantially all of its securities investment portfolio as available-for-sale portfolio. Accounting standards require that unrealized gains and losses in the estimated value of the available-for-sale portfolio (net of tax) be "marked-to-market" and reflected as a separate item in the shareholders' equity section of the balance sheet. This results in fluctuations in equity (both increases and decreases) resulting from changes in the market value of the entire securities portfolio. There was substantially no change in unrealized loss on securities available for sale at March 31, 1996 from the balance at December 31, 1995.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected operating data and changes in such data.


                             FOR THE                 FOR THE
                              THREE                   THREE
                           MONTHS ENDED            MONTHS ENDED    YEAR ENDED               YEAR ENDED                YEAR ENDED
                            MARCH 31,               MARCH 31,     DECEMBER 31,             DECEMBER 31,              DECEMBER 31,
                               1996       CHANGE       1995           1995       CHANGE        1994        CHANGE        1993
                           ------------   ------   ------------   ------------   -------   ------------   --------   ------------
                                                                   (DOLLARS IN THOUSANDS)
Interest income...........   $  7,887     $(826 )    $  8,713       $ 34,253     $ 5,710     $ 28,543     $  9,843     $ 18,700
Interest expense..........     (3,418)      743        (4,161)       (16,330)     (5,158)     (11,172)      (5,260)      (5,912)
                              -------     -----       -------       --------     -------     --------      -------      -------
Net interest income.......      4,469       (83 )       4,552         17,923         552       17,371        4,583       12,788
Provision for loan
  losses..................       (179)       21          (200)          (795)         (1)        (794)        (511)        (283)
                              -------     -----       -------       --------     -------     --------      -------      -------
Net interest income after
  provision for loan
  losses..................      4,290       (62 )       4,352         17,128         551       16,577        4,072       12,505
Other income..............      1,143       415           728          3,820         313        3,507         (494)       4,001
Other expenses............     (4,034)     (282 )      (3,752)       (15,871)       (819)     (15,052)        (300)     (14,752)
                              -------     -----       -------       --------     -------     --------      -------      -------
Income before income taxes
  and cumulative effect of
  changes in accounting...      1,399        71         1,328          5,077          45        5,032        3,278        1,754
Income tax expense               (410)       53          (463)        (1,774)       (954)        (820)        (203)        (617)
                              -------     -----       -------       --------     -------     --------      -------      -------
Income before cumulative
  effect of changes in
  accounting..............         --        --            --          3,303        (909)       4,212        3,075        1,137
Cumulative effect of a
  change in accounting for
  income taxes............         --        --            --             --          --           --       (1,273)       1,273
Cumulative effect of a
  change in accounting for
  goodwill................         --        --            --             --       1,537       (1,537)      (1,537)          --
                              -------     -----       -------       --------     -------     --------      -------      -------
Net earnings..............   $    989     $ 124      $    865       $  3,303     $   628     $  2,675     $    265     $  2,410
                              =======     =====       =======       ========     =======     ========      =======      =======


     THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995


     INTEREST INCOME. Interest income decreased $826,000 to $7.9 million in the first quarter of 1996 from $8.7 million in the same quarter of 1995. The decrease was primarily a result of asset mix change with average loans increasing by $24.6 million while average investments declined by $62.3 million. These changes are consistent with management's desire to continue the expansion of the loan portfolio while allowing investments to decline as a percent of total assets. In addition to the volume changes, lower average interest rates in the first quarter of 1996 compared to 1995 also contributed to the increase in interest income. Management continues to focus on loan growth. Most of VBC's investments are in floating rate securities tied to a variety of indices. The yield on investments in the first quarter of 1996 decreased 0.81% compared to the same period in 1995, due to declines in the indices to which the variable rate securities are tied.



     INTEREST EXPENSE. Interest expense decreased $743,000 to $3.4 million in the first quarter of 1996 from $4.2 million in the same period of 1995. This decrease was primarily a result of a $95.2 million decrease in average FHLB borrowings which together with a 0.51% decline in the average cost of such borrowings contributed $1.5 million to the decline in interest expense. Partially offsetting the decline related to FHLB borrowings was a $41.3 million increase in average interest-bearing deposits which, when combined with a 0.62% increase in average cost of such deposits, contributed a $733,000 increase in interest expense. During 1995 and continuing in the first quarter of 1996, VBC focused on replacing FHLB borrowings with deposits which have a lower average cost. Expansion of the depositor base also provides added customer cross selling opportunities. VBC expects, however, to continue to supplement its deposit funding with borrowed funds to fund loan demand and to finance its investment portfolio.



     NET INTEREST INCOME. Net interest income decreased $83,000 in the first quarter of 1996 compared to the same period in 1995. The decrease in net interest income resulted from the $43.2 million decrease in average interest-earning assets partially offset by the increase in the net interest margin. Net interest margin increased to 4.72% in 1996 from 4.36% in 1995. The principal reasons for the increase in net interest margin relate to changes in the mix of assets and liabilities. Higher yielding loans have increased while lower yielding investments have declined and higher costing FHLB borrowings have declined and been replaced in part by lower costing deposits.



     OTHER INCOME. Other income increased $415,000 to $1.1 million in the first quarter of 1996 from $728,000 in the same period of 1995, principally as a result of a $311,000 increase in gain on sales of loans. VBC's purchase of MacWest Mortgage Company on June 30, 1995, which substantially increased VBC's mortgage lending capacity, resulted in an increase in gain on sales of mortgage loans by $211,000 to $223,000 in the first quarter of 1996 compared to $12,000 in the same quarter of 1995. A $100,000 increase in gain on sales of SBA loans to $167,000 from $67,000 in the corresponding period accounted for the remainder of the increase. The remainder of the increase in other income was from a $73,000 increase in service fees on deposit accounts.



     OTHER EXPENSES. Other expenses increased $282,000 to $4.0 million in the first quarter of 1996 from $3.7 million in the same period of 1995. The increase consisted of a $279,000 increase in salaries and employee benefits, a $94,000 increase in net occupancy and a $91,000 decrease in other miscellaneous expenses. The increase in the mortgage lending staff caused $155,000 of the increase in salaries and employee benefits with merit increases and other changes accounting for the remainder. The increases in net occupancy related primarily to depreciation of new computer hardware and software. A decrease in FDIC premiums was the primary contributor to the decrease in other miscellaneous expenses.



     INCOME TAX EXPENSE. Income tax expense for the quarter ended March 31, 1996 declined $53,000 to $410,000 or 29.3% of earnings before income taxes, from $463,000, or 34.9% of earnings before income taxes for the three months ended March 31, 1995. Note 12 of Notes to Consolidated Financial Statements provides a reconciliation of the actual income tax expense to the expected expense based on statutory rates. Expected combined federal and state income tax expense for the first quarter of 1996 exceeded actual expense by $111,000. The excess was primarily due to the recognition of $63,000 in state tax benefits arising from the 1995 merger with First Denver Corporation and a $42,000 decrease in the valuation allowance on deferred taxes.


     1995 COMPARED TO 1994

     INTEREST INCOME. Interest income increased to $34.3 million in 1995 from $28.5 million in 1994. This increase resulted primarily from an increase of $32.3 million in average interest-earning assets to $405.3 million in 1995 from $373.0 million in 1994 combined with an overall increase in asset yields resulting from interest rate increases. A shift in the mix of assets toward larger loan balances as a percent of total interest-earning assets also contributed to the increase. Average loans increased $26.7 million to $187.6 million in 1995 from $160.9 million in 1994 while average investments increased $6.1 million to $211.2 million in 1995 from $205.1 million in 1994. These changes are consistent with management's desire to expand the loan portfolio while allowing investments to decline as a percent of total assets. In addition to the volume changes, higher average interest rates in 1995 compared to 1994 also contributed to the increase in interest income. Management continues to focus on loan growth.

     Most of VBC's investments are in floating rate securities tied to a variety of indices. The yield on investments in 1995 increased only 0.58% compared to 1994 versus a 0.76% increase in loan yields. Despite increases in short-term interest rates resulting from increases in the federal funds rate, some of the longer-term interest indices declined. VBC's investments include approximately $85 million of floating rate mortgage backed securities indexed to the seven and 10 year U. S. Treasury indices (CMT). The improvement in the bond market during most of 1995 resulted in declines in Treasury yields and in these two indices from 1994 levels. The average of the 10 year CMT index declined to 6.57% in 1995 from 7.08% in 1994. The seven year CMT index declined by a similar amount. This resulted in a decline in the average yield on these securities by approximately 0.5% which partially offset increases in the yields of other investments resulting in the aforementioned 0.58% overall yield increase.

     INTEREST EXPENSE. Interest expense increased to $16.3 million in 1995 from $11.2 million in 1994. This increase was the combined effect of an increase in the average cost of such liabilities to 4.88% in 1995 from 3.70% in 1994, and a $32.9 million increase in average interest-bearing liabilities to $334.6 million in 1995 from $301.7 million in 1994. Changes in the relative mix of average interest-bearing liabilities included an $8.1 million increase in average advances from the FHLB and an increase in average interest-bearing deposits of $23.5 million. The cost of VBC's borrowings from the FHLB generally moves in direct relationship to movements in the federal funds rate. The series of increases in the federal funds rate during 1994 through early 1995 resulted in an average federal funds rate of 5.85% in 1995 compared to 4.24% in 1994. This 1.61% increase in the federal funds rate is the primary reason for the 1.37% year-to-year increase in the cost of FHLB borrowings. During 1995, VBC replaced FHLB borrowings with deposits which have a lower average cost. Year-end 1995 FHLB borrowings decreased to $70.3 million from $162.2 million at the end of 1994. Expansion of the depositor base also provides added customer cross selling opportunities. VBC expects to continue to supplement its deposit funding with borrowed funds to fund loan demand and to finance its investment portfolio.

     NET INTEREST INCOME. Net interest income increased $552,000 in 1995 compared to 1994. Net interest margin decreased to 4.42% in 1995 from 4.66% in 1994. The increase in net interest income resulted from the increase in interest-earning assets offset in part by the decline in the net interest margin. The principal reason for the decline in net interest margin was the cost of interest-bearing liabilities increasing more than the yield on average interest-earning assets. Competition for deposits and higher general interest rates drove up the cost of interest-bearing deposits in 1995. The flattening of the interest rate yield curve in 1995 compared to 1994 significantly reduced net interest income from investing activities. The yield curve refers to the difference between interest yields on longer-term instruments (principally U. S. Treasury securities) and the yields on shorter-term instruments. A flattening of the curve occurs when the difference between such rates declines as it has from 1994 to 1995. At December 31, 1995, the yield curve was very flat by historical norms with the difference between the 10 year CMT index and the targeted federal funds rate being only 0.08% compared to 2.32% at December 31, 1994 and approximately 1.50% over the last 10 years. A further flattening of the yield curve would likely contribute to lower net interest income while a steepening of the yield curve would likely increase net interest income. If VBC can continue to increase deposits at rates lower than FHLB borrowings and/or increase loan balances, which yield more than investments, net interest income would likely increase.

     PROVISION FOR LOAN LOSSES. The 1995 provision for loan losses is intended to reflect general growth in the loan portfolio and management's commitment to maintain an adequate allowance for loan losses. There was essentially no change from 1994 in this provision.

     OTHER INCOME. Other income increased to $3.8 million in 1995 from $3.5 million in 1994, as a result of a $422,000 increase in gain on sales of loans. VBC's purchase of MacWest Mortgage Company on June 30, 1995, which substantially increased mortgage lending capacity, resulted in an increase in gain on sales of mortgage loans by $402,000 to $594,000 in 1995 compared to $192,000 in 1994. A
$34,000 increase in gain on sales of SBA loans to $410,000 in 1995 from $376,000 in 1994 accounted for substantially all the remaining increase in gain on sales of loans. With the increased mortgage lending capacity, management expects continued higher levels of gains from sales of mortgages.

     OTHER EXPENSES. Other expenses increased $819,000 to $15.9 million in 1995 from $15.1 million in 1994. This increase consisted of increases of $675,000 in salaries and employee benefits, $353,000 in marketing and promotion, $178,000 in professional fees and $214,000 of other net increases partially offset by decreases of $319,000 in amortization of intangible assets and $282,000 in FDIC premiums. The increase in salaries and employee benefits was primarily due to certain positions added to support the increased mortgage lending activities and asset growth, salary increases and increased benefits expenses. The increases in marketing and promotion related largely to promotions aimed at increasing deposit balances and promotions of loan products. Professional fees in 1995 include approximately $260,000 in legal expenses which First Denver Corporation incurred related to litigation which was decided in its favor prior to the acquisition. During 1994 VBC completed the amortization of intangible assets acquired in connection with acquisitions in 1989. The 1995 amortization relates to intangible assets arising from the acquisition of MacWest Mortgage Company.

     INCOME TAX EXPENSE. Income tax expense for 1995 of $1.8 million is approximately $121,000 less than the amount expected based on the combined federal and state tax rate of 37.3%. This difference is primarily due to a decrease in the valuation allowance against deferred tax assets and interest income from certain loans and life insurance policies that is not subject to income taxes net of the tax effect of the surrender and cancellation of certain life insurance policies. Compared to 1994, income tax expense increased $954,000. The increase attributable to increased pre tax earnings is only approximately $17,000. The majority of the increase is a result of a decrease in 1994 of $1 million in the valuation allowances held against deferred tax assets relating to the realization of net operating loss carryforwards.

     ASSET AND LIABILITY GROWTH. Total assets at December 31, 1995 of $418 million were 9.6% or $44.5 million lower than at December 31, 1994, primarily as a result of a $67.6 million reduction in investments partially offset by a $24.4 million increase in net loans. The increase in loans not only reflects the strong local economy but also VBC's success in adding to its customer base. At December 31, 1995, deposits had increased 14.5% to $307 million from $268 million one year earlier. These changes allowed VBC to reduce borrowings from the FHLB to $70 million at December 31, 1995 from $162 million one year earlier. Net earnings and a $4 million improvement in the unrealized loss on securities available for sale resulted in a $6.6 million or 28% increase in total shareholders' equity to $30.2 million at December 31, 1995 from $23.6 million one year earlier.

     1994 COMPARED TO 1993

     INTEREST INCOME. Interest income increased to $28.5 million in 1994 from $18.7 million in 1993. This increase resulted primarily from an increase of $131.9 million in average interest-earning assets to $373.0 million in 1994 from $241.1 million in 1993 offset in part by a 0.11% decrease in asset yields. A significant shift in the mix of assets occurred with a $106.1 million increase in average investments (which yielded 4.12% less than loans) and only a $24.1 million increase in average loans. This shift was the primary reason for the decline in yield on interest-earning assets. The increase in investments was part of VBC's strategy to leverage its capital to maximize earnings capacity. The significant increases in investments followed the increase in capital from the initial public offering completed in March 1994.

     Most of VBC's investments are in floating rate securities tied to a variety of indices. The yield on investments in 1994 increased 0.57% compared to 1993 versus a 0.40% increase in loan yields.

     INTEREST EXPENSE. Interest expense increased to $11.2 million in 1994 from $5.9 million in 1993. This increase was the combined effect of a $109.6 million increase in average interest-bearing liabilities to $301.7 million in 1994 from $192.1 million in 1993 and an increase in the average cost of such liabilities to 3.70% in 1994 from 3.08% in 1993. Changes in the relative mix of average interest-bearing liabilities included an $85.4 million increase in average advances from the FHLB and an increase in average interest-bearing deposits of $24.5 million. The cost of VBC's borrowings from the FHLB generally moves in direct relationship to movements in the federal funds rate. The series of increases in the federal funds rate during 1994 resulted in an average federal funds rate of 4.24% in 1994 compared to 3.02% in 1993. This 1.22% increase in the federal funds rate is the primary reason for the 1.49% increase in the cost of FHLB borrowings between years. During 1994, VBC substantially increased its leveraged investing activities.

     NET INTEREST INCOME. Net interest income increased $4.6 million in 1994 compared to 1993. Net interest margin decreased to 4.66% in 1994 from 5.30% in 1993. The increase in net interest income resulted primarily from the increase in interest-earning assets largely offset by the decline in the net interest margin. The principal reason for the decline in net interest margin was the shift in the mix of interest-earning assets to proportionately more investments which yield significantly less than loans combined with the increase in borrowings from the FHLB which cost more than deposits.

     PROVISION FOR LOAN LOSSES. The $511,000 increase in provision for loan losses in 1994 to $794,000 from $283,000 in 1993 reflects general growth in the loan portfolio, the $917,000 increase in charge offs in 1994 over the 1993 level and the higher level of recoveries in 1993 ($341,000 compared to $173,000 in 1994) which allowed VBC to increase its allowance for loan losses in 1993 with a lesser charge to provision for loan losses.

     OTHER INCOME. Other income decreased to $3.5 million in 1994 from $4.0 million in 1993. The $495,000 decrease consisted of a $256,000 decrease in gain on sales of investments, a $169,000 decrease in service fees on deposit accounts, a $168,000 decrease in gain on sales of loans and a $99,000 other increase. The reduction in gain on sale of securities reflected the changes in the bond market from 1993 to 1994 and management's decisions to sell fewer investments in 1994. The decline in service fees was primarily in the service charges on commercial accounts which receive an earnings credit for average collected balances which offsets the amount of service charges. With the increase in federal funds rates the earnings credits increased resulting in lower net service charges. The decrease in gain on sales of loans consisted primarily of a $120,000 decline in gain on SBA loans to $376,000 in 1994 from $496,000 in 1993 and a $62,000 decrease in gain on sales of mortgages to $192,000 in 1994 from $254,000 in 1993. The decrease in SBA gains reflected an increase in competition and lower prices received in the higher interest rate environment. The decrease in mortgage gains was due to decreased volumes as a result of higher interest rates.

     OTHER EXPENSES. Other expenses increased $300,000 to $15.1 million in 1994 from $14.8 million in 1993. This increase consisted of an increase of $751,000 in salaries and employee benefits, decreases of $247,000 in credit quality expense and $202,000 in amortization of intangible assets and other net decreases of $2,000. The increase in salaries and employee benefits was primarily due to certain positions added to support the asset growth, pay increases and increased benefits expenses. The decrease in credit quality expense was primarily a result of the substantial completion in 1994 of the collection effort and expense related to a single large non performing loan. During 1994 VBC completed the amortization of intangible assets acquired in connection with acquisitions in 1989.

     INCOME TAX EXPENSE. Income tax expense for 1993 of $820,000 is approximately $1.1 million less than the amount expected based on the combined federal and state tax rate of 37.3%. A tax credit of $1 million from the reversal of valuation allowances held against deferred tax assets relating to the realization of net operating loss carryforwards represents the majority of the difference. The remaining $65,000 difference relates to certain non taxable income and to other lesser items. There were no significant differences between expected and actual income tax expense in 1993.

     CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING FOR GOODWILL. As is set forth in Note 1 of Notes to Consolidated Financial Statements, First Denver Corporation -- which was acquired by VBC in November 1995 in a transaction accounted for as a pooling of interests -- (see Note 2 of Notes to Consolidated Financial Statements) changed its method of accounting for goodwill. The cumulative effect of this change in accounting, which was applied as of January 1, 1994, was a decrease in net earnings of $1.5 million.

     CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING FOR INCOME TAXES. Effective January 1, 1993, VBC adopted the provisions of SFAS No. 109, "Accounting for Income Taxes," and changed its method of accounting for income taxes. The cumulative effect of the change was an increase in net income of $1.3 million in 1993, which represents the partial realization of the tax benefit relating to VBC's net operating loss carryforwards.

     INITIAL PUBLIC OFFERING OF STOCK. The increase in shareholders' equity, excluding the unrealized loss on investment securities available for sale, at December 31, 1994 was principally a result of VBC's initial public offering of 923,770 new shares of common stock and 805,000 shares of $.95 Series A Cumulative Preferred Stock which was substantially completed in late March 1994. The majority of the proceeds has been used to support operations and growth. As required conditions for completing the initial public offering, a portion of the proceeds were also used to redeem common stock and 1989 Series A Preferred Stock ($2.9 million) and to prepay a note payable ($940,000).

ALLOWANCE FOR LOAN LOSSES

     VBC maintains its allowance for loan losses at a level considered by management to be adequate to cover the risk of loss in the loan portfolio at a particular point in time. Management's judgment as to whether additional amounts should be added to the allowance in excess of the amount of loan losses takes into consideration a number of factors, including loss experience in relation to outstanding loans and the existing level of the allowance for losses, a continuing review of problem loans and overall portfolio quality, regular examinations of loan portfolios conducted by VBC's staff, external loan review personnel and by state and federal supervisory authorities, and economic conditions.


                                                                    FOR THE YEARS ENDED DECEMBER
                                                FOR THE THREE                    31,
                                              MONTHS ENDED MARCH    -----------------------------
                                                   31, 1996          1995       1994        1993
                                              ------------------    ------     -------     ------
                                                            (DOLLARS IN THOUSANDS)
    Allowance for losses:
      Beginning balance......................       $2,493           1,999     $ 2,324     $2,075
      Provisions for loan losses.............          179             795         794        283
      Recoveries.............................           33             259         173        341
      Charge offs............................         (109)           (560)     (1,292)      (375)
                                                   -------          ------     -------     ------
              Ending balance.................       $2,596          $2,493     $ 1,999     $2,324
                                              ==============        ======     =======     ======


     Charge offs during 1995 totaled $560,000 or 0.30% of average loans compared to $1.3 million, or 0.80% of average loans in 1994 and $375,000 or .27% of average loans in 1993. Included in the 1994 charge offs were two individual loans totaling $669,000 or 52% of total charge offs. The circumstances relating to these two loans did not, in management's opinion, represent a trend or indicate increased charge offs in the future. Rather, management believes, that the charge offs were isolated in their cause and occurrence. Excluding these two loans, the remaining increase in charge offs, in management's opinion, reflects the significant growth in the loan portfolio over the past several years and not an adverse credit quality trend.

     The increase in the allowance for loan losses is directly related to the increase in the total loan portfolio. The decline in total allowance for loan losses in 1994 resulted from the higher charge offs explained above. Despite the decrease in 1994, the ratio of allowance for loan losses to total nonperforming loans increased from 121% at December 31, 1993 to 177% at December 31, 1994 and 181% at December 31, 1995.

EFFECTS OF INFLATION AND CHANGING PRICES

     Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. Over short periods of time interest rates may not move in the direction or magnitude as inflation.

NEW ACCOUNTING PRONOUNCEMENTS

     VBC adopted Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures, (collectively referred to as SFAS 114) effective January 1, 1995. SFAS 114 requires that certain impaired loans be measured based on the present value of expected cash flows discounted at the loan's original effective interest rate. The adoption of this pronouncement did not have a material impact on VBC. See Note 1 of Notes to Consolidated Financial Statements.

     In 1994, the Financial Accounting Standards Board adopted SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments. This Statement requires disclosures about derivative financial instruments -- futures, forward, swap, and option contracts, and other financial instru-ments with similar characteristics. VBC adopted the provisions of SFAS No. 119 for its 1994 year-end financial statements. See Note 5 of Notes to Consolidated Financial Statements.


     In March 1995, the Financial Accounting Standards Board adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This Statement established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This Statement was adopted by VBC effective January 1, 1996 and did not have a material impact on VBC's financial statements.



     In October 1995, the Financial Accounting Standards Board adopted SFAS No. 123, Accounting for Stock-Based Compensation. This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. This Statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. This Statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. VBC will continue to follow the provisions of APB Opinion No. 25 in accounting for stock-based compensation but will provide the new disclosures in the 1996 Annual Report to Shareholders on Form 10-K.

                                BUSINESS OF VBC

GENERAL

     VBC was founded in 1988 with the objective of acquiring several strategically located, but underperforming Denver/Boulder area banks and transforming them into a banking system capable of providing a broad package of products and services to its customers and growth potential to its shareholders.

     In late 1988 and early 1989, VBC raised approximately $9.8 million in capital from private sources. In 1989, VBC acquired eight banks to provide the core of its banking network. In 1991, VBC acquired a ninth bank. VBC's tenth banking location was opened in Boulder in 1992. On November 13, 1995 VBC acquired First Denver Corporation, a bank holding company whose primary asset and operation was First National Bank of Denver, which is now VBC's eleventh banking location. The following table summarizes VBC's bank acquisitions.

                                                                              ASSETS AT
                                                                               DATE OF
                                                          DATE OF            ACQUISITION
                        THE BANK                        ACQUISITION     ----------------------
    -------------------------------------------------  --------------   (DOLLARS IN THOUSANDS)
    Bank of Lakewood, N.A............................  April 1989              $  8,500
    International Bank...............................  August 1989               49,900
    International Bank -- Englewood..................  August 1989               20,600
    International Bank -- North......................  August 1989               12,000
    International Bank of Wheat Ridge................  August 1989               12,700
    National Bank of the Rockies, Boulder............  December 1989             24,000
    National Bank of the Rockies, Denver.............  December 1989             18,100
    Citywide Bank of Thornton........................  December 1989             10,000
    Columbine Valley Bank and Trust Co...............  April 1991                 6,500
    First National Bank of Denver....................  November 1995             44,000
                                                                                -------
              Total..................................                          $206,300
                                                                                =======

     Subsequent to the 1989 acquisitions, VBC focused on transforming the banks acquired into a single organization and implementing its operating strategy. VBC strives to combine the elements of service traditionally found in community banks with product lines traditionally found in larger banks. Of the remaining independent bank holding companies based in Colorado and serving the Denver/Boulder area, VBC ranks third in asset size and in number of banking locations.


     The disclosure below primarily includes information as of December 31, 1995; unless otherwise noted, such information has not changed materially since that date.


MARKET AREA SERVED

     VBC's market area is the Denver/Boulder area, which is the most densely populated area in the Rocky Mountain region. Total population exceeds two million and the area has experienced net immigration of over 50,000 persons per year since 1990. Employment in the Denver/Boulder area has become increasingly diversified across the manufacturing, financial services, tourism, transportation, technology, cable, retail trade, services and government sectors.

GROWTH STRATEGY

     VBC's goal is to maintain and expand a well-capitalized, customer-focused financial institution. Management believes that the executive management team, distribution network and operational systems support are in place to achieve this goal. There can be no assurance, however, that VBC will achieve its growth objectives. See "Risk Factors -- Growth and Acquisition Strategies."

     VBC expects to continue its growth strategy during the next few years through a combination of internal growth and acquisitions. The Colorado banking market is dominated by three large regional financial institutions: Norwest Corporation, First Bank Systems, Inc., and Banc One Corporation. This dominance was achieved through the purchase of Colorado-based holding companies, which resulted in a significant consolidation of the Colorado banking industry. Management believes that this consolidation has created gaps in the ability of the large banks to serve certain customers. See "Business of VBC -- Competition." Management believes that small and medium size businesses often are not of sufficient size to be of interest to these large banks and that individuals frequently have difficulty in finding banking services which meet their needs. Many of these customers have sought, and management believes will continue to seek, a banking relationship with a smaller and more service-oriented community banking organization. Through its emphasis on customer service, management's experience in business and consumer banking and VBC's broad product line, VBC will continue to focus on attracting these customers in order to achieve internal growth. Management also believes that the economic expansion in VBC's market area will contribute to internal growth.

     In addition to internal growth, there may be attractive opportunities to grow through the acquisition of financial institutions or their branches. Management believes that the consolidation in the banking industry, the recent introduction of branch banking in Colorado and increased regulatory burdens are likely to lead owners of community banks to explore the possibility of sale or combination with a broader-based holding company such as VBC. Other than as contemplated by the Merger Agreement, no acquisition negotiations currently are in progress, nor does VBC have any agreements, either written or oral, for acquisitions.

     VBC also intends to analyze opportunities to expand through de novo branching. In some cases, multiple acquisitions by other institutions have resulted in significant overlap in the market areas served by different banks owned by the same holding company. In order to eliminate this internal competition and redundancy of sites, multiple banking locations may be consolidated, creating market opportunities for other institutions such as VBC to establish new locations.

     Management has considered and intends to consider a variety of criteria when evaluating potential acquisition candidates or branching opportunities. These include (i) the geographic market location of the potential acquisition target or branch, (ii) the financial soundness of a potential acquisition target, (iii) opportunities to improve the efficiency and/or asset quality of an acquisition target through merger, (iv) the effect of the acquisition on earnings per share, (v) whether VBC has sufficient management and other resources to integrate or add the operations of the target or branch and (vi) the investment required for, and opportunity costs of, the acquisition or branch.

OPERATING STRATEGY

     VBC's objective is to continue to build a growing, profitable community banking network. The principal elements of VBC's operating strategy are:

          FOCUS ON THE FINANCIAL SERVICE NEEDS OF BOTH CONSUMERS AND COMMUNITY BUSINESSES. VBC strives to combine the elements of service traditionally found in community banks with product lines typically found only in large banks. Its banking products were designed to be responsive to the needs of community businesses and individual customers. VBC's operational systems have been designed to support fully its products, which are varied enough to meet diverse needs of customers, yet simple to understand.

          EMPHASIZE HIGH QUALITY CUSTOMER SERVICE. Management believes that service is a critical competitive factor in the VBC market area. Customer service is emphasized in all aspects of its operations and is an integral component of all employee training programs. Management believes the VBC banking locations are small enough to facilitate personalized services and decision-making, yet of sufficient size to meet most customers' needs.

          MAINTAIN HIGH ASSET QUALITY. VBC seeks to maintain high asset quality through a program which includes regular reviews of loans by senior credit policy officers, professional independent loan reviews, training and supervision of lending officers and prompt and strict adherence to established credit policies.

     Management believes these practices have resulted in significant improvements in asset quality since the loan and investment portfolios were acquired.

          ACHIEVE EFFICIENCIES THROUGH CENTRALIZED ADMINISTRATIVE AND SUPPORT FUNCTIONS. VBC seeks to maximize operational and support efficiencies consistent with maintaining high quality customer service. It has consolidated various management and administrative functions, including consumer credit administration and lending, investment management and accounting, to enable branch personnel to better focus on customer service and sales. Management believes these changes will simplify the integration of any financial institutions that may be acquired in the future into the VBC operating systems and management structure.

MARKETING

     The VBC marketing strategy reflects management's significant prior product development and distribution experience. In establishing a banking network, management focused on identifying and developing a family of products and services that satisfy customer needs while simultaneously increasing community knowledge, acceptance and use of the banking products of its bank subsidiary, Vectra. Vectra invested significantly in its initial years in developing and introducing its products and achieving name recognition in its market.

     Today, the Vectra marketing programs utilize direct mail, print and radio advertising, as well as promotional materials in each location. During the last three years, Vectra has also focused on selling multiple products to new customers and additional products to existing customers, a practice known as "cross selling."

CONSUMER PRODUCTS

     VBC, through Vectra, offers a wide range of consumer deposit products including regular checking, checking with interest, budget checking, money market accounts, regular savings and IRAs. Management believes Vectra was the first to introduce certain deposit products to the Denver/Boulder marketplace, such as its Vectra One and Peak Interest Savings products. Vectra One is a relationship account that provides significant benefits, including waiver of service charges and reduced fees and rates on loans as well as a single monthly statement which summarizes the essentials of all activity and balances for each month. To become a Vectra One customer, an individual first needs to open a checking account and either a savings account, money market account, IRA or CD and maintain one combined minimum balance. VBC's Peak Interest Savings product, offered periodically since 1991, provides a combination of higher yields and immediate liquidity for depositors. This program has provided a stable source of deposits for Vectra since its introduction.

     Vectra offers consumers a broad menu of loan products which have enabled it to increase significantly its consumer loan balances over the past few years. Management believes Vectra has been a leader in introducing new loan products to the Denver/Boulder marketplace, including the VBC Equity 100 program and the VBC SmartLoan. With the introduction of the Equity 100 program in 1991, Vectra was the first in its market to offer qualified borrowers the opportunity to borrow up to 100% of the equity in their homes. VBC SmartLoan is a relationship-based program that allows borrowers who agree to have their payments automatically deducted from a Vectra checking account to pay reduced interest on their consumer loans and, depending on the loan balance, to receive waiver of service charges on their checking accounts.

COMMERCIAL PRODUCTS

     Vectra is dedicated to meeting the varied banking needs of small-to-medium-size businesses in the Denver/Boulder area. See "Loans." To provide convenience, expedited cash flow and workplace efficiency to its business customers, Vectra introduced a new line of commercial services in 1992 and 1993 under the name Vectra Business Solutions, Helping Your Business Grow(TM). Products include: Bonded Courier Service, which allows for non-cash deposits to be picked up at a customer's location; Direct Deposit Payroll, a time-saving convenient payroll processing system; Express Check Deposit, a lockbox payment processing service which facilitates and expedites account receivable collections for customers; and Desk Top Banking, which allows customers to access their account information and transact certain banking business using a personal computer. In addition, Vectra offers businesses VBC Advantage, a package of benefits which entitles their employees to various group discounts on consumer deposit and loan products.

LOANS

     GENERAL. Vectra provides a broad range of commercial and retail lending services, including commercial business loans, residential and commercial real estate construction loans, consumer loans, revolving lines of credit and letters of credit. Vectra follows a uniform credit policy which sets forth underwriting and loan administration criteria, including levels of loan commitment, loan types, credit criteria, concentration limits, loan administration, loan review and grading and related matters. In addition, Vectra provides ongoing loan officer training and review, obtains outside independent loan reviews, operates a centralized processing, underwriting and servicing center for consumer loans and manages problem assets centrally and independently from the originating loan officers. At December 31, 1995, substantially all loans outstanding were to customers within Vectra's market area.

     Vectra follows a no-loan-committee approach to commercial lending which it believes yields positive results in both responsiveness to customer needs and asset quality. Rather than using loan committees, which management believes do not always achieve adequate accountability, Vectra requires the individual review and approval of multiple lending officers for each loan. With this approach, loan officers have ready access to individuals with credit approval authority and do not experience delays in waiting for a scheduled loan committee meeting.

     Interest rates charged on loans vary with the degree of risk, maturity, underwriting and servicing costs, loan amount, and extent of other banking relationships maintained with customers, and are further subject to competitive pressures, money market rates, availability of funds and government regulations. Approximately 59% of the loans in Vectra's portfolio at December 31, 1995 had interest rates that float with Vectra's base rate or some other reference rate.

     In the ordinary course of business, VBC enters into various types of transactions that include commitments to extend credit. See Note 14 of Notes to Consolidated Financial Statements. VBC applies the same credit standards to these commitments as it uses in all its lending activities and has included these commitments in its lending risk evaluations. VBC's exposure to credit loss under commitments to extend credit is represented by the amount of these commitments. Under applicable federal and state law, permissible loans to one borrower was limited to an aggregate of $4.7 million for VBC at December 31, 1995.

     A relatively small but growing component of Vectra's lending has been U.S. Small Business Administration ("SBA") guaranteed loans. Vectra emphasizes this program because it is particularly attractive to many of the small-to-medium-size businesses that Vectra serves. The Vectra commitment to SBA lending was recognized by the SBA's designation of Vectra as a preferred lender, the highest of the SBA's three lender categories. Vectra is Colorado's only locally headquartered bank to be named a preferred SBA lender. As an SBA preferred lender, Vectra can provide better, faster service to its business customers than without such designation.

     Vectra also originates first mortgage loans through its Vectra Mortgage Group which was expanded during the second half of 1995 with the purchase of the assets of MacWest Mortgage. The mortgage operations are an added source of fee income from the origination and sale of mortgage loans into the secondary market. Total originations increased from $17.8 million in 1994 to $27.9 million in 1995.

     LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of the Vectra loan portfolio by type of loan at the dates indicated.


                                                                             DECEMBER 31,
                                     --------------------------------------------------------------------------------------------
                   MARCH 31, 1996          1995               1994               1993               1992               1991
                  ----------------   ----------------   ----------------   ----------------   ----------------   ----------------
                   AMOUNT      %      AMOUNT      %      AMOUNT      %      AMOUNT      %      AMOUNT      %      AMOUNT      %
                  --------   -----   --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
Commercial....... $ 56,688    27.8   $ 58,272    28.5   $ 47,652    26.5   $ 43,815    31.1   $ 40,052    32.0   $ 54,689    47.1
Real estate --
  mortgage.......  101,035    49.6    101,598    49.8     94,759    52.7     64,112    45.6     54,462    43.4     41,516    35.7
Real estate --
  construction...   22,604    11.1     21,818    10.7     17,309     9.6     13,478     9.6     10,370     8.3      5,370     4.6
Installment and
  revolving lines
  of credit......   19,906     9.8     21,452    10.5     19,875    11.1     19,422    13.8     21,256    17.0     17,179    14.8
Loans held
  for sale.......    6,471     3.2      3,916     1.9      2,705     1.5      2,821     2.0      1,812     1.4        429      .4
Deferred loan
  fees,
  discounts, and
  costs, net.....     (311)    (.2)      (392)    (.2)      (535)    (.3)      (574)    (.4)      (561)    (.4)      (910)    (.8)
                  --------   -----   --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
Loans............  206,393   101.3    206,664   101.2    181,765   101.1    143,074   101.7    127,391   101.7    118,273   101.8
Less allowance
  for loan
  losses.........   (2,596)   (1.3)    (2,493)   (1.2)    (1,999)   (1.1)    (2,324)   (1.7)    (2,075)   (1.7)    (2,064)   (1.8)
                  --------   -----   --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
Net loans........ $203,797   100.0   $204,171   100.0   $179,766   100.0   $140,750   100.0   $125,316   100.0   $116,209   100.0
                  ========   =====   ========   =====   ========   =====   ========   =====   ========   =====   ========   =====


     COMMERCIAL LOANS. Commercial loans consist primarily of loans to businesses for various purposes, including revolving lines of credit, equipment financing loans and letters of credit. These loans generally mature within one year, have adjustable interest rates and are secured by inventory, accounts receivable and other commercial assets. The primary repayment risk is the failure of the borrower's business due to economic or financial factors.

     REAL ESTATE MORTGAGE LOANS. These loans include various types of loans for which Vectra holds real property as collateral. Of the $102 million of real estate mortgage loans at December 31, 1995, approximately $52 million were loans made to commercial customers where the collateral for the loan is, among other things, the real estate owned by the business or its owners. It is the practice of Vectra in making commercial loans to receive real estate as collateral in addition to other appropriate collateral. Therefore, many loans categorized as real estate mortgage loans can be characterized as commercial loans which are secured by real estate. The remaining $50 million of real estate mortgage loans consist of $23 million of outstanding balances under consumer home equity lines of credit and $27 million of consumer first and second mortgage loans. Commercial loans (other than SBA loans) secured by real estate typically mature annually and have adjustable interest rates. SBA loans used to finance real estate typically have terms of 15 to 20 years and adjustable interest rates. Most home equity lines of credit have terms of 10 to 15 years, adjustable interest rates and require minimum monthly payments. First and second mortgages are generally fixed rate installment loans with terms up to 15 years. The primary risks of real estate mortgage loans include the borrower's inability to pay and deterioration in value of real estate that is held as collateral.

     REAL ESTATE CONSTRUCTION LOANS. Construction loans are principally made to builders to construct single family residences. These loans typically have maturities of six to 12 months and adjustable interest rates. Fees on such loans are usually charged on the total loan commitment. Terms vary somewhat depending on Vectra's experience with the individual builders; however, a ratio of two or three presold homes to every home not presold is generally required for all builders. The builders are also required to invest a minimum of 10% of construction costs. To ensure adequate quality control over construction lending, monthly inspections of all construction sites by independent inspectors are required and disbursements of draws against loan commitments are made directly to subcontractors. A variety of risks are present in construction loans, including the failure of the contractor to complete the work and the borrower's inability to pay.

     INSTALLMENT AND REVOLVING LINES OF CREDIT. Installment and revolving lines of credit include installment loans to individuals which are not secured by real estate, generally have terms of two to five years and bear interest at fixed rates. Revolving lines of credit to individuals generally are for business purposes, mature annually and have adjustable interest rates. These loans usually are secured by motor vehicles, equipment, receivables, inventory, investment securities or other personal assets, but in some instances are unsecured. The primary risk of consumer lending relates to the personal circumstances of the borrower.

     LOANS HELD FOR SALE. Loans held for sale consist of mortgage loans and guaranteed portions of Small Business Administration ("SBA") guaranteed loans which are generally sold within 30 days. Market value equals or exceeds carrying value for these loans.

NONPERFORMING ASSETS

     The following table sets forth information concerning the nonperforming assets of VBC at the dates indicated:


                                                                                           DECEMBER 31,
                                                          MARCH 31,     --------------------------------------------------
                                                            1996         1995       1994       1993       1992       1991
                                                          ---------     ------     ------     ------     ------     ------
                                                                               (DOLLARS IN THOUSANDS)
Nonperforming loans:
  Loans 90 days or more delinquent and still accruing
    interest............................................   $    90      $   83     $  302     $  159     $  558     $  504
  Nonaccrual loans......................................     1,277       1,292        829      1,580      1,836      2,928
  Restructured loans....................................        --          --         --        175        814        764
                                                            ------      ------     ------     ------     ------     ------
        Total nonperforming loans.......................     1,367       1,375      1,131      1,914      3,208      4,196
Real estate acquired by foreclosure.....................       942         919      1,265      1,153      2,048      3,562
Other assets acquired by foreclosure....................        60          75         81         10         67        229
                                                            ------      ------     ------     ------     ------     ------
        Total nonperforming assets......................   $ 2,369      $2,369     $2,477     $3,077     $5,323     $7,987
                                                            ======      ======     ======     ======     ======     ======
Allowance for loan losses...............................   $ 2,596      $2,493     $1,999     $2,324     $2,075     $2,064
                                                            ======      ======     ======     ======     ======     ======
Ratio of total nonperforming assets to total assets.....       0.6%        0.6%       0.5%       1.0%       2.0%       3.6%
Ratio of total nonperforming loans to total loans.......       0.7         0.7        0.6        1.3        2.5        3.6
Ratio of allowance for loan losses to total loans.......       1.3         1.2        1.1        1.6        1.6        1.8
Ratio of allowance for loan losses to total
  nonperforming loans...................................     189.9       181.3      176.7      121.4       64.7       49.2



     NONPERFORMING LOANS. The nonperforming loans of Vectra consist of loans 90 days or more delinquent and still accruing interest, nonaccrual loans and restructured loans. Management believes that the decrease in nonperforming loans from December 31, 1991 to March 31, 1996 is primarily a result of adherence to Vectra's credit policy combined with active management of nonperforming loans. The decline resulted partially from loan charge-offs and was assisted by the improved economy in Vectra's market. At March 31, 1996, Vectra's nonperforming loans consisted of 35 loans, three of which had balances in excess of $100,000. The largest two nonperforming loans had principal balances of $556,000 and $305,000. The $556,000 loan is well secured and is expected to be paid in full or return to accrual status in 1996. The $305,000 loan is a construction loan currently in the process of foreclosure.


     When, in the opinion of management, a reasonable doubt exists as to the collectibility of interest, regardless of the delinquency status of a loan, the accrual of interest income is discontinued and interest accrued during the current year is reversed through a charge to current year's earnings. Prior years' accrued interest is charged to the allowance for loan losses. While the loan is on nonaccrual status, interest income is recognized only upon receipt and then only if, in the judgment of management, there is no reasonable doubt as to the collectibility of the principal balance. Loans 90 days or more delinquent are changed to nonaccrual status unless the loan is in the process of collection and management determines that full collection of principal and accrued interest is probable.

     Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to the borrower or the deferral of interest or principal, have been granted due to the borrower's weakened financial condition. Interest on restructured loans is accrued at the restructured rates when it is anticipated that no loss of original principal will occur.

     As of December 31, 1995, there was no significant balance of loans excluded from nonperforming loans set forth above, where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in such loans becoming nonperforming.

     REAL ESTATE ACQUIRED BY FORECLOSURE. Real estate acquired by foreclosure includes property acquired in foreclosure proceedings or under agreements with delinquent borrowers. At December 31, 1995, Vectra's real estate acquired by foreclosure consisted of two parcels of land zoned for commercial use, one of which was zoned for multi-use and one of which was a bakery.

     Real estate acquired by foreclosure is appraised annually and is carried at the lower of fair market value less anticipated selling costs or the balance of the related loan. At December 31, 1995, Vectra's interest in appraised fair values of these properties was $1.1 million.

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses represents management's recognition of the risks of extending credit and its evaluation of the quality of the loan portfolio and is maintained at a level considered adequate to provide for anticipated loan losses based on management's assessment of various factors affecting the loan portfolio, including a review of problem loans, business conditions, historical loss experience, evaluation of the quality of the underlying collateral and holding and disposal costs. The allowance is increased by additional charges to operating income and reduced by loans charged off, net of recoveries.

     The following table sets forth information regarding changes in the allowance for loan losses of Vectra for the periods indicated.


                                                                                     YEAR ENDED DECEMBER 31,
                                                           MARCH 31,   ----------------------------------------------------
                                                             1996        1995       1994       1993       1992       1991
                                                           ---------   --------   --------   --------   --------   --------
                                                                                (DOLLARS IN THOUSANDS)
Balance of allowance for loan losses at beginning of
  period.................................................. $   2,493   $  1,999   $2,324...  $  2,075   $  2,064   $  1,899
                                                            --------   --------   --------   --------   --------   --------
Charge offs:
  Commercial..............................................       (64)       (98)    (1,148)      (233)      (413)      (627)
  Real Estate -- mortgage.................................        --       (311)        --         (2)        --         (6)
  Real Estate -- construction.............................        --         (2)        --         --        (38)       (53)
  Installment and revolving lines of credit...............       (45)      (149)      (133)      (102)      (117)      (142)
  Other...................................................        --         --        (11)       (38)       (29)       (23)
                                                            --------   --------   --------   --------   --------   --------
        Total charge offs.................................      (109)      (560)    (1,292)      (375)      (597)      (851)
                                                            --------   --------   --------   --------   --------   --------
Recoveries:
  Commercial..............................................        16        215        146        297        173        398
  Real Estate -- mortgage.................................        10         16          3         --         --         --
  Real Estate -- construction.............................        --         --         --         --          5          2
  Installment and revolving lines of credit...............         7         28         20         22         39         32
  Other...................................................        --         --          4         22         29          1
                                                            --------   --------   --------   --------   --------   --------
        Total recoveries..................................        33        259        173        341        246        433
                                                            --------   --------   --------   --------   --------   --------
Net (charge offs) recoveries..............................       (76)      (301)    (1,119)       (34)      (351)      (418)
Provisions for loan losses charged to operations..........       179        795        794        283        362        583
                                                            --------   --------   --------   --------   --------   --------
Balance of allowance for losses at end of period.......... $   2,596   $  2,493   $  1,999   $  2,324   $  2,075   $  2,064
                                                            ========   ========   ========   ========   ========   ========
Ratio of net charge offs to average loans.................       .04%       .16%       .70%       .02%       .29%       .38%
                                                            ========   ========   ========   ========   ========   ========
Average loans outstanding during the period............... $ 204,171   $187,637   $160,944   $136,836   $122,992   $111,047
                                                            ========   ========   ========   ========   ========   ========


     The Vectra lending personnel are responsible for continuous monitoring of the quality of loan portfolios. The loan portfolios are also monitored monthly and examined by loan review personnel of VBC and by independent loan reviewers. These reviews assist in the identification of potential and probable losses, and also in the determination of the level of the allowance for loan losses. The allowance for loan losses is based primarily on management's estimates of possible loan losses from the foregoing processes and historical experience. These estimates involve ongoing judgments and may be adjusted in the future depending on economic conditions and changing historical experience. At December 31, 1995, the allowance for loan losses equaled 1.22% of total loans and 181.3% of non-performing loans.

     Charge offs during 1995 totaled $560,000 or 0.30% of average loans compared to $1.3 million, or 0.80% of average loans in 1994 and $375,000 or 0.27% of average loans in 1993. Included in the 1994 charge offs were two individual loans totaling $669,000 or 52% of total charge offs. The circumstances relating to these two loans did not, in management's opinion, represent a trend or indicate increased charge offs in the future. Rather, Vectra believes, that they were isolated in their cause and occurrence. Excluding these two loans, the remaining increase in charge offs, in management's opinion, reflects the significant growth in the loan portfolio over the past several years and not an adverse credit quality trend.

     The increase in the allowance for loan losses is directly related to the increase in the total loan portfolio. The decline in allowance for loan losses in 1994 resulted from the larger charge offs explained above. Despite the decrease in 1994, the ratio of allowance for loan losses to total nonperforming loans increased from 121% at December 31, 1993 to 177% at December 31, 1994 and 181% at December 31, 1995.

     State and federal regulatory agencies, as an integral part of their examination process, review loans of Vectra and its allowance for loan losses. Management believes that the allowance for loan losses of Vectra is adequate to cover anticipated losses. There can be no assurance, however, that management will not determine a need to increase the allowance for loan losses or that regulators, when reviewing Vectra's loan portfolios in the future, will not request Vectra to increase such allowance, either of which could adversely affect VBC's earnings. Further, there can be no assurance that Vectra's actual loan losses will not exceed its allowance for loan losses.

     The following table sets forth an allocation of the allowance for loan losses by loan category as of the dates indicated. Management believes that any allocation of the allowance into categories lends an appearance of precision which does not exist. Portions of the allowance have been allocated to categories based on analysis of the status of particular loans; however, the majority of the allowance is utilized as a single unallocated allowance available for all loans. The following allocation table should not be interpreted as an indication of the specific amounts of the relative proportion of future expected charges to the allowance. Such a table is primarily a useful device for assessing the adequacy of the allowance as a whole. The following allocation table has been derived in part by applying historical loan loss ratios to both internally classified loans and the portfolio as a whole in determining the allocation of the loan losses attributable to each category of loans.

                                                                               DECEMBER 31,
                                             ---------------------------------------------------------------------------------
                           MARCH 31,
                             1996                   1995                 1994                 1993                 1992
                     ---------------------   ------------------   ------------------   ------------------   ------------------
                                 LOANS IN             LOANS IN             LOANS IN             LOANS IN             LOANS IN
                                 CATEGORY             CATEGORY             CATEGORY             CATEGORY             CATEGORY
                                   AS A                 AS A                 AS A                 AS A                 AS A
                                 PERCENTAGE           PERCENTAGE           PERCENTAGE           PERCENTAGE           PERCENTAGE
                      AMOUNT     OF TOTAL    AMOUNT   OF TOTAL    AMOUNT   OF TOTAL    AMOUNT   OF TOTAL    AMOUNT   OF TOTAL
                        OF          OF         OF        OF         OF        OF         OF        OF         OF        OF
                     ALLOWANCE   ALLOWANCE   LOANS    ALLOWANCE   LOANS    ALLOWANCE   LOANS    ALLOWANCE   LOANS    ALLOWANCE
                     ---------   ---------   ------   ---------   ------   ---------   ------   ---------   ------   ---------
                                                              (DOLLARS IN THOUSANDS)
Commercial.........   $ 1,593       27.2%    $1,563      28.0%    $1,379      25.8%    $1,755      30.1%    $1,462      31.0%
Real estate --
  mortgage.........       428       49.1%      419       49.2%      264       52.3%      214       44.9%      210       42.8%
Real estate --
  construction.....       328       11.0%      250       10.5%      154        9.5%      136        9.4%      121        8.1%
Installment and
  revolving lines
  of credit........       247        9.6%      261       10.4%      202       10.9%      219       13.6%      282       16.7%
Loans held for
  sale.............        --        3.1%       --        1.9%       --        1.5%       --        2.0%       --        1.4%
                     ---------   ---------   ------   ---------   ------   ---------   ------   ---------   ------   ---------
    Total..........   $ 2,596      100.0%    $2,493     100.0%    $1,999     100.0%    $2,324     100.0%    $2,075     100.0%
                     =========   =========   =======  =========   =======  =========   =======  =========   =======  =========

                         DECEMBER 31,
                     -------------------
                            1991
                     -------------------
                               LOANS IN
                               CATEGORY
                                 AS A
                              PERCENTAGE
                     AMOUNT    OF TOTAL
                       OF         OF
                     LOANS    ALLOWANCE
                     ------   ----------

Commercial.........  $1,717       45.4%
Real estate --
  mortgage.........    118        35.2%
Real estate --
  construction.....     44         4.5%
Installment and
  revolving lines
  of credit........    185        14.5%
Loans held for
  sale.............     --          .4%
                     ------      -----
    Total..........  $2,064      100.0%
                     =======  =========


INVESTMENTS

     The investment policy of Vectra is designed to enhance net income and return on equity through prudent management of risk; to ensure liquidity for cash-flow requirements; to help manage interest rate risk; to ensure collateral is available for public deposits, FHLB advances and repurchase agreements; and to manage asset quality diversification. Investments are managed centrally to maximize compliance and effectiveness of overall investing activities.

     Vectra's Investment Committee, which consists of the Chief Financial Officer, the Chief Executive Officer and an outside director, is responsible for implementing investment strategy. The Investment Committee meets at least monthly to review the performance of the investment portfolio, market values, market conditions, current economic conditions, profitability, capital ratios, liquidity needs, collateral position with the FHLB and other matters related to investing activities. Based on its review of this information the Investment Committee considers the need to alter investment strategies.

     The following table sets forth the book value of the securities in Vectra's investment portfolio by type at the dates indicated.


                                                                           DECEMBER 31,
                                                  MARCH 31,     ----------------------------------
                                                    1996          1995         1994         1993
                                                  ---------     --------     --------     --------
                                                                      (DOLLARS IN THOUSANDS)
U.S. Treasury securities........................  $   5,020     $  5,032     $ 22,673     $ 17,120
U.S. government-sponsored entities..............     15,885       16,667       13,500       13,120
Collateralized mortgage obligations.............    143,652      147,508      164,720       64,588
Mortgage backed securities......................     16,177        6,183       39,687       12,204
Other...........................................      1,359        1,639        6,792        5,527
Unrealized loss on securities available for
  sale..........................................     (5,872)      (5,831)     (12,286)        (282)
                                                   --------     --------     --------     --------
          Total.................................  $ 176,221     $171,198     $235,086     $112,277
                                                   ========     ========     ========     ========

     The following table sets forth the book value and approximate yield of the securities in the investment portfolio of Vectra by type and maturity at December 31, 1995 and 1994.

                                                       DECEMBER 31, 1995      DECEMBER 31, 1994
                                                       ------------------     ------------------
                  TYPE AND MATURITY                     AMOUNT      YIELD      AMOUNT      YIELD
- -----------------------------------------------------  --------     -----     --------     -----
                                                          (DOLLARS IN             (DOLLARS IN
                                                           THOUSANDS)              THOUSANDS)
U.S. Treasury securities HTM:
  One year or less...................................        --      0.0%     $  3,534     3.97%
  Over one through five years........................        --      0.0%       15,138     5.62%
  Over five through 10 years.........................        --      0.0%           --     0.00%
                                                                              --------
          Total......................................        --      0.0%     $ 18,672     5.30%
                                                                              ========
U.S. Treasury securities AFS:
  One year or less...................................  $  1,526     4.51%     $     --     0.00%
  Over one through five years........................     3,506     5.27%        4,001     6.20%
  Over five through 10 years.........................         0     0.00%           --     0.00%
                                                       --------               --------
          Total......................................  $  5,032     5.04%     $  4,001     6.20%
                                                       ========               ========
U.S. Government agencies:
  One year or less...................................  $  1,732     7.15%     $  1,004     7.10%
  Over one through five years........................     8,345     4.87%        6,746     3.65%
  Over five through 10 years.........................     6,590     5.28%        5,750     5.83%
                                                       --------               --------
          Total......................................  $ 16,667     5.27%     $ 13,500     4.84%
                                                       ========               ========
Collateralized mortgage obligations:
  One year or less...................................  $ 20,876     5.99%     $  2,281     5.59%
  Over one through five years........................    23,427     5.64%        2,571     5.37%
  Over five through 10 years.........................    21,895     5.59%       18,317     6.54%
  Over 10 years......................................    81,310     5.64%      141,551     6.54%
                                                       --------               --------
          Total......................................  $147,508     5.68%     $164,720     6.50%
                                                       ========               ========
Mortgage-backed securities:
  One year or less...................................  $    993     7.02%     $  3,417     5.75%
  Over one through five years........................     2,418     6.92%        9,998     5.80%
  Over five through 10 years.........................     1,025     6.71%        7,606     5.80%
  Over 10 years......................................     1,747     6.78%       18,667     5.73%
                                                       --------               --------
          Total......................................  $  6,183     6.86%     $ 39,688     5.76%
                                                       ========               ========
Other:
  One year or less...................................  $    560     6.83%     $  2,177     6.46%
  Over one through five years........................        54     7.00%        1,134     6.86%
  Over five through 10 years.........................        --     0.00%          616     7.13%
  Over 10 years......................................     1,025     6.26%        2,864     5.22%
                                                       --------               --------
          Total......................................  $  1,639     6.48%     $  6,791     6.06%
                                                       ========               ========
Total investment in securities:
  One year or less...................................  $ 25,687     6.03%     $ 12,413     4.32%
  Over one through five years........................    37,750     5.52%       39,588     3.26%
  Over five through 10 years.........................    29,510     5.56%       32,289     6.25%
  Over 10 years......................................    84,082     5.68%      163,082     6.42%
  Unrealized loss on securities available for sale...    (5,831)               (12,286)
                                                       --------               --------
          Total......................................  $171,198     5.87%     $235,086     6.09%
                                                       ========               ========

     The preceding schedule includes $814,000 of securities in the "Other" category which are classified as held-to-maturity at December 31, 1995. In addition to the $18.7 million of U.S. Treasury securities classified as held to maturity there were approximately $6.9 million of securities in other categories also classified as held to maturity at December 31, 1994.

     In connection with the pooling of interests with First Denver Corporation ("FDC") (see Notes 1 and 2 of Notes to Consolidated Financial Statements), VBC transferred all securities classified by FDC as held to maturity to available for sale in 1995, consistent with VBC's existing policies. The amortized cost and unrealized gain on these securities at the date of VBC's acquisition of FDC totaled approximately $22,258,000 and $210,000, respectively.

     A substantial portion of Vectra's investments are collateralized mortgage obligations (CMOs) and mortgage backed securities. These investments are usually purchased at a premium or discount to their stated or par value. The yield on these investments may be impacted by changes in the prepayment rates of the mortgages underlying the securities.

     The following table summarizes certain information about VBC's available for sale investment portfolio:

                                         DECEMBER 31, 1995                                     DECEMBER 31, 1994
                      ---------------------------------------------------   ---------------------------------------------------
                                                            EXCESS OF                                     EXCESS OF
                        INDEX TO               UNREALIZED INTEREST RATE                     UNREALIZED  INTEREST RATE
                      WHICH COUPON               MARKET     CAPS OVER   ESTIMATED             MARKET      CAPS OVER   ESTIMATED
                       ON SECURITY  AMORTIZED    VALUE       CURRENT     AVERAGE  AMORTIZED    VALUE       CURRENT     AVERAGE
DESCRIPTION              IS TIED       COST   ADJUSTMENTS    COUPONS      LIVES     COST    ADJUSTMENTS    COUPONS      LIVES
- -----------            ------------ --------- ----------- ------------- --------- --------- ----------- ------------- ---------
                                    (DOLLARS IN MILLIONS)              (IN YEARS) (DOLLARS IN MILLIONS)               (IN YEARS)
CMO-Floating
  rate...                   COFI     $  44.3      (1.1)        3.2%        10.6    $  59.1     (4.5)         4.1%        17.9
CMO-Floating
  rate...                 10 yr CMT     76.5      (3.5)        4.3%        13.5       76.5     (3.0)         2.2%        18.4
CMO-Floating
  rate...                  7 yr CMT      8.9      (0.1)        4.8%         5.7        8.9     (0.4)         2.6%        11.0
CMO-Floating
  rate...                 1 mo LIBOR     4.7      (0.1)        3.0%         2.8        6.7     (0.1)         2.7%        19.2
CMO-Fixed
  rate...                    N.A.       13.1      (0.3)        N.A.         1.7       13.6     (2.0)         N.A.         6.4
MBS-Adjustable
  rate...                 6 mo LIBOR      --        --           --          --       23.1     (0.1)         5.6%        11.5
MBS-Adjustable
  rate...                  1 yr CMT      2.4       0.1         4.0%         5.0       12.3     (0.3)         5.2%        10.8
FHLB Dual
  Indexed
 Notes...                     (1)        5.8      (0.7)        N.M.         7.5        5.8     (1.2)         N.M.         8.5
FHLB
  Inverse
 Floating
  Note...                 3 mo LIBOR     5.0      (0.3)        N.M.         2.8        5.0     (0.6)         N.M.         3.8
U.S.
Treasuries...                N.A.        5.0       0.0         N.A.         1.5        4.1      0.0          N.A.         1.6
SBA
Guaranteed...               Prime        4.3       0.1         N.A.         3.4        1.3      0.0          N.A.         5.3
Other....                                6.2       0.1         N.A.        N.A.        5.4     (0.1)         N.A.        N.A.
                                     -------      ----                             -------     ----
Total
portfolio...                         $ 176.2      (5.8)                            $ 221.8    (12.3)
                                     =======      ====                             =======    =====

     The adjustable rate portion of VBC's investment portfolio at December 31, 1995 is distributed as follows:

   BY INDEX                BY ADJUSTMENT FREQUENCY                           LEGEND OF TERMS
- ---------------           -------------------------    -----------------------------------------------------------
10 yr CMT......    49%    Monthly               87%    CMO --   Collateralized Mortgage Obligation
COFI...........    28%    Quarterly              7%    COFI --  FHLB 11th District cost-of-funds index
7 yr CMT.......     5%    Semi-annually          4%    CMT --   Index of constant maturing U.S. Treasury securities
Dual Index.....     4%    Annually               2%    MBS --   Mortgage Backed Securities
                                              -----
1 mo LIBOR.....     3%    Total                100%    LIBOR -- London Interbank Offered Rate Index
                                              =====
3 mo LIBOR.....     3%                                 N.M. --  Not meaningful
Prime..........     3%                                 N.A. --  Not applicable
1 yr CMT.......     1%
Other..........     4%
                 -----
Total..........   100%
                 =====

- ---------------

(1) The coupon on these securities is set at the 10 year CMT less the six month LIBOR plus 4.75%.

     The average lives or maturities of most of Vectra's mortgage related securities are impacted by mortgage prepayment rates which are significantly affected by changes in interest rates. The increases in interest rates during 1994 resulted in significant slowing of mortgage prepayment rates and extensions of estimated average lives of most of Vectra's mortgage related securities. In 1994, the extension of average lives in combination with the interest rate caps, uncertainties on the part of investors as to further increases in interest rates and other factors contributed to declines in the market value of the investment portfolio. Declining interest rates, a reduction in expected average lives, reduced concern about interest rate caps and other factors contributed to increase in the market valued in 1995. There can be no assurance that market values of securities will not decline further.

     See the "Investing Activities" section of "Management's Discussion and Analysis of Financial Condition and Results of Operation" for further discussion about the structure and performance of individual segments of the Vectra's investments portfolio. Also see Note 5 of Notes to Consolidated Financial Statements for disclosures regarding three securities which are considered derivative financial instruments, all of which have a combined face value of $10.75 million.

     Substantially all of Vectra's investment portfolio is held in the available-for-sale classification. As a result, Vectra reflects a mark-to-market adjustment on its entire portfolio (net of taxes) in shareholders' equity. Because of the series of interest rate increases in 1994, the bond market suffered its most volatile year in decades. This contributed to a substantial decline in the market values of Vectra's investments during 1994. During 1995, market values improved and the unrealized losses on securities available for sale decreased from 5.5% of the portfolio or a $7.7 million adjustment against equity at December 31, 1994 to 3.3% of the portfolio or a $3.6 million adjustment against equity at December 31, 1995. Management believes that Vectra's capital and liquidity are more than adequate to allow it to continue to hold its investment portfolio. Management also expects that the passage of time and further restructuring of the portfolio will reduce its exposure to market value and basis risk.

     Vectra holds two securities (issued by other than a U.S. government sponsored entity) that total more than 10% of its shareholders' equity. They are both variable rate CMOs. Information on these securities is as follows at December 31, 1995:

                               ISSUER                             BOOK VALUE    MARKET VALUE
    ------------------------------------------------------------  ----------    ------------
    Structured Asset Securities Corporation ("SASC")............  $4,523,000     $4,455,000
    Capstead Securities Corporation IV ("CSC")..................  $2,924,000     $2,936,000

     The SASC security is rated Aaa by Moodys and AAA by Standard & Poors. It is 100% collateralized by Governmental National Mortgage Association single family MBS which themselves carry a full faith guarantee of the U.S. Government. The CSC security is rated Aaa by Moodys, AAA by Standard & Poors and AAA by Fitch. Credit enhancements for this security include: (i) mortgage pool insurance from GEMICO; (ii) primary mortgage insurance; (iii) special hazard insurance; (iv) bankruptcy account. Based on the structure, enhancements, ratings and collateral of these two securities, management assumes there is remote credit risk in them.

     Market value estimates for all securities are obtained from multiple dealers monthly, including the dealers from whom securities have been purchased, but independent valuation estimates are always obtained from other dealers as well.

DEPOSITS

     Vectra's primary source of funds has historically been customer deposits. Vectra focuses on maintaining a high percentage of noninterest-bearing deposits, which provide low cost funds and result in higher interest margins. At December 31, 1995, noninterest-bearing deposits comprised 26.1% of total deposits. Vectra has not sought brokered deposits and does not intend to do so in the future.

     The following tables present the average balances for each major category of deposits and the weighted average interest rates paid for interest-bearing deposits for the periods indicated.



                                                                                      YEAR ENDED DECEMBER 31,
                                            THREE MONTHS ENDED    ---------------------------------------------------------------
                                              MARCH 31, 1996             1995                  1994                  1993
                                            -------------------   -------------------   -------------------   -------------------
                                                       WEIGHTED              WEIGHTED              WEIGHTED              WEIGHTED
                                                       AVERAGE               AVERAGE               AVERAGE               AVERAGE
                                            AVERAGE    INTEREST   AVERAGE    INTEREST   AVERAGE    INTEREST   AVERAGE    INTEREST
                                            BALANCE      RATE     BALANCE      RATE     BALANCE      RATE     BALANCE      RATE
                                            --------   --------   --------   --------   --------   --------   --------   --------
                                                                           (DOLLARS IN THOUSANDS)
NOW and money market accounts.............. $ 63,929     2.47%    $ 65,715     2.62%    $ 70,884     2.19%    $ 69,182     2.31%
Savings....................................  102,878     4.41%      87,072     4.42%      83,521     3.57%       56,07    93.50%
Time certificates of deposit under
  $100,000.................................   48,202     5.68%      41,445     5.56%      19,996     3.48%      21,568     3.51%
Time certificates of deposit $100,000 and
  over.....................................   14,152     5.71%      11,345     5.62%       7,669     3.77%      10,710     3.62%
                                            --------              --------              --------              --------
        Total interest being demand
          deposits.........................  229,161     4.22%     205,577     4.14%     182,070     3.03%     157,539     2.99%
Noninterest bearing demand deposits........   76,912                76,072                77,733                65,046
                                            --------              --------              --------              --------
        Total Deposits..................... $306,073     3.16%    $281,649     3.02%    $259,803     2.12%    $222,585     2.12%
                                            ========              ========              ========              ========



     The following tables set forth the amount and maturity of CDs that had balances of more than $100,000 at March 31, 1996 and December 31, 1995.



                                                                   MARCH 31,     DECEMBER 31,
                          REMAINING MATURITY                         1996            1995
    -------------------------------------------------------------- ---------     ------------
                                                                     (DOLLARS IN THOUSANDS)
    Less than three months........................................  $ 3,317        $  2,544
    Three months up to six months.................................    4,022           4,124
    Six months up to one year.....................................    3,733           5,015
    One year and over.............................................    2,876           2,875
                                                                    -------         -------
              Total...............................................  $13,948        $ 14,558
                                                                    =======         =======


FHLB BORROWINGS

     Vectra is a member of the FHLB of Topeka, which is one of 12 regional Federal Home Loan Banks. The FHLB system functions as a central bank providing credit for members. As a member of the FHLB, Vectra is entitled to borrow funds from the FHLB and is required to own FHLB stock in an amount determined by formula based upon Vectra's holdings of mortgage related assets and its FHLB borrowings. Vectra relies on FHLB borrowings to supplement deposits as a source of funds. At December 31, 1995 Vectra's total available and unused borrowing capacity with the FHLB was $86.5 million, which was available through a line of credit and term advances. FHLB borrowings are collateralized by Vectra's FHLB stock, other investment securities and certain loans.

     Vectra can choose from a variety of terms and maturities when it borrows from the FHLB. Maturities available range generally from one day to 10 years. Interest rates can be either fixed or variable and prepayment options are available if desired. The FHLB offers both amortizing and nonamortizing advances. To date, FHLB stock has been redeemable at par value, but there can be no assurance that this will continue to be the case.

     The table below sets forth information relating to Vectra's FHLB borrowings.


                                                                    AS OF OR FOR YEAR ENDED DECEMBER
                                               AS OF OR FOR THE                    31,
                                              THREE MONTHS ENDED    ---------------------------------
                                                MARCH 31, 1996        1995         1994        1993
                                              ------------------    --------     --------     -------
                                                              (DOLLARS IN THOUSANDS)
Due within one year:
  FHLB borrowings...........................       $ 50,000         $ 58,000     $136,000     $13,000
  FHLB line of credit and other
     borrowings.............................         15,500           12,345       26,190       6,500
                                                    -------         --------     --------     -------
          Total borrowings..................       $ 65,500         $ 70,345     $162,190     $19,500
                                                    =======         ========     ========     =======
Weighted average rate at end of period......           5.42%            6.00%        6.24%       3.13%
                                                    =======         ========     ========     =======
Average borrowings outstanding for the
  period....................................       $ 66,527         $123,083     $114,986     $29,605
                                                    =======         ========     ========     =======
Weighted average interest rate for the
  period....................................           5.56%            6.08%        4.71%       3.22%
                                                    =======         ========     ========     =======
Maximum borrowings outstanding at any month-
  end during the period.....................       $ 68,400         $167,500     $175,250     $49,050
                                                    =======         ========     ========     =======


COMPETITION

     Vectra faces a high degree of competition from other local, regional and national providers of financial services. In its marketplace, there are numerous small banks and a few larger banking groups with assets in excess of $1.0 billion, including Norwest Bank, Colorado National Bank (a subsidiary of First Bank Systems of Minneapolis), Banc One, First Interstate Bancorp, FirstBank Holding Company of Colorado and First Federal Bank of Colorado. Also, World Savings and Commercial Federal Savings, both owned by large out-of-state holding companies, operate numerous branches in the Denver/Boulder area. Vectra also competes with insurance companies, savings and loan associations, credit unions, leasing companies, mortgage companies, and other financial service providers. Many of the banks and other financial institutions with which Vectra competes have capital resources and legal lending limits substantially in excess of the capital resources and legal lending limits of Vectra.

     Vectra competes for loans and deposits principally based on the range and quality of services provided, interest rates, loan fees and office locations. Vectra actively solicits deposit customers and competes by offering them attractive products and personal and professional service. Over the past few years, competition has increased as a result of changes in Colorado banking laws that permit limited statewide branching and allow out-of-state holding companies to acquire Colorado-based financial institutions. Vectra believes its customer service, broad product line and banking network enable it to compete in its market area.

PROPERTIES

     VBC owns six of its banking facilities which aggregate approximately 83,000 square feet of building area, of which approximately 59,000 square feet are used for banking services. Substantially all of the space not used by VBC was leased to third parties at December 31, 1995. One facility is encumbered by a mortgage of $1.1 million. See Note 10 of Notes to Consolidated Financial Statements. VBC leases its other five banking facilities, which total approximately 18,800 square feet. VBC also leases a 4,150 square foot service facility for its back office support systems. VBC believes that its existing facilities are in good condition and are adequate to meet its current and future needs at such locations.

LEGAL PROCEEDINGS

     Periodically and in the ordinary course of business, various claims and lawsuits which are incidental to the business of VBC are brought against or by VBC. In the opinion of management, the ultimate liability, if any, resulting from such claims or lawsuits will not have a material adverse effect on the financial position or results of operations of VBC.

EMPLOYEES

     At March 31, 1996, VBC had approximately 240 full-time equivalent employees. VBC places a high priority on staff development, including customer service training. New employees are selected on the basis of both technical skills and customer service capabilities. Staff development involves intensive training in customer service, marketing and regulatory compliance. None of the employees of VBC is covered by a collective bargaining agreement and management believes that its relationship with its employees is good.


                               MANAGEMENT OF VBC

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of VBC are as follows:


             NAME               AGE                            POSITION
- ------------------------------  ---     ------------------------------------------------------
Gary S. Judd..................          President, Chief Executive Officer and Director of VBC
                                55      and
                                        President of Vectra
Robert C. Barton..............  44      Regional President of Vectra
J. Patrick McDuff.............  47      Regional President of Vectra
Michael Y. Meganck............  44      Senior Credit Policy Officer
Ray L. Nash...................  44      Chief Financial Officer
Robert A. Silverberg..........  60      Executive Vice President and Director
Joseph J. Wolf................  40      Regional President of Vectra
Mary Gittings Cronin..........  57      Director
Robert D. Greene..............  55      Director
James L. Rumsey...............  63      Director
W. James Tozer, Jr............  55      Director
Richard B. Tucker.............  66      Director


     There are no family relationships among any of the directors and executive officers of VBC. All directors hold office until the next meeting of shareholders or until their successors are elected and qualified.

     GARY S. JUDD has been President, Chief Executive Officer and a director of VBC since he and Mr. Tozer founded it in March 1988. Mr. Judd has been President of Vectra since July 1992. Mr. Judd's previous experience includes over 16 years of employment with Citicorp and Citibank, N.A. in a broad range of senior managerial positions both internationally and in the United States.

     ROBERT C. BARTON has served as Regional President or Consumer Business Sector Head since June 1989. From 1974 through May 1989, Mr. Barton was employed by Citicorp in various positions, ending his tenure as Senior Vice President of the origination and industrial bank operations for Citicorp Mortgage in the western United States.

     J. PATRICK MCDUFF has been President of Vectra Bank of Boulder or Regional President of Vectra since July 1987. Mr. McDuff serves as a director of Black Hawk Gaming & Development Company, Inc., a company with a class of equity securities registered under the Exchange Act.

     MICHAEL Y. MEGANCK as been Senior Credit Policy Officer since May 1989. He was self employed as a business consultant from 1986 until joining VBC. Mr. Meganck worked with Crocker National Bank and Wells Fargo in various capacities from 1978 to 1986.

     RAY L. NASH has been Chief Financial Officer since July 1989. From March 1984 through June 1989, Mr. Nash was employed by WestAmerica Mortgage Company as Vice President and Controller.

     ROBERT A. SILVERBERG has been Executive Vice President of VBC since November 1995. From 1981 until joining VBC he was Chairman of the Board of First Denver Corporation and First National Bank of Denver. He is also a director of Vanguard Cellular Systems, Inc., a corporation with a class of equity securities registered under the Exchange Act.

     JOSEPH J. WOLF has served as Regional President of Vectra since December 1993. Mr. Wolf served as President of Vectra Bank of Denver from December 1991 until it was merged into Vectra in November 1993, and as Vice President of Vectra from February 1990 through December 1991. From November 1981 through January 1990, he was employed by United Banks, Denver, Colorado, ending his employment as Vice President and Manager of Commercial Lending.

     MARY GITTINGS CRONIN has been a director of VBC since November 1995. She has been the Executive Director of The Piton Foundation, Denver, Colorado since 1988.

     ROBERT D. GREENE has been a director since October 1989. Mr. Greene is a business consultant. Mr. Greene retired from Safeway Foods in June 1993, ending his 37-year tenure with that company as Senior Vice President and Division Manager.

     JAMES L. RUMSEY has been a director since October 1989. Mr. Rumsey has been an independent financial and management consultant since May 1990, and presently is a General Partner of Cheesman Realty Association, Ltd. and Evans Investment Association Ltd. and is Manager of Creede-Golden Crown Mining, LLC. From November 1985 through April 1990 Mr. Rumsey was President and Chief Executive Officer of Scott Capital Corporation, Denver, Colorado, a private holding company. Prior thereto, Mr. Rumsey held senior management positions with Spectrum Oil and Gas Company, Outdoor Sports Industries, Inc. and Rio Grande Industries, Inc.

     W. JAMES TOZER, JR. was a director from March 1988 through August 1989, and has been a director since April 1991. For the last five years, Mr. Tozer has been managing director of Vectra Management Group, an organization unrelated to Vectra which is involved in real estate development and management of private investments. From April 1993 to December 1994, Mr. Tozer was President, Chief Executive Officer and a director of Lincolnshire Management, Inc., a New York based investment firm. From July 1990 through March 1993 he served as an advisor to financial institutions and managed private investments. Mr. Tozer's previous financial service industry experience includes 20 years of senior management positions at Marine Midland Bank, Prudential Securities, Inc. and Citicorp/Citibank. Mr. Tozer serves as trustee of the Citizens Budget Commission. Mr. Tozer was also a director of Cobra Industries, Inc., from 1993 through October 1995. Cobra Industries filed for reorganization under federal bankruptcy laws in October 1995 and was liquidated in late 1995. Cobra completed an initial public offering of its securities in November 1993 and was a defendant in several class action lawsuits which sought damages for violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 relating to that offering. Mr. Tozer and all of the other Cobra Industries directors are also named defendants in these suits. Vectra has no relationship or affiliation with Cobra Industries, and management does not believe that this litigation has any impact on Mr. Tozer's ability to serve as a director of Vectra or otherwise impact Vectra in any manner.

     RICHARD B. TUCKER has been a director since August 1989. Mr. Tucker has been Chairman of Custom Envelope Corporation, Denver, Colorado since 1990 after serving as its President from 1980 to 1989. From 1950 through 1977, Mr. Tucker was employed by PakWell Corp., ending his tenure as President. Mr. Tucker is a board member of several civic organizations, including Allied Jewish Federation, National Jewish Hospital, the Rose Foundation, Colorado Ocean Journey and Shalom Park.

     Each director who is not an employee of VBC or any of its subsidiaries is paid a director's fee of $5,000 per year and fees of $125 for each board or committee meeting attended. In addition, the chairman of the Audit Committee is paid $1,000 per year. Directors are reimbursed for expenses incurred in attending board and committee meetings.


     The board of directors held 14 meetings during 1995. Each director's attendance at the Board meetings and meetings of the Committees on which he or she served was at least 75%.


     VBC's board of directors has two committees: an Audit Committee and a Compensation Committee. The Audit Committee is responsible for making recommendations to the board of directors concerning the engagement of independent public accountants, reviewing the overall scope and results of the annual audit of VBC and performing such other functions as may be prescribed by the board of directors. The members of the Audit Committee are elected annually by the directors. The Audit Committee met twice in 1995.

     The Compensation Committee is authorized to review the compensation of the officers of VBC and its subsidiaries and to make recommendations to the board of directors concerning officers' salaries, stock options and any other forms of compensation, to review recommendations to the board of directors concerning the compensation of the directors and to perform such other functions as the board of directors may direct. The members of the Compensation Committee are elected annually by the directors. The Compensation Committee met once in 1995.

     The members of each committee are as follows:

                           AUDIT                                    COMPENSATION
    ---------------------------------------------------  ----------------------------------
    James L. Rumsey (Chairman).........................  Richard B . Tucker (Chairman)
    W. James Tozer, Jr.................................  Robert D. Greene
                                                         Gary S. Judd (ex officio member)

     Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to VBC during the year ended December 31, 1995, VBC is not aware of any officers or directors who failed to file reports required by Section 16 of the Securities Exchange Act of 1934 on a timely basis.

EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation paid by VBC to its chief executive officer and each of its executive officers who received compensation in excess of $100,000 for each year ended December 31, 1995, 1994 and 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                                             AWARDS
                                         ANNUAL COMPENSATION         RESTRICTED    --------------------------
         NAME AND            FISCAL    ------------------------        STOCK                     ALL OTHER
    PRINCIPAL POSITION        YEAR      SALARY        BONUS            AWARDS      OPTIONS    COMPENSATION(1)
- ---------------------------  ------    --------    ------------      ----------    -------    ---------------
Gary S. Judd...............   1995     $151,440            --             --            --        $ 3,029
  President and Chief         1994     $151,440            --             --        45,000        $ 3,029
  Executive Officer           1993     $150,000            --             --            --        $ 3,511
Robert C. Barton...........   1995     $110,001            --            (3)         2,500        $ 1,101
  Regional President          1994     $105,298      $ 10,000(2)          --         5,000        $ 1,053
                              1993     $100,000      $  5,000             --            --        $ 1,203

- ---------------

(1) Represents VBC's matching contribution to its Section 401(k) Retirement Savings Plan.

(2) While this bonus was earned in 1994, no amount was paid in 1994 and 50% was paid in 1995. It is scheduled for remaining payment in increments of 25% in each of 1996 and 1997. The 1996 and 1997 payments will be forfeited if the officer is no longer employed by VBC as of January of the year in which the payment is scheduled to be made.

(3) As of December 31, 1995, Mr. Barton held 7,500 shares of Common Stock under VBC's Restricted Stock Program all of which vest in 1996. If these shares were vested, they would have a value (based upon the market value of the Common Stock at December 31, 1995) of $80,625. Dividends, if any, paid by VBC would be for the benefit of the holder of the restricted Common Stock.

     In 1995, the board of directors adopted a plan whereunder a limited number of key employees of VBC, including Mr. Barton but excluding Mr. Judd, would receive payments equal to one year's base salary upon a change in control of VBC if they were not offered comparable employment with the successor.

INCENTIVE PLANS

     VBC has adopted various incentive plans for its employees and directors. The board of directors has adopted a policy that the total number of shares of Common Stock subject to grants and awards will not exceed 7.5% of the outstanding number of shares of Common Stock at the date of grant or award. This limitation does not apply to the Restricted Stock Program, which has a limit of 30,000 shares. At December 31, 1995, options were outstanding under the incentive plans for a total of 180,000 shares of Common Stock and 26,500 shares of Common Stock were outstanding under the Restricted Stock Program. All of the grants have vesting conditions as described below.

     EMPLOYEES EQUITY INCENTIVE PLAN. VBC has adopted an Employees' Equity Incentive Plan (the "Employees' Plan") to provide long-term incentives to its key employees, including officers and Directors who are employees of VBC. The Employees' Plan provides for an authorization of up to 450,000 shares of VBC Common Stock for issuance thereunder. Under the Employees' Plan, VBC may grant employees stock options, performance awards or restricted stock, or any combination thereof.

     Upon a change in control of VBC, stock options outstanding under the Employees' Plan immediately become fully vested and exercisable, and the board of directors may make other adjustments and take certain actions with respect to the terms of outstanding options, restricted stock and performance awards. Also, in the event of a merger or consolidation in which VBC is not the surviving corporation, the sale of all or substantially all of VBC's assets, the acquisition of more than 50% of VBC's outstanding voting stock, certain reorganizations or the liquidation of VBC, the board of directors of the corporation succeeding to VBC's obligations may set the terms and conditions for the exercise or modification of any outstanding stock options, performance awards entitling the participant to Common Stock and restricted stock. Such options became exercisable one-third on the date of grant and one-third on each of the first two yearly anniversary dates after the date of grants. These options expire 10 years from the date of grant.

     OUTSIDE DIRECTORS' STOCK OPTION PLAN. Under the Nonemployee Directors' Stock Option Plan (the "Outside Directors' Plan"), an aggregate of 75,000 shares of Common Stock are reserved for issuance to directors who are not employees of VBC. Outside Directors are automatically granted options to purchase 1,500 shares on March 24, and each anniversary date of service as a Director. Each option granted under the Outside Directors' Plan is immediately exercisable for one-third of the shares and becomes exercisable for an additional one-third of the shares on each of the first two anniversaries of the date of grant. The options expire five years from the date of grant. The options become immediately exercisable in the event of a change in control of VBC or a merger or consolidation in which it is not the survivor.

     AMENDMENT. The board of directors may amend the Employees' Plan and the Outside Directors' Plan at any time or may terminate either Plan without the approval of the shareholders, except that shareholder approval is required for any amendment which increases the number of shares for which options may be granted, changes the designation of the class of persons eligible to participate or changes in any material respect the limitations or provisions of the options. No action by the board of directors or shareholders may alter or impair any option previously granted without the consent of the option holder.

     1989 STOCK OPTION PLAN. In June 1989, the board of directors adopted a stock option plan (the "1989 Plan"). In 1990 and 1992, options were granted to purchase 69,250 shares of VBC Common Stock, 46,500 of which remained outstanding at December 31, 1995. These options were originally scheduled to vest on June 30, 1994, but were repriced from $10.00 per share to $6.60 per share in May 1993 with the condition that they vest 20% on June 30, 1994, and an additional 20% on each June 30 thereafter until the options are fully vested on June 30, 1998. The options will vest fully in the event of a change of control of VBC. In addition, in 1993, options were granted under the 1989 Plan to purchase 3,030 shares of VBC Common Stock at an exercise price of $6.60 per share. These 3,030 options were exercised in 1994. Although the 1989 Plan has been terminated, existing options thereunder continue in effect until they expire or are earlier exercised.

     The following table sets forth options granted by VBC during 1995 to certain of its executive officers.

                             OPTION GRANTS IN 1995

                                                          INDIVIDUAL GRANTS
                                ---------------------------------------------------------------------
                                                  PERCENTAGE
                                   NUMBER          OF TOTAL                                                  POTENTIAL
                                OF SECURITIES       OPTIONS                                               REALIZABLE VALUE
                                 UNDERLYING       GRANTED TO       EXERCISE OR                           AT ASSUMED ANNUAL
                                   OPTIONS         EMPLOYEES       BASE PRICE                              RATE OF STOCK
              NAME              GRANTED(#)(1)       IN 1995       ($PER SHARE)      EXPIRATION DATE      PRICE APPRECIATION
- ---------------------------------------------    -------------    -------------    ------------------     FOR OPTION TERM
                                                                                                         ------------------
                                                                                                           5%         10%
Gary S. Judd....................        --            0.0%                --                       --
Robert C. Barton................     2,500            8.2%           $11.375       September 20, 2005    $17,884    $45,321

- ---------------

(1) The options represent incentive stock options issued pursuant to VBC's Employees' Equity Incentive Plan.

     The following table sets forth the aggregate options held by certain executive officers of VBC along with values of in-the-money options at December 31, 1995.

                       AGGREGATE OPTION EXERCISES IN 1995
                             AND 1995 OPTION VALUES

                                                               NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                                                           OPTIONS AT FISCAL YEAR END(#)         AT FISCAL YEAR END($)
                                                           -----------------------------     -----------------------------
                           NAME                            EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- ----------------------------------------------------------------------     -------------     -----------     -------------
Gary S. Judd -- 1995.......................................    30,000          15,000          $67,500          $33,750(1)
Robert C. Barton -- 1995...................................    11,167          13,833          $36,551          $47,326(1)

- ---------------

(1) Based upon the market price per share of Common Stock at December 31, 1995 of $10.75 per share.


     RESTRICTED STOCK PROGRAM. In 1992, VBC adopted a Restricted Stock Program (the "Program") to provide long-term incentives to its key employees, including officers who are employees of VBC. Under the Program, VBC has issued 30,000 shares of Common Stock to key employees, other than Gary S. Judd, President and Chief Executive Officer, at a price of $.01 per share.

CERTAIN TRANSACTIONS

     The officers, directors and principal shareholders of VBC and members of their immediate families and businesses in which they hold controlling interests are customers of Vectra. Credit transactions with these parties are subject to review by VBC's and Vectra's board of directors. All outstanding loans and extensions of credit by Vectra to these parties were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 1995, the aggregate balance of loans and advances under existing lines of credit to these parties was approximately $1,099,000 or .53% of Vectra's total loans.

     At December 31, 1995 Vectra had two loans outstanding to a company of which Mr. Tucker is Chairman of the Board and a principal shareholder. The amounts of loan principal were (i) $99,000 (for equipment financing), and (ii) $860,000 (secured by a first deed of trust on property occupied by the borrower). These loans were made under similar terms as would be made to other borrowers with like credit histories and financial resources.

     In December 1994, Mr. Tucker purchased a $375,000 participation interest in a loan of Vectra that had previously been in nonaccrual status. In April 1995, Vectra repurchased the participation interest from Mr. Tucker and simultaneously resold such interest to an independent third party. The borrower paid the entire debt in June 1995.

INDEMNIFICATION

     VBC's Articles of Incorporation and bylaws provide that VBC will indemnify its directors and officers to the fullest extent now or hereafter permitted by Colorado law. Generally under such provisions, any director or officer who is made or threatened to be made a party to any suit or proceeding will be indemnified if such director or officer acted in good faith and had no reasonable basis to believe that (i) in the case of conduct in an official capacity with VBC, his or her conduct was in VBC's best interests; and (ii) in all other cases, his or her conduct was at least not opposed to the best interests of VBC; and, with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. VBC's Articles of Incorporation and Bylaws and Colorado law further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under VBC's Articles of Incorporation and Bylaws, any agreement, insurance policies, vote of shareholders or disinterested directors or otherwise.

     In addition, VBC's Articles of Incorporation provide that to the fullest extent now or hereafter permitted by Colorado law, VBC's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to VBC and its shareholders. This provision in the Articles of Incorporation does not eliminate the directors' fiduciary duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Colorado law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to VBC and its shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for certain activities prohibited by Colorado law (relating primarily to the unlawful payment of dividends or repurchase of stock) or for any transaction from which the director derived an improper personal benefit. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     There is no pending litigation or proceeding involving a director, officer, employee or other agent of VBC as to which indemnification is being sought. VBC is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

     VBC maintains directors' and officers' liability insurance in the amount of $5.0 million. There can be no assurance that coverage will continue to be available at a cost that VBC considers reasonable.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling VBC pursuant to the foregoing provisions, VBC has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       SUPERVISION AND REGULATION OF VBC

     VBC and Vectra are extensively regulated under federal and Colorado law. These laws and regulations are primarily intended to protect depositors and the deposit insurance fund of the FDIC, not shareholders of VBC. The following information is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws, regulations or regulatory policies may have a material effect on the business, operations and prospects of VBC and Vectra. VBC is unable to predict the nature or extent of the effects that fiscal or monetary policies, economic controls or new federal or state legislation may have on its business and earnings in the future.

VBC

     GENERAL. VBC is a bank holding company registered under the Bank Holding Company Act, and is subject to regulation, supervision and examination by the Board of Governors. VBC is required to file an annual report and such other reports as the Board of Governors now requires or may require.

     ACQUISITIONS. As a bank holding company, VBC is required to obtain the prior approval of the Board of Governors before acquiring direct or indirect ownership or control of more than 5% of the voting shares of a bank or bank holding company. The Board of Governors will not approve any acquisition, merger or consolidation that would have a substantial anti-competitive result, unless the anti-competitive effects of the proposed transaction are outweighed by a greater public interest in meeting the needs and convenience of the public. The Board of Governors also considers managerial, capital and other financial factors in acting on acquisition or merger applications.

     PERMISSIBLE ACTIVITIES. A bank holding company may not engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in a non-banking activity, unless such activity has been determined by the Board of Governors to be closely related to banking or managing banks. The Board of Governors has identified specific non-banking activities in which a bank holding company may engage with notice to, or prior approval by, the Board of Governors.

     CAPITAL ADEQUACY. The Board of Governors monitors the capital adequacy of bank holding companies. As discussed below, Vectra is also subject to the capital adequacy requirements of the Board of Governors and the Division of Banking for the State of Colorado. The Board of Governors uses a combination of risk-based guidelines and leverage ratios to evaluate capital adequacy.

     The Board of Governors has adopted a system using risk-based capital adequacy guidelines to evaluate the capital adequacy of bank holding companies on a consolidated basis. Under the risk-based capital guidelines, different categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. Certain off balance sheet items, such as loan commitments in excess of one year, mortgage loans sold with recourse and letters of credit, are added to the risk-weighted asset base by converting them to a balance sheet equivalent and assigning to them the appropriate risk weight. For purposes of the risk-based capital guidelines, total capital is defined as the sum of "Tier 1" and "Tier 2" capital elements, with Tier 2 being limited to 100% of Tier 1. For bank holding companies, Tier 1 capital includes, with certain restrictions, common shareholders' equity, perpetual preferred stock (no more than 25% of Tier 1 capital being comprised of cumulative preferred stock) and minority interests in consolidated subsidiaries. Tier 2 capital includes, with certain limitations, certain forms of perpetual preferred stock, as well as maturing capital instruments and the allowance for loan losses (limited to 1.25% of risk-weighted assets). The regulatory guidelines require a minimum ratio of total capital to risk-weighted assets of 8% (of which at least 4% should be in the form of Tier 1 capital).

     The VBC 1994 Preferred Stock (the "1994 Preferred Stock") is perpetual preferred stock (i.e. stock that VBC is never required to redeem) in order to comply with the requirements for Tier 1 capital. However, because the 1994 Preferred Stock contains provisions for cumulative dividends, it cannot be used to make up more than 25% of VBC's total Tier 1 capital. At December 31, 1995, VBC's Tier 1 capital was $33.6 million. This results in all of the 1994 Preferred Stock being classified as Tier 1 capital at December 31, 1995.

     In addition to the risk-based capital guidelines, the Board of Governors and the FDIC use a leverage ratio as an additional tool to evaluate the capital adequacy of banks and bank holding companies. The leverage ratio is defined to be a company's Tier 1 capital divided by its tangible assets. Based upon the current capital status of VBC, the applicable minimum required leverage ratio is estimated to be 5%.


     The tables below set forth ratios of (i) total capital to risk-weighted assets, (ii) Tier 1 capital to risk-weighted assets and (iii) Tier 1 capital to tangible assets, at March 31, 1996 and December 31, 1995.



                                                                              AT DECEMBER 31,
                                                        AT MARCH 31, 1996          1995
                                                        -----------------    -----------------
                                                                  MINIMUM              MINIMUM
                          RATIO                         ACTUAL    REQUIRED   ACTUAL    REQUIRED
    --------------------------------------------------  ------    -------    ------    -------
    VBC
      Total capital to risk-weighted assets...........   13.9%      8.0%      13.7%      8.0%
      Tier 1 capital to risk-weighted assets..........   12.9%      4.0%      12.7%      4.0%
      Tier 1 capital to tangible assets...............    7.8%      5.0%       7.7%      5.0%


     Failure to meet the capital guidelines may result in the initiation by the Board of Governors of appropriate supervisory or enforcement actions. As discussed below, Vectra is also subject to capital adequacy requirements. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICA"), VBC could be required to guarantee the capital restoration plan of Vectra, should Vectra become undercapitalized. VBC's maximum liability under any such guarantee would be the lesser of 5% of Vectra's total assets at the time it became undercapitalized or the amount necessary to bring Vectra into compliance with the capital plan.

     SAFE AND SOUND BANKING PRACTICES. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. For example, Regulation Y under the BHC Act requires a holding company to give the Board of Governors prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding 12 months, equal 10% or more of the company's consolidated net worth. The Board of Governors may oppose the transaction if it would constitute an unsafe or unsound practice or would violate any law or regulation. As another example, a holding company could not impair its subsidiary bank's soundness by causing it to make funds available to nonbanking subsidiaries or its customers when it might not be prudent to do so.

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") expanded the Board of Governors authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. Notably, FIRREA increased the amount of civil money penalties which the Board of Governors can assess for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. FIRREA also expanded the scope of individuals and entities against which such penalties may be assessed.

VECTRA

     GENERAL. Vectra is a Colorado banking corporation, the deposits of which are insured by the FDIC, and are subject to supervision and regulation by the Board of Governors and the Colorado Division of Banking.

     PERMISSIBLE ACTIVITIES. Under FDICIA, no state bank may engage in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the insurance fund. This limitation does not now affect Vectra, since it is not presently involved in the types of transactions covered by this limitation.

     BRANCHING. The Colorado Revised Statutes were amended in 1991 to phase in branch banking over a six-year period. Colorado law also provides a phase-in schedule for the conversion of affiliate banks into branch banks. Banks desiring to establish a de novo branch bank may do so after January 1, 1993, though only one branch may be created for each existing bank. After July 1, 1997, no limitations are placed on the number of branches a bank may establish, and any bank which has had its charter approved or conditionally or preliminarily approved on or after April 1, 1991 may, upon 30 days' written notice to the board or commissioner, be converted to a branch of any bank. As of December 31, 1995, VBC had the right, subject to regulatory approval, to establish up to three de novo branches, including one related to a predecessor bank.

     COMMUNITY REINVESTMENT ACT. Enacted in 1977, the federal Community Reinvestment Act ("CRA") has become increasingly important to financial institutions, including their holding companies. The CRA currently allows regulators to turn down an applicant seeking to make an acquisition or establish a branch unless it has performed satisfactorily under the CRA. Satisfactory performance means meeting adequately the credit needs of the communities the applicant serves. The applicable federal regulators now regularly conduct CRA examinations to assess the performance of financial institutions. During the last examination, Vectra received a satisfactory rating. As a result, management believes that Vectra's performance under CRA will not impede regulatory approvals of proposed acquisitions or branching opportunities.

     TRANSACTIONS WITH AFFILIATES. Vectra is subject to certain Board of Governors restrictions on transactions among related parties. Section 23A of the Federal Reserve Act limits the amount of loans to and investments in affiliates of Vectra, requires certain levels of collateral for such loans, and limits the amount of advances to third parties which are collateralized by the securities or obligations of VBC or its subsidiaries, unless the subsidiaries are at least 80% owned by VBC. If 80% or greater ownership exists, the subsidiaries are exempt from these restrictions except as to "low quality" assets as defined in the Act. Section 23B of the Federal Reserve Act requires that certain transactions between Vectra and its affiliates must be on substantially the same terms, or at least as favorable to Vectra, as those prevailing at the time for comparable transactions with or involving nonaffiliated companies or, in the absence of comparable transactions, on terms and under circumstances, including credit standards, that in good faith would be offered to or would apply to nonaffiliated companies. The aggregate amount of an institution's loans to officers, directors and principal shareholders (or their affiliates) is limited to the amount of its unimpaired capital and surplus, unless the FDIC determines that a lesser amount is appropriate. A violation of these restrictions may result in the assessment of civil monetary penalties on a bank or a person participating in the conduct of the affairs of such bank or the imposition of an order to cease and desist.

     CROSS-GUARANTEE. Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

     DIVIDEND RESTRICTIONS. Dividends paid by Vectra provide substantially all of the cash flow of VBC. Under Colorado law and Board of Governors policies, the approval of the principal regulator is required prior to the declaration of any dividend by a bank, if the total of all dividends declared in any calendar year exceed the total of its net profits of that year combined with its retained net profits for the preceding two years. In addition, FDICIA provides that a bank cannot pay a dividend if it will cause the bank to be "undercapitalized." At December 31, 1995, Vectra could pay total dividends to VBC of approximately $2.5 million, without prior regulatory approval.

     EXAMINATIONS. The Board of Governors periodically examines and evaluates state-chartered banks that are members of the Federal Reserve System. Based upon such an evaluation, the examining regulator may revalue the assets of an insured institution and require that it establish specific reserves to compensate for the difference between the value determined by the regulator and the book value of such assets.

     The Colorado Division of Banking also conducts examinations of the state-chartered banks. The Division may accept the results of a federal examination in lieu of conducting an independent examination. The Colorado Division of Banking also has the authority to revalue the assets of a state chartered institution and require it to establish reserves.

     CAPITAL ADEQUACY. The Board of Governors has adopted regulations establishing minimum requirements for the capital adequacy of insured institutions. The requirements address both risk-based capital and leverage capital, with risk-based assets and Tier 1 and Tier 2 capital being determined in basically the same manner as described above for bank holding companies. The Board of Governors may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk.

     The Board of Governors risk-based capital guidelines require state banks to have a ratio of Tier 1 or core capital to total risk-weighted assets of 4% and a ratio of total capital to total risk-weighted assets of 8%.

     The Board of Governors leverage capital guidelines require that state banks maintain Tier 1 capital of no less than 3% and up to 5% of total tangible assets. Based on the current capital status of Vectra, the applicable guideline is estimated to be 5%. Banks with capital ratios below the required minimum are subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.


     The tables below set forth Vectra's capital ratios at March 31, 1996 and December 31, 1995.



                                                                                AT DECEMBER 31,
                                                    AT MARCH 31, 1996                1995*
                                                   --------------------       --------------------
                                                                MINIMUM                    MINIMUM
                      RATIO                        ACTUAL       REQUIRED      ACTUAL       REQUIRED
- -------------------------------------------------  ------       -------       ------       -------
Vectra
  Total capital to risk-weighted assets..........   13.6%         8.0%         13.4%         8.0%
  Tier 1 capital to risk-weighted assets.........   12.6%         4.0%         12.4%         4.0%
  Tier 1 capital to tangible assets..............    7.6%         5.0%          7.5%         5.0%


- ---------------

* Vectra and Vectra Bank of Boulder were merged on February 29, 1996. The table assumes the merger occurred on December 31, 1995.

     Pursuant to FDICIA, regulations were adopted defining five capital levels: well capitalized, adequately capitalized, undercapitalized, severely undercapitalized and critically undercapitalized. An institution is critically undercapitalized if it has a tangible equity to total assets ratio that is equal to or less than 2%. An institution is well capitalized if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a Tier 1 leverage ratio of 5% or greater, and the institution is not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. An institution is adequately capitalized if it has a total risk-based capital ratio of less than 10% but not less than 8%, a Tier 1 risk-based capital ratio of less than 6% but not less than 4% and a leverage ratio of less than 5% but not less than 4%. Under these regulations, as of December 31, 1995, Vectra was well capitalized.

     FDICIA requires the federal banking regulators to take "prompt corrective action" with respect to capital-deficient institutions. In addition to requiring the submission of a capital restoration plan, FDICIA contains broad restrictions on certain activities of undercapitalized institutions involving asset growth, acquisitions, branch establishment, and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

     As an institution's capital decreases, the powers of the federal regulators become greater. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. The regulators have very limited discretion in dealing with a critically undercapitalized institution and are virtually required to appoint a receiver or conservator if the capital deficiency is not corrected promptly.

     INTERNAL OPERATING REQUIREMENTS. The FDIC has proposed regulations promoting the safety and soundness of individual institutions by specifically addressing, among other things: (1) internal controls, information systems and internal audit systems; (2) loan documentation; (3) credit underwriting; (4) interest rate exposure; (5) asset growth; (6) ratio of classified assets to capital; (7) minimum earnings; and (8) compensation and benefit standards for management officials. As proposed, if regulators determine that an institution has failed to satisfy the safety and soundness standards enumerated above, then the institution must submit an acceptable compliance plan and implement it. Failure to submit or implement the compliance plan could cause the regulators to issue orders requiring the institution to take corrective measures. Enforcement of orders may be obtained through administrative orders, civil penalties, judicial action or any other proceeding authorized by law. Management expects that these regulations will add further to the cost of compliance and impose increased record keeping requirements.

     REAL ESTATE LENDING EVALUATIONS. The federal regulators have adopted uniform standards for evaluations of loans secured by real estate or made to finance improvements to real estate. Banks are required to establish and maintain written internal real estate lending policies consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its operations. The regulations establish loan to value ratio limitations on real estate loans, which are equal to or higher than the loan to value limitations established by Vectra.

     DEPOSIT INSURANCE PREMIUMS. On August 8, 1995, the FDIC amended its regulations on insurance assessments to establish a new assessment rate schedule of 4 to 31 cents per $100 of insured deposits in replacement of the previous schedule of 23 to 31 cents (based on each institution's assigned risk classification) per $100 of insured deposits for institutions whose deposits are subject to assessment by the Bank Insurance Fund ("BIF"). The new BIF schedule became effective on June 1, 1995, the first day of the month after the month in which BIF reached its "designed reserve ratio" of 1.25% of total estimated insured deposits. Assessments collected under the previous assessment schedule in excess of the amount due under the new schedule were refunded, with interest, from the effective date of the new schedule. An institution's risk classification is based on an assignment of the institution by the FDIC to one of three capital groups and to one of three supervisory subgroups. The capital groups are "well capitalized," "adequately capitalized" and "undercapitalized." The three supervisory subgroups are Group "A" (for financially solid institutions with only a few minor weaknesses), Group "B" (for those institutions with weaknesses which, if uncorrected, could cause substantial deterioration of the institution and increase the risk to the deposit insurance fund) and Group "C" (for those institutions with a substantial probability of loss to the fund absent effective corrective action). The board of directors of the FDIC have since approved a further reduction in the assessment schedule for BIF deposits. Effective January 1, 1996, the assessment schedule will range from 0 to 27 cents per $100 of deposits subject to BIF assessments, based on each institution's risk classification with a minimum of $1,000 per annum for each bank. Vectra's insured deposits are subject to assessment payable to BIF.

     INTERSTATE BANKING LEGISLATION. On September 29, 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") was enacted into Federal Law. Under the Interstate Act, commencing on September 29, 1995, bank holding companies will be permitted to acquire banks located in any state regardless of the state law in effect at the time. The Interstate Act also provides for the nationwide interstate branching of banks. Under the Interstate Act, both national and state chartered banks will be permitted to merge across state lines (and to thereby create interstate branches) commencing June 1, 1997. States are permitted to "opt-out" of the interstate branching authority by taking action prior to the commencement date. States may also "opt-in" early (i.e., prior to June 1, 1997) to the interstate branching provisions. VBC does not currently have any plans generally to take any actions permitted by the Interstate Act.

CHANGING REGULATORY STRUCTURE

     The laws and regulations affecting banks and bank holding companies are in a state of flux. The rules and the regulatory agencies in this area have changed significantly over recent years, and there is reason to expect that similar changes will continue in the future. It is difficult to predict the outcome of these changes.

     One of the major additional burdens imposed on the banking industry by FDICIA is the increased authority of federal agencies to regulate the activities of federal and state banks and their holding companies. The Board of Governors, OCC and FDIC have extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. These agencies can assess civil money penalties, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. FDICIA, FIRREA and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers. In addition, the Colorado Division of Banking possesses certain enforcement powers particularly to address violations of the Colorado Banking Code by Colorado state-chartered banks.

EFFECT ON ECONOMIC ENVIRONMENT

     The policies of regulatory authorities, including the monetary policy of the Board of Governors, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Board of Governors to affect the money supply are open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits.

     Board of Governors monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and earnings of VBC and its subsidiaries cannot be predicted.

                         PRINCIPAL SHAREHOLDERS OF VBC

     The following table sets forth certain information regarding beneficial ownership of Common Stock, as of March 15, 1996, by (i) each shareholder known by VBC to be the beneficial owner of more than 5% of the outstanding Common Stock and (ii) each director of VBC and certain executive officers and (iii) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such owners, management believes that the shareholders listed below have sole investment and voting power with respect to their shares.

                                                                       NUMBER OF       PERCENTAGE
                                                                        SHARES         OF SHARES
                          BENEFICIAL OWNER                               OWNED           OWNED
- ---------------------------------------------------------------------  ---------       ----------
Directors and Certain Officers
W. James Tozer, Jr...................................................   258,000(2)(3)    8.1%
  1112 Park Avenue
  New York, New York 10128
Gary S. Judd.........................................................   118,213(4)       3.7%
  1650 S. Colorado Blvd., Suite 320
  Denver, Colorado 80222
Richard B. Tucker....................................................    51,630(2)(5)    1.6%
  3885 Forest Street
  Denver, Colorado 80207
James L. Rumsey......................................................     3,700(2)       (1)
  4505 South Yosemite, #356
  Denver, Colorado 8012100
Robert D. Greene.....................................................    34,900(2)       1.1%
  6529 S. Adams Court
  Littleton, Colorado 80121
Robert C . Barton....................................................    30,821(6)       (1)
  1650 S. Colorado Blvd., Suite 320
  Denver, Colorado 80222
Ray L. Nash..........................................................    29,970(7)       (1)
  1650 S. Colorado Blvd., Suite 320
  Denver, Colorado 80222
Michael Y. Meganck...................................................    14,193(8)       (1)
  1650 S. Colorado Blvd., Suite 320
  Denver, Colorado 80222
Joseph J. Wolf.......................................................     8,766(9)       (1)
  1650 S. Colorado Blvd., Suite 320
  Denver, Colorado 80222
J. Patrick McDuff....................................................     9,236(10)      (1)
  1375 Walnut Street
  Boulder, Colorado 80302
Robert A. Silverberg.................................................    88,951          2.3%
  300 South Federal Boulevard
  Denver, Colorado 80219
Mary Gittings Cronin.................................................        --          (1)
  370 17th Street
  Denver, Colorado 80202
All executive officers and nominees as a group (12 persons)..........   648,385(11)     19.8%
Other principal shareholders
Lawrence, Tyrell, Ortale & Smith.....................................   301,800          9.5%
  515 Madison Avenue
  New York, New York 10022
B. John Barry........................................................   250,000          7.8%
  1128 Red Mountain Road
  Aspen, Colorado 81612

- ---------------

 (1) Less than 1%.

 (2) Includes 2,500 shares which are presently exercisable pursuant to options granted under VBC's Non-Employee Directors' Stock Option Plan.

 (3) Includes 32,000 shares held in the name of Mr. Tozer's wife. He disclaims beneficial ownership of these shares.

 (4) Includes 30,000 shares which are presently exercisable pursuant to options granted under VBC's Employees' Equity Incentive Plan.

 (5) Includes 19,310 shares over which Mr. Tucker may be deemed to have beneficial ownership as trustee of a trust for the benefit of certain members of his family.

 (6) Includes 11,166 shares which are presently exercisable pursuant to options granted under VBC's Employees' Equity Incentive Plan and Non-Statutory Stock Option Plan.

 (7) Includes 12,500 shares which are presently exercisable pursuant to options granted under VBC's Employees' Equity Incentive Plan and Non-Statutory Stock Option Plan and 570 shares held for the benefit of dependent children.

 (8) Includes 6,033 shares which are presently exercisable pursuant to options granted under VBC's Employees' Equity Incentive Plan and Non-Statutory Stock Option Plan.

 (9) Includes 5,767 shares which are presently exercisable pursuant to options granted under VBC's Employees' Equity Incentive Plan and Non-Statutory Stock Option Plan.

(10) Includes 5,366 shares which are presently exercisable pursuant to options granted under VBC's Employees' Equity Incentive Plan and Non-Statutory Stock Option Plan.

(11) See notes 1 through 10 above.

     VBC knows of no arrangements which may result in a change of control of VBC.

                DESCRIPTION OF VBC 1996 SERIES A PREFERRED STOCK

     The following discussion of the material terms of the VBC $100 Series A Convertible Preferred Stock ("1996 Series A Preferred Stock") is qualified in its entirety by reference to the Articles of Incorporation of VBC, including the Statement Establishing Series of Preferred Stock for the 1996 Series A Preferred Stock (the "Preferred Stock Statement"), which is attached hereto as Appendix F and incorporated herein by reference. The description in this Prospectus/Joint Proxy Statement of the material terms of the Preferred Stock Statement is qualified in its entirety by, and made subject to, the text of the Preferred Stock Statement. Bank Land Shareholders and Bank Shareholders are encouraged to read the Preferred Stock Statement in its entirety.

     GENERAL. The rights of the holders of 1996 Series A Preferred Stock are subordinate to the rights of the general creditors of VBC. The 1996 Series A Preferred Stock has no preemptive rights.

     RELATION TO VBC CONTINGENT WARRANTS. Each certificate for shares of the 1996 Series A Preferred Stock will, when issued, have attached to it a VBC Contingent Warrant, which is attached as Appendix G to this Prospectus/Joint Proxy Statement and incorporated herein by reference. The terms of the 1996 Series A Preferred Stock and the Preferred Stock Statement are not affected by whether the VBC Contingent Warrant remains attached to the certificate for the preferred shares or whether the VBC Contingent Warrant is terminated or remains valid. However, to transfer or exercise the VBC Contingent Warrant, the VBC Contingent Warrant must be attached to the certificate.


     RANK. The 1996 Series A Preferred Stock ranks, with respect to dividend rights and rights on liquidation, prior to the VBC Common Stock and all other classes and series of VBC stock now or hereafter authorized (the VBC Common Stock and such other classes and series of equity securities are collectively referred to as "Junior Stock"), other than any class or series ranking by its terms on a parity with the 1996 Series A Preferred Stock ("Parity Stock"). The 1994 Preferred Stock is the only class and series of Parity Stock outstanding as of the date of this Prospectus/Joint Proxy Statement. See "Description of Other VBC Capital Stock -- 1994 Preferred Stock." The 1996 Series A Preferred Stock is subject to the creation of Parity Stock and Junior Stock without a vote or other consent of the holders of the 1996 Series A Preferred Stock. VBC has no other plans at present to issue any other series of its Preferred Stock, although it may do so in the future under conditions deemed in its best interests by the VBC Board. However, the approval of at least a majority of the 1996 Series A Preferred Stock will be required for the creation or any increase in the number of authorized shares of any class or series of equity securities ranking senior to the 1996 Series A Preferred Stock as to dividends rights or rights on liquidation.



     DIVIDEND RIGHTS. Holders of the 1996 Series A Preferred Stock are entitled to receive, out of funds of VBC legally available therefor, quarterly cash dividends, but only as the VBC Board shall declare out of funds legally available therefor, at the annual rate of $7.00 per share, in preference to and in priority over any dividends with respect to Junior Stock. Such dividends will begin to accrue on the Effective Date, but are not cumulative, and the rights of holders to receive payment of such dividends are annually subject to termination, as discussed below. Dividends, if declared, are payable for and at the end of each calendar quarter on March 31, June 30, September 30 and December 31 of each year (each of such dates is referred to as a "Dividend Payment Date").


     The rights of the holders of the 1996 Series A Preferred Stock to receive any accumulated dividends will not be considered as cumulative in nature. The amount of dividends accrued with respect to a full quarterly dividend period on outstanding shares of 1996 Series A Preferred Stock will be computed by dividing the annual dividend rate by four and the amount of dividends payable for any period shorter than a full calendar quarter will be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period.


     The date one year after the first Dividend Payment Date and each anniversary thereafter is referred to as a "Dividend Anniversary Date." Each dividend will be payable, if declared by the VBC Board, to the holders of record as they appear on the stock books of VBC at the close of business on the record dates, not more than 30 nor less than 10 days preceding the respective Dividend Payment Dates. With respect to any four consecutive calendar quarters ending on a Dividend Anniversary Date, if the VBC Board fails to declare and pay accrued dividends for any such quarter by the Dividend Anniversary Date, including dividends for partial quarters as provided by the Preferred Stock Statement, the rights of the holders of the 1996 Series A Preferred Stock to receive such dividends will terminate on such Dividend Anniversary Date. See "Description of VBC Contingent Warrants" for information concerning the issuance of VBC Common Stock under VBC Contingent Warrants in lieu of the payment of dividends undeclared by VBC's board of directors as of each Dividend Anniversary Date. As a result of the foregoing provision, dividends "in arrears" or dividends "accumulated" for the 1996 Series A Preferred Stock are only those dividends (i) declared but unpaid as of the Dividend Payment Date for the quarter to which such dividends are applicable or
(ii) declared for a period less than a full quarter and accumulated as of a date other than the Dividend Payment Date, but excluding dividends as to which the rights of the holders of the 1996 Series A Preferred Stock to receive such dividends is terminated. The foregoing meanings of "dividends in arrears" and "dividends accumulated" for the 1996 Series A Preferred Stock differs from the customary meaning of such terms with respect to preferred stock in general.


     If (i) VBC is in default or in arrears with regard to payment of declared dividends on the 1996 Series A Preferred Stock or with regard to the payment of dividends on any other VBC stock other than Junior Stock or (ii) VBC is in default or in arrears in the redemption or other acquisition, retirement or other requirement of the 1996 Series A Preferred Stock or any other class or series of VBC stock other than Junior Stock, then in such event VBC and any corporation or entity controlled by VBC may not (a) declare, pay or set apart for payment any dividends on any shares of VBC Common Stock or other Junior Stock, (b) make any payment on account of, or set apart payment for, the purchase, redemption or retirement of any shares of VBC Common Stock or other Junior Stock, (c) make any distribution in respect of any VBC Common Stock or other Junior Stock, other than dividends or distributions of Junior Stock or rights for Junior Stock, or (d) permit any corporation or other entity controlled by VBC to purchase or otherwise acquire or redeem any shares of VBC Common Stock or other Junior Stock or any rights for Junior Stock. For any quarter after the 50th Dividend Anniversary Date, until and unless VBC declares and pays all dividends accrued on the 1996 Series A Preferred Stock during such quarter, VBC may not (i) declare or pay any dividends or make any distribution relating to such quarter on any Common Stock or other Junior Stock or (ii) make any payment relating to such quarter with respect to any redemption, acquisition or repurchase of any Common Stock or other Junior Stock.

     Dividends with respect to the outstanding shares of 1996 Series A Preferred Stock may be declared, paid or set apart for payment at any time and from time to time, without reference to any regular Dividend Payment Date. If any shares of Parity Stock are outstanding, and if the payment of declared dividends on any shares of the 1996 Series A Preferred Stock or any dividends on the Parity Stock is in arrears, VBC in making any dividend payment on account of any shares of the 1996 Series A Preferred Stock or Parity Stock, will make such payment ratably upon all outstanding shares of the 1996 Series A Preferred Stock and Parity Stock in proportion to the respective amounts of accumulated dividends in arrears for the respective series or classes of Parity Stock. Holders of any shares of 1996 Series A Preferred Stock will not be entitled to any dividends, whether payable in cash, obligations or securities of VBC or other property, in excess of the accumulated dividends on shares of 1996 Series A Preferred Stock. No interest will be payable for any dividend or other payments with respect to the 1996 Series A Preferred Stock which are not paid when due. All dividends paid with respect to the 1996 Series A Preferred Stock will be paid pro rata to the holders entitled thereto except for dividends paid in conjunction with the provisions for conversion or redemption of the 1996 Series A Preferred Stock. As noted above, the meanings of dividends "in arrears" and dividends "accumulated" for the 1996 Series A Preferred Stock differ from the customary meanings of such terms with respect to preferred stock in general.

     LIQUIDATION PREFERENCE. In the event of any liquidation of VBC, the holders of the 1996 Series A Preferred Stock will be entitled to receive out of the assets of VBC available for distribution to shareholders, before any distribution of assets is made to the holders of VBC Common Stock or other Junior Stock, but on a pari passu basis with the 1994 Preferred Stock and any other Parity Stock, $100 per share plus an amount equal to all accumulated and unpaid dividends thereon. After payment of the full liquidation preference, the holders of the 1996 Series A Preferred Stock will be entitled to no further participation in any liquidating distribution by VBC. Neither the voluntary sale, conveyance, exchange or transfer of all or any part of the property or assets of VBC, nor the consolidation, merger or other business combination of VBC with or into any other corporation will be considered a liquidation of VBC.

     Because VBC is a holding company, its rights and the rights of holders of its securities, including the holders of the 1996 Series A Preferred Stock, to participate in the assets of any subsidiary upon its liquidation or recapitalization will be subject to the prior claims of that subsidiary's creditors.

     VOTING RIGHTS. Except as indicated below and except as required by applicable law, the holders of the 1996 Series A Preferred Stock are not entitled to vote for any purpose.

     The affirmative vote of the holders of at least a majority of the then outstanding shares of the 1996 Series A Preferred Stock, voting separately as one class, at a duly held meeting, will be necessary to create or increase the number of authorized shares of any class or series of stock of VBC ranking prior to the 1996 Series A Preferred Stock as to dividend rights or rights upon liquidation, or which possess rights to vote as one class with the 1996 Series A Preferred Stock on a basis of more than one vote for each $100 of stated liquidation preference. However, with respect to the right to elect one or two directors as discussed below, in no event will any other class or series of stock be permitted to vote with the 1996 Series A Preferred Stock. A majority vote also will be required to repeal, amend or otherwise change any of the provisions of the Articles of Incorporation in any manner which adversely affects the rights or preferences of the 1996 Series A Preferred Stock. However, no change in the number of shares of Junior Stock or Parity Stock, or in the number of shares of preferred stock that the board of directors of VBC is authorized to divide into series, will be deemed to adversely affect the 1996 Series A Preferred Stock.


     If at any time (i) the payment of declared dividends aggregating an amount at least equal to four full quarterly dividends, whether or not consecutive, on the then outstanding shares of 1996 Series A Preferred Stock or (ii) dividends aggregating an amount at least equal to four full quarterly dividends, whether or not consecutive, on any then outstanding other Parity Stock shall be in arrears or in default, the number of members of the VBC Board will, without further action, be increased by two directors. The holders of the outstanding 1996 Series A Preferred Stock will have the exclusive right, voting separately as one class, to fill such newly created directorships at each meeting of shareholders duly held for the purpose of electing such directors, and the first such meeting must be held within 60 days after such right arose. However, for so long as any officer of Bank Land or the Bank, as provided in the Merger Agreement, is elected as and remains a member of the VBC Board, and until each such person has for any length of time, no matter how brief, ceased being a member of the VBC Board, the holders of the 1996 Series A Preferred Stock voting separately as a class shall have the right to elect only one member, rather than two members, of the VBC Board. If one of the directorships becomes vacant, the remaining directors may appoint a successor. This right of the holders of 1996 Series A Preferred Stock to elect directors will continue until such time as VBC no longer is in arrears or in default in respect of the dividend payments on the 1996 Series A Preferred Stock and any Parity Stock, at which time the voting rights of the holders of the 1996 Series A Preferred Stock will, without further action, terminate, subject to revesting in the event of any subsequent failure of VBC to pay such dividends for the requisite number of periods as described above. At such time, the term of office of any such directors will terminate and the number of directors of VBC will be reduced accordingly.


     OPTIONAL REDEMPTION. Except as otherwise prohibited or restricted by the Preferred Stock Statement or applicable law, VBC may require the redemption of the 1996 Series A Preferred Stock as follows, in whole or in part, at any time and from time to time, on or after the date which is three years from the Effective Time (the "Third Anniversary"). The date four years after the Effective Time is referred to as the "Fourth Anniversary," the date five years after the Effective Time is referred to as the "Fifth Anniversary," and so on, for each date which is twelve months after the last preceding Anniversary date. The shares will be redeemable at the following prices per share, plus accumulated and unpaid dividends (as defined above), if redeemed during the twelve-month period beginning on and following each of the following Anniversaries:

                                                                         PRICE PER SHARE
                                                                         ---------------
        Third Anniversary..............................................      $103.50
        Fourth Anniversary.............................................       103.00
        Fifth Anniversary..............................................       102.50
        Sixth Anniversary..............................................       102.00
        Seventh Anniversary............................................       101.50
        Eighth Anniversary.............................................       101.00
        Ninth Anniversary..............................................       100.50
        Tenth Anniversary and thereafter                                      100.00

     A condition precedent to the above right of VBC to redeem the 1996 Series A Preferred Stock on or after the Third Anniversary and before the Fifth Anniversary is that the average of the closing prices for the VBC Common Stock on the Nasdaq National Market for the 20 trading days ending on the fifth business day before Vectra gives notice of its intent to require the redemption, must be at least $13.72 per share. If VBC subdivides or combines its outstanding shares of Common Stock or makes a distribution of its Common Stock to the holders of the outstanding Common Stock such that immediately thereafter a greater or lesser number of shares of Common Stock is outstanding, then the amount of $13.72 will be proportionately adjusted. Whenever the amount of $13.72 is adjusted pursuant to the foregoing provisions, VBC will deliver to the holders of the 1996 Series A Preferred Stock an officer's certificate describing in reasonable detail the adjustment and the method of calculation.


     Subject to prior approval by the Board of Governors, if a Change in Control (as defined below) takes place before the Fifth Anniversary, VBC may redeem the 1996 Series A Preferred Stock, in whole or in part, for a redemption price per share of 1996 Series A Preferred Stock of (i) $103.50 if the date set for redemption occurs before the Third Anniversary, or (ii) the prices set forth in the above table if the date set for redemption occurs on or after the Third Anniversary and before the Fifth Anniversary, plus an amount equal to accumulated and unpaid dividends. VBC will give notice of such a redemption within 10 days after the later of (i) the effective date of the Change in Control or (ii) the receipt by VBC of the approval from the Board of Governors. "Change in Control" means (x) any sale or issuance or series of sales and/or issuances of VBC Common Stock or any holders thereof which results in any person or group of affiliated persons (other than the owners of VBC Common Stock immediately prior to the initial issuance of the 1996 Series A Preferred Stock and their affiliates and associates) owning more than 50% of the VBC Common Stock outstanding at the time of such sale or issuance or the last of such series of sales and/or issuances, (y) a sale or transfer of more than 80% of the assets of VBC (measured by the lesser of book value in accordance with generally accepted accounting principles consistently applied or fair market value determined in the reasonable good faith judgment of the VBC Board) in any transaction or series of related transactions or (z) any merger or consolidation to which VBC is a party, except for a merger in which VBC is the surviving corporation and, after giving effect to such merger, the holders of the outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors immediately prior to the merger shall own capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors. VBC will redeem no shares of 1996 Series A Preferred Stock except for those numbers of shares for which such redemption is lawful, as to which VBC fully possesses adequate assets and resources to promptly pay the full redemption price, plus all accumulated but unpaid dividends.


     VBC will mail written notice of redemption to each holder of record of 1996 Series A Preferred Stock to be redeemed as the holders appear on the stock books of VBC at the close of business on a date not less than 30 nor more than 50 calendar days prior to the date fixed for redemption, as determined by the board of directors. Each such notice shall specify (i) the number of shares to be redeemed from such holder, (ii) the certificate numbers for the shares being redeemed and the number of shares represented by each such certificate, (iii) the date fixed for redemption, (iv) the redemption price per share, (v) the places and times at which certificates may be surrendered and payment may be obtained and (vii) that dividends on the shares to be redeemed shall cease to accrue on the date fixed for such redemption. The redemption will become binding on the holder upon the holder's receipt of such notice. Following receipt of certificates for the shares of 1996 Series A Preferred Stock duly endorsed for transfer to VBC, VBC promptly shall pay the required amounts of cash, except as such payment or delivery may be delayed or restricted as provided herein or as required by law. No interest shall be accrued or paid in respect of any delay in a cash payment.

     Notwithstanding the foregoing, each holder of the 1996 Series A Preferred Stock as to which VBC exercises rights to redeem, shall have 30 days following receipt of notice in which to give VBC notice of election to instead convert such shares into Common Stock as provided below.


     In the event that fewer than all of the outstanding shares of 1996 Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by lot, pro rata or by any other method as may be determined by the VBC Board to be equitable, except that the VBC Board may choose to redeem the entire holdings of persons who, either before or after the redemption, own 10 or less shares of 1996 Series A Preferred Stock.


     RIGHTS OF CONVERSION. The holders of the 1996 Series A Preferred Stock may, at their option, convert all or any part of their 1996 Series A Preferred Stock into the VBC Common Stock at a conversion price of $13.25 per common share; provided, however, that a record holder may give such notice of the exercise of such conversion rights only once during any 60-day period. To exercise such conversion rights, the shareholder must deliver to the Secretary of VBC a written notice (i) stating the shareholder's intent to convert all or a portion of the shareholder's 1996 Series A Preferred Stock into VBC Common Stock, (ii) specifying the number of shares of the 1996 Series A Preferred Stock which are being converted, and (iii) stating the certificate numbers for the shares being converted and the number of shares represented by each such certificate. The notice must be accompanied by the certificates for the shares to be converted, duly endorsed for transfer to VBC. The numbers of common shares to be issued under this conversion right shall be the numbers of shares of the 1996 Series A Preferred Stock to be converted multiplied by $100.00 and divided by $13.25.

     If VBC subdivides or combines its outstanding shares of Common Stock or makes a distribution of its Common Stock to the holders of the outstanding Common Stock such that immediately thereafter a greater or lesser number of shares of Common Stock is outstanding, then the $13.25 conversion price will be proportionately adjusted. Whenever the conversion price is adjusted pursuant to the foregoing provisions, VBC shall deliver to the holders of the 1996 Series A Preferred Stock an officer's certificate describing the adjustment and the method of calculation. Except as otherwise prohibited or restricted by the Preferred Stock Statement or applicable law, if VBC shall promptly deliver the Common Stock and pay all accumulated (only dividends declared and not terminated) but unpaid dividends on the shares of 1996 Series A Preferred Stock being converted. VBC will not issue fractional shares of the Common Stock, but rather, will pay cash for any such fractional share at the rate of $13.25 per share. No interest will accrue with respect to any delay by VBC in delivering the Common Stock or dividends in connection with such conversion.


     ONE-TIME RIGHT OF 1996 SERIES A PREFERRED STOCKHOLDERS TO REQUEST CONVERSION. Any holder of the 1996 Series A Preferred Stock will have the right (the "One-Time Right"), for a period of 30 days beginning on the Fifth Anniversary, to deliver written notice to VBC that such holder requests VBC to convert all or any part of such holder's 1996 Series A Preferred Stock at a value per share of $90.00 plus all accumulated but unpaid dividends into Common Stock, subject to VBC's right to offer cash instead of converting the preferred shares into Common Stock, as discussed below. If, during the 30 day period, the holder receives notice of VBC's election to redeem any of the preferred shares, the holder nonetheless shall be entitled to exercise the One-Time Right. As further discussed below, the conversion price will be the higher of the then average trading price per share of VBC Common Stock or $8.50 (as may be adjusted from time to time).


     The notice must (i) state the shareholder's intent to request VBC to convert pursuant to this provision, (ii) state the certificate numbers for the shares to be converted by VBC and the number of shares represented by each such certificate, and (iii) specify the number of shares of 1996 Series A Preferred Stock to be converted. Notwithstanding the foregoing, VBC, at its option, may elect to redeem for cash such 1996 Series A Preferred Stock at $90.00 per share plus accumulated but unpaid dividends. By the fifteenth business day after receiving notice from the shareholder, VBC must make a written offer either to redeem the shares for cash or to convert such stock into a certain number of shares of Common Stock.

     The shareholder will have until the fifteenth business day after receipt of VBC's written offer to deliver, and for VBC to receive, the shareholder's written acceptance of VBC's offer, and if the shareholder fails to provide such acceptance to VBC, the shareholder will forfeit the right to require VBC to convert the offered shares of 1996 Series A Preferred Stock under this provision. The notice of the shareholder's acceptance of VBC's written offer must be accompanied by the certificates for the shares to be purchased or converted, duly endorsed for transfer to VBC. Following receipt of certificates for the shares of 1996 Series A Preferred Stock by VBC, VBC promptly will pay and deliver the purchase price in cash or issue the shares of its Common Stock, plus any payment for a fractional share. No interest will be accrued or paid in respect of any delay in a cash payment or delivery of Common Stock provided in connection with such conversion or redemption.

     In case of a written offer to convert, the number of common shares to be issued shall be calculated by multiplying the number of shares of 1996 Series A Preferred Stock times $90.00, adding the accumulated but unpaid dividends, and dividing the sum by the below-determined price per common share. The price per common share will be the higher of (i) the average price per share on the Nasdaq National Market for the 10 trading days ending on the fifth day before VBC receives the above notice from the shareholder or (ii) $8.50. If VBC subdivides or combines its outstanding shares of Common Stock or makes a distribution of its Common Stock to the holders of the outstanding Common Stock such that immediately thereafter a greater or lesser number of shares of Common Stock is outstanding, then the amount of $8.50 will be proportionately adjusted. Whenever the amount of $8.50 is so adjusted, VBC will send to the holders of the 1996 Series A Preferred Stock an officer's certificate describing the adjustment and the method of calculation. If the record date for any such subdivision, distribution or combination of the outstanding Common Stock occurs at any time after the first day of the above 10-trading day period and on or before the transfer, on the books of VBC, of any shares of Common Stock to the shareholder, then for each of the above 10 trading days preceding the record date, the closing price shall be proportionately decreased or increased as provided and in the same manner as above for the amount of $8.50. VBC will not issue fractional shares of Common Stock, but rather will pay cash for any such fractional share at the above-determined price per common share.

     GENERAL PROVISIONS REGARDING REDEMPTION AND CONVERSION. If any cash payments to be made to shareholders upon redemption or conversion of the preferred shares into common shares are restricted because dividend payments are in arrears, then such cash amounts will be withheld and paid, in whole or in part, without interest, as soon as and to the full extent payment by VBC is permitted and practicable, recognizing, however, that ultimately less than the full cash payments otherwise payable might be paid to the shareholders in such events as bankruptcy, involuntary reorganization, or liquidation and dissolution of VBC.

     From and after the date fixed for redemption or conversion (unless VBC defaults in providing for the payment of the redemption price or delivery of the Common Stock plus accumulated and unpaid dividends) (i) dividends will cease to accrue on the shares of the 1996 Series A Preferred Stock to be converted or redeemed, (ii) such shares of 1996 Series A Preferred Stock will no longer be deemed to be outstanding and will not have the status of 1996 Series A Preferred Stock, and (iii) all rights of the holders thereof (except the right to receive the redemption price or delivery of the Common Stock plus accumulated and unpaid dividends and payments for fractional shares, without interest) will cease with respect to such shares.

     During any time that the payment of any dividends on shares of the 1996 Series A Preferred Stock or any Parity Stock is in arrears, no shares of the 1996 Series A Preferred Stock or Parity Stock may be redeemed (whether on optional redemption or pursuant to the one-time right discussed above in "-- One-Time Right of 1996 Series A Preferred Stockholders to Request Conversion") by VBC unless all such shares are simultaneously redeemed, and VBC and any corporation or entity controlled by VBC may not make any payment on account of, or set apart payment for, the purchase, redemption or retirement of the 1996 Series A Preferred Stock or any Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Parity Stock.

     Notwithstanding any of the provisions above, VBC will not be required or permitted to redeem or acquire any shares of 1996 Series A Preferred Stock, convert any shares of 1996 Series A Preferred Stock into

Common Stock, or make any cash payment in respect of any such redemption or conversion unless such redemption, conversion or cash payment has been approved by the Board of Governors, if such approval is required.

                     DESCRIPTION OF VBC CONTINGENT WARRANTS


     The terms of and conditions of the VBC Contingent Warrants are contained in the VBC Contingent Warrant, which is attached as Appendix G to this Prospectus/Joint Proxy Statement and incorporated herein by reference. The description in this Prospectus/Joint Proxy Statement of the terms of the VBC Contingent Warrants is qualified in its entirety by, and made subject to, the text of Appendix G and Appendix F, the Statement Establshing the 1996 Series A Preferred Stock. Bank Land Shareholders and Bank Shareholders are encouraged to read both Appendix F and Appendix G in their entirety. Any capitalized terms not defined in the description below have the meanings set forth in the VBC Contingent Warrant and Preferred Stock Statement.



     GENERAL. The purpose of the VBC Contingent Warrants is to give the holders of the 1996 Series A Preferred Stock the right to receive VBC Common Stock to compensate for dividends on the 1996 Series A Preferred Stock if they are not declared and paid. Each VBC Contingent Warrant provides that the warrantholder may be entitled, subject to the conditions and terms of the VBC Contingent Warrant, to receive shares of VBC Common Stock, which will be issued to the warrantholder, under certain terms and conditions, without any action on his or her part. VBC has registered under the Securities Act the potential issuance of 240,000 shares of VBC Common Stock, referred to as "Stated Shares," which may be issued pursuant to the VBC Contingent Warrants. The "Additional Shares" will only be issuable in the event that all of the Stated Shares (240,000) are issued (which, for the foreseeable future, VBC management believes is unlikely), but only after VBC has first registered the Additional Shares under the Securities Act. There is no specific number of Additional Shares which may be issued.



     Under the mechanism described in further detail below, for successive periods of one year (a "Dividend Year") ending on a certain date (a "Dividend Anniversary Date") VBC will determine whether, under the terms in the VBC Contingent Warrant, shares of its Common Stock are issuable. As of each Dividend Anniversary Date, dividends on the 1996 Series A Preferred Stock which have not been declared and paid for the Dividend Year will be terminated (the "Canceled Dividends"), and in turn, the warrantholder will be entitled to receive a number of Stated Shares or Additional Shares with a value approximately equal to the Canceled Dividends. Thus, Bank Land Shareholders and Bank Shareholders should not perceive the VBC Contingent Warrants as additional "value" to be received in the Mergers. Rather, VBC management believes that the VBC Contingent Warrants will serve as a replacement for the payment of dividends in the event that they are not declared and paid on the 1996 Series A Preferred Stock. VBC management also believes that the issuance of shares of VBC Common Stock pursuant to the VBC Contingent Warrants is remote for the foreseeable future, because VBC intends (although it is not required to do so) to declare and pay cash dividends on the 1996 Series A Preferred Stock.



     Each VBC Contingent Warrant will relate directly to a certain number of specific shares of 1996 Series A Preferred Stock (the "Preferred Shares"), originally issued pursuant to a particular, identified certificate (the "Preferred Certificate") and will not be detachable from the Preferred Certificate. The Canceled Dividends with respect to any given VBC Contingent Warrant will be the dividends which accrue on the outstanding number of Preferred Shares and, at the end of a Dividend Year, are terminated.



     Each VBC Contingent Warrant will be attached to and made part of a Preferred Certificate. The terms of the 1996 Series A Preferred Stock and the Preferred Stock Statement will not in any way be affected by the VBC Contingent Warrant.



     It should be noted that any number of the Preferred Shares may be redeemed or converted into Common Stock and thus cease to be outstanding. Because dividends will cease to accrue on any of such redeemed or converted Preferred Shares, a warrantholder thereafter will not be entitled to obtain Stated Shares or Additional Shares relating to the redeemed or converted Preferred Shares.

     CONDITIONS AND PROCEDURES FOR ISSUANCE OF SHARES. The Stated Shares and Additional Shares will be issued only if dividends which accrue on the Preferred Shares to which the VBC Contingent Warrants relate, are not declared and paid by the VBC Board as of a Dividend Anniversary Date. Additional Shares may be issued only after all of the Stated Shares have been issued. VBC will send to each warrantholder certificates for any Stated Shares or Additional Shares to which the warrantholder is entitled and a written notice containing the following:


          (1) The dollar amount of the Canceled Dividends, which are those dividends accrued as of such Dividend Anniversary Date for the immediately preceding Dividend Year which have not been declared and paid upon the number of Preferred Shares outstanding at any time during the Dividend Year.

          (2) The average of the closing prices of the Common Stock of VBC on the Nasdaq National Market for the 20 trading days ending on the fifth business day before such Dividend Anniversary Date (the "Common Stock Price").


          (3) The "Calculation Price," which will be determined by multiplying the Common Stock Price by .97.


          (4) The number of Stated Shares or Additional Shares the warrantholder is receiving, as the case may be. The Canceled Dividends, divided by the Calculation Price, rounded up for half of a fractional share or more and down for less than half of a fractional share, will equal the number of Stated Shares or Additional Shares. Any offer, sale and issuance of any Additional Shares will first be accomplished pursuant to a registration statement under the Securities Act and pursuant to any other registrations required under the laws of states in which any Additional Shares may be offered. Such procedure may have the effect of delaying receipt of the Additional Shares, although VBC is obligated to use its best efforts to cause such a registration statement to become effective.


          (5) If any Stated Shares are being issued, a statement showing the numbers and dates of prior issuances of Stated Shares, the number of Stated Shares presently being issued, and the remaining number of unissued Stated Shares.


     OTHER PROVISIONS. For any Dividend Year in which, with respect to a VBC Contingent Warrant, there were no Canceled Dividends and any Preferred Shares with respect to the VBC Contingent Warrant were outstanding during the Dividend Year, VBC will provide written notice to the warrantholder that he or she will not receive any Stated Shares or Additional Shares for such Dividend Year.


     All rights to receive any Stated Shares or Additional Shares will terminate as of the 50th Dividend Anniversary Date.

     VBC will not, by amendment or restatement of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, issuance or sale of securities or otherwise, avoid or take any action which would have the effect of avoiding the performance of any of the terms of the VBC Contingent Warrants to be performed by VBC.

                     DESCRIPTION OF OTHER VBC CAPITAL STOCK

     The authorized capital stock of VBC consists of 7,000,000 shares of VBC Common Stock with a par value of $.01 per share and 1,000,000 shares of preferred stock with a par value of $.10 per share.

VBC COMMON STOCK

     Holders of shares of VBC Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. All shares of VBC Common Stock are entitled to receive cash dividends on an equal basis when and if declared by the board of directors. Shareholders do not have cumulative voting rights, which means that the holders of more than 50% of the voting rights attributable to the shares of VBC Common Stock voting for the election of directors can elect all of the directors of VBC. Upon any liquidation, dissolution or winding up of VBC, holders of shares of VBC Common Stock are entitled to receive, on a pro rata basis, all of the assets of VBC available for distribution to shareholders subject to such prior rights as may be established to holders of preferred stock. The shares of VBC Common Stock are nonassessable and no holders of shares of VBC Common Stock have preemptive, conversion or redemption rights.

PREFERRED STOCK

     The preferred stock of VBC may be issued in one or more series as may be determined from time to time by VBC's board of directors. The board of directors has authority, without a vote or other action by the shareholders, to fix the rights and preferences of each series of preferred stock, including dividend rights and preferences, rights and preferences upon liquidation, voting rights, conversion rights and rights relating to the redemption of shares. The board of directors of VBC has flexibility to create and issue preferred stock for proper corporate purposes, including deterring takeover bids determined by the board not to be in the best interests of VBC and its shareholders. VBC currently has two series of preferred stock: 1994 Preferred Stock (see below) and 1996 Series A Preferred Stock (see "Description of VBC 1996 Series A Preferred Stock.").

     VBC 1994 PREFERRED STOCK

     The following discussion of the material terms of the 1994 Preferred Stock is qualified in its entirety by reference to the Articles of Incorporation of Vectra, including the Statement Establishing the 1994 Preferred Stock.

     GENERAL. The 1994 Preferred Stock has no preemptive rights. The rights of the holders of 1994 Preferred Stock are subordinate to the rights of Vectra's general creditors.

     RANK. The 1994 Preferred Stock ranks, with respect to dividend rights and rights on liquidation, prior to the Vectra Common Stock and all other classes and series of Vectra stock now or hereafter authorized (the Vectra Common Stock and such other classes and series of equity securities are collectively referred to herein as "Junior Stock"), other than any class or series ranking by its terms on a parity with the 1994 Preferred Stock ("Parity Stock"). The 1996 Series A Preferred Stock is on parity with the 1994 Preferred Stock. The 1994 Preferred Stock is subject to the creation of Parity Stock and Junior Stock without a vote or other consent of the holders of 1994 Preferred Stock.

     DIVIDEND RIGHTS. Holders of the 1994 Preferred Stock are entitled to receive, out of funds of VBC legally available therefor, cumulative quarterly cash dividends at the annual rate of $.95 per share, in preference to and in priority over any dividends with respect to Junior Stock. Dividends are payable in arrears on March 31, June 30, September 30 and December 31 of each year (each of such dates a "Dividend Payment Date").

     If (i) VBC is in default or in arrears in payment of dividends on the 1994 Preferred Stock or any other VBC stock other than Junior Stock or (ii) VBC is in default or in arrears in the redemption or other acquisition, retirement or other requirement of the 1994 Preferred Stock or any other class or series of VBC stock other than Junior Stock, VBC may not (a) declare, pay or set apart for payment any dividends on any shares of VBC Common Stock or other Junior Stock,
(b) make any payment on account of, or set apart payment for, the purchase, redemption or other retirement of, or with respect to, any sinking fund or agreement for the purchase, redemption or other retirement of, any shares of VBC Common Stock or other Junior Stock, (c) make any distribution in respect of any VBC Common Stock or other Junior Stock, other than dividends or distributions of Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of VBC other than Junior Stock or rights exercisable or exchangeable for or convertible into Junior Stock or (d) permit any corporation or other entity controlled by VBC to purchase or otherwise acquire or redeem any shares of VBC Common Stock or other Junior Stock or any rights exercisable or exchangeable for or convertible into shares of VBC Common Stock or other Junior Stock.

     LIQUIDATION PREFERENCE. In the event of any liquidation of VBC, the holders of the 1994 Preferred Stock will be entitled to receive out of the assets of VBC available for distribution to shareholders, before any distribution of assets is made to the holders of VBC Common Stock or other Junior Stock, $10.00 per share plus an amount equal to all accumulated and unpaid dividends thereon. After payment of the full liquidation preference, the holders of the 1994 Preferred Stock will be entitled to no further participation in any liquidating distribution by VBC. Neither the voluntary sale, conveyance, exchange or transfer of all or any part of the property or assets of VBC, nor the consolidation, merger or other business combination of VBC with or into any other corporation will be considered a liquidation of VBC.

     Because VBC is a holding company, its rights and the rights of holders of its securities, including the holders of the 1994 Preferred Stock, to participate in the assets of any subsidiary upon its liquidation or recapitalization will be subject to the prior claims of that subsidiary's creditors.

     VOTING RIGHTS. Except as indicated below and except as required by applicable law, the holders of the 1994 Preferred Stock are not be entitled to vote for any purpose.

     The affirmative vote of the holders of at least a majority of the votes entitled to be cast with respect to the then outstanding shares of the 1994 Preferred Stock, voting separately as one class, at a meeting duly held for that purpose, is necessary (i) to authorize, create or increase the authorized shares of any class or series of stock of VBC ranking prior to the 1994 Preferred Stock as to dividend rights or rights upon liquidation, or which possess rights to vote separately as one class with the 1994 Preferred Stock, other than with respect to the election of directors (as described below) on a basis of one vote or less for each $10.00 of stated liquidation preference thereof, or (ii) to repeal, amend or otherwise change any of the provisions of the Articles of Incorporation in any manner which adversely affects the rights or preferences of the 1994 Preferred Stock. For that purpose, no change in the number of shares of Junior Stock or Parity Stock, or in the number of shares of Preferred Stock that the board of directors of VBC is authorized to divide into series, will be deemed to adversely affect the 1994 Preferred Stock.


     If at any time the payment of dividends aggregating an amount at least equal to four full quarterly dividends, whether or not consecutive (or if dividends are payable other than on a quarterly basis, a number of dividend periods, whether or not consecutive, containing in the aggregate not less than 365 calendar days), on the then outstanding shares of 1994 Preferred Stock or any Parity Stock which by its terms provides for the holders thereof to vote with the holders of 1994 Preferred Stock as one class for the election of directors ("Voting Parity Stock") is in arrears or in default, the number of members of the VBC Board will, without further action, be increased by two directors. The holders of the outstanding 1994 Preferred Stock together with the holders of any Voting Parity Stock will have the exclusive right, voting separately as one class, to fill such newly created directorships at each meeting of shareholders duly held for the purpose of electing directors, such a meeting to be held within 60 days after the dividend payment date on which such right arose. The 1996 Series A Preferred Stock is Parity Stock, but is not Voting Parity Stock for purposes of voting with the 1994 Preferred Stock.


     The right of the holders of 1994 Preferred Stock to elect directors as discussed above will continue until such time as VBC no longer is in arrears or in default in respect of the payment of dividends on the 1994 Preferred Stock and any Voting Parity Stock, at which time the voting right of the holders of the 1994 Preferred Stock and any Voting Parity Stock will, without further action, terminate, subject to revesting in the event of any subsequent failure of VBC to pay such dividends for the requisite number of periods as described above.

     Upon the termination of this voting right in accordance with the foregoing provisions, the term of office of all directors elected by the holders of the 1994 Preferred Stock and the Voting Parity Stock then in office will, without further action, thereupon terminate unless otherwise required by law. Upon such termination the number of directors constituting the board of directors of VBC will, without further action, be reduced by two, subject always to the increase of the number of directors pursuant to the foregoing provisions in case of the future right of such holders of the 1994 Preferred Stock and the Voting Parity Stock to elect directors as described above.

     OPTIONAL REDEMPTION. The 1994 Preferred Stock is not redeemable before March 31, 1997, except as described below. On or after March 31, 1997, the 1994 Preferred Stock will be redeemable at the option of VBC, subject to the prior approval of the Board of Governors, for cash, in whole or in part, at any time and from time to time, at the following redemption prices per share, plus, in each case an amount equal to accumulated and unpaid dividends, whether or not declared, to but excluding the date fixed for redemption, if redeemed during the 12-month period ending on and including March 30 in each of the following years:

                                                                    REDEMPTION PRICE PER SHARE
                                                                     OF 1994 PREFERRED STOCK
                                                                    --------------------------
    1998..........................................................            $10.30
    1999..........................................................             10.15
    2000 and thereafter...........................................             10.00

     MANDATORY REDEMPTION. Subject to the prior approval of the Board of Governors as described below, upon any change in control, VBC will redeem all of the shares of 1994 Preferred Stock outstanding for a redemption price equal to $10.00 per share plus an amount equal to accumulated and unpaid dividends, whether or not declared, to but excluding the date fixed for redemption. VBC will give notice of such redemption within 10 days after the later of (i) the Effective Time of the change in control or (ii) the receipt by VBC of the approval of the Board of Governors. For this purpose, "change in control" means
(x) any sale or issuance or series of sales and/or issuances of VBC Common Stock by VBC or any holders thereof which results in any person or group of affiliated persons (other than the owners of VBC Common Stock as of the date of the initial issuance of the 1994 Preferred Stock and their affiliates and associates) owning more than 50% of the VBC Common Stock outstanding at the time of such sale or issuance or the last of such series of sales and/or issuances, (y) a sale or transfer of more than 80% of the assets of VBC (measured by the lesser of book value in accordance with generally accepted accounting principles consistently applied or fair market value determined in the reasonable good faith judgment of the board of directors) in any transaction or series of related transactions or
(z) any merger or consolidation to which VBC is a party, except for a merger in which VBC is the surviving corporation and, after giving effect to such merger, the holders of VBC's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors immediately prior to the Merger own VBC's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the VBC Common Stock, the 1996 Series A Preferred Stock and the 1994 Preferred Stock is American Securities Transfer, Inc., Denver, Colorado.

                     SHARES OF VBC ELIGIBLE FOR FUTURE SALE

     VBC has 3,195,279 shares of VBC Common Stock outstanding. Substantially all of the shares are freely transferable without restriction under the Securities Act or eligible for sale in the public market, subject to compliance by affiliates with Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect, if at least two years have elapsed since shares of VBC Common Stock that constitute restricted securities were last acquired from VBC or an affiliate of VBC, the holder is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the total shares of VBC Common Stock then outstanding or the average weekly trading volume of the VBC Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about VBC. If at least three years have elapsed since the shares were last acquired from VBC or an affiliate, a person who has not been an affiliate of VBC at any time during the three months preceding the sale is entitled to sell such shares under Rule 144 without regard to volume limitations, manner of sale provisions, notice requirements or the availability of current public information concerning VBC.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
              AND RESULTS OF OPERATIONS OF BANK LAND AND THE BANK


     The following analysis of Bank Land's financial condition and results of operations as of and for the three month periods ended March 31, 1996 and 1995, and the years ended December 31, 1995 and 1994, should be read in conjunction with the consolidated financial statements of Bank Land and statistical data presented elsewhere herein. Bank Land does not engage in any substantial business activity other than as a bank holding company that holds 92.14% of the issued and outstanding stock of the Bank, its principal asset. Unless otherwise noted, the following discussion relates to Bank Land and the Bank on a consolidated basis.



ANALYSIS OF NET INTEREST INCOME



     The following tables set forth information for the periods indicated with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread, net interest margin and the ratio of average interest-earning assets to interest-bearing liabilities for Bank Land. Those schedules include no adjustments related to tax-exempt interest as such interest has not been significant.



                                                                  FOR THE THREE MONTHS ENDED MARCH 31,
                                                      -------------------------------------------------------------
                                                                  1996                            1995
                                                      -----------------------------   -----------------------------
                                                                 INTEREST   AVERAGE              INTEREST   AVERAGE
                                                      AVERAGE     EARNED     YIELD    AVERAGE     EARNED     YIELD
                                                      BALANCE    OR PAID    OR COST   BALANCE    OR PAID    OR COST
                                                      --------   --------   -------   --------   --------   -------
                                                                         (DOLLARS IN THOUSANDS)
ASSETS
Federal funds sold..................................  $  8,512    $  111      5.22%   $  1,469    $   26      7.01%
Investments.........................................    19,818       287      5.79      30,417       438      5.76
Loans(1)............................................    76,221     1,836      9.64      72,026     1,869     10.37
Allowance for loan losses...........................      (915)       --                  (991)       --
                                                      --------    ------              --------    ------
         Total interest-earning assets..............   103,636     2,234      8.62     102,921     2,333      9.06
Noninterest-earning assets:
  Cash and due from banks...........................     5,823                           6,403
  Other.............................................     2,068                           2,081
                                                      --------                        --------
         Total assets...............................  $111,527                        $111,405
                                                      ========                        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  NOW and money market accounts.....................  $ 23,119    $  163      2.82%   $ 24,255    $  181      2.98%
  Savings...........................................    19,929       134      2.69      20,652       137      2.65
  Certificates of deposit
    Under $100,000..................................    17,912       217      4.85      17,937       183      4.08
    $100,000 and over...............................    11,403       161      5.65      12,224       167      5.46
                                                      --------    ------              --------    ------
         Total interest-bearing deposits............    72,363       675      3.73      75,068       668      3.56
Noninterest-bearing demand accounts.................    23,983                          22,962
                                                      --------                        --------
         Total deposits.............................    96,346                          98,030
Other noninterest-bearing liabilities...............     1,617                           1,506
                                                      --------                        --------
         Total liabilities..........................    97,963                          99,536
Shareholders' equity................................    13,564                          11,869
                                                      --------                        --------
         Total liabilities and shareholders'
           equity...................................  $111,527                        $111,405
                                                      ========                        ========
Net interest income.................................              $1,559                          $1,665
                                                                  ======                          ======
Net interest spread.................................                          4.89%                           5.50%
                                                                              ====                            ====
Net interest margin.................................                          6.02%                           6.47%
                                                                              ====                            ====
Ratio of average interest-earning assets to average
  interest-bearing liabilities......................       143%                            137%


- ---------------


(1) Loans are net of unearned discount. Nonaccruals are included in average loans outstanding. Loan fees are included in interest income as follows:
     1996 -- $34,980; 1995 -- $86,450.

                                                                AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------------------------
                                                                  1995                            1994
                                                      -----------------------------   -----------------------------
                                                                 INTEREST   AVERAGE              INTEREST   AVERAGE
                                                      AVERAGE     EARNED     YIELD    AVERAGE     EARNED     YIELD
                                                      BALANCE    OR PAID    OR COST   BALANCE    OR PAID    OR COST
                                                      --------   --------   -------   --------   --------   -------
                                                                         (DOLLARS IN THOUSANDS)
ASSETS
Federal funds sold..................................  $  3,908    $  229      5.85%   $  6,773    $  277      4.09%
Investments.........................................    23,637     1,402      5.93      23,881     1,193      5.00
Loans(1)............................................    76,011     7,798     10.39      73,690     6,879      9.47
Allowance for loan losses...........................      (973)       --                (1,030)       --
                                                      --------    ------              --------    ------
         Total interest-earning assets..............   102,583     9,429      9.19     103,314     8,349      8.08
Noninterest-earning assets:
  Cash and due from banks...........................     6,426                           6,009
  Other.............................................     2,201                           2,081
                                                      --------                        --------
         Total assets...............................  $111,210                         111,404
                                                      ========                        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  NOW and money market accounts.....................  $ 23,904    $  709      2.96%     26,849    $  681      2.53%
  Savings...........................................    20,266       546      2.69      21,057       566      2.69
  Certificates of deposit
    Under $100,000..................................    18,097       822      4.54      18,295       666      3.64
    $100,000 and over...............................    11,547       652      5.65       8,758       347      3.96
                                                      --------    ------              --------    ------
         Total interest-bearing deposits............    73,814     2,729      3.70      74,959     2,260      3.01
Noninterest-bearing demand accounts.................    23,317                          23,998
                                                      --------                        --------
         Total deposits.............................    97,131                          98,957
Other noninterest-bearing liabilities...............     1,512                           1,364
                                                      --------                        --------
         Total liabilities..........................    98,643                         100,321
Shareholders' equity................................    12,567                          11,083
                                                      --------                        --------
         Total liabilities and shareholders'
           equity...................................  $111,210                         111,404
                                                      ========                        ========
Net interest income.................................              $6,700                          $6,089
                                                                  ======                          ======
Net interest spread.................................                          5.49%                           5.07%
                                                                              ====                            ====
Net interest margin.................................                          6.53%                           5.89%
                                                                              ====                            ====
Ratio of average interest-earning assets to average
  interest-bearing liabilities......................       139%                            138%


- ---------------


(1) Loans are net of unearned discount. Nonaccruals are included in average loans outstanding. Loan fees are included in interest income as follows:
     1995 -- $229,025; 1994 -- $183,416.

     The following table illustrates the changes in Bank Land's net interest income due to changes in volume and changes in interest rate. Changes in net interest income due to both volume and rate have been included in the changes due to rate.


                              FOR THE THREE MONTHS ENDED MARCH
                                 31, 1996 COMPARED TO 1995:               1995 COMPARED TO 1994:
                             INCREASE (DECREASE) IN NET INTEREST    INCREASE (DECREASE) IN NET INTEREST
                                   INCOME DUE TO CHANGE IN                INCOME DUE TO CHANGE IN
                             -----------------------------------    -----------------------------------
                               TOTAL                                  TOTAL
                              CHANGE       VOLUME        RATE         CHANGE       VOLUME        RATE
                             ---------    ---------    ---------    ----------    ---------    --------
Interest-earning assets:
  Federal funds sold........ $  84,961    $ 123,508    $ (38,547)   $  (48,047)   $(117,064)   $ 69,017
  U.S. Treasuries...........  (106,492)    (112,285)       5,793       109,614      (30,056)    139,670
  U.S. Agencies.............   (26,510)     (22,191)      (4,319)       89,247       61,388      27,859
  Municipal obligations.....    (7,163)      (5,332)      (1,831)       28,645          154      28,491
  Other investments.........   (10,531)      (8,153)      (2,378)      (19,329)     (39,290)     19,961
  Loans.....................   (32,916)     112,333     (145,249)      919,568      225,130     694,438
                             ---------    ---------    ---------    ----------    ---------    --------
          Total.............   (98,651)      87,880     (186,531)    1,079,698      100,262     979,436
                             ---------    ---------    ---------    ----------    ---------    --------
Interest-bearing
  liabilities:
  Deposits
     Interest-bearing.......       723        1,514         (791)         (598)         142        (740)
     MMDA...................   (17,705)     (12,533)      (5,172)       28,917      (82,402)    111,319
     Savings................    (3,308)      (4,789)       1,481       (20,580)     (21,282)        702
     CDs over $100,000......    (5,803)     (11,220)       5,417       (13,768)    (245,663)    231,895
     Certificates of
       deposit..............    33,199         (249)      33,448       475,217      370,103     105,114
                             ---------    ---------    ---------    ----------    ---------    --------
          Total.............     7,106      (27,277)      34,383       469,188       20,898     448,290
                             ---------    ---------    ---------    ----------    ---------    --------
                             $(105,757)   $ 115,157    $(220,914)   $  610,510    $  79,364    $531,146
                             =========    =========    =========     =========    =========    ========


     ASSET/LIABILITY MANAGEMENT

     Bank Land's liquidity management objective is to ensure its ability to satisfy the cash flow requirements of depositors and borrowers and allow it to meet its own cash flow needs.

     The mismatch between maturities and interest rate sensitivities of assets and liabilities results in interest rate risk. Rising and falling interest rate environments can have various impacts on net interest income, depending on the difference between the repricing of interest-earning assets and interest-bearing liabilities, unscheduled repayments of loans and investments, early withdrawals of deposits and other factors.

     The following tables set forth the estimated maturity or repricing, and the resulting interest rate gap of Bank Land's interest-earning assets and interest-bearing liabilities at December 31, 1995. All amounts in the tables are based on contractual repricing schedules. Actual prepayment and withdrawal experience may vary significantly from the assumptions reflected in the tables. Investment securities are shown at carrying value.


                                                          ESTIMATED MATURITY OR REPRICING
                                                                 DECEMBER 31, 1995
                                        --------------------------------------------------------------------
                                         LESS THAN      THREE MONTHS    OVER ONE TO       OVER
                                        THREE MONTHS    TO ONE YEAR     FIVE YEARS     FIVE YEARS     TOTAL
                                        ------------    ------------    -----------    ----------    -------
                                                               (DOLLARS IN THOUSANDS)
Interest-earning assets
  Loans................................   $ 36,927        $  4,633        $30,611       $   5,203    $77,374
  Investment securities................      4,897           8,019          4,691             987     18,594
  Other interest-bearing assets........      8,699             967             --              --      9,666
                                           -------         -------        -------         -------    -------
          Total interest-earning
            assets.....................     50,523          13,619         35,302           6,190    105,634
                                           -------         -------        -------         -------    -------
Interest-bearing liabilities
  Savings/interest-bearing checking....     44,002              --             --              --     44,002
  Time deposits........................      7,451          19,745          2,170             941     30,307
                                           -------         -------        -------         -------    -------
          Total Interest-bearing
            liabilities................     51,453          19,745          2,170             941     74,309
                                           -------         -------        -------         -------    -------
Interest rate gap......................   $   (930)       $ (6,126)       $33,132       $   5,249    $31,325
                                           =======         =======        =======         =======    =======
Cumulative interest rate gap at
  December 31, 1995....................   $   (930)       $ (7,056)       $26,076       $  31,325
                                           =======         =======        =======         =======
Cumulative interest rate gap to total
  assets...............................       (.8%)          (6.2%)         22.9%           27.6%



     The above information has not changed materially from December 31, 1995 to March 31, 1996.



     The following table presents at December 31, 1995, loans by maturity in each major category of Bank Land's portfolio. The Bank's computerized accounting system does not provide a more detailed breakout for the loan categories in the tables. Actual maturities may differ from the contractual maturities shown below as a result of renewals and prepayments. Loan renewals are evaluated in the same manner as new credit applications. The Bank's computerized accounting system does not provide a more detailed breakdown of the loan categories set forth in the table.



                                                                  DECEMBER 31, 1995
                                         --------------------------------------------------------------------
                                          LESS THAN      THREE MONTHS    OVER ONE TO       OVER
                                         THREE MONTHS    TO ONE YEAR     FIVE YEARS     FIVE YEARS     TOTAL
                                         ------------    ------------    -----------    ----------    -------
                                                                (DOLLARS IN THOUSANDS)
Loan category
  Commercial and real estate............   $     --         $1,359         $20,689        $4,334      $60,970
  Consumer and other....................         --          3,274           9,922           869       16,404
                                            -------         ------         -------        ------      -------
          Total loans...................   $     --         $4,633         $30,611        $5,203      $77,374
                                            =======         ======         =======        ======      =======
Fixed interest rate loans...............   $  2,575         $4,633         $30,449        $5,203      $42,860
Floating interest rate loans............     34,352             --             162            --       34,514
                                            -------         ------         -------        ------      -------
          Total loans...................   $ 36,927         $4,633         $30,611        $5,203      $77,374
                                            =======         ======         =======        ======      =======



     The above information has not changed materially from December 31, 1995 to March 31, 1996.

RESULTS OF OPERATIONS



     The following table sets forth, for the periods indicated, selected operating data and changes in such data:



                                    FOR THE THREE               FOR THE THREE      YEAR ENDED                YEAR ENDED
                                     MONTHS ENDED                MONTHS ENDED     DECEMBER 31,              DECEMBER 31,
                                    MARCH 31, 1996    CHANGE    MARCH 31, 1995        1995        CHANGE        1994
                                    --------------    ------    --------------    ------------    ------    ------------
                                    (DOLLARS IN THOUSANDS)
Interest income...................     $  2,233       $ (99 )      $  2,332         $  9,429      $1,080      $  8,349
Interest expense..................         (675)         (7 )          (668)          (2,729)      (470 )       (2,259)
                                        -------       -----         -------          -------      -----        -------
Net interest income...............        1,558        (106 )         1,664            6,700        610          6,090
Provision for loan losses.........          (71)        (71 )            --             (135)        --           (135)
                                        -------       -----         -------          -------      -----        -------
Net interest income after
  provision for loan losses.......        1,487        (177 )         1,664            6,565        610          5,955
Other income......................          309         (28 )           337            1,329       (331 )        1,660
Other expenses....................       (1,137)        193          (1,330)          (4,998)       100         (5,098)
                                        -------       -----         -------          -------      -----        -------
Income before income taxes........          659         (12 )           671            2,896        379          2,517
Income tax expense................         (240)         (5 )          (235)          (1,024)      (288 )         (736)
Minority interest.................          (34)          2             (36)            (155)        (6 )         (149)
                                        -------       -----         -------          -------      -----        -------
Net earnings......................     $    385       $ (15 )      $    400         $  1,717      $  85       $  1,632
                                        =======       =====         =======          =======      =====        =======



     THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995



     NET INCOME. Net income for the first quarter of 1996 decreased $15,000 to $385,000 from $400,000 in the same quarter of 1995.



     INTEREST INCOME. Interest income decreased $99,000 to $2,233,000 in the first quarter of 1996 from $2,332,000 in the same quarter of 1995. The decrease was primarily a result of lower average interest rates in the first quarter of 1996. The effect of these lower rates was partially offset by an asset mix change with average loans increasing by $4.2 million, average federal funds sold increasing by $7.0 million and average investments decreasing by $10.6 million.



     INTEREST EXPENSE. Interest expense increased $7,000 to $675,000 in the first quarter of 1996, from $668,000 in the same period in 1995. Decreases in the volume of money market accounts and certificates of deposit over $100,000 were more than offset by the increase in the average rate paid on certificates of deposit under $100,000.



     NET INTEREST INCOME. Net interest income decreased $106,000 in the first quarter of 1996 compared to the same period in 1995. The decrease in primarily due to the .44% decline in the average rate earned on interest earning assets.



     NON-INTEREST INCOME. The following table presents a summary of non-interest income:



                                                                     THREE MONTHS ENDED
                                                                          MARCH 31,
                                                                   -----------------------
                                                                     1996           1995
                                                                   --------       --------
    Service charges..............................................  $209,192       $216,139
    Net gains on real estate.....................................        --         26,005
    Other........................................................   100,660         94,744
                                                                   --------       --------
              Total..............................................  $309,852       $336,888
                                                                   ========       ========



     Non-interest income decreased $27,000 to $310,000 in the first quarter of 1996 from $337,000 in the same period of 1995. The decrease was primarily attributable to a $26,000 non-recurring gain on the sale of real estate realized in the first quarter of 1995.

     NON-INTEREST EXPENSE. The following table presents a summary of non-interest expense:



                                                                   THREE MONTHS ENDED
                                                                        MARCH 31,
                                                                -------------------------
                                                                  1996            1995
                                                                ---------       ---------
    Salaries and benefits.....................................  $ 525,904       $ 699,770
    Occupancy.................................................     40,796          36,306
    Premises and equipment....................................     89,654          67,202
    Other expenses............................................    480,349         526,559
                                                                ----------      ----------
              Total...........................................  $1,136,703      $1,329,837
                                                                ==========      ==========



     Non-interest expenses decreased $193,000 to $1,137,000 from $1,330,000 in the same period of 1995. The decrease consisted of a $174,000 decrease in salaries and benefits, primarily due to a bonus paid in the first quarter of 1995, and a $54,000 decrease in FDIC insurance premiums. These decreases were partially offset by a $22,000 increase in premises and equipment expense.



     INCOME TAXES. Income tax expense for the quarter ended March 31, 1996, increased $5,000 to $240,000 or 36.4% of earnings before income taxes, from $235,000 or 35.1% of earnings before income taxes for the three months ended March 31, 1995. Note F of Bank Land's financial statements provides a reconciliation of actual income tax expense to the expected expense based on statutory rates.


     1995 COMPARED TO 1994


     NET INCOME. Net income for Bank Land for 1995 was $1,717,313 an increase of 5.2% or $85,249 from the $1,632,064 earned in 1994.



     INTEREST INCOME. Interest income for 1995 was $6,700,349, an increase of 10% or $610,510 over the $6,889,839 earned in 1994. This increase is mainly attributable to an increase in the yield on the loan portfolio from 9.47% in 1994 to 10.39% in 1995.



     INTEREST EXPENSE. Interest expense increased to $2,728,713 in 1995 from $2,259,525 in 1994. This increase was the effect of an increase in the average cost of interest-bearing deposits from 3.01% in 1994 to 3.70% in 1995.



     NET INTEREST INCOME. Average interest earning assets of Bank Land were $102,583,451 during 1995, a decrease of .7% or $730,351 compared to $103,313,802 for 1994. Bank Land's interest rate spread was 5.49% in 1995 and 5.07% in 1994. "Interest rate spread" is the difference between the rate of interest earned on interest earning assets and the rate of interest paid on interest bearing liabilities. Bank Land's net interest margin was 6.53% in 1995 and 5.89% in 1994. "Net interest margin" is the difference between interest income and interest expense expressed as a percentage of average interest earning assets.



     NON-INTEREST INCOME. The following table presents a summary of non-interest income:



                                                                   YEAR ENDED DECEMBER 31,
                                                                   ------------------------
                                                                      1995          1994
                                                                   ----------    ----------
    Service charges..............................................  $  861,565    $  836,700
    Net gains on real estate.....................................      14,279       110,107
    Other........................................................     453,441       714,096
                                                                   ----------    ----------
              Total..............................................  $1,329,285    $1,660,903
                                                                   ==========    ==========


     Non-interest income was $1,329,285 in 1995, a decrease of 20% or $331,618 from the prior year figure of $1,660,903. Much of this decrease was attributable to a decrease in gains realized on real estate and a one-time gain of $102,800 realized in 1994 on the sale of silver coins.

     NON-INTEREST EXPENSE. The following table presents a summary of non-interest expense:



                                                                   YEAR ENDED DECEMBER 31,
                                                                  -------------------------
                                                                     1995           1994
                                                                  ----------     ----------
    Salaries and benefits.......................................  $2,438,494     $2,608,069
    Occupancy...................................................     168,065        161,504
    Premises and equipment......................................     330,527        259,078
    Other expenses..............................................   2,061,755      2,069,223
                                                                  ----------     ----------
              Total.............................................  $4,998,841     $5,097,874
                                                                  ==========     ==========


     Non-interest expense decreased by $99,033 or 2% to $4,998,841 for the year ended December 31, 1995, from $5,097,874 in 1994. This decrease was caused by the higher amount of salary and benefit expense in 1994 when Bank Land's Chairman and President received 100,000 shares of Bank Land preferred stock valued at $265,750.


     INCOME TAXES. Bank Land's income tax provision for 1995 was $1,023,639 in 1995 compared with $736,357 in 1994. The effective rates were 35.3% in 1995 and 29.2% in 1994. The lower rate realized in 1994 was due to the elimination of a valuation reserve for deferred taxes related to an alternative minimum tax credit carryforward.


NEW ACCOUNTING PRONOUNCEMENTS

     Bank Land adopted Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosures (collectively referred to as "SFAS 114"), effective January 1, 1995. SFAS 114 requires that certain impaired loans be measured based on the present value of expected cash flows discounted at the loan's original effective interest rate. The adoption of this pronouncement did not have a material impact on Bank Land. See note A of Notes to Consolidated Financial Statements of Bank Land and Subsidiary.

     In May 1993 the FASB issued SFAS No. 115 ("SFAS No. 115"), Accounting for Certain Investments in Debt and Equity Securities. This statement addresses the accounting and reporting for investments that have readily determinable fair market values. Those investments are to be classified in three categories and accounted for as follows:

          1. Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

          2. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair market value, with unrealized gains and losses included in earnings.

          3. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair market value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity.

     Bank Land implemented SFAS No. 115 on January 1, 1994, by properly classifying all securities into either held-to-maturity investment accounts or the available-for-sale accounts. Bank Land does not maintain a trading portfolio.

                       BUSINESS OF BANK LAND AND THE BANK

GENERAL

     Bank Land was incorporated in Colorado in 1960 and became a registered bank holding company under the BHC Act at the time of its purchase in 1967, of the 92.14% equity interest in the Bank. The remaining 7.86% interest in the Bank is owned by approximately 30 shareholders, substantially all of whom were shareholders of the Bank prior to Bank Land's purchase of its interest in the Bank. Bank Land has no other subsidiaries. Bank Land's principal assets consist of its investment in the Bank and the land and building occupied by the Bank. Bank Land's primary sources of income are the Bank dividends and rent payments from the Bank on the land and building; its activities since 1967 have been limited to ownership and operation of the Bank. As of December 31, 1995, Bank Land had total consolidated assets of approximately $114 million and stockholders' equity of approximately $13 million. As a registered bank holding company, Bank Land is subject to regulation and examination by the FDIC.

     Bank Land was formed by Joseph Mosko and Harold Lustig, the father and uncle, respectively, of Gary A. Mosko, Bank Land's and the Bank's President and Chairman of the Board. The two directors of Bank Land (Gary A. Mosko and James
A. Lustig) are members of an extended family, and such persons and their extended families own all of the outstanding capital stock of Bank Land. Messrs. Mosko and Lustig are also members of the Bank's five-member board.

     The Bank was organized as a Colorado state bank in 1959 and has operated in its current location on South Federal Boulevard since 1961. The Bank offers general commercial banking services to its customers. It accepts both savings and checking deposits and makes commercial, real estate (primarily improved) and installment loans. The Bank also provides direct deposit and safe deposit services and offers national credit card services (MasterCard and VISA) through the Independent Banker's Association. The Bank has experienced steady asset growth over much of its history. Over the five-year period 1991 through 1995, assets grew approximately $22 million at a compound annual rate of 4.4%. At December 31, 1995, the Bank had total assets of $113 million, total deposits of $100 million and total stockholders' equity of $14 million. The Bank is the largest independent bank in western metropolitan Denver and is one of only 12 banks in metropolitan Denver with assets over $100 million. The Bank is a member of the FDIC and the Federal Reserve Bank and is subject to examination by the Colorado Division of Banking and the FDIC.

MARKET AREAS SERVED

     The Bank is located in western metropolitan Denver on Federal Boulevard, a major arterial roadway. The Bank operates in a mature, well-developed area populated with residential and commercial use. The community served by the Bank is a moderate income area with a large population of Hispanics and Asians. The Bank's primary market area consists of approximately 13 square miles. However, because of its reputation and practice of lending to small businesses, the Bank draws customers from across the Denver metropolitan area. The Bank's Community Reinvestment Act ("CRA") -- Delineated Lending Area is approximately 25 square miles and is the source of the majority of the Bank's deposits and loans.

OPERATING AND BUSINESS STRATEGIES

     The Bank's operating strategy has been to build a profitable community bank with emphasis on high-quality customer service and high asset quality. Beginning in 1967 with Bank Land's purchase of its interest in the Bank and realizing that a focus on small businesses and their owners would provide the Bank with numerous customer relationships, the Bank's primary lending strategy has been to focus its resources to create one of the leading business banks in metropolitan Denver. The Bank believes that business lending done in compliance with strict quality is highly profitable and also believes there is significant opportunity to serve business customers, since many other banks have focused primarily on serving consumer markets and have placed a low priority on serving business customers. Accordingly, the Bank has concentrated on secured lending to small businesses.

LOANS

     GENERAL. The Bank follows a uniform credit policy for its loans, which sets forth underwriting and loan administration criteria, including levels of loan commitments, loan types, credit criteria, concentration limits, loan administration, loan review and grading and related matters. The Bank monitors asset quality utilizing an internal and external loan review program.

     Interest rates charged on loans vary with the degree of risk, maturity, underwriting and servicing costs, loan amount and extent of other banking relationships maintained with customers, and are further subject to competitive pressures, money market rates, availability of funds and government regulations. Approximately 45% of the Bank's loan portfolio at December 31, 1995, had interest rates that float with the Bank's base rate or some other reference rate.

     In the ordinary course of business, the Bank enters into various types of transactions that include commitments to extend credit and standing letters of credit. See Note 1 of Notes to Consolidated Financial Statements of Bank Land. The Bank uses the same credit policies to these commitments as it uses in all its lending activities and has included these commitments in its lending risk evaluations. The Bank's exposure to credit loss under commitments to extend credit is represented by the amount of the commitments. Under applicable federal and state law, permissible loans by the Bank to one borrower were limited to an aggregate of $2,180,000 at December 31, 1995.


     LOAN PORTFOLIO. The following table sets forth the classification of loans of the Bank by major category at the dates indicated. The information presented was obtained from the Bank's computerized accounting system, which does not breakdown the loan categories beyond that indicated below:



                                                                             DECEMBER 31,
                                                            MARCH 31,     -------------------
                                                              1996         1995        1994
                                                            ---------     -------     -------
                                                                 (DOLLARS IN THOUSANDS)
    Real estate...........................................   $40,860      $43,647     $42,617
    Commercial............................................    17,134       17,323      18,015
    Installment...........................................    15,709       15,662      10,911
    Ready reserve and credit cards........................       726          724         564
    Overdrafts............................................        62           18          19
                                                             -------      -------     -------
              Total loans.................................    74,491       77,374      72,126
    Less allowance for loan and lease losses..............      (904)        (933)     (1,019)
                                                             -------      -------     -------
              Net loans...................................   $73,587      $76,441     $71,107
                                                             =======      =======     =======


     The Bank's focus has been on commercial loans for small businesses; consequently, this category has historically represented a large percentage of the Bank's loan portfolio. The majority of these loans have a floating rate from prime rate plus 1% to 3% and are adjusted daily. The great majority of these loans are written with three to five-year terms. When fixed rate loans are made, the term is generally a maximum of three years. The Bank primarily accepts real estate as collateral for these loans, but also accepts accounts receivable and inventory.

     The real estate loan category consists primarily of improved real estate loans. Substantially all of these loans are written with a three to five-year term and have a floating rate of between prime plus 1% to 3%. The Bank makes very few real estate construction or land loans and is not actively engaged in the origination of first mortgage loans for single-family homes.

     Installment loans have grown over the past several years to represent 20% of the Bank's loan portfolio at December 31, 1995. Approximately 54% of the Bank's installment loan portfolio at December 31, 1995, consisted of new and used automobile loans. Approximately 37% of that loan category consisted of first and second mortgages and home equity loans.

NON-PERFORMING ASSETS

     The following table sets forth information concerning the Bank's non-performing assets at the dates indicated:


                                                                               DECEMBER 31,
                                                                 MARCH 31,    ---------------
                                                                   1996       1995      1994
                                                                 ---------    -----    ------
                                                                 (DOLLARS IN THOUSANDS)
    Nonperforming loans:
      Loans 90 days or more delinquent and still accruing......   $    40     $  23    $   76
      Nonaccrual loans.........................................     1,722       561       484
      Troubled debt restructurings.............................        --        --        --
                                                                   ------      ----    ------
              Total nonperforming loans........................     1,762       584       560
    Other real estate owned....................................       191       195        --
    Other assets acquired by foreclosure.......................        20        12        14
                                                                   ------      ----    ------
              Total nonperforming assets.......................   $ 1,973     $ 791    $  574
                                                                   ======      ====    ======
    Allowance for loan losses..................................   $   904     $ 933    $1,019
                                                                   ======      ====    ======
    Ratio of total nonperforming assets to total assets........      1.78%      .70%      .49%
    Ratio of total nonperforming loans to total loans..........      2.64%      .75%      .78%
    Ratio of allowance for loan losses to total loans..........      1.21%     1.21%     1.41%
    Ratio of allowance for loan losses to total nonperforming
      loans....................................................        51%      160%      182%



     Potential problem loans at December 31, 1995 and at March 31, 1996, were approximately $1,038,000 and $1,109,000, respectively. Potential problem loans are loans where the Bank management has serious doubts about the ability of the customer to comply with present repayment terms and, therefore, may become non-performing loans.



     NON-PERFORMING LOANS. Non-performing loans consist of loans 90 days or more delinquent and still accruing interest, nonaccrual loans and troubled debt restructurings. At December 31, 1995, the Bank's non-performing loans consisted of eleven loans. The largest nonperforming loan had a principal balance of $438,000. The status of this loan was unchanged at March 31, 1996.



     The increase in nonperforming loans from December 31, 1995 to March 31, 1996 is primarily due to two loans with principal balances of $804,000 and $329,000 being placed on nonaccrual status. The $804,000 loan is well secured by residential rental property and payment in full is expected when the property is sold. The $329,000 loan is 85% guaranteed by the Small Business Administration and the entire loan is well collateralized by real property with payment in full expected. The workout situations with respect to these two loans are considered to be isolated occurrences and not necessarily indicative of an adverse trend.


     Nonaccrual loans are loans on which the accrual of interest has been discontinued. When, in the opinion of the Bank management, a reasonable doubt exists as to the full, timely collection of interest or principal, regardless of the delinquency status of a loan, the accrual of interest income is discontinued and all interest previously accrued, but not collected, is reversed against current period interest income. While the loan is on nonaccrual status, interest income is recognized only upon receipt and then only if, in the judgment of management, future collection of principal is probable. Loans 90 days or more delinquent are changed to nonaccrual status unless the loan is in the process of collection and management determines that full collection of principal and accrued interest is probable. Interest accruals are resumed on non-accrual loans only when, in the judgment of the Bank management, the loans are estimated to be fully collectible as to both principal and interest.


     Troubled debt restructurings are loans that have been renegotiated to provide a reduction or deferral of interest or principal balance because of a deterioration in the financial position of borrower.


     If nonaccrual and troubled debt restructurings had been current in accordance with their original terms, additional interest income of $21,000 would have been recognized in 1995. Interest income of $21,500 was collected on nonaccrual and troubled debt restructurings and was included in 1995 income.

     OTHER REAL ESTATE OWNED. Other real estate owned includes property acquired in foreclosure proceedings or under agreements with delinquent borrowers. At December 31, 1995, and March 31, 1996, the Bank's other real estate owned consisted primarily of one residential property.


     Other real estate owned is appraised annually and is carried at the lower of fair market value, less anticipated selling costs or the balance of the related loan. At December 31, 1995, the total appraised value of this property was $220,000 and the Bank's interest in the aggregate book value of the property was $195,109.
[/R]

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is established through charges to earnings in the form of provisions for loan losses. Charge offs or recoveries are charged or credited directly to the allowance. In general, the amount charged to earnings each year by the Bank is based on the Bank management's judgment, which takes into consideration a number of factors, including: (a) the Bank's loss experience in relation to outstanding loans and the existing level of the allowance; (b) a continuing review of problem loans, related uncollected interest and overall portfolio quality; (c) regular examinations and appraisals of loan portfolios conducted by the Bank's internal and external auditors and state and federal supervisory authorities; and (d) current economic conditions.

     The following table sets forth the historical relationship between the Bank's loan charge offs and recoveries and allowance for loan losses at the dates indicated:


                                                                                DECEMBER 31,
                                                         THREE MONTHS ENDED   -----------------
                                                           MARCH 31, 1996      1995       1994
                                                         ------------------   ------     ------
                                                                 (DOLLARS IN THOUSANDS)
    Balance of allowance for loan losses at beginning
      of period........................................        $  933         $1,019     $1,004
    Charge-offs:
      Commercial and real estate.......................            76            184        137
      Installment......................................            35             60         55
      Ready reserve and credit cards...................            13             28          6
                                                                -----         ------     ------
              Total charge-offs........................           124            272        198
                                                                -----         ------     ------
    Recoveries:
      Commercial and real estate.......................            20             38         56
      Installment......................................             4             12         22
      Ready reserve and credit cards...................            --              1         --
                                                                -----         ------     ------
              Total recoveries.........................            24             51         78
                                                                -----         ------     ------
    Net (charge-offs) recoveries.......................          (100)          (221)      (120)
    Provision for loan losses charged to operations....            71            135        135
                                                                -----         ------     ------
    Balance of allowance for loan losses at end of
      period...........................................        $  904         $  933     $1,019
                                                                =====         ======     ======



                                                                               DECEMBER 31,
                                                       THREE MONTHS ENDED   -------------------
                                                         MARCH 31, 1996      1995        1994
                                                       ------------------   -------     -------
                                                                (DOLLARS IN THOUSANDS)
    Ratio of net charge-offs to average loans
      (annualized for March 31, 1996)................            .52%           .29%        .16%
    Average loans outstanding during the period......       $ 76,221        $76,011     $73,690
                                                               =====         ======      ======


     The following table sets forth an allocation of the reserve for loan losses among categories as of the dates indicated. The Bank management believes that any allocation of the reserve for loan losses into categories lends an appearance of precision which does not exist. The allowance is utilized as a single unallocated allowance available for all loans. The following allocation table should not be interpreted as an indication of the specific amounts of the relative proportion of the future changes to the allowance. Such a table is merely a convenient device for assessing the adequacy of the allowance as a whole. The following allocation table has been derived by applying historical loan loss ratios to both internally classified loans and the portfolio as a whole in determining the allocation of the allowance for loan losses attributable to each category of loans.

                                                                      DECEMBER 31,
                                                   --------------------------------------------------
                                                            1995                       1994
                                                   -----------------------    -----------------------
                                                                 LOANS IN                   LOANS IN
                                                                 CATEGORY                   CATEGORY
                                                                   AS A                       AS A
                                                                PERCENTAGE                 PERCENTAGE
                                                                 OF TOTAL                   OF TOTAL
                                                   AMOUNT OF      GROSS       AMOUNT OF      GROSS
                                                   ALLOWANCE      LOANS       ALLOWANCE      LOANS
                                                   ---------    ----------    ---------    ----------
                                                                 (DOLLARS IN THOUSANDS)
    Real estate..................................    $ 544           56%       $   582          59%
    Commercial...................................      178           23            236          25
    Consumer.....................................      172           21            127          16
    Unallocated..................................       39           --             73          --
                                                      ----          ---         ------         ---
              Total..............................    $ 933          100%       $ 1,019         100%
                                                      ====          ===         ======         ===

     The above information has not changed materially from December 31, 1995 to March 31, 1996.

INVESTMENT SECURITIES


     The following table sets forth the book value of the Bank's investment securities by class of security at the dates indicated.



                                                                             DECEMBER 31,
                                                            MARCH 31,     -------------------
                                                              1996         1995        1994
                                                            ---------     -------     -------
                                                                 (DOLLARS IN THOUSANDS)
    U.S. Treasury.........................................   $ 5,177      $ 6,516     $ 4,078
    U.S. agencies.........................................     8,397        8,338      10,612
    State and municipal...................................     4,104        3,490       4,008
    Mortgage-backed.......................................       221          230         336
    Corporate.............................................        20           20         421
                                                             -------      -------     -------
              Total.......................................   $17,919      $18,594     $19,455
                                                             =======      =======     =======



     The following table sets forth the maturity of investment securities at December 31, 1995, and the weighted average yields to maturity of such securities on a tax equivalent adjusted basis:


                                      UNDER 1 YEAR      1 TO 5 YEARS    5 TO 10 YEARS    OVER 10 YEARS         TOTAL
                                     ---------------   --------------   --------------   --------------   ---------------
                                     AMOUNT    YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT    YIELD
                                     -------   -----   ------   -----   ------   -----   ------   -----   -------   -----
                                                                    (DOLLARS IN THOUSANDS)
U.S. Treasury......................  $6,515    6.23%   $  --     -- %    $ --     -- %    $ --     -- %   $6,515    6.23%
U.S. agencies(1)...................   3,232    5.66%   5,190    5.51%      --     -- %     147    8.08%    8,569    5.61%
State and municipal(2).............     856    9.27%   1,804    8.39%     750    9.44%      80    7.57%    3,490    8.81%
Corporate..........................      --     -- %      --     -- %      10    6.00%      10    5.50%       20    5.74%
                                     -------           ------            ----             ----            -------
        Total investment
          securities...............  $10,603   6.30%   $6,994   6.25%    $760    9.39%    $237    7.80%   $18,594   6.43%
                                     =======           ======            ====             ====            =======

- ---------------

(1) Includes mortgage-backed

(2) The taxable equivalent yields were computed by adjusting municipal securities interest for the effect of the federal income tax rate of 34%.


     The above information has not changed materially from December 31, 1995 to March 31, 1996.

DEPOSITS

     The following table presents the average balances of the Bank for each major category of deposits and the weighted average interest rate paid for interest-bearing deposits for the years indicated:


                                                                  YEARS ENDED DECEMBER 31,
                                                          -----------------------------------------
                                   THREE MONTHS ENDED
                                     MARCH 31, 1996              1995                   1994
                                   ------------------     ------------------     ------------------
                                             WEIGHTED               WEIGHTED               WEIGHTED
                                             AVERAGE                AVERAGE                AVERAGE
                                   AVERAGE   INTEREST     AVERAGE   INTEREST     AVERAGE   INTEREST
                                   BALANCE     RATE       BALANCE     RATE       BALANCE     RATE
                                   -------   --------     -------   --------     -------   --------
                                                        (DOLLARS IN THOUSANDS)
    NOW and money market
      accounts...................  $23,119     2.82%      $23,904     2.96%      $26,849     2.53%
    Savings......................   19,929     2.69        20,266     2.69        21,057     2.69
    Time certificates of deposit
      under $100,000.............   17,912     4.85        18,097     4.54        18,295     3.64
    Time certificates of deposit
      $100,000 and over..........   11,403     5.65        11,547     5.65         8,758     3.96
                                   -------                -------                -------
    Total interest bearing
      deposits...................   72,363     3.73        73,814     3.70        74,959     3.01
    Noninterest bearing demand
      deposits...................   23,983       --        23,317       --        23,998       --
                                   -------                -------                -------
              Total deposits.....  $96,346     2.80%      $97,131     2.81%      $98,957     2.28%
                                   =======     ====       =======     ====       =======     ====


     The following table sets forth the amount and maturity of certificates of deposit with balances of more than $100,000 at December 31, 1995.

                                                                        (DOLLARS IN
                                 REMAINING MATURITY                     THOUSANDS)
            -----------------------------------------------------------------------
            Under 3 months..............................................   $ 3,458
            3 to 6 months...............................................     4,226
            6 to 12 months..............................................     4,139
            Over 12 months..............................................       100
                                                                          -------
                      Total.............................................   $11,923
                                                                          =======


     The above information has not changed materially from December 31, 1995 to March 31, 1996.


RETURN ON THE BANK EQUITY AND ASSETS


     The following table sets forth return on the Bank's average assets and equity and various other ratios for the years indicated:



                                                          THREE MONTHS         YEAR ENDED
                                                             ENDED            DECEMBER 31,
                                                           MARCH 31,       ------------------
                                                              1996          1995       1994
                                                          ------------     -------    -------
    Return on assets(1)...................................     1.38%         1.54%      1.46%
    Return on equity(2)...................................    11.37%        13.96%     15.09%
    Equity to assets ratio(3).............................    12.16%        11.30%      9.95%
    Dividend payout ratio(4)..............................        --        15.06%     26.43%


- ---------------


(1) Net income divided by average total assets. (Annualized for March 31, 1996)



(2) Net income divided by average stockholders' equity. (Annualized for March 31, 1996)


(3) Average total equity divided by average total assets.

(4) Dividends paid per share divided by net income per share.

COMPETITION

     The Bank faces active competition both in seeking deposits and in making loans. In addition to competition from commercial banks located in its market area, the Bank also faces competition from savings and loan associations, money market funds, large retailers entering financial markets, out-of-state financial institutions, thrift companies, credit unions, mortgage bankers and other consumer and commercial lenders. By virtue of their larger capital bases for affiliation with larger multi-bank holding companies, some of the banks with which the Bank competes have substantially greater lending limits and perform other functions for their customers which the Bank can offer only through correspondence, if at all. There are four other commercial banks within the Bank's 13-mile primary market area, including Vectra. The Bank rates second in size to Vectra based on deposits. Within its larger CRA-delineated area of approximately 25 square miles, there are several commercial banks or banking groups with assets in excess of $1.0 billion, including Norwest Bank, Colorado National Bank, Bank One, First Interstate Bank, Key Bank of Colorado, First Bank and First Federal Savings Bank. Also, World Savings and Commercial Federal Savings, both owned by large out-of-state holding companies, operate numerous branches in the Denver metropolitan area.

THE BANK FACILITY

     Bank Land owns the land and building occupied by the Bank at 1380 South Federal Boulevard. This property is leased to the Bank under a lease expiring in 1998 with annual lease payments of approximately $114,000. The building is a one-story building containing approximately 10,000 square feet and a basement with the same square footage, a portion of which is unfinished. The building is currently operating at capacity, but has two sources of expansion capability without major construction, that portion of the basement that remains unfinished and the community conference room, also located in the basement. Attached to the building is a drive-up facility with 10 lanes, two of which are for commercial customers. The property also contains a drive-up ATM and a walk-up ATM located at the front of the building. The drive-up facility and the ATMs are owned by the Bank. The Bank facility is well-maintained.

LEGAL PROCEEDINGS

     A lawsuit for alleged discrimination was filed with the Civil Rights Division of the State of Colorado against the Bank in June 1995 by a former employee. The claimant was terminated as an employee in May 1995. Claimant alleged she was terminated because of her sex and her pregnancy. The Civil Rights Division dismissed the lawsuit on December 28, 1995. The claimant had a 90 day period within which to appeal the dismissal. No appeal has been filed to date.

EMPLOYEES

     Bank Land has no employees. As of December 31, 1995, the Bank had 72 full time equivalent employees. None of the Bank's employees is covered by a collective bargaining agreement, and the Bank management believes that its relationship with its employees is good.

INFORMATION CONCERNING THE PRESIDENT AND CHAIRMAN OF THE BOARD OF BANK LAND AND THE BANK

     Gary A. Mosko, President and Chairman of the board of directors of Bank Land and the Bank, will be elected to the VBC and Vectra board of directors upon Closing of the Mergers. Mr. Mosko will also serve as Executive Vice President of Vectra pursuant to a three-year employment agreement to be executed at Closing. See "The Mergers -- Interest of Chairman of Board and President of Bank Land and the Bank in the Mergers" for further information concerning the employment agreement, a covenant not to compete agreement and other matters relating to Mr. Mosko and the Mergers.

     Mr. Mosko, age 50, has served as a director and as an executive officer of the Bank since 1974, most recently, since 1983, as President and Chairman of the Board. He has served as President and Chairman of the board of directors of Bank Land since 1991. Mr. Mosko oversees all lending functions, manages the Bank's investment portfolio and is responsible for the Bank's marketing and business development efforts as well as any matters relating to Bank Land. His experience prior to joining the Bank includes owning and operating a toy distribution business. Mr. Mosko is involved in many community organizations and is currently a board member of the Colorado Banker's Association, the Anti-Defamation League, the Jewish Community Center and Jewish Family Service. Mr. Mosko was honored with the Humanitarian of the Year Award in 1993 by Cinco de Mayo, the Martin Luther King, Jr. Award for Business Social Responsibilities in January 1996, the Crown Service Award for Community Service in 1992 by the Colorado Independent Bankers Association (first such award ever given), the Social Responsibility and Business Ethics Award in 1993 by Colorado Business Magazine and the Minoru Yasui Community Award in 1993, among others.

     Mr. Mosko receives an annual management fee from Bank Land for his services to Bank Land, payable in January of the following year. The amount of such fee for each of the years in the three-year period ended December 31, 1995, was $25,000 (1993), $50,000 (1994) and $50,000 (1995).

     The total compensation paid to Mr. Mosko by the Bank for his services for each of the years in the three-year period ended December 31, 1995, was $136,675
(1993), $466,739 (1994), including $265,750 attributable to the value of the Bank Land Preferred Stock issued to Mr. Mosko during 1994, and $196,687 (1995). The compensation in each instance (other than for 1994) consisted of a salary and a one-month bonus payable under the Bank's employee bonus plan.

                PRINCIPAL SHAREHOLDERS OF BANK LAND AND THE BANK

BANK LAND


     The following table sets forth information, as of May 17, 1996, with respect to the beneficial ownership of Bank Land's Class A Common Stock (only class of voting securities) by (i) each shareholder known by Bank Land to own beneficially more than 5% of the outstanding Class A Common Stock, (ii) each director of Bank Land and (iii) all directors and executive officers of Bank Land as a group. Except as otherwise indicated below each of the persons named in the table has sole voting and investment power with respect to all shares of Class A Common Stock beneficially owned by him/her as set forth opposite his/her name.



                                                                      BENEFICIAL OWNERSHIP(1)(2)
                                                                     -----------------------------
                                                                                       PERCENT OF
                                                                                          TOTAL
                                                                      NUMBER           OUTSTANDING
                         NAME AND ADDRESS                            OF SHARES           SHARES
- -------------------------------------------------------------------  ---------         -----------
Directors and Executive Officers:
Gary A. Mosko
1380 South Federal Boulevard, Denver, CO 80219.....................    73,860(2)(3)        22.1%
James A. Lustig
52 Sedgwick, Englewood, CO 80110...................................    80,794(4)           24.1%
All directors (and the sole executive officer) as a group (2
  persons).........................................................   154,654              46.2%
Other Principal Shareholders:
Elliot & Ruth Handler, as Trustees of the Elliot & Ruth Handler
Living Trust UTD
12/26/74, as amended from time to time
2222 Avenue of the Stars, Apt #2803 Towers East,
  Los Angeles, CA 90067............................................    33,252               9.9%
Nancy Miller
2 Inverness Drive East, #200, Englewood, CO 80112..................    32,905(5)            9.8%
Judy Pepper
2777 South Elmira, #17, Denver, CO 80231...........................    28,707(6)            8.6%
Gail Nelson
5919 West Colgate Avenue
Los Angeles, CA 90036..............................................    29,776(7)            8.9%
Ellen S. Reisner
2908 Wicklow Road, Los Angeles, CA 90064...........................    36,069(8)           10.8%


- ---------------

(1) Beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power.

(2) Does not include the 10,000 shares of Class B nonvoting Common Stock or the 100,000 shares of Bank Land Preferred Stock owned of record and beneficially by Gary A. Mosko.


(3) Includes: (a) 32,000 shares (9.6%) owned by the Joseph Mosko Irrevocable Trust; and (b) 8,085.50 shares where Mr. Mosko has shared voting and investment powers with his sisters, Gail Nelson and Ellen S. Reisner.



(4) Includes: (a) 1,809 shares (0.5%) owned by the Betty I. Lustig Marital Deduction Trust and 38,000 shares (11.4%) owned by The Harold V. Lustig Irrevocable Trust where, in each instance, Mr. Lustig is the sole trustee;
    (b) 16,633 shares where Mr. Lustig has shared voting and investment powers with his wife; (c) 8,085.50 shares where Mr. Lustig has shared voting and investment powers with his sisters, Nancy Miller and Judy Pepper; and (d) 1,700 shares owned beneficially by Mr. Lustig's wife.



(5) Includes: (a) 17,006 shares where Mrs. Miller has shared voting and investment powers with her husband; (b) 8,085.50 shares where Mrs. Miller has shared voting and investment powers with her brother and sister, James
    A. Lustig and Judy Pepper; and (c) 1,700 shares beneficially owned by Mrs. Miller's husband.

(6) Includes: (a) 12,808 shares where Mrs. Pepper has shared voting and investment powers with her husband; (b) 8,085.50 shares where Mrs. Pepper has shared voting and investment powers with her brother and sister, James
    A. Lustig and Nancy Miller; and (c) 1,700 shares owned by Mrs. Pepper's husband.


(7) Includes 8,085.50 shares where Ms. Nelson has shared voting and investment powers with her brother and sister, Gary A. Mosko and Ellen S. Reisner.


(8) Includes: (a) 12,113 shares where Mrs. Reisner has shared voting and investment powers with her husband; and (b) 8,085.50 shares where Mrs. Reisner has shared voting and investment powers with her brother and sister, Gary A. Mosko and Gail Nelson.


THE BANK


     Bank Land owns 138,212 shares or 92.14% of the outstanding Common Stock of the Bank. The remaining 11,788 shares or 7.86% is owned by approximately 30 shareholders. No other shareholder owns more than 5% of the Bank's outstanding Common Stock.


             COMPARATIVE RIGHTS OF BANK LAND AND BANK SHAREHOLDERS

     The current rights of the Bank Land Shareholders and Bank Shareholders are governed by the CBCA, and the articles of incorporation and bylaws of Bank Land and the Bank. Upon consummation of the Mergers, Bank Land and Bank Shareholders will become shareholders of VBC, a Colorado corporation. As shareholders of VBC, their rights will be governed by the CBCA and VBC's articles of incorporation and bylaws. The articles of incorporation and bylaws of Bank Land and the Bank differ from the articles of incorporation of VBC in certain respects. Although it is not practical to compare all such differences, the following is a summary of certain of the more significant differences.

AUTHORIZED CAPITAL STOCK

     BANK LAND. Under the articles of incorporation of Bank Land, the aggregate number of shares of capital stock which Bank Land is authorized to issue is 3,000,000 shares of capital stock, no par value, consisting of 2,000,000 shares of Class A Common Stock, 500,000 shares of Class B Common Stock and 500,000 shares of Preferred Stock.

     The Class B Common Stock has no voting privileges or voting power, except as otherwise required by the CBCA. In all other instances the Class B Common Stock has full rights, privileges, and power as that of Class A Common Stock.

     Except as otherwise required by the CBCA, the voting power of Bank Land is vested exclusively in the Class A Common Stock, and each share of Class A Common Stock is entitled to one vote in person or by written proxy at all meetings of Bank Land shareholders, or on matters in which the shareholders are entitled to vote.

     The Bank Land Preferred Stock is not be entitled to any rights in or to Bank Land, including, but not limited to, voting (except as otherwise required by the CBCA), dividend, liquidation, conversion, or any other preferences and other special rights, except that upon the sale of the Bank Land stock or assets, the holder of the Bank Land Preferred Stock, Gary A. Mosko, shall receive 7.5% of the net proceeds. The terms "net proceeds" means the net amount received in consideration of the sale of Bank Land's stock or assets after payments of commission and expenses of sale.

     THE BANK. Under the articles of incorporation of the Bank the aggregate number of shares of capital stock which the Bank is authorized to issue is 150,000 shares of Common Stock, $10.00 par value per share. All shares of the Bank Common Stock are identical in rights and have one vote per share. The holders of the Bank Common Stock are entitled to such dividends as may be declared from time to time by the board of directors of the Bank for funds available therefor. The Bank Shareholders are entitled to receive pro rata all assets of the Bank remaining after provision for liabilities upon liquidation of the Bank.

     VBC. Under the articles of incorporation of VBC, the aggregate number of shares of capital stock which VBC is authorized to issue is one million shares of preferred stock with a par value of $.10 per share and seven million shares of VBC Common Stock with a $.01 par value per share. Each share of VBC Common Stock is entitled to one vote per share. The preferred stock of VBC may be issued in one or more series as may be determined from time to time by the board of directors. In establishing a series of preferred stock, the board of directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series and the preferences, rights, and restrictions thereof. All series of preferred stock will be alike except that there may be variations as to the following: (i) the rate of distribution; (ii) the price at and the terms and conditions upon which shares shall be redeemed; (iii) the amount payable upon shares for distributions of any kind; (iv) sinking fund provisions for the redemption of shares; (v) the terms and conditions upon which shares may be converted if the shares of any series are issued with the privilege of conversion; and (vi) voting rights except as limited by law. See "Description of VBC 1996 Series A Preferred Stock" with regards to the terms of one stock to be issued to Bank Land Shareholders and Bank Shareholders at the Effective Time of the Mergers and "Description of Other VBC Capital Stock" for the terms of VBC's other outstanding preferred stock.

VOTING REQUIREMENTS; CUMULATIVE VOTING; PREEMPTIVE RIGHTS; AND LIMITATION ON DIRECTOR LIABILITY

     The articles of incorporation of Bank Land and the Bank require the affirmative vote of two-thirds of the outstanding shares in connection with extraordinary transactions such as the Mergers and amendments to articles of incorporation. The articles of incorporation of VBC require only a majority vote for such actions.

     The articles of incorporation of Bank Land, the Bank and VBC deny cumulative voting in connection with the election of directors.

     Preemptive rights are denied by the Articles of Incorporation of Bank Land, the Bank and VBC.

     The articles of incorporation of the Bank and VBC provide that personal liability of its directors to VBC or to shareholders for monetary damages for breach of fiduciary duty as directors is limited to the fullest extent provided by Colorado law. The articles of incorporation of Bank Land do not contain such a provision. Under the CBCA, directors are entitled to the foregoing exculpatory treatment only if the articles of incorporation so provide. The articles of incorporation of the Bank and VBC eliminate personal liability of a director to the respective entities and its shareholders for monetary damage for such person's conduct as a director provided that such provision is not limited with respect to liability: (i) for a breach of a director's duty of loyalty; (ii) for acts or omissions not in good faith or involving intention misconduct or a knowing violation of law; (iii) for unlawful payments of dividends and certain stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. These provisions have the effect of protecting directors of the Bank and VBC against personal monetary liability from breaches of their duty of care, while the articles of incorporation of Bank Land do not contain such provisions.

                     DEADLINE FOR VBC SHAREHOLDER PROPOSALS

     Any VBC shareholder who wishes to present a proposal for action at the 1997 Annual Meeting of the VBC shareholders must submit his or her proposal in writing by Certified Mail -- Return Receipt Requested, to VBC Banking Corporation, 1650 South Colorado Boulevard, Suite 320, Denver, Colorado 80222, no later than January 15, 1997.

                                 LEGAL MATTERS

     The validity of the 1996 Series A Preferred Stock offered hereby will be passed upon for VBC by Jones & Keller, P.C., Denver, Colorado. Freeborn & Peters, Denver, Colorado, will be rendering a tax opinion to VBC, Vectra, Bank Land and the Bank and with regard to certain tax consequences of the Mergers. Baker & Hostetler, Denver, Colorado, is acting as counsel for Bank Land and the Bank in connection with certain legal matters relating to the Merger Agreement.

                                    EXPERTS

     The consolidated financial statements of VBC as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to changes in the methods of accounting for impairment of loans in 1995, for goodwill in 1994, and for income taxes and certain investments in debt and equity securities in 1993.

     The consolidated financial statements of Bank Land as of December 31, 1995 and 1994 and for each of the two years in the period ended December 31, 1995 included in this Prospectus/Joint Proxy Statement have been audited by Fortner, Bayens, Levkulich and Co., independent auditors, as stated in their report appearing elsewhere herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-2
Consolidated Balance Sheets -- March 31, 1996 (unaudited) and December 31, 1995 and
  1994................................................................................  F-3
Consolidated Statements of Operations -- Three Months Ended March 31, 1996 and 1995
  (unaudited) and Years Ended December 31, 1995, 1994 and 1993........................  F-4
Consolidated Statements of Shareholders' Equity -- Three Months Ended March 31, 1996
  (unaudited) and Years Ended December 31, 1995, 1994 and 1993........................  F-5
Consolidated Condensed Statements of Cash Flows -- Three Months Ended March 31, 1996
  and 1995 (unaudited)................................................................  F-6
Consolidated Statements of Cash Flows -- Years Ended December 31, 1995, 1994 and
  1993................................................................................  F-7
Notes to Consolidated Financial Statements............................................  F-8

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Vectra Banking Corporation:

     We have audited the accompanying consolidated balance sheets of Vectra Banking Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vectra Banking Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statements of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, and No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures, as of January 1, 1995. In addition, as also discussed in Notes 1 and 12 to the consolidated financial statements, the Company adopted the provisions of Statements of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, as of December 31, 1993, and No. 109, Accounting for Income Taxes, as of January 1, 1993.

     As discussed in Note 1 to the consolidated financial statements, a 1995 business combination accounted for as a pooling of interests included a company which changed its method of accounting for goodwill during 1994 as a result of the adoption of the provisions of Statement of Financial Accounting Standards No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 2, 1996

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                     ASSETS



                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1995        1994
                                                               MARCH 31,     --------    --------
                                                                 1996
                                                              -----------
                                                              (UNAUDITED)
Cash and due from banks (note 3)............................   $  17,235     $ 17,320    $ 17,249
Securities available for sale, at market value (notes 4, 5,
  8 and 9)..................................................     175,686      170,384     209,517
Securities held to maturity, at cost (market value of $535,
  $819 and $24,902 at March 31, 1996 and December 31, 1995
  and 1994, respectively) (notes 1, 4 and 8)................         535          814      25,569
Investment in Federal Home Loan Bank stock (note 8).........       3,873        5,173       8,843
Federal funds sold..........................................          --        2,000         810
Loans (notes 6, 8 and 9)....................................     206,393      206,664     181,765
  Less allowance for loan losses............................      (2,596)      (2,493)     (1,999)
                                                                --------     --------    --------
          Net loans.........................................     203,797      204,171     179,766
Accrued interest receivable.................................       2,252        2,127       2,740
Real estate acquired by foreclosure, net....................         942          919       1,265
Premises and equipment, net (notes 7 and 10)................      10,439       10,575      10,340
Deferred income taxes, net (note 12)........................       2,505        2,422       5,161
Other assets................................................       2,132        1,901       1,054
                                                                --------     --------    --------
          Total assets......................................   $ 419,396     $417,806    $462,314
                                                                ========     ========    ========
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Demand....................................................   $  81,994     $ 80,058    $ 84,695
  NOW and money market......................................      64,301       63,704      59,636
  Savings...................................................     106,664       99,254      89,188
  Time deposits under $100,000..............................      47,644       49,511      25,766
  Time deposits of $100,000 and over........................      13,948       14,558       8,899
                                                                --------     --------    --------
          Total deposits....................................     314,551      307,085     268,184
                                                                --------     --------    --------
Advances from the Federal Home Loan Bank and federal funds
  purchased (note 8)........................................      65,500       70,345     162,190
Securities and loans sold under agreements to repurchase
  (note 9)..................................................       5,403        7,429       5,888
Notes payable (note 10).....................................       1,046        1,051       1,109
Accounts payable and other liabilities......................       1,926        1,711       1,350
                                                                --------     --------    --------
          Total liabilities.................................     388,426      387,621     438,721
                                                                --------     --------    --------
Shareholders' equity (notes 2 and 11):
  Preferred stock, $.10 par value: 1,000,000 shares
     authorized; 805,000 shares of Series A cumulative
     preferred issued and outstanding (liquidation
     preference of $8,050)..................................       8,050        8,050       8,050
  Common stock, $.01 par value: 7,000,000 shares authorized;
     3,195,279 shares issued and outstanding................          32           32          32
  Capital in excess of par value............................      25,578       25,572      25,546
  Retained earnings (deficit)...............................         974          170      (2,368)
  Unrealized loss on securities available for sale, net of
     income tax effect of $2,208, $2,194 and $4,619 at March
     31, 1996 and December 31, 1995 and 1994,
     respectively...........................................      (3,664)      (3,639)     (7,667)
                                                                --------     --------    --------
          Total shareholders' equity........................      30,970       30,185      23,593
                                                                --------     --------    --------
Commitments and contingencies (notes 2, 5 and 14)
          Total liabilities and shareholders' equity........   $ 419,396     $417,806    $462,314
                                                                ========     ========    ========


          See accompanying notes to consolidated financial statements.

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                                  THREE MONTHS ENDED
                                                                       MARCH 31,                   YEAR ENDED DECEMBER 31,
                                                                -----------------------     -------------------------------------
                                                                  1996          1995          1995          1994          1993
                                                                ---------     ---------     ---------     ---------     ---------
                                                                      (UNAUDITED)
Interest income:
  Interest and fees on loans..................................  $   5,306     $   4,711     $  20,133     $  16,042     $  13,093
  Interest on investments.....................................      2,572         3,983        14,007        12,403         5,504
  Interest on federal funds sold..............................          9            19           113            98           103
                                                                ---------     ---------     ---------     ---------     ---------
        Total interest income.................................      7,887         8,713        34,253        28,543        18,700
                                                                ---------     ---------     ---------     ---------     ---------
Interest expense:
  Interest on deposits:
    NOW, money market and savings accounts....................      1,521         1,239         5,567         4,532         3,564
    Time deposits under $100,000..............................        681           327         2,305           695           757
    Time deposits of $100,000 and over........................        201           104           638           289           388
  Advances from the Federal Home Loan Bank....................        920         2,422         7,483         5,420           952
  Securities and loans sold under agreements to repurchase....         71            43           240           116            60
  Notes payable...............................................         24            26            97           120           191
                                                                ---------     ---------     ---------     ---------     ---------
        Total interest expense................................      3,418         4,161        16,330        11,172         5,912
                                                                ---------     ---------     ---------     ---------     ---------
        Net interest income...................................      4,469         4,552        17,923        17,371        12,788
Provision for loan losses (note 6)............................        179           200           795           794           283
                                                                ---------     ---------     ---------     ---------     ---------
        Net interest income after provision for loan losses...      4,290         4,352        17,128        16,577        12,505
                                                                ---------     ---------     ---------     ---------     ---------
Other income:
  Service fees on deposit accounts............................        706           633         2,615         2,690         2,859
  Net gain on sales of loans..................................        390            79         1,004           582           750
  Net gain (loss) on sale of securities.......................         --            (9)          (20)            6           262
  Other.......................................................         47            25           221           229           130
                                                                ---------     ---------     ---------     ---------     ---------
        Total other income....................................      1,143           728         3,820         3,507         4,001
                                                                ---------     ---------     ---------     ---------     ---------
Other expenses:
  Salaries and employee benefits..............................      2,267         1,988         8,444         7,769         7,018
  Occupancy, net..............................................        633           539         2,349         2,220         2,122
  Marketing and promotion.....................................        271           248         1,205           852           789
  Professional services.......................................        114           154           747           569           487
  Printing, supplies and postage..............................        164           171           656           601           504
  Credit quality including write downs of real estate acquired
    by foreclosure............................................        154           146           533           494           741
  Data processing.............................................        115           125           492           488           434
  FDIC and state bank assessments.............................         13           143           383           665           599
  Telephone...................................................        101            73           326           271           219
  Amortization of intangible assets...........................         14            --            29           348           550
  Other.......................................................        188           165           707           775         1,289
                                                                ---------     ---------     ---------     ---------     ---------
        Total other expenses..................................      4,034         3,752        15,871        15,052        14,752
                                                                ---------     ---------     ---------     ---------     ---------
        Earnings before income taxes and cumulative effects of
          changes in accounting...............................      1,399         1,328         5,077         5,032         1,754
Income tax expense (note 12)..................................        410           463         1,774           820           617
                                                                ---------     ---------     ---------     ---------     ---------
        Earnings before cumulative effects of changes in
          accounting..........................................        989           865         3,303         4,212         1,137
Cumulative effect of change in accounting for goodwill (note
  1)..........................................................         --            --            --        (1,537)           --
Cumulative effect of change in accounting for income taxes
  (note 12)...................................................         --            --            --            --         1,273
                                                                ---------     ---------     ---------     ---------     ---------
        Net earnings..........................................        989           865         3,303         2,675         2,410
Preferred stock dividends.....................................        185           185           765           579             6
                                                                ---------     ---------     ---------     ---------     ---------
        Net earnings available to common shareholders.........  $     804     $     680     $   2,538     $   2,096     $   2,404
                                                                =========     =========     =========     =========     =========
Earnings per share:
  Earnings before cumulative effects of changes in
    accounting................................................  $     .25     $     .21     $     .79     $    1.20     $     .45
  Cumulative effects of changes in accounting.................         --            --            --     $    (.51)    $     .50
                                                                ---------     ---------     ---------     ---------     ---------
    Primary earnings per common share.........................  $     .25     $     .21     $     .79     $     .69     $     .95
                                                                =========     =========     =========     =========     =========
    Fully diluted earnings per common share...................  $     .25     $     .21     $     .78     $     .69     $     .95
                                                                =========     =========     =========     =========     =========
Weighted average number of common shares outstanding..........  3,195,279     3,195,279     3,195,279     3,023,385     2,538,469
                                                                =========     =========     =========     =========     =========


          See accompanying notes to consolidated financial statements.

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

               THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED) AND

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                      PREFERRED STOCK
            -----------------------------------                                                 UNREALIZED
                                                                                                  LOSS ON                  TOTAL
                  1989             SERIES A          COMMON STOCK      CAPITAL IN   RETAINED    SECURITIES                SHARE-
            ----------------   ----------------   ------------------   EXCESS OF    EARNINGS     AVAILABLE     TREASURY   HOLDERS'
            SHARES    AMOUNT   SHARES    AMOUNT    SHARES     AMOUNT   PAR VALUE    (DEFICIT)  FOR SALE, NET    STOCK     EQUITY
            -------   ------   -------   ------   ---------   ------   ----------   --------   -------------   --------   -------
BALANCES
  AT
  JANUARY
  1,
  1993....   26,465   $ 477         --   $  --    2,538,479    $ 25     $ 21,472    $(6,868 )     $    --        $(49)    $15,057
Amortization
  of
  restricted
  stock
 grants...       --      --         --      --           --      --           26         --            --          --          26
Dividends
  on
 preferred
  stock...       --      --         --      --           --      --           --         (6 )          --          --          (6)
Purchase
  of
  treasury
  stock...       --      --         --      --           --      --           --         --            --         (14)        (14)
Sale of
  treasury
  stock...       --      --         --      --           --      --           10         --            --          46          56
Unrealized
  loss on
securities
 available
  for
  sale,
  net of
  income
  tax
 effect...       --      --         --      --           --      --           --         --          (176)         --        (176)
Net
earnings...      --      --         --      --           --      --           --      2,410            --          --       2,410
            -------   -----    -------   ------   ---------     ---      -------    -------       -------        ----     -------
BALANCES
  AT
  DECEMBER
  31,
  1993....   26,465     477         --      --    2,538,479      25       21,508     (4,464 )        (176)        (17)     17,353
Redemption
  and
  cancellation
  of
 preferred
  stock
  for cash
  (note
  11).....  (25,080)   (477 )       --      --           --      --           --         --            --          --        (477)
Common
  stock
  issued
  for cash
  in
  initial
  public
 offering,
  net of
  offering
  costs
  (note
  11).....       --      --         --      --      923,770       9        6,412         --            --          --       6,421
Preferred
  stock
  issued
  for cash
  in
  initial
  public
 offering,
  net of
  offering
  costs
  (note
  11).....       --      --    805,000   8,050           --      --           --         --            --          --       8,050
Redemption
  and
  cancellation
  of
  common
  stock
  for cash
  (note
  11).....       --      --         --      --     (270,000)     (2)      (2,401)        --            --          --      (2,403)
Exercise
  of
  common
  stock
options...       --      --         --      --        3,030      --           20         --            --          --          20
Amortization
  of
  restricted
  stock
 grants...       --      --         --      --           --      --           25         --            --          --          25
Dividends
  on
 preferred
  stock...       --      --         --      --           --      --           --       (579 )          --          (1)       (580)
Cancellation
  of
  treasury
  stock...   (1,385)     --         --      --           --      --          (18)        --            --          18          --
Change in
unrealized
  loss on
securities
 available
  for
  sale,
  net of
  income
  tax
 effect...       --      --         --      --           --      --           --         --        (7,491)         --      (7,491)
Net
earnings...      --      --         --      --           --      --           --      2,675            --          --       2,675
            -------   -----    -------   ------   ---------     ---      -------    -------       -------        ----     -------
BALANCES
  AT
  DECEMBER
  31,
  1994....       --      --    805,000   8,050    3,195,279      32       25,546     (2,368 )      (7,667)         --      23,593
Amortization
  of
  restricted
  stock
 grants...       --      --         --      --           --      --           26         --            --          --          26
Dividends
  on
 preferred
  stock...       --      --         --      --           --      --           --       (765 )          --          --        (765)
Change in
unrealized
  loss on
securities
 available
  for
  sale,
  net of
  income
  tax
 effect...       --      --         --      --           --      --           --         --         4,028          --       4,028
Net
earnings...      --      --         --      --           --      --           --      3,303            --          --       3,303
            -------   -----    -------   ------   ---------     ---      -------    -------       -------        ----     -------
BALANCES
  AT
  DECEMBER
  31,
  1995....       --      --    805,000   8,050    3,195,279      32       25,572        170        (3,639)         --      30,185
Amortization
  of
  restricted
  stock
 grants...       --      --         --      --           --      --            6         --            --          --           6
Dividends
  on
 preferred
  stock...       --      --         --      --           --      --           --       (185 )          --          --        (185)
Change in
unrealized
  loss on
securities
 available
  for
  sale,
  net of
  income
  tax
 effect...       --      --         --      --           --      --           --         --           (25)         --         (25)
Net
earnings...      --      --         --      --           --      --           --        989            --          --         989
            -------   -----    -------   ------   ---------     ---      -------    -------       -------        ----     -------
BALANCES
  AT MARCH
  31,
  1996....       --   $  --    805,000   $8,050   3,195,279    $ 32     $ 25,578    $   974       $(3,664)       $ --     $30,970
            =======   =====    =======   ======   =========     ===      =======    =======       =======        ====     =======


          See accompanying notes to consolidated financial statements.

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES


                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS


                                 (IN THOUSANDS)



                                                                          THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                        ----------------------
                                                                          1996          1995
                                                                        --------       -------
                                                                             (UNAUDITED)
Net cash provided by operating activities.............................  $  1,200       $ 1,745
                                                                        --------       --------
Cash flows from investing activities:
  Net decrease in loans...............................................       172         1,417
  Purchase of securities available for sale...........................   (12,082)       (1,989)
  Purchase of securities held to maturity.............................        --        (1,462)
  Proceeds from sales of securities available for sale................     4,640         1,010
  Proceeds from maturities of securities available for sale...........     2,133         2,020
  Proceeds from maturities of securities held to maturity.............       285         1,925
  Net decrease (increase) in federal funds sold.......................     2,000          (830)
  Other...............................................................     1,162            23
                                                                        --------       --------
          Net cash provided (used) by investing activities............    (1,690)        2,114
                                                                        --------       --------
Cash flows from financing activities:
  Net increase (decrease) in deposits.................................     7,466        (6,131)
  Net increase (decrease) in FHLB advances and federal funds
     purchased........................................................    (4,845)        1,610
  Repayment of notes payable..........................................        (5)           (7)
  Preferred stock dividend............................................      (185)         (185)
  Net decrease in securities and loans sold under agreements to
     repurchase.......................................................    (2,206)       (1,568)
                                                                        --------       --------
          Net cash provided (used) by financing activities............       405        (6,281)
                                                                        --------       --------
Net decrease in cash and due from banks...............................       (85)       (2,422)
Cash and due from banks at beginning of period........................    17,320        17,249
                                                                        --------       --------
Cash and due from banks at end of period..............................  $ 17,235       $14,827
                                                                        ========       ========



          See accompanying notes to consolidated financial statements.

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                                          YEAR ENDED DECEMBER 31,
                                                                                     ---------------------------------
                                                                                       1995        1994        1993
                                                                                     ---------   ---------   ---------
Cash flows from operating activities:
  Interest received................................................................  $  34,898   $  27,311   $  20,362
  Interest paid....................................................................    (16,088)    (11,109)     (5,941)
  Fees and other income received...................................................      2,836       2,899       2,240
  Proceeds from sale of loans held for sale........................................     21,562      20,503      25,699
  Originations of loans held for sale..............................................    (21,769)    (19,805)    (25,958)
  Payments to employees and suppliers..............................................    (15,380)    (13,967)    (13,188)
  Income taxes paid................................................................     (1,710)       (242)       (136)
                                                                                     ---------   ---------   ---------
        Net cash provided by operating activities..................................      4,349       5,590       3,078
                                                                                     ---------   ---------   ---------
Cash flows from investing activities:
  Net loan originations and collections............................................    (24,310)    (40,353)    (14,422)
  Decrease (increase) in federal funds sold........................................     (1,190)      2,620        (175)
  Proceeds from sale of real estate acquired by foreclosure........................        749         246         307
  Additions to real estate acquired by foreclosure.................................        (47)         --          --
  Purchase of premises and equipment...............................................       (977)       (577)       (621)
  Purchase of securities available for sale........................................     (6,007)   (164,775)         --
  Purchase of securities held to maturity..........................................     (3,675)    (10,820)   (129,316)
  Purchase of Federal Home Loan Bank stock.........................................       (258)     (4,757)       (781)
  Proceeds from sale of Federal Home Loan Bank stock...............................      3,928          --          --
  Proceeds from maturities of securities available for sale........................      6,666      15,857          --
  Proceeds from maturities of securities held to maturity..........................      6,033       4,319      67,816
  Proceeds from sale of securities available for sale..............................     65,425      20,560      41,746
  Proceeds from cash surrender value of life insurance policies....................      1,838          --          --
  Other............................................................................       (227)         31          52
                                                                                     ---------   ---------   ---------
        Net cash provided (used) by investing activities...........................     47,948    (177,649)    (35,394)
                                                                                     ---------   ---------   ---------
Cash flows from financing activities:
  Net increase in deposits.........................................................     38,901      18,073      45,014
  FHLB advances having maturities greater than three months........................     90,000      85,000      13,000
  Repayment of FHLB advances having maturities greater than three months...........   (117,000)    (13,000)    (23,350)
  Net increase (decrease) in other FHLB advances...................................    (64,845)     70,690      (4,800)
  Net increase (decrease) in securities and loans sold under agreement to
    repurchase.....................................................................      1,541       2,835      (1,270)
  Repayment of notes payable.......................................................        (58)       (968)       (275)
  Proceeds from issuance of common and preferred stock, net........................         --      14,491          --
  Common and preferred stock redemption............................................         --      (2,880)         --
  Net treasury stock transactions..................................................         --          (1)         42
  Preferred stock dividends........................................................       (765)       (579)         (6)
                                                                                     ---------   ---------   ---------
        Net cash provided (used) by financing activities...........................    (52,226)    173,661      28,355
                                                                                     ---------   ---------   ---------
        Net increase (decrease) in cash and due from banks.........................         71       1,602      (3,961)
Cash and due from banks at beginning of year.......................................     17,249      15,647      19,608
                                                                                     ---------   ---------   ---------
Cash and due from banks at end of year.............................................  $  17,320   $  17,249   $  15,647
                                                                                     =========   =========   =========
Reconciliation of net earnings to net cash provided by operating activities:
  Net earnings.....................................................................  $   3,303   $   2,675   $   2,410
  Cumulative effect of change in accounting for income taxes.......................         --          --      (1,273)
  Cumulative effect of change in accounting for goodwill...........................         --       1,537          --
  Provision for loan losses........................................................        795         794         283
  Net amortization of premiums and discounts on securities and loans...............         33          20         857
  Depreciation and amortization of premises and equipment..........................        923         892         784
  Amortization of intangible assets................................................         29         348         550
  Deferred income tax expense......................................................        314         501         461
  Decrease (increase) in accrued interest receivable...............................        613      (1,276)         55
  Decrease (increase) in loans held for sale.......................................     (1,211)        116      (1,009)
  Net change in other assets, accounts payable and other liabilities...............       (486)         37          27
  Gain on sale of securities available for sale....................................       (467)        (44)       (305)
  Loss on sale of securities available for sale....................................        487          38          43
  Other............................................................................         16         (48)        195
                                                                                     ---------   ---------   ---------
        Net cash provided by operating activities..................................  $   4,349   $   5,590   $   3,078
                                                                                     =========   =========   =========
Supplemental schedule of noncash investing and financing activities and other information:
  Premises acquired in exchange for note payable and other liabilities.............  $     262   $      --   $     167
                                                                                     =========   =========   =========
  Real estate acquired by foreclosure..............................................  $     321   $     711   $     112
                                                                                     =========   =========   =========
  Loans to facilitate the sale of real estate acquired by foreclosure..............  $      --   $      --   $     206
                                                                                     =========   =========   =========

          See accompanying notes to consolidated financial statements.

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993

                 (INFORMATION AS OF MARCH 31, 1996 AND FOR THE


            THREE MONTHS ENDED MARCH 31, 1996 AND 1995 IS UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Summarized below are the significant accounting policies followed by Vectra Banking Corporation and subsidiaries (Vectra or the Company) in the determination of financial position, results of operations or cash flows.

  Organization and Basis of Financial Statement Presentation

     Vectra was organized March 23, 1988 under the laws of the State of Colorado and has been engaged in the management and operation of financial institutions located in the Denver/Boulder market area. The Company offers a full range of loan and deposit products to local consumers and commercial businesses.

     The consolidated financial statements include the accounts of Vectra and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


  Unaudited Interim Consolidated Financial Statements



     The consolidated balance sheet as of March 31, 1996 and the consolidated statements of operations and condensed cash flows for the three months ended March 31, 1996 and 1995, and the consolidated statement of shareholders' equity for the three months ended March 31, 1996 are unaudited. In the opinion of management, all adjustments necessary for the fair presentation of the financial position, results of operations and cash flows as of March 31, 1996 and for the three months ended March 31, 1996 and 1995, consisting only of normal recurring adjustments, have been included. The results of operations for the three months ended March 31, 1996 and 1995 are not necessarily indicative of the results which may be expected for the entire year.


  Regulatory Environment


     Vectra is subject to regulations of certain state and federal agencies, including periodic examinations by those regulatory agencies. The Company is also subject to minimum regulatory capital requirements. At March 31, 1996 and December 31, 1995, Vectra's capital levels exceed minimum capital requirements, as do the capital levels of its subsidiary banks.


  Securities

     The Company accounts for securities in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115). SFAS 115 addresses the accounting and reporting for all investments in debt securities. Under SFAS 115, investments are classified into three categories and accounted for as follows:

          HELD-TO-MATURITY -- This category includes debt securities that the Company has the positive intent and ability to hold to maturity. All securities in this category are recorded at amortized historical cost.

          TRADING SECURITIES -- These securities are purchased and sold for the purpose of generating profits on short-term differences in market prices and are recorded at fair value, with any unrealized gains and losses being reflected in earnings.

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

          AVAILABLE-FOR-SALE -- These securities do not meet the classification criteria for Held-to-Maturity or Trading Securities and are recorded at fair value with any unrealized gains and losses, net of income tax effect, being reflected as a separate component of shareholders equity.

     SFAS 115 does not affect the accounting for amortization of premiums and accretion of discounts.

     Effective December 31, 1993, Vectra adopted the provisions of SFAS 115. The effect of this change in accounting was to record an unrealized loss of $212,000, net of income tax effect, as of December 31, 1993 as a reduction of shareholders equity.


     As of March 31, 1996 and December 31, 1995, substantially all securities are classified as available for sale, except for approximately $535,000 and $814,000, respectively, of private placement bonds and asset-backed receivable investments which are classified as held-to-maturity.


     Securities held to maturity are recorded at cost and are adjusted for amortization of premiums and accretion of discounts. Amortization and accretion are computed using the estimated effective interest method. Gains or losses on sales of securities are recognized upon disposal. The adjusted cost of specific securities sold is used to compute realized gains or losses.

     Securities available for sale are recorded at fair value based upon quotes from brokers who actively participate in the relevant securities markets and areas or from other pricing services.

     In connection with the pooling of interests with First Denver Corporation
(FDC) (see note 2), Vectra transferred all securities classified by FDC as held to maturity to available for sale in 1995, consistent with Vectra's existing policies. The amortized cost and unrealized gain on these securities at the date of the acquisition totaled approximately $22,258,000 and $210,000, respectively.

     A substantial portion of Vectra's securities are collateralized mortgage obligations and mortgage-backed securities (MBS). These investments are usually purchased at a premium or discount to their stated or par value. The yield on these investments is impacted by changes in the prepayments of the mortgages underlying the securities. When prepayments accelerate, premiums and discounts must be amortized against interest income at an accelerated rate thereby changing the yield on the securities. A substantial portion of Vectra's securities are guaranteed as to the payment of principal and interest (but not premiums) by U.S. government sponsored entities.

  Loans and Interest Income

     Interest on loans is accrued daily on the principal balance outstanding. Unearned income, net of direct origination costs on loans, is recognized in interest income over the terms of the loans using a method that approximates the effective interest method. Loans on which payments are overdue 90 days or more are placed on nonaccrual status, unless both interest and principal are adequately secured or the loans are in the process of normal collection or renewal.

     Loans held for sale are recorded at the lower of cost or market value. Gains or losses on sales of loans are recognized upon disposal based on the carrying amount or allocated basis of the specific loans sold.

  Impairment of Loans and Allowance for Loan Losses

     Vectra's lending personnel are responsible for the continuous monitoring of the quality of its loan portfolio. The loan portfolios are also monitored monthly and examined by the Company's loan review personnel. These reviews assist in the identification of potential and probable losses, and in the determination of the level of the allowance for loan losses. The allowance for loan losses is based primarily on management's estimates of possible loan losses from these procedures and historical experience. These estimates involve

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES judgments and a certain level of subjectivity and may be adjusted in the future depending on economic conditions.

     The Company adopted Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures, (collectively referred to as SFAS 114) effective January 1, 1995. SFAS 114 requires that certain impaired loans be measured based on the present value of expected cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

     The Company had previously measured the allowance for loan losses using methods similar to those prescribed in SFAS 114. Accordingly, the adoption of SFAS 114 did not result in any additional allowance for loan losses as of January 1, 1995.


     As of March 31, 1996 and December 31, 1995, the Company's recorded investment in impaired loans was approximately $1,167,000 and $1,314,000, respectively, and the related valuation allowance calculated under SFAS 114 totaled approximately $263,000 and $241,000, respectively. This valuation allowance is included in the allowance for loan losses in the accompanying consolidated balance sheet. The average recorded investment in impaired loans for the three months ended March 31, 1996 and year ended December 31, 1995 was $1,241,000 and $949,000, respectively.


     State and federal regulatory agencies, as an integral part of their examination process, periodically review Vectra's loans and allowance for loan losses. Such agencies may require the Company to record additional provisions for losses based upon their evaluation of information available at the time of their examinations.

  Real Estate and Other Assets Acquired by Foreclosure Including In-Substance Foreclosures

     Real estate and other assets acquired in satisfaction of indebtedness and loans accounted for as in-substance foreclosures are recorded at the lower of estimated fair value or the loan amount. Fair value is determined primarily based on independent appraisals. Loan losses arising in connection with the acquisition of such property are charged against the allowance for loan losses. Subsequent declines in value are charged to operating expense.


     Costs incurred in connection with improvements to the properties are capitalized until such costs result in an amount equal to fair value. In accordance with SFAS 114, a loan is classified as an in-substance foreclosure only when the Company has taken possession of the collateral regardless of whether formal repossession has taken place. At March 31, 1996 and December 31, 1995 and 1994 loans accounted for as in-substance foreclosures were not significant.


     Expenses of holding foreclosed property, including operating and selling expenses, net of rental income, are generally charged against operations as incurred. Gains and losses on disposition of these properties are recognized in the year in which the sales occur.

  Premises and Equipment

     Land, buildings, leasehold improvements, and furniture and equipment are recorded at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, or the lease term for leasehold improvements. Lives generally range from 3 to 7 years for furniture and equipment and 25 to 30 years for buildings and improvements.

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

  Goodwill and Change in Accounting

     In connection with the acquisition of First National Bank of Denver by First Denver Corporation (FDC) (see note 2) in October 1981, goodwill in the amount of $2,196,000 was recorded by FDC. The goodwill was primarily the result of the fair value of liabilities assumed exceeding the fair value of identifiable assets acquired, and was originally being amortized using the straight-line method over 40 years. During 1994, FDC changed its method of accounting for goodwill through the adoption of the provisions of Statement of Financial Accounting Standards No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions (SFAS 72), as provided by Emerging Issues Task Force Issue No. 89-19, Accounting for a Change in Goodwill Amortization for Business Combinations Initiated Prior to the Effective Date of FASB Statement No. 72. SFAS 72 requires that goodwill resulting from the fair value of liabilities assumed exceeding the fair value of identifiable assets acquired be amortized to expense by the interest method over a period no longer than the discount on the long-term interest-bearing assets acquired. Accordingly, under SFAS 72, the aforementioned goodwill would be completely amortized prior to January 1, 1994.

     The cumulative effect of this change in accounting, which was applied as of January 1, 1994, was a decrease in net earnings of $1,537,000. The cumulative effect of the change in accounting was not tax-effected, as the amortization of the goodwill was not deductible for tax purposes. The effect of the change in 1994 was not significant and proforma net earnings for 1994 and 1993, assuming the change in accounting was applied retroactively, are not significantly different from Vectra's historical net earnings.

  Income Taxes

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109), which prescribes the use of the asset and liability method of accounting for deferred income taxes.

  Shareholders' Equity and Earnings Per Common Share

     Earnings per common share is computed by dividing net earnings available to common shareholders by the weighted average number of common shares and common stock equivalents outstanding during the period, adjusted for the shares issued in connection with the business combination discussed in note 2. Weighted average common shares outstanding reflect the conversion of all Class B shares of common stock into common stock, as described in note 11. All common share amounts have been restated, for all periods presented, to reflect the conversion of the Class B shares to common stock.

  Reclassifications

     Certain 1993 and 1994 amounts have been reclassified to conform to the 1995 presentation.

(2) BUSINESS COMBINATIONS

     Effective November 13, 1995, Vectra acquired all of the outstanding common stock of First Denver Corporation (FDC) in exchange for 508,899 shares of Vectra common stock. The combination has been accounted for as a pooling of interests and, accordingly, the accompanying consolidated financial statements have been restated to reflect the combined financial condition, results of operations and cash flows of Vectra and FDC as of and for all periods presented. In addition, shares issued in connection with the combination have been included as issued and outstanding in 1995, 1994 and 1993.

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

     Results of operations information for Vectra and FDC for the years ended December 31, 1994 and 1993 and the nine months ended September 30, 1995 are as follows:

                                                          NINE MONTHS      YEAR ENDED DECEMBER
                                                             ENDED                 31
                                                         SEPTEMBER 30,     -------------------
                                                             1995           1994        1993
                                                         -------------     -------     -------
                                                          (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT PER SHARE
                                                                       AMOUNTS)
    Net interest income:
      Vectra...........................................     $11,797        $15,322     $10,791
      FDC..............................................       1,632          2,049       1,997
                                                         -------------     -------     -------
                                                            $13,429        $17,371     $12,788
                                                         ==========        =======     =======
    Provision (credit) for loan losses:
      Vectra...........................................     $   766        $   915     $   653
      FDC..............................................        (108)          (121)       (370)
                                                         -------------     -------     -------
                                                            $   658        $   794     $   283
                                                         ==========        =======     =======
    Cumulative effects of changes in accounting:
      Vectra...........................................     $    --        $    --     $ 1,356
      FDC..............................................          --         (1,537)        (83)
                                                         -------------     -------     -------
                                                            $    --        $(1,537)    $ 1,273
                                                         ==========        =======     =======
    Net earnings (loss):
      Vectra...........................................     $ 2,135        $ 3,851     $ 1,970
      FDC..............................................         224         (1,176)        440
                                                         -------------     -------     -------
                                                            $ 2,359        $ 2,675     $ 2,410
                                                         ==========        =======     =======
    Primary earnings (loss) per share:
      Vectra...........................................     $   .50        $  1.08     $   .78
      FDC..............................................         .07           (.39)        .17
                                                         -------------     -------     -------
                                                            $   .57        $   .69     $   .95
                                                         ==========        =======     =======

     During 1995, the Company acquired the net assets of MacWest Mortgage, a mortgage origination operation, for total cash consideration of approximately $300,000. The acquisition was accounted for using the purchase method of accounting.

     The Company has entered into an agreement to acquire the outstanding common stock of Bank Land Co., parent company of Southwest State Bank, for cash and stock consideration of approximately $22 million. The acquisition, which will be accounted for using the purchase method of accounting, is subject to Bank Land Co. and Southwest State Bank shareholder and regulatory approval and is expected to be completed in 1996.

(3) CASH AND DUE FROM BANKS


     The Federal Reserve Board requires banks to maintain reserve balances composed of cash on hand and balances maintained at the Federal Reserve Bank. These reserve balances are based primarily on deposit levels and totaled approximately $3,515,000, and $3,345,000 and $2,232,000 at March 31, 1996 and
December 31, 1995 and 1994, respectively.

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

(4) SECURITIES


     Securities classified as available for sale at March 31, 1996, including unrealized gains and losses, are summarized as follows:



                                                 AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                   COST         GAINS         LOSSES       VALUE
                                                 ---------    ----------    ----------    --------
                                                                  (IN THOUSANDS)
    U.S. Treasuries............................  $   5,020       $ --        $    (18)    $  5,002
    U.S. Government sponsored entities (note
      5).......................................     12,842          1            (759)      12,084
      Collateralized mortgage obligations......    143,652         39          (5,267)     138,424
    Mortgage-backed securities.................     16,177        118             (28)      16,267
    SBA loan pools.............................      3,043         42              --        3,085
    Other......................................        824         --              --          824
                                                  --------       ----         -------     --------
                                                 $ 181,558       $200        $ (6,072)    $175,686
                                                  ========       ====         =======     ========



     Securities classified as held to maturity at March 31, 1996, which primarily mature within one to five years, including unrealized gains and losses, are summarized as follows:



                                                                             AMORTIZED COST
                                                                               AND MARKET
                                                                                 VALUE
                                                                             --------------
    Private placement bonds................................................       $415
    Asset-backed receivables...............................................        120
                                                                                  ----
                                                                                  $535
                                                                                  ====


     Securities classified as available for sale at December 31, 1995, including unrealized gains and losses, are summarized as follows:

                                                 AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                   COST         GAINS         LOSSES       VALUE
                                                 ---------    ----------    ----------    --------
                                                                  (IN THOUSANDS)
    U.S. Treasuries............................  $   5,032       $  9        $     --     $  5,041
    U.S. Government sponsored entities (note
      5).......................................     12,377          4            (969)      11,412
    Collateralized mortgage obligations........    147,508        108          (5,174)     142,442
    Mortgage-backed securities.................      6,183        126              (4)       6,305
    SBA loan pools.............................      4,290         69              --        4,359
    Other......................................        825         --              --          825
                                                  --------       ----         -------     --------
                                                 $ 176,215       $316        $ (6,147)    $170,384
                                                  ========       ====         =======     ========

     Securities classified as held to maturity at December 31, 1995, which primarily mature within one to five years, including unrealized gains and losses, are summarized as follows:

                                                    AMORTIZED    UNREALIZED    UNREALIZED    MARKET
                                                      COST         GAINS         LOSSES      VALUE
                                                    ---------    ----------    ----------    ------
                                                                    (IN THOUSANDS)
    Private placement bonds.......................    $ 415         $ --          $ --        $415
    Asset-backed receivables......................      399            5            --         404
                                                                      --            --
                                                       ----                                   ----
                                                      $ 814         $  5          $ --        $819
                                                       ====           ==            ==        ====

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

     Securities classified as available for sale at December 31, 1994, including unrealized gains and losses, are summarized as follows:

                                                 AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                   COST         GAINS         LOSSES       VALUE
                                                 ---------    ----------    ----------    --------
                                                                  (IN THOUSANDS)
    U.S. Treasuries............................  $   4,001       $ --        $     (86)   $  3,915
    U.S. Government sponsored entities (note
      5).......................................     10,750         --           (1,850)      8,900
    Collateralized mortgage obligations........    164,720         --           (9,886)    154,834
    Mortgage-backed securities.................     38,344         --             (464)     37,880
    Other......................................      3,988         --               --       3,988
                                                                   --
                                                  --------                    --------    --------
                                                 $ 221,803       $ --        $ (12,286)   $209,517
                                                  ========         ==         ========    ========

     Securities classified as held to maturity at December 31, 1994, which primarily mature within one to five years, including unrealized gains and losses, are summarized as follows:

                                                  AMORTIZED    UNREALIZED    UNREALIZED    MARKET
                                                    COST         GAINS         LOSSES       VALUE
                                                  ---------    ----------    ----------    -------
                                                                   (IN THOUSANDS)
    U.S. Treasuries.............................   $18,672        $ --         $ (580)     $18,092
    U.S. Government sponsored entities..........     2,750           4            (74)       2,680
    Mortgage-backed securities..................     1,343          10            (25)       1,328
    Private placement bonds.....................     1,300           1             (4)       1,297
    Asset-backed receivables....................     1,504           1             --        1,505
                                                   -------         ---          -----      -------
                                                   $25,569        $ 16         $ (683)     $24,902
                                                   =======         ===          =====      =======


     In connection with the pooling of interests with FDC, Vectra transferred all securities classified by FDC as held to maturity at December 31, 1994 to available for sale in 1995 (see note 1).



     Securities with a carrying value of approximately $10.7 million, $10.7 million and $8.3 million at March 31, 1996 and December 31, 1995 and 1994, respectively, were pledged to secure public and trust deposits and securities sold under agreements to repurchase. Securities with a carrying value of approximately $170.1 million, $165.1 million and $210.4 million at March 31, 1996 and December 31, 1995 and 1994, respectively, were pledged to secure FHLB advances.


     The following summary of securities available for sale at December 31, 1995 provides information on expected maturities as well as the amount of fixed and variable rate securities:

                                                          AMORTIZED COST
                                                  -------------------------------
                                                   FIXED     VARIABLE                 MARKET
                                                   RATE        RATE       TOTAL       VALUE
                                                  -------    --------    --------    --------
                                                                (IN THOUSANDS)
    Within one year.............................  $ 9,694    $ 17,392    $ 27,086    $ 26,898
    One to five years...........................   10,060      25,677      35,737      35,059
    Five to ten years...........................    1,121      28,389      29,510      28,270
    Over ten years..............................      851      83,031      83,882      80,157
                                                  -------    --------    --------    --------
                                                  $21,726    $154,489    $176,215    $170,384
                                                  =======    ========    ========    ========

     The maturities of mortgage-related and other amortizing securities included in the above schedule were estimated based on recent prepayment experience and expected future prepayment rates. Substantially all of the Company's securities are variable rate securities, which have interest reset dates that range from monthly to annually with monthly being the most prevalent. Management has emphasized the purchase of variable rate

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES securities in its asset/liability management practices. Expected maturities at March 31, 1996 have not changed materially from those at December 31, 1995.



     Substantially all of the Company's variable rate securities are subject to interest rate ceilings. At March 31, 1996 and December 31, 1995, the excess of the rate ceilings over the current rates ranged from 2% to 10%, with the majority of the excesses being in the 3% to 6.5% range over current rates. The market values of these securities would likely decline if the current rates increased to the ceiling levels or higher. Accordingly, the Company may be subject to market value risk if interest rates increase significantly. Because substantially all of the securities are issued or backed by U.S. government agencies, management believes that the credit risk associated with the portfolio is minimal.


(5) DERIVATIVE FINANCIAL INSTRUMENTS

     In October 1994, the Financial Accounting Standards Board issued SFAS 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments. Under SFAS 119, a derivative is defined as a futures, forward, interest rate swap, or option contract, or other financial instrument with similar characteristics. Examples of other financial instruments with characteristics similar to option contracts include interest rate caps or floors and fixed-rate loan commitments. This definition excludes all on-balance sheet receivables and payables, including those that derive their values or contractually required cash flows from the price of some other security or index, such as mortgage-backed securities, interest-only and principal-only obligations, and indexed debt instruments. Management has identified the following securities held at March 31, 1996 and December 31, 1995 and 1994 that it believes qualify as derivatives, as defined in SFAS 119, as follows:

   1996 AND 1995                                                                                           UNREALIZED   UNREALIZED
- --------------------                                            INTEREST    FREQUENCY    MARKET VALUE AT    LOSS AT      LOSS AT
ISSUER/               PURCHASE  MATURITY  CURRENT   UNDERLYING    RATE     OF INTEREST    DECEMBER 31,    DECEMBER 31,  MARCH 31,
DESCRIPTION FACE VALUE   DATE     DATE     COUPON     INDEX     CAP/FLOOR  RATE CHANGES       1995            1995        1996
- -------  -----------  --------  --------  --------  ----------  ---------  ------------  ---------------  ------------  ---------
FHLB
 structured
 notes... $ 3,000,000   6/93      6/03      4.95%   dual-index    24%/0%    6 months       $ 2,640,000    $  (360,000 ) $(270,000)
FHLB
 structured
 notes...   2,750,000   6/93      6/03      4.93%   dual-index    24%/0%    6 months         2,420,000       (330,000 ) (247,500 )
FHLB                                                3 months-
 structured
 notes...   5,000,000   9/93      9/98      3.31%     libor       24%/0%   Quarterly         4,725,000       (275,000 ) (231,250 )
         -----------                                                                        ----------    -----------   ---------
         $10,750,000                                                                       $ 9,785,000    $  (965,000 ) $(748,750)
         ===========                                                                        ==========    ===========   =========

 1994                                                                                                      UNREALIZED
- -------                                                         INTEREST    FREQUENCY    MARKET VALUE AT    LOSS AT
ISSUER/               PURCHASE  MATURITY  CURRENT   UNDERLYING    RATE     OF INTEREST    DECEMBER 31,    DECEMBER 31,
DESCRIPTION FACE VALUE   DATE     DATE     COUPON     INDEX     CAP/FLOOR  RATE CHANGES       1994            1994
- -------  -----------                                                                       ----------     -----------
FHLB
 structured
 notes... $ 3,000,000   6/93      6/03      5.89%   dual-index    24%/0%    6 months       $ 2,373,750    $  (626,250 )
FHLB
 structured
 notes...   2,750,000   6/93      6/03      5.76%   dual-index    24%/0%    6 months         2,175,937       (574,063 )
FHLB                                                3 months-
 structured
 notes...   5,000,000   9/93      9/98      2.63%     libor       24%/0%   Quarterly..       4,350,000       (650,000 )
         -----------                                                                        ----------    -----------
         $10,750,000                                                                       $ 8,899,687    $(1,850,313 )
         ===========                                                                        ==========    ===========


     These securities were purchased for the purpose of providing needed qualifying collateral to pledge for public deposits and to meet regulatory pledging requirements, as well as to increase the Company's yield on its securities portfolio. It is the Company's current intention to hold these notes to maturity, unless market conditions change that would warrant sale. The Company includes these securities as securities available for sale which are reported at estimated market value.

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

(6) LOANS

     Loans consist of the following:


                                                                            DECEMBER 31,
                                                           MARCH 31,    --------------------
                                                             1996         1995        1994
                                                           ---------    --------    --------
                                                                    (IN THOUSANDS)
    Commercial...........................................  $  56,688    $ 58,272    $ 47,652
    Real estate -- mortgage..............................    101,035     101,598      94,759
    Real estate -- construction..........................     22,604      21,818      17,309
    Installment and revolving lines of credit............     19,906      21,452      19,875
    Loans held for sale..................................      6,471       3,916       2,705
                                                            --------    --------    --------
              Total face amount of loans.................    206,704     207,056     182,300
    Deferred loan fees, discounts, and costs, net........       (311)       (392)       (535)
                                                            --------    --------    --------
              Carrying value of loans....................    206,393     206,664     181,765
    Less allowance for loan losses.......................     (2,596)     (2,493)     (1,999)
                                                            --------    --------    --------
              Net loans..................................  $ 203,797    $204,171    $179,766
                                                            ========    ========    ========



     The principal balance of loans on which the accrual of interest had been discontinued totaled $1,277,00, $806,000, $1,292,000, $829,000 and $1,580,000 at
March 31, 1996 and 1995 and December 31, 1995, 1994 and 1993, respectively. If interest on these loans had been accrued, such income would have amounted to approximately $35,000, $19,000, $85,000, $71,000 and $182,000 for the three months ended March 31, 1996 and 1995 and years ended December 31, 1995, 1994 and 1993, respectively.


     Substantially all loans are to borrowers located in Vectra's Denver/Boulder market area. Commercial loan borrowers are generally small to medium-sized corporations, partnerships and sole proprietors in a wide variety of businesses. Loans to individuals are both secured and unsecured. Real estate secured loans are fixed or variable rate and include both amortizing and revolving line of credit loans.


     Real estate mortgage loans include various types of loans for which Vectra holds real property as collateral. Of the $101 million and $102 million of real estate mortgage loans as of March 31, 1996 and December 31, 1995, respectively, approximately $50 million and $52 million were loans made to commercial customers where the collateral for the loan is, among other things, real estate owned by the business or its owners. Accordingly, certain loans categorized as real estate mortgage loans can be characterized as commercial loans which are secured by real estate. As of March 31, 1996, the remaining $51 million of real estate mortgage loans consists of $23 million of consumer home equity loans and $28 million of consumer first and second mortgage loans. As of December 31, 1995, the remaining $50 million of real estate mortgage loans consists of $23 million of consumer home equity loans and $27 million of consumer first and second mortgage loans.


     Loans held for sale consist of mortgage loans and guaranteed portions of Small Business Administration (SBA) guaranteed loans which are generally sold within 30 days. Market value equals or exceeds carrying value for these loans.


     Loans totaling $34,217,000, $34,033,000 and $33,878,000 at March 31, 1996
and December 31, 1995 and 1994, respectively, were pledged to secure public and trust deposits, FHLB advances and loans sold under agreements to repurchase.

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

     Transactions in the allowance for loan losses were as follows:


                                                 THREE MONTHS
                                                    ENDED
                                                  MARCH 31,          YEAR ENDED DECEMBER 31,
                                               ----------------    ---------------------------
                                                1996      1995      1995      1994       1993
                                               ------    ------    ------    -------    ------
                                                               (IN THOUSANDS)
    Allowance for loan losses at beginning
      of period..............................  $2,493    $1,999    $1,999    $ 2,324    $2,075
    Provision for losses.....................     179       200       795        794       283
    Loans charged off........................    (109)     (141)     (560)    (1,292)     (375)
    Recoveries...............................      33        32       259        173       341
                                               ------    ------    ------    -------    ------
    Allowance for loan losses at end of
      period.................................  $2,596    $2,090    $2,493    $ 1,999    $2,324
                                               ======    ======    ======    =======    ======


(7) PREMISES AND EQUIPMENT

     Premises and equipment is summarized as follows:


                                                                              DECEMBER 31,
                                                              MARCH 31,    ------------------
                                                                1996        1995       1994
                                                              ---------    -------    -------
                                                                      (IN THOUSANDS)
    Land....................................................   $ 3,171     $ 3,171    $ 3,225
    Buildings...............................................     5,715       5,715      5,677
    Leasehold improvements..................................     2,062       2,046      2,002
    Furniture and equipment.................................     6,185       6,136      5,289
                                                               -------     -------    -------
                                                                17,133      17,068     16,193
    Less accumulated depreciation and amortization..........    (6,694)     (6,493)    (5,853)
                                                               -------     -------    -------
              Premises and equipment, net...................   $10,439     $10,575    $10,340
                                                               =======     =======    =======



     Land and buildings carried at approximately $994,000 and $987,000 at March 31, 1996 and December 31, 1995, respectively, are collateral for notes payable, as described in note 10. Depreciation expense totaled $264,000, $214,000, $923,000, $892,000 and $784,000 for the three months ended March 31, 1996 and 1995 and years ended December 31, 1995, 1994 and 1993, respectively.

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

(8) ADVANCES FROM THE FEDERAL HOME LOAN BANK AND FEDERAL FUNDS PURCHASED

     Vectra's subsidiary banks are members of the Federal Home Loan Bank of Topeka (FHLB). Membership in the FHLB offers several benefits to the Company including the ability to obtain advances which can be used as part of the overall mix of funding for Vectra's loan and investing activities. Advances are available with maturities varying from one day to ten years. All advances are secured by securities and loans which have been pledged under blanket pledges. In addition, the Company has agreements with three banks whereby the Company may purchase up to $12,500,000 of federal funds. Balances, maturities and interest rates of the advances are as follows:


                                                                                DECEMBER 31,
                                                                 ------------------------------------------
                                               MARCH 31,
                                                  1996                  1995                   1994
                                           ------------------    -------------------    -------------------
                                                     INTEREST               INTEREST               INTEREST
                                           AMOUNT     RATES       AMOUNT     RATES       AMOUNT     RATES
                                           -------   --------    --------   --------    --------   --------
                                                                (DOLLARS IN THOUSANDS)
Fixed rate:
  Overnight borrowings from FHLB.........  $14,500     5.55%     $ 11,345     6.15%     $ 26,190     6.65%
  Federal funds purchased................    1,000     5.30%        1,000     5.80%           --       --
  Due in 60 days or less.................   35,000     5.19%           --       --        51,000     6.16%
Variable rate:
  Due in less than one year, resets
     monthly at one month London
     Interbank Offered Rate, less .01%...   15,000     5.49%       15,000     5.82%           --       --
  Due in less than one year, resets
     monthly at one month London
     Interbank Offered Rate..............       --       --        35,000     6.06%           --       --
  Due in less than one year, resets
     monthly at one month London
     Interbank Offered Rate, less .1%....       --       --         8,000     5.92%        8,000     6.05%
  Due in less than one year, resets
     monthly at one month London
     Interbank Offered Rate, less .05%...       --       --            --       --        77,000     6.18%
                                           -------     ----      --------     ----      --------     ----
          Total at end of year...........  $65,500     5.42%     $ 70,345     6.00%     $162,190     6.24%
                                           =======     ====      ========     ====      ========     ====
Average borrowings outstanding for the
  period.................................  $66,527               $123,083               $114,986
                                           =======               ========               ========
Weighted average interest rate for the
  period.................................              5.56%                  6.08%                  4.71%
                                                       ====                   ====                   ====
Maximum borrowings outstanding at any
  month-end during the period............  $68,400               $167,500               $175,250
                                           =======               ========               ========

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

     The advance availability, usage, and related collateral for FHLB advances is summarized as follows (in thousands):


                                                                   MARCH 31,     DECEMBER 31,
                                                                     1996            1995
                                                                   ---------     ------------
    Total advances available.....................................  $ 161,319       $155,868
    Balances outstanding.........................................     64,500        (69,345)
                                                                    --------       --------
              Balances available and unused......................  $  96,819       $ 86,523
                                                                    ========       ========
    Book value of assets pledged as collateral:
      Securities.................................................  $ 170,053       $165,113
      Investment in FHLB stock...................................      3,873          5,173
      Loans......................................................     33,922         33,722
                                                                    --------       --------
                                                                   $ 207,848       $204,008
                                                                    ========       ========


     Vectra has the right to substitute other acceptable collateral for the securities and loans pledged as collateral for the advances. The Company is required to purchase and hold stock in the FHLB to maintain membership and to obtain advances. The amount of stock required to be held is generally based upon the portion of Vectra's mortgage related assets to total assets as well as the amount of advances outstanding. The FHLB paid dividends quarterly during 1995 at a rate of approximately 6%. FHLB stock has always been redeemable at the preset price of $100 per share; however, there can be no assurance that this redemption feature and value will continue.

(9) SECURITIES AND LOANS SOLD UNDER AGREEMENTS TO REPURCHASE


     Securities and loans sold under agreements to repurchase are used to fund the purchase of securities and origination of loans and to provide collateral to customers for funds placed with Vectra in excess of FDIC insured amounts. The securities and loans which are subject to the agreements with customers are under the control of the Company and are segregated in safekeeping accounts at Vectra's correspondent banks. Vectra has the right to substitute securities and loans at its discretion. The interest rate paid to customers under these agreements is not related to the coupon rate of the securities sold, but rather is a function of the rate earned on Vectra's federal funds sold and the amount of each customer's balance with Vectra. The balances outstanding under these agreements may fluctuate daily. The average rate paid under these agreements was 4.74%, 4.72%, 4.87%, 3.48% and 2.19% during the three months ended March 31, 1996 and 1995 and years ended December 31, 1995, 1994 and 1993, respectively. The carrying value of loans and securities available for sale under these agreements was $7,217,000, $5,576,000, $7,462,000, $6,329,000 and $3,563,000 at
March 31, 1996 and 1995 and December 31, 1995, 1994 and 1993, respectively. The highest month-end balances during the three months ended March 31, 1996 and 1995 and years ended December 31, 1995, 1994 and 1993 were $6,004,000, $4,320,000,
$7,429,000, $5,888,000 and $3,632,000, respectively, and the average balances were $6,538,000, $4,282,000, $6,405,000, $3,333,000 and $2,742,000,
respectively.

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

(10) NOTES PAYABLE

     Notes payable consist of the following:


                                                                               DECEMBER 31,
                                                                MARCH 31,    ----------------
                                                                  1996        1995      1994
                                                                ---------    ------    ------
                                                                       (IN THOUSANDS)
    Note payable to bank, collateralized by real property
      (occupied by a subsidiary bank) with a net carrying
      value of $987,000 at December 31, 1995, due September 1,
      2016, callable with six months prior notice, payable in
      monthly installments of $9,655 including interest at
      9%......................................................   $ 1,046     $1,051    $1,100
    Other.....................................................        --         --         9
                                                                  ------     ------    ------
                                                                 $ 1,046     $1,051    $1,109
                                                                  ======     ======    ======


     At December 31, 1995, Vectra's aggregate contractual maturities of notes payable (assuming the note payable to bank is not called prior to its scheduled maturity) are as follows (in thousands):

                                                                  DECEMBER 31,
                                                                      1995
                                                                  ------------
                1996............................................     $   22
                1997............................................         24
                1998............................................         26
                1999............................................         29
                2000............................................         32
                Thereafter......................................        918
                                                                     ------
                                                                     $1,051
                                                                     ======


     At March 31, 1996, there were no significant changes in contractual maturities from December 31, 1995.


(11) SHAREHOLDERS' EQUITY

  (a) Initial public offering

     During 1994, the Company issued 923,770 shares of common stock and 805,000 shares of Series A cumulative preferred stock for proceeds of approximately $14,471,000, net of offering costs, in an initial public offering.

  (b) Common stock

     In February 1994, the Company amended its Articles of Incorporation to convert all outstanding shares of Class A Common Stock and Class B Common Stock into a single class of common stock. This conversion resulted in the issuance of 220,410 shares of common stock to Class B shareholders.

     In connection with the initial public offering, the Company purchased and retired 270,000 shares of common stock from an existing shareholder for $2,403,000, with a portion of the proceeds from the offering.

  (c) Preferred stock

     The Series A Cumulative Preferred Stock (Preferred Stock) is entitled to receive a cumulative quarterly dividend at the annual rate of $.95 per share. In the event of any liquidation or change in control of the

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

Company, the holders of the Preferred Stock will be entitled to a preferential distribution of $10.00 per share ($8,050,000), plus all accumulated and unpaid dividends.

     The Preferred Stock will not be redeemable before March 31, 1997, except upon change in control of the Company.

     On or after March 31, 1997, the Preferred Stock will be redeemable at the option of the Company, subject to prior regulatory approval, for cash, in whole or in part, at the following redemption prices per share, plus, in each case an amount equal to accumulated and unpaid dividends, if redeemed during the twelve-month period ending on and including March 30 in each of the following years:

                                                                REDEMPTION PRICE
                                                                   PER SHARE
                                                                ----------------
                1998..........................................       $10.30
                1999..........................................        10.15
                2000 and thereafter...........................        10.00

     The 1989 preferred stock was redeemed in 1994 for approximately $477,000 with a portion of the proceeds from the initial public offering.

  (d) Employees equity incentive plan


     In March 1994, the Company adopted an employees equity incentive plan that grants options for the purchase of common stock to its key employees including officers and directors who are employees of Vectra. Stock option terms under this plan may be adjusted at the discretion of the Board of Directors. In 1995, the plan had authorized 450,000 option shares of common stock and options have been granted for the purchase of 115,500 shares of common stock for $8.50 to $11.375 per share. These options expire 10 years from the date of grant. One-third of these options become exercisable at the date of grant with an additional one-third of the shares becoming exercisable on each of the first two anniversaries of the date granted. Upon any change in control of Vectra, options outstanding become fully vested and exercisable. At March 31, 1996 and December 31, 1995, respectively, 101,833 shares and 70,834 shares were exercisable and no options were exercised in 1996 or 1995.


  (e) Outside directors' stock option plan


     In March 1994, the Company also implemented an outside directors stock option plan that grants options for the purchase of common stock to the Company's directors who are not employees of Vectra. All outside directors were immediately granted options to purchase 3,000 shares at the current market price with an additional 1,500 shares to be granted for each subsequent year of service. Options issued under this plan become exercisable in the same manner as those issued under the employees equity incentive plan and expire five years from the date of grant. At March 31, 1996 and December 31, 1995, options for the purchase of 18,000 shares at $8.50 to $9.625 per share were outstanding. At March 31, 1996 and December 31, 1995, respectively, 12,000 shares and 10,000 shares were exercisable and no options were exercised in 1996 or 1995.


  (f) Nonqualified stock option plan

     The Company had a 1989 nonqualified stock option plan (the 1989 Plan) which permitted Vectra to grant options for the purchase of common stock to selected key employees at no less than estimated fair value on the date of grant. Initially, options expired no more than ten years after the date of grant and were originally scheduled to vest on June 30, 1994. During 1990, Vectra granted stock options for the purchase of approximately 47,250 shares of stock at $10 per share to fifteen officers. Additional options for the purchase of 22,000 shares at $10 per share were granted during 1992.

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

     In May 1993, the Company's shareholders approved a repricing of the options to $6.60 per share with the condition that the options vest 20% on June 30, 1994 and an additional 20% on each June 30 thereafter until the options are fully vested on June 30, 1998. The options vest fully in the event of a change of control of the Company. During 1993, additional options for the purchase of 3,030 shares were granted and 18,720 options were canceled. In March 1994, the 1989 Plan was terminated. At March 31, 1996 and December 31, 1995, eleven officers held options to purchase a total of 46,500 shares, at $6.60 per share. At March 31, 1996 and December 31, 1995, options for the purchase of 18,600 shares were exercisable and no options were exercised in 1996 or 1995. During 1994, 3,030 options were exercised and no options were exercised in 1993.


  (g) Restricted stock program


     During 1992, Vectra adopted a restricted stock program whereby up to 30,000 shares of unrestricted common stock may be sold to certain employees at a price of $.01 per share. The shares vest over a four-year period. Vectra records compensation expense over the vesting period equal to the difference between the fair value of shares and sales proceeds. At March 31, 1996 and December 31, 1995, respectively, 26,500 shares and 26,500 shares were outstanding under the program.


  (h) Underwriter's Warrant

     In connection with its initial public offering, Vectra sold to its underwriter a warrant to purchase 20,000 shares of common stock. The warrant is exercisable at $10.20 per share, and expires in March 1999.

(12) INCOME TAXES

     Income tax expense consists of the following:


                                                     THREE MONTHS
                                                         ENDED             YEARS ENDED
                                                       MARCH 31,           DECEMBER 31,
                                                     -------------    ----------------------
                                                     1996     1995     1995     1994    1993
                                                     ----     ----    ------    ----    ----
                                                                 (IN THOUSANDS)
    Current tax expense:
      Federal......................................  $412     $389    $1,245    $319    $156
      State........................................    67       64       215      --      --
                                                     ----     ----    ------    ----    ----
              Total current expense................   479      453     1,460     319     156
                                                     ----     ----    ------    ----    ----
    Deferred tax expense (benefit):
      Federal......................................   (37)      10       272     403     400
      State........................................   (32)      --        42      98      61
                                                     ----     ----    ------    ----    ----
              Total deferred expense (benefit).....   (69)      10       314     501     461
                                                     ----     ----    ------    ----    ----
    Total income tax expense.......................  $410     $463    $1,774    $820    $617
                                                     ====     ====    ======    ====    ====

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

     Income tax expense differs from the amounts computed by applying the U.S. federal statutory rate to earnings before income taxes and cumulative effects of changes in accounting as a result of the following:


                                                 THREE MONTHS ENDED
                                                      MARCH 31,                         YEAR ENDED DECEMBER 31,
                                            -----------------------------   -----------------------------------------------
                                                1996            1995            1995             1994             1993
                                            -------------   -------------   -------------   ---------------   -------------
                                            AMOUNT    %     AMOUNT    %     AMOUNT    %     AMOUNT      %     AMOUNT    %
                                            ------   ----   ------   ----   ------   ----   -------   -----   ------   ----
                                                                        (DOLLARS IN THOUSANDS)
Expected federal tax expense..............   $476    34.0%   $452    34.0%  $1,726   34.0%  $1,711     34.0%   $596    34.0%
State taxes, net of federal benefit.......     45     3.2      43     3.2     169     3.3      161      3.2      58     3.3
Decrease (increase) in cash surrender
  value of life insurance.................      6     0.4      14     1.1      85     1.7      (82 )   (1.6)    (47)   (2.7)
Decrease in valuation allowance on
  deferred taxes..........................    (42)   (3.0)    (10)   (0.7)   (209 )  (4.1)  (1,000 )  (19.9)     --      --
Other.....................................    (75)   (5.3)    (36)   (2.7)      3    (0.0)      30      0.6      10     0.6
                                             ----    ----    ----    ----   ------   ----   ------    -----    ----    ----
                                             $410    29.3%   $463    34.9%  $1,774   34.9%  $  820     16.3%   $617    35.2%
                                             ====    ====    ====    ====   ======   ====   ======    =====    ====    ====


     Temporary differences between financial statement carrying amounts and tax bases of assets and liabilities that result in significant portions of Vectra's deferred tax asset are as follows:


                                                                               DECEMBER 31,
                                                                MARCH 31,    ----------------
                                                                  1996        1995      1994
                                                                ---------    ------    ------
                                                                       (IN THOUSANDS)
    Deferred tax assets:
      Unrealized loss on securities available for sale........   $ 2,208     $2,194    $4,619
      Net operating loss carryforwards........................       335        272       998
      Loans, primarily due to differences in accounting for
         loan
         losses...............................................       119        119        --
      Other...................................................        37         73       175
                                                                  ------     ------    ------
              Deferred tax asset..............................     2,699      2,658     5,792
      Less valuation allowance................................      (194)      (236)     (445)
                                                                  ------     ------    ------
              Deferred tax asset, net of valuation
                allowance.....................................     2,505      2,422     5,347
    Deferred tax liabilities:
      Loans, primarily due to differences in accounting for
         loan
         losses...............................................        --         --      (150)
      Premises and equipment, primarily due to differences in
         original cost basis and depreciation.................        --         --       (36)
                                                                  ------     ------    ------
              Deferred tax liability..........................        --         --      (186)
                                                                  ------     ------    ------
              Net deferred tax asset..........................   $ 2,505     $2,422    $5,161
                                                                  ======     ======    ======



     The valuation allowance recorded at March 31, 1996 and December 31, 1995 was determined based upon management's estimate of future taxable income through December 31, 1996, and Vectra's ability to utilize existing net operating loss carryforwards, certain of which are subject to limitations as to their use, to offset such taxable income and the recovery or realization of unrealized losses on securities. In the opinion of management, the Company is more likely than not to realize the net deferred tax asset.


     At December 31, 1995, Vectra has net operating loss carryforwards for federal and state income tax purposes of approximately $600,000 which are available to offset future taxable income through 2004. Vectra also has approximately $700,000 of additional net operating loss carryforwards for state income tax purposes which are available to offset future taxable income through 2009. These net operating loss carryforwards are

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES subject to separate return limitations and "ownership change" limitations, as that term is defined in Section 382 of the Internal Revenue Code.

     Effective January 1, 1993, Vectra and FDC adopted the provisions of SFAS 109 on a prospective basis. The cumulative effect of this change in the method of accounting for income taxes at January 1, 1993 was an increase in net earnings of $1,273,000. In connection with the adoption of SFAS 109, net operating loss carryforwards relating to prior business combinations by Vectra were recognized as a reduction of intangible assets in the amount of $230,000. Under Vectra's previous method of accounting for income taxes, tax expense for the year ended December 31, 1993 would have been offset by the tax benefit resulting from the utilization of net operating loss carryforwards.

(13) RELATED PARTY TRANSACTIONS

     Vectra has entered into transactions with its shareholders, directors, officers and other affiliates. In the opinion of management, such transactions have been entered into under terms and rates substantially the same as those offered by Vectra in the ordinary course of business.

(14) COMMITMENTS AND CONTINGENCIES

  Lease Commitments

     As of December 31, 1995, future minimum rental payments and lease income receipts under noncancelable operating leases for premises and equipment, expiring at various dates through 2067, are as follows:

                                                                 RENTAL       RENTAL
                                                                PAYMENTS     RECEIPTS
                                                                --------     --------
                                                                   (IN THOUSANDS)
            1996..............................................   $  541        $201
            1997..............................................      488         132
            1998..............................................      418          22
            1999..............................................      243           4
            2000..............................................      224           3
            Thereafter........................................    2,034          --
                                                                 ------        ----
                      Total minimum...........................   $3,948        $362
                                                                 ======        ====


     Total rent expense for all operating leases, including equipment leases, was $205,000, $184,000, $774,000, $705,000 and $739,000 for the three months ended March 31, 1996 and 1995 and years ended December 31, 1995, 1994 and 1993, respectively.


  Commitments to Extend Credit

     In the normal course of business, the subsidiary banks enter into commitments to extend credit. The following outstanding commitments, which are generally secured and at market rates of interest, are not reflected in the accompanying financial statements (in thousands):


                                                                   MARCH 31,     DECEMBER 31,
                                                                     1996            1995
                                                                   ---------     ------------
    Commitments on lines of credit...............................   $58,716        $ 58,256
    Outstanding letters of credit................................     3,376           2,801
                                                                    -------         -------
                                                                    $62,092        $ 61,057
                                                                    =======         =======

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

     Commitments to extend credit and outstanding letters of credit are evaluated for losses by management in a similar manner to existing loans and real estate acquired by foreclosure.

  Litigation

     Vectra is involved in various litigation matters arising in the normal course of business. In the opinion of management and Vectra's legal counsel, the ultimate resolution of these matters will not have a significant adverse effect on the financial condition or results of operations of the Company.

(15) DISCLOSURES OF FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires that Vectra disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions for Vectra's financial instruments are as set forth below, and a summary of the carrying values and fair values of the Company's financial instruments at December 31, 1995 and 1994 are as follows:

                                                       1995                       1994
                                              ----------------------     ----------------------
                                                           ESTIMATED                  ESTIMATED
                                              CARRYING       FAIR        CARRYING       FAIR
                                               VALUE         VALUE        VALUE         VALUE
                                              --------     ---------     --------     ---------
                                                               (IN THOUSANDS)
    Financial assets:
      Cash and due from banks...............  $ 17,320     $  17,320     $ 17,249     $  17,249
      Securities available for sale:
         Structured notes (note 5)..........     9,785         9,785        8,900         8,900
         Other..............................   160,599       160,599      200,617       200,617
      Securities held to maturity...........       814           819       25,569        24,902
      Investment in FHLB stock..............     5,173         5,173        8,843         8,843
      Federal funds sold....................     2,000         2,000          810           810
      Loans.................................   204,171       209,198      179,766       181,854
    Financial liabilities:
      Deposits..............................   307,085       307,085      268,184       268,184
      Other liabilities.....................    80,612        80,612      170,537       170,537

  Cash and Due From Banks and Federal Funds Sold

     The carrying amounts of these instruments are reasonable estimates of fair value.

  Securities

     The fair value of securities available for sale and securities held to maturity is estimated based on estimated market value quotations received from securities dealers from whom Vectra normally purchases and sells securities. Such estimates of market value are included in note 4.

  Investment in Federal Home Loan Bank Stock

     The carrying amount of this investment represents a reasonable estimate of fair value since the stock can only be purchased from or sold to the FHLB, as discussed in note 8.

  Loans

     Fair value of loans are estimated in accordance with Statement 107 for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, consumer and mortgages. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories. Fair value of fixed rate loans is calculated by discounting cash flows through the

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES estimated maturity based on the Company's expected experience with repayments for each loan classification. The estimated market discount rates used in the calculations represent loan rates offered by the Company on similar types of loans. The Company's adjustable rate loans are categorized as home equity and all other adjustable rate loans. Home equity loans generate a higher premium in the loan secondary market than other adjustable rate loans, which is reflected in the calculation of the fair market value for these types of loans. All other performing adjustable rate loans are valued at 1% over the carrying value based on consideration of average lives and contributions to net earnings of such loans. The fair market values of all consumer loans were verified with independent loan brokers.

     A summary of carrying value and estimated fair value of loans at December 31 is as follows:

                                                       1995                       1994
                                              ----------------------     ----------------------
                                                           ESTIMATED                  ESTIMATED
                                              CARRYING       FAIR        CARRYING       FAIR
                                               VALUE         VALUE        VALUE         VALUE
                                              --------     ---------     --------     ---------
                                                               (IN THOUSANDS)
    Loans...................................  $202,748     $ 205,231     $179,060     $ 179,139
    Loans held for sale.....................     3,916     $   3,967        2,705         2,715
    Allowance for loan losses...............    (2,493)    $      --       (1,999)           --
                                              --------      --------     --------      --------
              Net loans.....................  $204,171     $ 209,198     $179,766     $ 181,854
                                              ========      ========     ========      ========

  Deposits and Other Liabilities

     The fair values of deposits with no stated maturity, such as demand deposits, NOW and money market accounts and savings are equal to the amounts payable on demand as included in the accompanying consolidated balance sheets. The fair value of certificates of deposit is also estimated to be equal to the amounts included in the accompanying consolidated balance sheets because the majority of such certificates are of short duration and are at rates substantially the same as current market rates. The estimated fair values of advances from the FHLB and of securities and loans sold under agreements to repurchase are also equal to carrying values because of their short durations or the repricing frequencies. Notes payable carrying values are estimated to approximate fair values because they are callable with six months notice.

  Off-Balance Sheet Financial Instruments

     Commitments to extend credit represent the principal category of off-balance sheet financial instrument. The fair value of these commitments, based on fees currently charged for similar commitments, is not significant.

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

(16) CONDENSED FINANCIAL INFORMATION FOR PARENT COMPANY

     Condensed financial information for the parent company only, Vectra Banking Corporation, is as follows:


                      CONDENSED BALANCE SHEET INFORMATION



                                                                             DECEMBER 31,
                                                            MARCH 31,     -------------------
                                                              1996         1995        1994
                                                            ---------     -------     -------
                                                                     (IN THOUSANDS)
    ASSETS
    Cash..................................................   $   983      $   304     $   388
    Investment in subsidiaries............................    30,007       29,161      22,724
    Other assets..........................................       445          787         608
                                                             -------      -------     -------
              Total assets................................   $31,435       30,252      23,720
                                                             =======      =======     =======
    LIABILITIES AND SHAREHOLDERS' EQUITY
    Other liabilities.....................................   $   465      $    67     $   127
    Shareholders' equity..................................    30,970       30,185      23,593
                                                             =======      =======     =======
              Total liabilities and shareholders' equity     $31,435       30,252      23,720
                                                             =======      =======     =======



                        CONDENSED OPERATIONS INFORMATION



                                                       THREE MONTHS
                                                          ENDED
                                                        MARCH 31,        YEAR ENDED DECEMBER 31,
                                                      --------------    --------------------------
                                                       1996     1995     1995      1994      1993
                                                      ------    ----    ------    ------    ------
                                                                     (IN THOUSANDS)
Operating income:
  Management fees...................................  $   --    $150    $  600    $  336    $  336
  Other.............................................       4       5        18        46        15
                                                      ------    ----    ------    ------    ------
          Total operating income....................       4     155       618       382       351
                                                      ------    ----    ------    ------    ------
Operating expenses:
  Salaries and employee benefits....................       4      95       328       340       344
  Occupancy expenses................................      --      19        74        62        54
  Interest expense..................................      --      --        --        18        85
  Amortization of intangible asset..................      --      --        --       312       523
  Other.............................................     141      96       534       310       100
                                                      ------    ----    ------    ------    ------
          Total operating expenses..................     145     210       936     1,042     1,106
                                                      ------    ----    ------    ------    ------
          Loss before income taxes, equity in
            earnings of subsidiaries and cumulative
            effects of changes in accounting........    (141)    (55)     (318)     (660)     (755)
Income tax benefit..................................      57      19       156       470       142
                                                      ------    ----    ------    ------    ------
          Loss before equity in earnings of
            subsidiaries and cumulative effects of
            changes in accounting...................     (84)    (36)     (162)     (190)     (613)
Equity in earnings of subsidiaries..................   1,073     901     3,465     4,402     1,750
Cumulative effect of change in accounting for
  goodwill..........................................      --      --        --    (1,537)       --
Cumulative effect of change in accounting for income
  taxes.............................................      --      --        --        --     1,273
                                                      ------    ----    ------    ------    ------
          Net earnings..............................  $  989    $865    $3,303    $2,675    $2,410
                                                      ======    ====    ======    ======    ======

                  VECTRA BANKING CORPORATION AND SUBSIDIARIES

                        CONDENSED CASH FLOW INFORMATION



                                                  THREE MONTHS
                                                     ENDED
                                                   MARCH 31,           YEAR ENDED DECEMBER 31,
                                                ----------------    ------------------------------
                                                 1996      1995      1995        1994       1993
                                                -------    -----    -------    --------    -------
                                                                  (IN THOUSANDS)
Cash flows from operating activities:
  Net earnings................................  $   989    $ 865    $ 3,303    $  2,675    $ 2,410
  Equity in earnings of subsidiaries..........   (1,073)    (901)    (3,465)     (4,402)    (1,750)
  Cumulative effects of changes in
     accounting...............................       --       --         --       1,537     (1,273)
  Depreciation and amortization...............       --       --         --         312        523
  Net increase (decrease) in other operating
     assets and liabilities...................      748       81       (210)        (90)      (198)
                                                -------    -----    -------    --------    -------
          Net cash provided (used) by
            operating activities..............      664       45       (372)         32       (288)
                                                -------    -----    -------    --------    -------
Cash flows from investing activities:
  Dividends received from subsidiaries........      200      200      1,052         353        263
  Capital contributions to subsidiaries.......       --       --         --     (10,000)        --
  Other.......................................       --       (2)        --        (165)        65
                                                -------    -----    -------    --------    -------
          Net cash provided (used) by
            investing activities..............      200      198      1,052      (9,812)       328
                                                -------    -----    -------    --------    -------
Cash flows from financing activities:
  Proceeds from issuance of common and
     preferred stock, net.....................       --       --         --      14,491         --
  Common and preferred stock redemption.......       --       --         --      (2,880)        --
  Repayment of notes payable..................       --       --         --        (940)      (250)
  Preferred stock dividends...................     (185)    (185)      (765)       (579)        (6)
  Other.......................................       --       --          1          11         44
                                                -------    -----    -------    --------    -------
          Net cash provided (used) by
            financing activities..............     (185)    (185)      (764)     10,103       (212)
                                                -------    -----    -------    --------    -------
          Net increase (decrease) in cash.....      679       58        (84)        323       (172)
Cash at beginning of period...................      304      388        388          65        237
                                                -------    -----    -------    --------    -------
Cash at end of year period....................  $   983    $ 446    $   304    $    388    $    65
                                                =======    =====    =======    ========    =======

                          BANK LAND CO. AND SUBSIDIARY


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-30
Consolidated Balance Sheets -- March 31, 1996 (unaudited) and December 31, 1995 and
  1994................................................................................  F-31
Consolidated Statements of Income -- Three months ended March 31, 1996 and 1995
  (unaudited) and years ended December 31, 1995 and 1994..............................  F-32
Consolidated Statement of Stockholders' Equity -- Three months ended March 31, 1996
  (unaudited) and years ended December 31, 1995 and 1994..............................  F-33
Consolidated Condensed Statements of Cash Flows -- Three months ended March 31, 1996 and 1995 (unaudited)................................................................  F-34
Consolidated Statements of Cash Flows -- years ended December 31, 1995 and 1994.......  F-35
Notes to Consolidated Financial Statements............................................  F-36

                          INDEPENDENT AUDITORS' REPORT

Board of Directors

Bank Land Co.

Denver, Colorado


     We have audited the accompanying consolidated balance sheets of Bank Land Co. and Subsidiary as of December 31, 1995 and 1994 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bank Land Co. and Subsidiary at December 31, 1995 and 1994 and the results of their operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.


     As discussed in notes A and D, to the consolidated financial statements, the Company adopted the provisions of Statements of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, and No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures, as of January 1, 1995. In addition, as also discussed in notes A and C to the consolidated financial statements, the Company adopted the provisions of Statements of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, as of January 1, 1994.

                                          Fortner, Bayens, Levkulich & Co., P.C.

Denver, Colorado
February 16, 1996

                          BANK LAND CO. AND SUBSIDIARY


                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                             DECEMBER 31,
                                                                     ----------------------------
                                                                         1995            1994
                                                      MARCH 31,      ------------    ------------
                                                         1996
                                                     ------------
                                                     (UNAUDITED)
Cash and due from banks............................  $  6,700,938    $  6,777,108    $  6,155,289
Interest-bearing deposits with other banks.........     1,071,862       1,666,389         883,924
Investment securities
  Held to maturity (market value of $15,527,171,
     $15,784,060 and $19,169,938 at March 31, 1996
     and December 31, 1995 and 1994,
     respectively).................................    15,546,002      15,738,334      19,453,899
  Available for sale...............................     2,373,462       2,855,783      10,799,608
Federal funds sold.................................     9,601,000       8,000,000       6,200,000
Loans..............................................    74,491,862      77,373,785      72,125,857
Less allowance for loan losses.....................      (904,583)       (933,191)     (1,019,215)
                                                     ------------    ------------    ------------
                                                       73,587,279      76,440,594      71,106,642
Premises and equipment, net........................       984,529       1,045,723       1,111,914
Accrued interest receivable........................       682,776         676,905         641,073
Deferred tax asset.................................       144,575         178,976         181,269
Foreclosed real estate.............................       211,278         195,109              --
Other..............................................        70,546         109,122          83,651
                                                     ------------    ------------    ------------
                                                     $110,974,247    $113,684,043    $116,617,269
                                                     ============    ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits
     Demand........................................  $ 23,928,399    $ 24,568,772    $ 24,820,904
     NOW and money market..........................    22,865,362      24,136,170      29,691,000
     Savings.......................................    20,166,244      19,865,994      20,413,953
     Time, $100,000 and over.......................    10,856,210      11,923,093      11,559,645
     Other time....................................    17,772,417      18,384,708      16,923,314
                                                     ------------    ------------    ------------
                                                       95,588,632      98,878,737     103,408,816
  Dividends payable................................            --              --          41,258
  Income taxes payable.............................       210,521           5,757          76,862
  Accrued interest payable and other liabilities...       324,217         365,695         280,471
                                                     ------------    ------------    ------------
          Total liabilities........................    96,123,370      99,250,189     103,807,407
Commitments (notes H, I and J)
Minority interest in subsidiary....................     1,104,110       1,070,195         914,532
Stockholders' equity
  Preferred stock -- authorized, 500,000 shares
     without par value; 100,000 shares issued and
     outstanding...................................       265,750         265,750         265,750
  Class A common stock -- authorized, 2,000,000
     shares without par value; 334,833 shares
     issued and outstanding........................     1,355,428       1,355,428       1,355,428
  Class B common stock -- authorized, 500,000
     shares without par value; 10,000 shares issued
     and outstanding...............................       150,000         150,000         150,000
  Retained earnings................................    11,974,969      11,589,526      10,130,838
  Unrealized gain (loss) on securities available
     for sale, net of taxes........................           620           2,955          (6,686)
                                                     ------------    ------------    ------------
                                                       13,746,767      13,363,659      11,895,330
                                                     ------------    ------------    ------------
                                                     $110,974,247    $113,684,043    $116,617,269
                                                     ============    ============    ============

        The accompanying notes are an integral part of these statements.

                          BANK LAND CO. AND SUBSIDIARY


                       CONSOLIDATED STATEMENTS OF INCOME

                                                  THREE MONTHS ENDED             YEARS ENDED
                                                      MARCH 31,                  DECEMBER 31,
                                               ------------------------    ------------------------
                                                  1996          1995          1995          1994
                                               ----------    ----------    ----------    ----------
                                                     (UNAUDITED)
INTEREST INCOME
  Loans, including fees......................  $1,835,844    $1,868,760    $7,798,396    $6,878,828
  Taxable investment securities..............     254,841       402,103     1,270,290     1,049,402
  Nontaxable investment securities...........      32,059        35,493       131,615       144,326
  Federal funds sold.........................     110,725        25,764       228,761       276,808
                                               ----------    ----------    ----------    ----------
          Total interest income..............   2,233,469     2,332,120     9,429,062     8,349,364
INTEREST EXPENSE.............................     675,237       668,131     2,728,713     2,259,525
                                               ----------    ----------    ----------    ----------
NET INTEREST INCOME..........................   1,558,232     1,663,989     6,700,349     6,089,839
PROVISION FOR LOAN LOSSES....................      71,348            --       135,000       135,000
                                               ----------    ----------    ----------    ----------
          Net interest income after provision
            for loan losses..................   1,486,884     1,663,989     6,565,349     5,954,839
OTHER INCOME
  Service charges on deposit accounts........     209,192       216,139       861,565       836,700
  Other income...............................  100,660...       120,749       467,720       824,203
                                               ----------    ----------    ----------    ----------
          Total other income.................     309,852       336,888     1,329,285     1,660,903
OTHER EXPENSES
  Salaries and employee benefits.............     525,904       699,770     2,438,494     2,608,069
  Occupancy expenses of premises.............      40,796        36,306       168,065       161,504
  Furniture and equipment expense............      89,654        67,202       330,527       259,078
  Other expenses.............................     480,349       526,559     2,061,755     2,069,223
                                               ----------    ----------    ----------    ----------
          Total other expenses...............   1,136,703     1,329,837     4,998,841     5,097,874
                                               ----------    ----------    ----------    ----------
          Income before income taxes and
            minority interest in net income
            of subsidiary (carried
            forward).........................     660,033       671,040     2,895,793     2,517,868
          Income before income taxes and
            minority interest in net income
            of subsidiary (brought
            forward).........................     660,033       671,040     2,895,793     2,517,868
INCOME TAX EXPENSE...........................     240,476       235,384     1,023,639       736,357
                                               ----------    ----------    ----------    ----------
          Net income before minority interest
            in net income of subsidiary......     419,557       435,656     1,872,154     1,781,511
MINORITY INTEREST............................      34,114        36,041       154,841       149,447
                                               ----------    ----------    ----------    ----------
          NET INCOME.........................  $  385,443    $  399,615    $1,717,313    $1,632,064
                                               ==========    ==========    ==========    ==========
Net income per share of common stock.........  $     1.12    $     1.16    $     4.98    $     4.73
                                               ==========    ==========    ==========    ==========
Weighted average shares outstanding..........     344,833       344,833       344,833       344,833
                                               ==========    ==========    ==========    ==========

        The accompanying notes are an integral part of these statements.

                          BANK LAND CO. AND SUBSIDIARY


                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
               THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED) AND
                       TWO YEARS ENDED DECEMBER 31, 1995

                                                                                       UNREALIZED
                                                                                       GAIN (LOSS)
                                              CLASS A      CLASS B                    ON SECURITIES
                                PREFERRED      COMMON       COMMON      RETAINED        AVAILABLE       TREASURY
                                  STOCK        STOCK        STOCK       EARNINGS        FOR SALE          STOCK          TOTAL
                                ---------    ----------    --------    -----------    -------------    -----------    -----------
BALANCE AT JANUARY 1, 1994....  $     --     $1,795,424    $     --    $10,416,560       $    --       $(1,931,741)   $10,280,243
Elimination of treasury stock
  account.....................        --       (439,996)         --     (1,491,745)           --         1,931,741             --
Cash dividend paid ($1.25 per
  common share)...............        --             --          --       (426,041)           --                --       (426,041)
Issuance of 100,000 shares of
  preferred stock.............   265,750             --          --             --            --                --        265,750
Sale of 10,000 shares Class B
  common stock................        --             --     150,000             --            --                --        150,000
Unrealized loss on
  subsidiary's securities
  available for sale, net of
  taxes.......................        --             --          --             --        (6,686)               --         (6,686)
Net income....................        --             --          --      1,632,064            --                --      1,632,064
                                --------     ----------    --------    -----------       -------       -----------    -----------
BALANCE AT DECEMBER 31,
  1994........................  265,750..     1,355,428     150,000     10,130,838        (6,686)               --     11,895,330
Cash dividend paid ($.75 per
  common share)...............        --             --          --       (258,625)           --                --       (258,625)
Net income....................        --             --          --      1,717,313            --                --      1,717,313
Change in unrealized
  gains/(losses)..............        --             --          --             --         9,641                --          9,641
                                --------     ----------    --------    -----------       -------       -----------    -----------
BALANCE AT DECEMBER 31,
  1995........................   265,750      1,355,428     150,000     11,589,526         2,955                --     13,363,659
Change in unrealized
  gains/(losses)..............        --             --                         --        (2,335)               --         (2,335)
Net income....................        --             --          --        385,443            --                --        385,443
                                --------     ----------    --------    -----------       -------       -----------    -----------
BALANCE AT MARCH 31, 1996.....  $265,750     $1,355,428    $150,000    $11,974,969       $   620       $        --    $13,746,767
                                ========     ==========    ========    ===========       =======       ===========    ===========

         The accompanying notes are an integral part of this statement.

                          BANK LAND CO. AND SUBSIDIARY


                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                                                        THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
                                                                    (UNAUDITED)
NET CASH PROVIDED BY OPERATING ACTIVITIES.........................  $   749,831     $   305,865
CASH FLOWS FROM INVESTING ACTIVITIES
  Change in federal funds sold....................................   (1,601,000)      4,300,000
  Net (increase) decrease in loans................................    2,760,708      (3,037,773)
  Purchase of securities available for sale.......................     (477,513)     (1,420,061)
  Purchase of securities held to maturity.........................   (2,711,468)       (773,391)
  Proceeds from maturities of securities available for sale.......    1,000,000       4,200,000
  Proceeds from maturities of securities held to maturity.........    2,904,111       3,565,658
  Net change in interest-bearing deposits with banks..............      594,527        (469,317)
  Other...........................................................       (5,261)        (66,410)
                                                                    -----------     -----------
          NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES.....    2,464,104       6,298,706
CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in deposits..........................................   (3,290,105)     (5,205,006)
  Dividends paid on common stock..................................           --        (299,883)
                                                                    -----------     -----------
          NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.....   (3,290,105)     (5,504,889)
                                                                    -----------     -----------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS................      (76,170)      1,099,682
CASH AND DUE FROM BANKS AT BEGINNING OF PERIOD....................    6,777,108       6,155,289
                                                                    -----------     -----------
CASH AND DUE FROM BANKS AT END OF PERIOD..........................  $ 6,700,938     $ 7,254,971
                                                                    ===========     ===========

        The accompanying notes are an integral part of these statements.

                          BANK LAND CO. AND SUBSIDIARY


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     YEARS ENDED DECEMBER 31,
                                                                   ----------------------------
                                                                      1995             1994
                                                                   -----------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.....................................................  $ 1,717,313     $  1,632,064
  Adjustments to reconcile net income to net cash provided by operating activities
     Provision for loan losses...................................      135,000          135,000
     Deferred income taxes.......................................       (3,099)          33,656
     Depreciation................................................      189,822          154,877
     Loss on real estate acquired by foreclosure.................       11,726           21,370
     Gain on sale of real estate.................................      (26,005)        (131,477)
     Net discount accretion......................................     (352,310)        (265,662)
     Compensation expensed through preferred stock issuance......           --          265,750
     Minority interest...........................................      154,841          149,447
     Changes in accruals and deferrals
       Interest receivable.......................................      (35,832)          24,260
       Other assets..............................................      (25,471)           5,763
       Interest payable..........................................       80,528           12,537
       Taxes payable.............................................      (71,105)        (269,714)
       Other liabilities.........................................        4,696          109,272
                                                                   -----------     ------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES..............    1,780,104        1,877,143
CASH FLOWS FROM INVESTING ACTIVITIES
  Change in federal funds sold...................................   (1,800,000)       5,100,000
  Net change in interest bearing deposits with banks.............     (782,465)              --
  Purchase of securities to be held to maturity..................   (4,033,356)     (18,325,040)
  Purchase of securities available for sale......................   (4,503,958)     (13,851,107)
  Proceeds from maturities of securities held to maturity........    7,764,870        9,610,065
  Proceeds from maturities of securities available for sale......   12,800,000        9,300,000
  Net (increase) decrease in loans...............................   (5,675,787)       3,732,500
  Expenditures for bank premises and equipment...................     (152,331)        (325,239)
  Proceeds from sale of real estate acquired by foreclosure......       54,704          466,515
                                                                   -----------     ------------
          NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES....    3,671,677       (4,292,306)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in deposits.........................................   (4,530,079)       2,236,055
  Dividends paid on common stock.................................     (299,883)        (458,458)
  Issuance of common stock.......................................           --          150,000
                                                                   -----------     ------------
          NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES....   (4,829,962)       1,927,597
                                                                   -----------     ------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS...............      621,819         (487,566)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR.....................    6,155,289        6,642,855
                                                                   -----------     ------------
CASH AND DUE FROM BANKS AT END OF YEAR...........................  $ 6,777,108     $  6,155,289
                                                                   ===========     ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
     Interest....................................................  $ 2,672,976     $  2,258,173
     Income taxes................................................    1,097,843          942,783
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
  Transfer of securities from held to maturity to securities
     available for sale..........................................  $        --     $  5,974,561

        The accompanying notes are an integral part of these statements.

                          BANK LAND CO. AND SUBSIDIARY



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994
                 (INFORMATION AS OF MARCH 31, 1996 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1996 AND 1995 IS UNAUDITED)

NOTE A -- SUMMARY OF ACCOUNTING POLICIES


     Summarized below are the significant accounting policies followed by Bank Land Co. and subsidiary in the determination of financial position, results of operations or cash flows.


  Principles of Consolidation


     The consolidated financial statements include the accounts of Bank Land Co. (the Company), and its 92% owned subsidiary SouthWest State Bank (the Bank). All significant intercompany accounts and transactions have been eliminated.


  Nature of Operations


     Bank Land Co. provides a full range of banking and mortgage services to individual and corporate customers principally in the Denver metropolitan area. A majority of the Company's loans are related to real estate activities. Borrowers' abilities to honor their loans are dependent upon the continued economic viability of the area. The Company is subject to competition from other financial institutions for loans and deposit accounts. The Company is also subject to regulation by certain governmental agencies and undergoes periodic examinations by those regulatory agencies.


  Basis of Financial Statement Presentation

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties and assesses estimated future cash flows from borrowers' operations and the liquidation of loan collateral.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize loan losses, changes in economic conditions may necessitate revisions in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination.

  Unaudited Interim Consolidated Financial Statements

     The consolidated balance sheet as of March 31, 1996 and the consolidated statements of income and condensed cash flows for the three months ended March 31, 1996 and 1995, and the consolidated statement of stockholders' equity for the three months ended March 31, 1996 are unaudited. In the opinion of management, all adjustments necessary for the fair presentation of the financial position, results of operations and cash flows as of March 31, 1996 and for the three months ended March 31, 1996 and 1995, consisting only of normal recurring adjustments, have been included. The results of operations for the three months ended March 31, 1996 and 1995 are not necessarily indicative of the results which may be expected for the entire year.

                          BANK LAND CO. AND SUBSIDIARY



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


  Accrual Basis of Accounting

     Financial accounting records are generally maintained on an accrual basis. Certain fee income, such as loan fees, is recognized as received. In all cases, the difference between the accrual basis and the cash basis is not material.

  Earnings per Share

     Earnings per share are computed using the weighted average method.

  Investment Securities

     Effective January 1, 1994, the Company adopted Financial Accounting Standard No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 requires, among other things, that securities designated as available for sale be revalued at each reporting period with the unrealized gain or loss, net of tax effect recorded as an element of stockholder's equity.

     The designation of a security as held to maturity or available for sale is made at the time of acquisition. The held to maturity classification includes debt securities that the Company has the positive intent and ability to hold to maturity which are carried at amortized cost. The available for sale classification includes debt and equity securities which are carried at fair value. Unrealized gains and losses on securities available for sale are included as a separate component of stockholder's equity, net of tax effect. Gains or losses on sales of securities are recognized by the specific identification method.

  Loans

     Loans are reported at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on the daily balance of the principal amount outstanding.

     Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full, timely collection of interest or principal. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Renegotiated loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

  Allowance for Loan Losses

     The Company provides for possible loan losses by a charge to operations based on the character of the loan portfolio, current economic conditions, past loan loss experience and such other factors as, in management's best judgment, deserve current recognition in estimating loan losses.

     For impairment recognized in accordance with Financial Accounting Standards Board SFAS No. 114, Accounting by Creditors for Impairment of a Loan, the entire change in present value of expected cash flows is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported.

                          BANK LAND CO. AND SUBSIDIARY



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


  Premises and Equipment

     Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Depreciation is computed generally on the straight-line method.

  Foreclosed Real Estate

     Foreclosed real estate is recorded at the lower of cost or estimated fair market value. Gains or losses upon disposition are reflected in current operations.

  Cash Flows

     For purposes of the statement of cash flows, the Company has defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks".

  Income Taxes

     Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

  Disclosures About Fair Value of Financial Instruments

     The Financial Accounting Standards Board has issued SFAS No. 107, Disclosures about Fair Value of Financial Instruments. SFAS No. 107 extends the existing fair value disclosures practices for some instruments by requiring all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the balance sheet for which it is practicable to estimate fair value. The Company has adopted the provisions of SFAS No. 107 for its year ended December 31, 1995.

NOTE B -- CASH AND DUE FROM BANKS

     The Federal Reserve Board requires banks to maintain reserve balances composed of cash on hand and balances maintained at the Federal Reserve Bank. These reserve balances are based primarily on deposit levels. These reserve balances were approximately $802,000, $787,000 and $826,000 at March 31, 1996 and December 31, 1995 and 1994, respectively.

                          BANK LAND CO. AND SUBSIDIARY



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


NOTE C -- INVESTMENT SECURITIES

     On January 1, 1994, the Company adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The following presents information related to the Company's portfolio of securities held to maturity and available for sale at the date indicated.

                                                                    MARCH 31, 1996
                                                ------------------------------------------------------
                                                 AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                                   COST          GAINS         LOSSES         VALUE
                                                -----------    ----------    ----------    -----------
SECURITIES TO BE HELD TO MATURITY
  U.S. Treasury securities....................  $ 2,803,637     $  16,864     $     141    $ 2,820,360
  U.S. agency securities......................    8,397,048        14,885        98,505      8,313,428
  State and municipal securities..............    4,104,230        60,962        19,566      4,145,626
  Mortgage-backed securities..................      221,087         7,375            --        228,462
  Corporate securities........................       20,000            --           705         19,295
                                                -----------      --------      --------    -----------
                                                $15,546,002     $ 100,086     $ 118,917    $15,527,171
                                                ===========      ========      ========    ===========
SECURITIES AVAILABLE FOR SALE
  U.S. Treasury securities....................  $ 2,372,177     $   1,285     $      --    $ 2,373,462
                                                ===========      ========      ========    ===========

                                                                  DECEMBER 31, 1995
                                                ------------------------------------------------------
                                                 AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                                   COST          GAINS         LOSSES         VALUE
                                                -----------    ----------    ----------    -----------
SECURITIES TO BE HELD TO MATURITY
  U.S. Treasury securities....................  $ 3,659,641     $  24,323     $   1,195    $ 3,682,769
  U.S. agency securities......................    8,338,363        24,454        84,288      8,278,529
  State and municipal securities..............    3,490,060        82,436         8,567      3,563,929
  Mortgage-backed securities..................      230,270         9,178            --        239,448
  Corporate securities........................       20,000            --           615         19,385
                                                -----------      --------      --------    -----------
                                                $15,738,334     $ 140,391     $  94,665    $15,784,060
                                                ===========      ========      ========    ===========
SECURITIES AVAILABLE FOR SALE
  U.S. Treasury securities....................  $ 2,850,653     $   5,130     $      --    $ 2,855,783
                                                ===========      ========      ========    ===========

                                                                  DECEMBER 31, 1994
                                                ------------------------------------------------------
                                                 AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                                   COST          GAINS         LOSSES         VALUE
                                                -----------    ----------    ----------    -----------
SECURITIES TO BE HELD TO MATURITY
  U.S. Treasury securities....................  $ 4,077,903     $    204      $  77,467    $ 4,000,640
  U.S. agency securities......................   10,611,789        7,606        223,019     10,396,376
  State and municipal securities..............    4,007,904       59,918         48,160      4,019,662
  Mortgage-backed securities..................      335,603           --          5,883        329,720
  Corporate securities........................      420,700        2,840             --        423,540
                                                -----------      -------       --------    -----------
                                                $19,453,899     $ 70,568      $ 354,529    $19,169,938
                                                ===========      =======       ========    ===========
SECURITIES AVAILABLE FOR SALE
  U.S. Treasury securities....................  $10,810,334     $  4,215      $  14,941    $10,799,608
                                                ===========      =======       ========    ===========

                          BANK LAND CO. AND SUBSIDIARY



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The amortized cost and estimated market value of investment securities at December 31, 1995 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call of prepayment penalties.

                                              SECURITIES TO BE                SECURITIES
                                              HELD TO MATURITY            AVAILABLE FOR SALE
                                         --------------------------    ------------------------
                                          AMORTIZED       MARKET       AMORTIZED       MARKET
                                            COST           VALUE          COST         VALUE
                                         -----------    -----------    ----------    ----------
    Due in one year or less............  $ 7,663,681    $ 7,676,557    $2,850,653    $2,855,783
    Due after one year through five
      years............................    6,994,383      6,992,264            --            --
    Due after five years through ten
      years............................      760,000        789,947            --            --
    Due after ten years................       90,000         85,844            --            --
                                         -----------    -----------    ----------    ----------
                                          15,508,064     15,544,612     2,850,653     2,855,783
    Mortgage-backed securities.........      230,270        239,448            --            --
                                         -----------    -----------    ----------    ----------
                                         $15,738,334    $15,784,060    $2,850,653    $2,855,783
                                         ===========    ===========    ==========    ==========

     The Company had no gains and no losses on the sale and early redemption of investment securities for the periods ended March 31, 1996 and December 31, 1995 and 1994.

     Investment securities with carrying value of $5,137,120, $5,095,910 and $4,499,425 are pledged at March 31, 1996 and December 31, 1995 and 1994, respectively, as collateral for public deposits and for other purposes as required or permitted by law.

NOTE D -- LOANS AND ALLOWANCES FOR POSSIBLE LOAN LOSSES

     Major classifications of loans and leases are as follows:

                                                                          DECEMBER 31,
                                                     MARCH 31,     --------------------------
                                                       1996           1995           1994
                                                    -----------    -----------    -----------
    Real estate...................................  $40,859,838    $43,646,505    $42,616,623
    Commercial....................................   17,134,597     17,323,278     18,015,380
    Installment...................................   15,709,594     15,662,168     10,910,897
    Ready Reserve and credit cards................      725,578        723,914        564,177
    Overdrafts....................................       62,255         17,920         18,780
                                                    -----------    -----------    -----------
                                                    $74,491,862    $77,373,785    $72,125,857
                                                    ===========    ===========    ===========

     As of March 31, 1996 and December 31, 1995, the Company's recorded investment in impaired loans was approximately $1,722,000 and $560,760, respectively, and the related valuation allowance calculated under SFAS 114 totaled approximately $149,000 and $112,000, respectively. This valuation allowance is included in the allowance for loan losses in the accompanying consolidated balance sheet. The average recorded investment in impaired loans for the three months ended March 31, 1996 and year ended December 31, 1995 was $1,062,800 and $399,500, respectively.

     Loans having carrying values of $206,835 were transferred to foreclosed real estate in 1995.

     The Company is not committed to lend funds to debtors whose loans have been modified.

     The principal balance of loans having payments delinquent more than sixty days at March 31, 1996 and December 31, 1995 and 1994, amounted to $1,728,500, $590,596 and $431,863, respectively. The accrual of interest had been discontinued on principal balances of loans totaling $1,722,200, $560,760 and $484,053 at

                          BANK LAND CO. AND SUBSIDIARY



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


March 31, 1996 and December 31, 1995 and 1994. The Company had no renegotiated loans at March 31, 1996 and December 31, 1995 and 1994.

     Transactions in the allowance for possible loan and lease losses are as follows:

                                              THREE MONTHS ENDED
                                                  MARCH 31,                  DECEMBER 31,
                                           ------------------------    ------------------------
                                              1996          1995          1995          1994
                                           ----------    ----------    ----------    ----------
    Balance at beginning of period.......  $  933,191    $1,019,215    $1,019,215    $1,003,683
    Provision for loan losses............      71,348            --       135,000       135,000
                                           ----------    ----------    ----------    ----------
              Total......................   1,004,539     1,019,215     1,154,215     1,138,683
    Loans charged off....................    (124,353)      (49,364)     (272,193)     (198,230)
    Recoveries...........................      24,397         3,868        51,169        78,762
                                           ----------    ----------    ----------    ----------
              Net charge offs............     (99,956)      (45,496)     (221,024)     (119,468)
                                           ----------    ----------    ----------    ----------
    Balance at end of period.............  $  904,583    $  973,719    $  933,191    $1,019,215
                                           ==========    ==========    ==========    ==========

NOTE E -- PREMISES AND EQUIPMENT

     Premises and equipment, less accumulated depreciation, consisted of the following:

                                                                   MARCH 31, 1996
                                                       ---------------------------------------
                                                                     ACCUMULATED       NET
                                                          COST       DEPRECIATION     AMOUNT
                                                       ----------    -----------    ----------
    Building.........................................  $1,246,957    $   849,562    $  397,395
    Furniture and equipment..........................   1,226,603        737,658       488,945
    Land.............................................      98,189             --        98,189
                                                       ----------     ----------    ----------
                                                       $2,571,749    $ 1,587,220    $  984,529
                                                       ==========     ==========    ==========

                                                                  DECEMBER 31, 1995
                                                       ---------------------------------------
                                                                     ACCUMULATED       NET
                                                          COST       DEPRECIATION     AMOUNT
                                                       ----------    -----------    ----------
    Building.........................................  $1,244,186    $   825,708    $  418,478
    Furniture and equipment..........................   1,224,113        695,057       529,056
    Land.............................................      98,189             --        98,189
                                                       ----------     ----------    ----------
                                                       $2,566,488    $ 1,520,765    $1,045,723
                                                       ==========     ==========    ==========

                                                                  DECEMBER 31, 1994
                                                       ---------------------------------------
                                                                     ACCUMULATED       NET
                                                          COST       DEPRECIATION     AMOUNT
                                                       ----------    -----------    ----------
    Building.........................................  $1,279,343    $   805,822    $  473,521
    Furniture and equipment..........................   1,098,779        558,575       540,204
    Land.............................................      98,189             --        98,189
                                                       ----------     ----------    ----------
                                                       $2,476,311    $ 1,364,397    $1,111,914
                                                       ==========     ==========    ==========

                          BANK LAND CO. AND SUBSIDIARY



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


NOTE F -- INCOME TAXES

     The provision for income taxes consisted of the following:

                                                THREE MONTHS ENDED           YEAR ENDED
                                                    MARCH 31,               DECEMBER 31,
                                               --------------------    ----------------------
                                                 1996        1995         1995         1994
                                               --------    --------    ----------    --------
    Current..................................  $204,764    $235,384    $1,026,738    $702,701
    Deferred expense (benefit)...............    35,712          --        (3,099)     33,656
                                               --------    --------    ----------    --------
                                               $240,476    $235,384    $1,023,639    $736,357
                                               ========    ========    ==========    ========

     Income tax expense differed from amounts computed at the federal statutory rate as follows:

                                                         THREE MONTHS ENDED MARCH 31,
                                              ---------------------------------------------------
                                                        1996                       1995
                                              ------------------------    -----------------------
                                                AMOUNT      PERCENTAGE     AMOUNT      PERCENTAGE
                                              ----------    ----------    ---------    ----------
    Expected federal tax expense............  $  224,411       34.0%      $ 228,154       34.0%
    Tax-exempt interest.....................     (10,900)      (1.6)        (12,068)      (1.8)
    State taxes net of federal benefit......      16,314        2.5          11,193        1.7
    Other...................................      10,651        1.5           8,105        1.2
                                                --------       ----        --------       ----
                                              $  240,476       36.4%      $ 235,384       35.1%
                                                ========       ====        ========       ====

                                                           YEARS ENDED DECEMBER 31,
                                              ---------------------------------------------------
                                                        1995                       1994
                                              ------------------------    -----------------------
                                                AMOUNT      PERCENTAGE     AMOUNT      PERCENTAGE
                                              ----------    ----------    ---------    ----------
    Expected federal tax expense............  $  984,570       34.0%      $ 856,075       34.0%
    Tax-exempt interest.....................     (44,749)      (1.5)        (49,070)      (1.9)
    State taxes net of federal benefit......      68,886        2.3              --         --
    Decrease in valuation allowance on
      deferred taxes related to alternative
      minimum tax credit carryforward.......          --         --        (106,793)      (4.3)
    Other...................................      14,932         .5          36,145        1.4
                                              ----------       ----       ---------       ----
                                              $1,023,639       35.3%      $ 736,357       29.2%
                                              ==========       ====       =========       ====

     A deferred tax asset or liability is recognized for the tax consequences of temporary differences in the recognition of revenue and expense for financial reporting and tax purposes.

                          BANK LAND CO. AND SUBSIDIARY



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     Listed below are the components of the net deferred tax asset:

                                                            MARCH          DECEMBER 31,
                                                             31,       --------------------
                                                             1996        1995        1994
                                                           --------    --------    --------
    Deferred tax assets
      Accrued expenses...................................  $     --    $ 35,712    $     --
      Unrealized loss on securities available for sale...        --          --       3,469
      Allowance for loan losses..........................   144,325     144,325     160,800
      Pension accrual....................................    12,987      12,987      17,000
      Write downs on foreclosed real estate..............     4,373       4,373          --
                                                           --------    --------    --------
              Total deferred tax assets..................   161,685     197,397     181,269
    Deferred tax liabilities
      Depreciation.......................................   (16,498)    (16,498)         --
      Unrealized gain on securities available for sale...      (612)     (1,923)         --
                                                           --------    --------    --------
              Total deferred tax liabilities.............   (17,110)    (18,421)         --
                                                           --------    --------    --------
              Net deferred tax asset.....................  $144,575    $178,976    $181,269
                                                           ========    ========    ========

     The Company did not have a valuation reserve for its deferred tax asset at March 31, 1996 and December 31, 1995 and 1994.

NOTE G -- STOCKHOLDERS' EQUITY

     During February 1994 the Company adopted amendments to its Articles of Incorporation, authorizing the issue of Class B common stock and Preferred stock.

  Class B Common Stock


     The Class B nonvoting common stock is distinguished from the Class A voting common stock, in that the Class B nonvoting common stock has no voting privileges or voting power, except as otherwise required by the Colorado Business Corporation Act. In all other instances the Class B nonvoting common stock has full rights, privileges, and power as that of Class A voting common stock.


  Preferred Stock


     The preferred stock is not entitled to any rights in or to the Company, including, but not limited to, voting (except as otherwise required by the Colorado Business Corporation Act), dividend, liquidation, conversion, or any other preferences and other special rights, except that upon the sale of the Corporation's stock or assets, the holders of the Preferred stock, as a class, shall receive seven and one-half percent (7 1/2%) of the net proceeds resulting from such sale.


     Effective June 30, 1994, Colorado corporate statutes were revised, in most cases eliminating the designation of treasury stock. Under the revised statutes, shares reacquired by a company are restored to unissued shares and the amount paid for the shares must be offset against common stock and retained earnings. The Company's 1994 financial statements reflect the effect of this statute.

NOTE H -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and stand-by letters of credit.

                          BANK LAND CO. AND SUBSIDIARY



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     Those instruments involve, to a varying degree, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and stand-by letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                                          DECEMBER 31,
                                                     MARCH 31,     --------------------------
                                                       1996           1995           1994
                                                    -----------    -----------    -----------
    Financial instruments whose contract amounts
      represent credit risk
      Commitments to extend credit................  $12,788,500    $12,971,700    $11,778,000
      Stand-by letters of credit..................      151,600        186,400        520,800
      Credit card arrangements....................      718,000        633,000        580,800

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

     Stand-by letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE I -- EMPLOYEE BENEFITS

     The Company has a defined contribution pension plan in effect for substantially all full-time employees. Salaries and employee benefits expense in 1995 and 1994 includes $52,900 and $48,000, respectively, for this plan. Contributions under this plan are made at the discretion of the Board of Directors.

     During 1995 the Company terminated its defined benefit pension plan, and distributed the plan's assets to the participants. No gain or loss was realized upon the final settlement of this plan. Salary and employee benefits expense in 1994 includes a $83,950 provision for the plan.

NOTE J -- RELATED PARTIES

     In the ordinary course of business, certain directors and executive officers of the Company were borrowers of the Bank. All loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons and did not involve more than the normal risk of collectibility.

                          BANK LAND CO. AND SUBSIDIARY



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     Aggregate loan transactions with related parties were as follows for the years ended December 31:

                                                                      1995          1994
                                                                    ---------     --------
    Balance beginning.............................................  $ 171,900     $167,000
    New loans.....................................................    664,500       10,000
    Repayments....................................................   (251,200)      (5,100)
                                                                     --------     --------
                                                                    $ 585,200     $171,900
                                                                     ========     ========

     Loans to related parties totaled $598,000 at March 31, 1996.

NOTE K -- REGULATORY MATTERS

     Various restrictions limit the extent to which dividends may be paid by the Company's subsidiary bank. The approval of the bank regulatory authorities is required for the Bank to pay dividends in any calendar year which exceed the Bank's net profit for that year combined with its retained profits for the preceding two years.

     Banking regulations also require the Company's subsidiary Bank to maintain capital levels in relation to Bank assets. At March 31, 1996 and December 31, 1995, the Bank's capital levels exceeded minimum capital requirements.

NOTE L -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following summary presents the methodologies and assumptions used to estimate the fair value of the Company's financial instruments. The Company operates as a going concern and except for its investment portfolio, no active market exists for its financial instruments. Much of the information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts which will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different.

  Cash and Cash Equivalents

     For these short-term instruments, the carrying amount approximates fair value.

  Investments

     For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The carrying amount of accrued interest receivable approximates its fair value.

  Loans

     The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For variable rate loans, the carrying amount is a reasonable estimate of fair value. For loans where collection of principal is in doubt, an allowance for losses has been estimated. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

                          BANK LAND CO. AND SUBSIDIARY



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


  Deposits

     The fair value of demand deposits, savings accounts, NOW accounts, and certain money market deposits is the amount payable on demand at the reporting date (i.e. their carrying amount). The fair value of fixed maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

  Commitments to Extend Credit, Standby Letters of Credit and Lines of Credit

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparts. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparts at the reporting date.

     The following table presents estimated fair values of the Company's financial instruments as of December 31, 1995:

                                                                      CARRYING       FAIR
                                                                       AMOUNT        VALUE
                                                                      --------      -------
                                                                        (IN THOUSANDS OF
                                                                            DOLLARS)
    Financial assets
      Cash and due from banks.......................................  $  6,777      $ 6,777
      Federal funds sold and interest bearing deposits..............     9,666        9,666
      Investment securities
         Securities held to maturity................................    15,738       15,784
         Securities available for sale..............................     2,856        2,856
      Loans, less allowance for loan losses.........................    76,440       76,006
      Accrued interest receivable...................................       677          677
    Financial liabilities
      Deposits
         Non-maturity deposits......................................    69,335       69,335
         Deposits with stated maturities............................    30,308       30,359
      Accrued interest payable......................................       197          197

     There is no material difference between the notional amount and the estimated fair value of loan commitments and letters of credit. In addition, fees collected from these arrangements are considered to be immaterial.

NOTE M -- MERGER AGREEMENT

     On December 26, 1995, the Company entered into a Merger Agreement whereby the Company would be merged into Vectra Banking Corporation. The Merger Agreement is subject to approval by the Company's stockholders and certain regulatory authorities. It is anticipated that the merger will be completed in the second quarter of 1996.

                          BANK LAND CO. AND SUBSIDIARY



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



NOTE N -- BANK LAND CO. PARENT COMPANY ONLY


                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                  DECEMBER 31,
                                                                  MARCH 31,    ------------------
                                                                    1996        1995       1994
                                                                  ---------    -------    -------
Cash............................................................   $   616     $   764    $   448
Investment in subsidiary........................................    12,944      12,548     10,723
Real estate.....................................................        98          98        131
Other assets....................................................        89          82        593
                                                                   -------     -------    -------
                                                                   $13,747     $13,492    $11,895
                                                                   =======     =======    =======
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities.....................................................   $    --     $   129    $    --
Stockholders' equity............................................    13,747      13,363     11,895
                                                                   -------     -------    -------
                                                                   $13,747     $13,492    $11,895
                                                                   =======     =======    =======

                          CONDENSED INCOME STATEMENTS
                                 (IN THOUSANDS)

                                                              THREE MONTHS
                                                                  ENDED           YEARS ENDED
                                                                MARCH 31,        DECEMBER 31,
                                                              -------------    -----------------
                                                              1996     1995     1995       1994
                                                              ----     ----    ------     ------
REVENUE
  Dividends from subsidiary.................................  $ --     $ --    $   --     $  864
  Other revenue.............................................    52       76       277        348
                                                              ----     ----    ------     ------
          Total revenue.....................................    52       76       277      1,212
EXPENSES....................................................    74      111       420        531
                                                              ----     ----    ------     ------
          (Loss) income before income tax benefit and equity
            in undistributed net earnings of unconsolidated
            subsidiary......................................   (22)     (35)     (143)       681
INCOME TAX BENEFIT..........................................     7       12        45         42
                                                              ----     ----    ------     ------
(LOSS) INCOME BEFORE EQUITY IN UNDISTRIBUTED NET EARNINGS OF
  UNCONSOLIDATED SUBSIDIARY.................................   (15)     (23)      (98)       723
Equity in undistributed net earnings of subsidiary..........   399      423     1,815        909
                                                              ----     ----    ------     ------
          NET INCOME........................................  $384     $400    $1,717     $1,632
                                                              ====     ====    ======     ======

                          BANK LAND CO. AND SUBSIDIARY



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                           THREE MONTHS
                                                               ENDED             YEARS ENDED
                                                             MARCH 31,           DECEMBER 31,
                                                          ---------------     ------------------
                                                          1996      1995       1995        1994
                                                          -----     -----     -------     ------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income............................................. $ 384     $ 400     $ 1,717     $1,632
  Noncash items included in net income
     Depreciation........................................    --         2           4          8
     Equity in undistributed net earnings of
       unconsolidated subsidiary.........................  (399)     (423)     (1,815)      (909)
     Gain on sale of real estate.........................    --       (26)        (26)      (131)
     Deferred taxes......................................    36        --         (36)        --
     Compensation expensed through preferred stock
       issuance..........................................    --        --          --        266
     Changes in deferrals and accruals...................  (170)      472         671       (552)
                                                          -----     -----     -------     ------
          NET CASH (USED IN) PROVIDED BY OPERATING
            ACTIVITIES...................................  (149)      425         515        314
CASH FLOWS FROM INVESTING ACTIVITIES
Sale of real estate......................................    --        55          55        183
  Change in loan.........................................     1        --           5        (43)
                                                          -----     -----     -------     ------
          NET CASH PROVIDED BY INVESTING ACTIVITIES......     1        55          60        140
CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid.........................................    --      (259)       (259)      (426)
  Sale of common stock...................................    --        --          --        150
                                                          -----     -----     -------     ------
          NET CASH USED IN FINANCING ACTIVITIES..........    --      (259)       (259)      (276)
                                                          -----     -----     -------     ------
NET INCREASE (DECREASE) IN CASH..........................  (148)      221         316        178
CASH AT BEGINNING OF PERIOD..............................   764       448         448        270
                                                          -----     -----     -------     ------
CASH AT END OF PERIOD.................................... $ 616     $ 669     $   764     $  448
                                                          =====     =====     =======     ======

                              SOUTHWEST STATE BANK

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        -----
Independent Auditors' Report..........................................................  F-50
Balance Sheets -- March 31, 1996 (unaudited) and December 31, 1995 and 1994...........  F-51
Statements of Income -- Three months ended March 31, 1996 and 1995 (unaudited) and years ended December 31, 1995 and 1994..............................................  F-52
Statement of Stockholders' Equity -- Three months ended March 31, 1996 (unaudited) and years ended December 31, 1995 and 1994..............................................  F-53
Condensed Statements of Cash Flows -- Three months ended March 31, 1996 and 1995
  (unaudited).........................................................................  F-54
Statements of Cash Flows -- years ended December 31, 1995 and 1994....................  F-55
Notes to Financial Statements.........................................................  F-56

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
SouthWest State Bank
Denver, Colorado


     We have audited the accompanying balance sheets of SouthWest State Bank (a 92%-owned subsidiary of Bank Land Co.) as of December 31, 1995 and 1994 and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SouthWest State Bank at December 31, 1995 and 1994 and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.


     As discussed in notes A and D, to the financial statements, the Bank adopted the provisions of Statements of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, and No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures, as of January 1, 1995. In addition, as also discussed in notes A and C to the financial statements, the Bank adopted the provisions of Statements of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, as of January 1, 1994.


                                          Fortner, Bayens, Levkulich & Co., P.C.

Denver, Colorado
February 16, 1996

                              SOUTHWEST STATE BANK

                   (A 92%-OWNED SUBSIDIARY OF BANK LAND CO.)


                                 BALANCE SHEETS

                                     ASSETS

                                                                             DECEMBER 31,
                                                                     ----------------------------
                                                                         1995            1994
                                                      MARCH 31,      ------------    ------------
                                                         1996
                                                     ------------
                                                     (UNAUDITED)
Cash and due from banks............................  $  6,700,938    $  6,777,108    $  6,155,289
Interest-bearing deposits with banks...............     1,071,862       1,666,389         883,924
Federal funds sold.................................     9,601,000       8,000,000       6,200,000
Investment securities
  Held to maturity (market value of $15,527,171,
     $15,784,060 and $19,169,938 at March 31, 1996
     and December 31, 1995 and 1994,
     respectively).................................    15,546,002      15,738,334      19,453,899
  Available for sale...............................     2,373,462       2,855,783      10,799,608
Loans..............................................    74,455,169      77,336,058      72,083,020
Less allowance for loan losses.....................      (904,583)       (933,191)     (1,019,215)
                                                     ------------    ------------    ------------
                                                       73,550,586      76,402,867      71,063,805
Leasehold improvements and equipment, net..........       886,340         947,534         980,995
Accrued interest receivable........................       682,776         676,905         641,073
Foreclosed real estate.............................       211,278         195,109              --
Deferred tax asset.................................       144,575         143,264         181,269
Other assets.......................................        70,546         109,122          83,651
                                                     ------------    ------------    ------------
                                                     $110,839,365    $113,512,415    $116,443,513
                                                     ============    ============    ============
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits
     Demand, non-interest bearing..................  $ 23,984,608    $ 24,653,264    $ 24,820,904
     NOW and money market..........................    23,425,195      24,815,680      29,192,971
     Savings.......................................    20,166,244      19,865,994      21,359,879
     Time, $100,000 and over.......................    10,856,210      11,923,093      11,559,645
     Other.........................................    17,772,417      18,384,708      16,923,314
                                                     ------------    ------------    ------------
          Total deposits...........................    96,204,674      99,642,739     103,856,713
  Accrued interest payable.........................       232,743         196,533         116,005
  Current income taxes payable.....................       262,043          14,567         144,131
  Other liabilities................................        91,474          40,601         164,466
  Dividends payable................................            --              --         525,000
                                                     ------------    ------------    ------------
          Total liabilities........................    96,790,934      99,894,440     104,806,315
Commitments (notes G, H and I)
Stockholders' equity
  Common stock -- 150,000 shares of $10 par value
     authorized, issued and outstanding............     1,500,000       1,500,000       1,500,000
  Capital surplus..................................     2,500,000       2,500,000       2,500,000
  Retained earnings................................    10,047,758       9,614,768       7,644,455
  Net unrealized gain (loss) on securities
     available for sale, net of taxes..............           673           3,207          (7,257)
                                                     ------------    ------------    ------------
          Total stockholders' equity...............    14,048,431      13,617,975      11,637,198
                                                     ------------    ------------    ------------
                                                     $110,839,365    $113,512,415    $116,443,513
                                                     ============    ============    ============

        The accompanying notes are an integral part of these statements.

                              SOUTHWEST STATE BANK

                   (A 92%-OWNED SUBSIDIARY OF BANK LAND CO.)


                              STATEMENTS OF INCOME

                                                     THREE MONTHS                 YEAR ENDED
                                                   ENDED MARCH 31,               DECEMBER 31,
                                               ------------------------    ------------------------
                                                  1996          1995          1995          1994
                                               ----------    ----------    ----------    ----------
                                                     (UNAUDITED)
INTEREST INCOME
  Interest and fees on loans.................  $1,834,941    $1,867,375    $7,798,396    $6,878,828
  Interest on taxable investment
     securities..............................     254,841       402,103     1,270,290     1,049,402
  Interest on investment securities exempt
     from federal taxes......................      32,059        35,493       131,615       144,326
  Interest on federal funds sold.............     110,725        25,764       228,761       276,808
                                               ----------    ----------    ----------    ----------
          Total interest income..............   2,232,566     2,330,735     9,429,062     8,349,364
INTEREST EXPENSE.............................     681,060       671,360     2,753,504     2,270,710
                                               ----------    ----------    ----------    ----------
NET INTEREST INCOME..........................   1,551,506     1,659,375     6,675,558     6,078,654
Provision for loan losses....................      71,348            --       135,000       135,000
                                               ----------    ----------    ----------    ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
  LOSSES.....................................   1,480,158     1,659,375     6,540,558     5,943,654
OTHER INCOME
  Service charges on deposit accounts........     209,192       216,139       861,565       836,700
  Other income...............................  88,472....        82,827       335,559       607,695
                                               ----------    ----------    ----------    ----------
                                                  297,664       298,966     1,197,124     1,444,395
OTHER EXPENSES
  Salaries and employee benefits.............     531,904       603,770     2,246,494     2,247,615
  Occupancy expense of premises..............      74,741        67,206       282,065       275,504
  Furniture and equipment expense............      89,654        67,202       326,497       251,164
  Other expenses.............................     401,057       514,307     1,844,152     1,912,754
                                               ----------    ----------    ----------    ----------
                                                1,097,356     1,252,485     4,699,208     4,687,037
                                               ----------    ----------    ----------    ----------
INCOME BEFORE INCOME TAXES...................     680,466       705,856     3,038,474     2,701,012
Income tax expense...........................     247,476       247,221     1,068,161       778,347
                                               ----------    ----------    ----------    ----------
NET INCOME...................................  $432,990...   $  458,635    $1,970,313    $1,922,665
                                               ==========    ==========    ==========    ==========
Net income per share of common stock.........  $     2.89    $     3.06    $    13.13    $    12.82
                                               ==========    ==========    ==========    ==========
Weighted average shares outstanding..........     150,000       150,000       150,000       150,000
                                               ==========    ==========    ==========    ==========

        The accompanying notes are an integral part of these statements.

                              SOUTHWEST STATE BANK

                   (A 92%-OWNED SUBSIDIARY OF BANK LAND CO.)


                       STATEMENT OF STOCKHOLDERS' EQUITY
               THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED) AND
                       TWO YEARS ENDED DECEMBER 31, 1995

                                                                                         NET UNREALIZED
                                                                                           GAIN (LOSS)
                                                                                          ON SECURITIES
                                              COMMON       CAPITAL       RETAINED      AVAILABLE FOR SALE,
                                              STOCK        SURPLUS       EARNINGS         NET OF TAXES           TOTAL
                                            ----------    ----------    -----------    -------------------    -----------
BALANCE AT JANUARY 1, 1994................  $1,500,000    $2,500,000    $ 6,246,790          $    --          $10,246,790
Net income................................          --            --      1,922,665               --            1,922,665
Cash dividend -- $3.50 per share..........          --            --       (525,000)              --             (525,000)
Net unrealized loss on securities
  available for sale......................          --            --             --           (7,257)              (7,257)
                                            ----------    ----------    -----------          -------          -----------
BALANCE AT DECEMBER 31, 1994..............   1,500,000     2,500,000      7,644,455           (7,257)          11,637,198
Change in net unrealized gain (loss) on
  securities available for sale...........          --            --             --           10,464               10,464
Net income................................          --            --      1,970,313               --            1,970,313
                                            ----------    ----------    -----------          -------          -----------
BALANCE AT DECEMBER 31, 1995..............   1,500,000     2,500,000      9,614,768            3,207           13,617,975
Change in net unrealized gain (loss) on
  securities available for sale...........          --            --             --           (2,534)              (2,534)
Net income................................          --            --        432,990               --              432,990
                                            ----------    ----------    -----------          -------          -----------
BALANCE AT MARCH 31, 1996.................  $1,500,000    $2,500,000    $10,047,758          $   673          $14,048,431
                                            ==========    ==========    ===========          =======          ===========

         The accompanying notes are an integral part of this statement.

                                 SOUTHWEST BANK

                   (A 92%-OWNED SUBSIDIARY OF BANK LAND CO.)


                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                        THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
                                                                    (UNAUDITED)
NET CASH PROVIDED BY OPERATING ACTIVITIES.........................  $   898,825     $   365,904
CASH FLOWS FROM INVESTING ACTIVITIES
  Change in federal funds sold....................................   (1,601,000)      4,300,000
  Net (increase) decrease in loans................................    2,780,933      (2,999,926)
  Purchase of securities available for sale.......................     (477,513)     (1,420,061)
  Purchase of securities held to maturity.........................   (2,711,468)       (773,391)
  Proceeds from maturities of securities available for sale.......    1,000,000       4,200,000
  Proceeds from maturities of securities held to maturity.........    2,904,111       3,565,658
  Net change in interest-bearing deposits with banks..............      594,527        (469,317)
  Other...........................................................      (26,520)       (159,794)
                                                                    -----------     -----------
          NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES.....    2,463,070       6,243,169
CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in deposits..........................................   (3,438,065)     (4,984,391)
  Dividends paid on common stock..................................           --        (525,000)
                                                                    -----------     -----------
          NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.....   (3,438,065)     (5,509,391)
                                                                    -----------     -----------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS................      (76,170)      1,099,682
CASH AND DUE FROM BANKS AT BEGINNING OF PERIOD....................    6,777,108       6,155,289
                                                                    -----------     -----------
CASH AND DUE FROM BANKS AT END OF PERIOD..........................  $ 6,700,938     $ 7,254,971
                                                                    ===========     ===========

         The accompanying notes are an integral part of this statement.

                              SOUTHWEST STATE BANK

                   (A 92%-OWNED SUBSIDIARY OF BANK LAND CO.)


                            STATEMENTS OF CASH FLOWS

                                                                     YEARS ENDED DECEMBER 31,
                                                                   ----------------------------
                                                                      1995             1994
                                                                   -----------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.....................................................  $ 1,970,313     $  1,922,665
  Adjustments to reconcile net income to net cash provided by operating activities
     Provision for loan losses...................................      135,000          135,000
     Reduction in deferred income taxes..........................       32,613           33,656
     Depreciation................................................      185,792          146,964
     Loss on sale of real estate acquired by foreclosure.........       11,726           21,370
     Net discount accretion......................................     (352,310)        (265,662)
     Changes in accruals and deferrals
       Interest receivable.......................................      (35,832)          24,260
       Other assets..............................................      (25,471)           5,163
       Interest payable..........................................       80,528           12,537
       Taxes payable.............................................     (129,564)        (202,445)
       Other liabilities.........................................     (123,865)         109,512
                                                                    ----------      -----------
          NET CASH PROVIDED BY OPERATING ACTIVITIES..............    1,748,930        1,943,020
CASH FLOWS FROM INVESTING ACTIVITIES
  Change in federal funds sold...................................   (1,800,000)       5,100,000
  Net increase in interest bearing deposits with banks...........     (782,465)              --
  Purchase of securities to be held to maturity..................   (4,033,356)     (18,325,040)
  Purchase of securities available for sale......................   (4,503,958)     (13,851,107)
  Proceeds from maturities of securities held to maturity........    7,764,870        9,610,065
  Proceeds from maturities of securities available for sale......   12,800,000        9,300,000
  Net (increase) decrease in loans...............................   (5,680,897)       3,775,337
  Expenditures for bank premises and equipment...................     (152,331)        (325,239)
  Proceeds from sale of real estate acquired by foreclosure......           --          283,626
                                                                    ----------      -----------
          NET CASH USED IN INVESTING ACTIVITIES..................    3,611,863       (4,432,358)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net (decrease) increase in deposits............................  $(4,213,974)    $  2,414,272
  Dividends paid on common stock.................................     (525,000)        (412,500)
                                                                    ----------      -----------
          NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES....   (4,738,974)       2,001,772
                                                                    ----------      -----------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS...............      621,819         (487,566)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR.....................    6,155,289        6,642,855
                                                                    ----------      -----------
CASH AND DUE FROM BANKS AT END OF YEAR...........................  $ 6,777,108     $  6,155,289
                                                                    ==========      ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
     Interest....................................................  $ 2,672,976     $  2,258,173
     Income taxes................................................    1,165,112          942,783
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
  Transfer of securities from held to maturity to securities available
     for sale....................................................  $        --     $  5,974,561

        The accompanying notes are an integral part of these statements.

                              SOUTHWEST STATE BANK

                   (A 92%-OWNED SUBSIDIARY OF BANK LAND CO.)


                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994
                 (INFORMATION AS OF MARCH 31, 1996 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1996 AND 1995 IS UNAUDITED)

NOTE A -- SUMMARY OF ACCOUNTING POLICIES

  Nature of Operations

     SouthWest State Bank ("the Bank") provides a full range of banking and mortgage services to individual and corporate customers principally in the Denver metropolitan area. A majority of the Bank's loans are related to real estate activities. Borrowers' abilities to honor their loans are dependent upon the continued economic viability of the area. The Bank is subject to competition from other financial institutions for loans and deposit accounts. The Bank is also subject to regulation by certain governmental agencies and undergoes periodic examinations by those regulatory agencies.

  Basis of Financial Statement Presentation

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties and assesses estimated future cash flows from borrowers' operations and the liquidation of loan collateral.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize loan losses, changes in economic conditions may necessitate revisions in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination.

  Unaudited Interim Consolidated Financial Statements

     The balance sheet as of March 31, 1996 and the statements of income and condensed cash flows for the three months ended March 31, 1996 and 1995, and the statement of stockholders' equity for the three months ended March 31, 1996 are unaudited. In the opinion of management, all adjustments necessary for the fair presentation of the financial position, results of operations and cash flows as of March 31, 1996 and for the three months ended March 31, 1996 and 1995, consisting only of normal recurring adjustments, have been included. The results of operations for the three months ended March 31, 1996 and 1995 are not necessarily indicative of the results which may be expected for the entire year.

  Accrual Basis of Accounting

     Financial accounting records are generally maintained on an accrual basis. Certain fee income, such as loan fees, is recognized as received. In all cases, the difference between the accrual basis and the cash basis is not material.

  Earnings per Share

     Earnings per share are computed using the weighted average method.

                              SOUTHWEST STATE BANK

                   (A 92%-OWNED SUBSIDIARY OF BANK LAND CO.)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Investment Securities

     Effective January 1, 1994, the Bank adopted Financial Accounting Standard No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS 115 requires, among other things, that securities designated as available for sale be revalued at each reporting period with the unrealized gain or loss, net of tax effect recorded as an element of stockholder's equity.

     The designation of a security as held to maturity or available for sale is made at the time of acquisition. The held to maturity classification includes debt securities that the Bank has the positive intent and ability to hold to maturity which are carried at amortized cost. The available for sale classification includes debt and equity securities which are carried at fair value. Unrealized gains and losses on securities available for sale are included as a separate component of stockholder's equity, net of tax effect. Gains or losses on sales of securities are recognized by the specific identification method.

  Loans

     Loans are reported at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on the daily balance of the principal amount outstanding.

     Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full, timely collection of interest or principal. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Renegotiated loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

  Allowance for Loan Losses

     The Bank provides for possible loan losses by a charge to operations based on the character of the loan portfolio, current economic conditions, past loan loss experience and such other factors as, in management's best judgment, deserve current recognition in estimating loan losses.

     For impairment recognized in accordance with Financial Accounting Standards Board SFAS 114, Accounting by Creditors for Impairment of a Loan, the entire change in present value of expected cash flows is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported.

  Leasehold Improvements and Equipment

     Leasehold improvements and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Depreciation is computed generally on the straight-line method. Depreciation on leasehold improvements is over the term of the lease.

  Foreclosed Real Estate

     Foreclosed real estate is recorded at the lower of cost or estimated fair market value. Gains or losses upon disposition are reflected in current operations.

                              SOUTHWEST STATE BANK

                   (A 92%-OWNED SUBSIDIARY OF BANK LAND CO.)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Cash Flows

     For purposes of the statement of cash flows, the Bank has defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks".

  Income Taxes


     The Bank and its parent company, Bank Land Co., file consolidated income tax returns. Income taxes of the Bank are recorded on the basis of filing separate returns, after adjustments related to consolidated income tax regulations. Current income taxes payable or receivable by the Bank are paid to or received from the parent company.


     Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

  Disclosures About Fair Value of Financial Instruments

     The Financial Accounting Standards Board has issued SFAS No. 107, Disclosures about Fair Value of Financial Instruments. SFAS No. 107 extends the existing fair value disclosures practices for some instruments by requiring all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the balance sheet for which it is practicable to estimate fair value. The Bank has adopted the provisions of SFAS No. 107 for its year ended December 31, 1995.

NOTE B -- CASH AND DUE FROM BANKS

     The Federal Reserve Board requires banks to maintain reserve balances composed of cash on hand and balances maintained at the Federal Reserve Bank. These reserve balances are based primarily on deposit levels. These reserve balances were approximately $802,000 and $787,000 and $826,000 at March 31, 1996 and December 31, 1995 and 1994, respectively.

                              SOUTHWEST STATE BANK

                   (A 92%-OWNED SUBSIDIARY OF BANK LAND CO.)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE C -- INVESTMENT SECURITIES

     On January 1, 1994, the Bank adopted SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. The following presents information related to the Bank's portfolio of securities held to maturity and available for sale at the date indicated.

                                                                    MARCH 31, 1996
                                                ------------------------------------------------------
                                                 AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                                   COST          GAINS         LOSSES         VALUE
                                                -----------    ----------    ----------    -----------
SECURITIES TO BE HELD TO MATURITY
  U.S. Treasury securities....................  $ 2,803,637     $  16,864     $     141    $ 2,820,360
  U.S. agency securities......................    8,397,048        14,885        98,505      8,313,428
  State and municipal securities..............    4,104,230        60,962        19,566      4,145,626
  Mortgage-backed securities..................      221,087         7,375            --        228,462
  Corporate securities........................       20,000            --           705         19,295
                                                -----------      --------      --------    -----------
                                                $15,546,002     $ 100,086     $ 118,917    $15,527,171
                                                ===========      ========      ========    ===========
SECURITIES AVAILABLE FOR SALE
  U.S. Treasury securities....................  $ 2,372,177     $   1,285     $      --    $ 2,373,462
                                                ===========      ========      ========    ===========

                                                                  DECEMBER 31, 1995
                                                ------------------------------------------------------
                                                 AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                                   COST          GAINS         LOSSES         VALUE
                                                -----------    ----------    ----------    -----------
SECURITIES TO BE HELD TO MATURITY
  U.S. Treasury securities....................  $ 3,659,641     $  24,323     $  1,195     $ 3,682,769
  U.S. agency securities......................    8,338,363        24,454       84,288       8,278,529
  State and municipal securities..............    3,490,060        82,436        8,567       3,563,929
  Mortgage-backed securities..................      230,270         9,178           --         239,448
  Corporate securities........................       20,000            --          615          19,385
                                                -----------      --------      -------     -----------
                                                $15,738,334     $ 140,391     $ 94,665     $15,784,060
                                                ===========      ========      =======     ===========
SECURITIES AVAILABLE FOR SALE
  U.S. Treasury securities....................  $ 2,850,653     $   5,130     $     --     $ 2,855,783
                                                ===========      ========      =======     ===========

                                                                  DECEMBER 31, 1994
                                                ------------------------------------------------------
                                                 AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                                   COST          GAINS         LOSSES         VALUE
                                                -----------    ----------    ----------    -----------
SECURITIES TO BE HELD TO MATURITY
  U.S. Treasury securities....................  $ 4,077,903     $    204      $  77,467    $ 4,000,640
  U.S. agency securities......................   10,611,789        7,606        223,019     10,396,376
  State and municipal securities..............    4,007,904       59,918         48,160      4,019,662
  Mortgage-backed securities..................      335,603           --          5,883        329,720
  Corporate securities........................      420,700        2,840             --        423,540
                                                -----------      -------       --------    -----------
                                                $19,453,899     $ 70,568      $ 354,529    $19,169,938
                                                ===========      =======       ========    ===========
SECURITIES AVAILABLE FOR SALE
  U.S. Treasury securities....................  $10,810,334     $  4,215      $  14,941    $10,799,608
                                                ===========      =======       ========    ===========

                              SOUTHWEST STATE BANK

                   (A 92%-OWNED SUBSIDIARY OF BANK LAND CO.)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The amortized cost and estimated market value of investment securities at December 31, 1995 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call of prepayment penalties.

                                              SECURITIES TO BE                SECURITIES
                                              HELD TO MATURITY            AVAILABLE FOR SALE
                                         --------------------------    ------------------------
                                          AMORTIZED       MARKET       AMORTIZED       MARKET
                                            COST           VALUE          COST         VALUE
                                         -----------    -----------    ----------    ----------
    Due in one year or less............  $ 7,663,681    $ 7,676,557    $2,850,653    $2,855,783
    Due after one year through five
      years............................    6,994,383      6,992,264            --            --
    Due after five years through ten
      years............................      760,000        789,947            --            --
    Due after ten years................       90,000         85,844            --            --
                                         -----------    -----------    ----------    ----------
                                          15,508,064     15,544,612     2,850,653     2,855,783
    Mortgage-backed securities.........      230,270        239,448            --            --
                                         -----------    -----------    ----------    ----------
                                         $15,738,334    $15,784,060    $2,850,653    $2,855,783
                                         ===========    ===========    ==========    ==========

     The Bank had no gains and no losses on the sale and early redemption of investment securities for the periods ended March 31, 1996 and December 31, 1995 and 1994.

     Investment securities with carrying value of $5,137,120, $5,095,910 and $4,499,425 are pledged at March 31, 1996 and December 31, 1995 and 1994, respectively, as collateral for public deposits and for other purposes as required or permitted by law.

NOTE D -- LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

     Major classifications of loans and leases at December 31, are as follows:

                                                     MARCH 31,
                                                       1996           1995           1994
                                                    -----------    -----------    -----------
    Real estate...................................  $40,823,145    $43,608,778    $42,573,786
    Commercial....................................   17,134,597     17,323,278     18,015,380
    Installment...................................   15,709,594     15,662,168     10,910,896
    Ready Reserve and credit cards................      725,578        723,914        564,178
    Overdrafts....................................       62,255         17,920         18,780
                                                    -----------    -----------    -----------
                                                    $74,455,169    $77,336,058    $72,083,020
                                                    ===========    ===========    ===========

     As of March 31, 1996 and December 31, 1995, the Company's recorded investment in impaired loans was approximately $1,722,000 and $560,760, respectively, and the related valuation allowance calculated under SFAS 114 totaled approximately $149,000 and $112,000, respectively. This valuation allowance is included in the allowance for loan losses in the accompanying consolidated balance sheet. The average recorded investment in impaired loans for the three months ended March 31, 1996 and year ended December 31, 1995 was $1,062,800 and $399,500, respectively.

     Loans having carrying values of $206,835 were transferred to foreclosed real estate in 1995.

     The Bank is not committed to lend funds to debtors whose loans have been modified.

     The principal balance of loans having payments delinquent more than sixty days at March 31, 1996 and December 31, 1995 and 1994, amounted to $1,728,500, $590,596 and $431,863, respectively. The accrual of interest had been discontinued on principal balances of loans totaling $1,722,200, $560,760 and $484,053 at

                              SOUTHWEST STATE BANK

                   (A 92%-OWNED SUBSIDIARY OF BANK LAND CO.)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

March 31, 1996 and December 31, 1995 and 1994. The Bank had no renegotiated loans at March 31, 1996 and December 31, 1995 and 1994.

     Transactions in the allowance for possible loan and lease losses are as follows:

                                              THREE MONTHS ENDED              YEAR ENDED
                                                  MARCH 31,                  DECEMBER 31,
                                           ------------------------    ------------------------
                                              1996          1995          1995          1994
                                           ----------    ----------    ----------    ----------
    Balance at beginning of year.........  $  933,191    $1,019,215    $1,019,215    $1,003,683
    Provision for loan losses............      71,348            --       135,000       135,000
                                           ----------    ----------    ----------    ----------
              Total......................   1,004,539     1,019,215     1,154,215     1,138,683
    Loans charged off....................    (124,353)      (49,364)     (272,193)     (198,230)
    Recoveries...........................      24,397         3,868        51,169        78,762
                                           ----------    ----------    ----------    ----------
              Net charge offs............     (99,956)      (45,496)     (221,024)     (119,468)
                                           ----------    ----------    ----------    ----------
    Balance at end of year...............  $  904,583    $  973,719    $  933,191    $1,019,215
                                           ==========    ==========    ==========    ==========

NOTE E -- LEASEHOLD IMPROVEMENTS AND EQUIPMENT

     Leasehold improvements and equipment, less accumulated depreciation, consisted of the following:

                                                                   MARCH 31, 1996
                                                        -------------------------------------
                                                                      ACCUMULATED      NET
                                                           COST       DEPRECIATION    AMOUNT
                                                        ----------    -----------    --------
    Leasehold improvements............................  $  980,648    $   583,253    $397,395
    Furniture and equipment...........................   1,226,603        737,658     488,945
                                                        ----------     ----------    --------
                                                        $2,207,251    $ 1,320,911    $886,340
                                                        ==========     ==========    ========

                                                                  DECEMBER 31, 1995
                                                        -------------------------------------
                                                                      ACCUMULATED      NET
                                                           COST       DEPRECIATION    AMOUNT
                                                        ----------    -----------    --------
    Leasehold improvements............................  $  977,877    $   559,399    $418,478
    Furniture and equipment...........................   1,224,113        695,057     529,056
                                                        ----------     ----------    --------
                                                        $2,201,990    $ 1,254,456    $947,534
                                                        ==========     ==========    ========

                                                                  DECEMBER 31, 1994
                                                        -------------------------------------
                                                                      ACCUMULATED      NET
                                                           COST       DEPRECIATION    AMOUNT
                                                        ----------    -----------    --------
    Leasehold improvements............................  $  953,034    $   512,243    $440,791
    Furniture and equipment...........................   1,098,779        558,575     540,204
                                                        ----------     ----------    --------
                                                        $2,051,813    $ 1,070,818    $980,995
                                                        ==========     ==========    ========

                              SOUTHWEST STATE BANK

                   (A 92%-OWNED SUBSIDIARY OF BANK LAND CO.)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE F -- INCOME TAXES

     The provision for income taxes consisted of the following:

                                                THREE MONTHS ENDED          YEARS ENDED
                                                    MARCH 31,               DECEMBER 31,
                                               --------------------    ----------------------
                                                 1996        1995         1995         1994
                                               --------    --------    ----------    --------
    Current..................................  $247,476    $247,221    $1,035,548    $744,691
    Deferred.................................        --          --        32,613      33,656
                                               --------    --------    ----------    --------
                                               $247,476    $247,221    $1,068,161    $778,347
                                               ========    ========    ==========    ========

     Income tax expense differed from amounts computed at the federal statutory rate as follows:

                                                         THREE MONTHS ENDED MARCH 31,
                                              ---------------------------------------------------
                                                        1996                       1995
                                              ------------------------    -----------------------
                                                AMOUNT      PERCENTAGE     AMOUNT      PERCENTAGE
                                              ----------    ----------    ---------    ----------
    Expected federal tax expense............  $  239,991       34.0%      $ 231,358       34.0%
    Tax-exempt interest.....................     (10,900)     (1.5)         (12,068)     (1.8)
    State taxes net of federal benefit......      16,314        2.3          11,193        1.6
    Other...................................       1,816         .2          16,993        2.6
                                                --------       ----        --------       ----
                                              $  247,221       35.0%      $ 247,476       36.4%
                                                ========       ====        ========       ====

                                                           YEARS ENDED DECEMBER 31,
                                              ---------------------------------------------------
                                                        1995                       1994
                                              ------------------------    -----------------------
                                                AMOUNT      PERCENTAGE     AMOUNT      PERCENTAGE
                                              ----------    ----------    ---------    ----------
    Expected federal tax expense............  $1,033,081       34.0%      $ 918,344       34.0%
    Tax-exempt interest.....................     (44,749)     (1.5)         (49,070)     (1.8)
    State taxes net of federal benefit......      68,886        2.3              --         --
    Decrease in valuation allowance on
      deferred taxes related to alternative
      minimum tax credit carryforward.......          --         --        (106,793)     (4.0)
    Other...................................      10,943         .4          15,866         .6
                                              ----------       ----       ---------       ----
                                              $1,068,161       35.2%      $ 778,347       28.8%
                                              ==========       ====       =========       ====

     A deferred tax asset or liability is recognized for the tax consequences of temporary differences in the recognition of revenue and expense for financial reporting and tax purposes.

                              SOUTHWEST STATE BANK

                   (A 92%-OWNED SUBSIDIARY OF BANK LAND CO.)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Listed below are the components of the net deferred tax liability:

                                                            MARCH          DECEMBER 31,
                                                             31,       --------------------
                                                             1996        1995        1994
                                                           --------    --------    --------
    Deferred tax liabilities
      Depreciation.......................................  $(16,498)   $(16,498)   $     --
      Unrealized gain on securities available for sale...      (612)     (1,923)         --
                                                           --------    --------    --------
              Total deferred tax liabilities.............   (17,110)    (18,421)         --
    Deferred tax assets
      Unrealized loss on securities available for sale...        --          --       3,469
      Allowance for loan losses..........................   144,325     144,325     160,800
      Pension accrual....................................    12,987      12,987      17,000
      Write downs on foreclosed real estate..............     4,373       4,373          --
                                                           --------    --------    --------
              Total deferred tax assets..................   161,685     161,685     211,269
                                                           --------    --------    --------
              Net deferred tax asset.....................  $144,575    $143,264    $181,269
                                                           ========    ========    ========

NOTE G -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and stand-by letters of credit.

     Those instruments involve, to a varying degree, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and stand-by letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                                          DECEMBER 31,
                                                     MARCH 31,     --------------------------
                                                       1996           1995           1994
                                                    -----------    -----------    -----------
    Financial instruments whose contract amounts
      represent credit risk
      Commitments to extend credit................  $12,788,500    $12,971,700    $11,778,000
      Stand-by letters of credit..................      151,600        186,400        520,800
      Credit card arrangements....................      718,000        633,000        580,800

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

                              SOUTHWEST STATE BANK

                   (A 92%-OWNED SUBSIDIARY OF BANK LAND CO.)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Stand-by letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE H -- EMPLOYEE BENEFITS

     The Bank has a defined contribution pension plan in effect for substantially all full-time employees. Salaries and employee benefits expense in 1995 and 1994 includes $52,900 and $48,000, respectively, for this plan. Contributions under this plan are made at the discretion of the Board of Directors.

     During 1995 the Bank terminated its defined benefit pension plan, and distributed the plan's assets to the participants. No gain or loss was realized upon the final settlement of this plan. Salary and employee benefits expense in 1994 includes a $83,950 provision for the plan.

NOTE I -- RELATED PARTIES


     The Bank conducts its operations in a facility leased from its parent, Bank Land Co., under an operating lease which expires in 1998.


     The total future minimum rental commitments at December 31, 1995, are as follows:

                                   YEAR ENDING
                                   DECEMBER 31,
                --------------------------------------------------
                   1996...........................................  $114,000
                   1997...........................................   114,000
                   1998...........................................    85,500
                                                                    --------
                                                                    $313,500
                                                                    ========

     Rental expense was $114,000 in 1995 and 1994.

     In the ordinary course of business, certain directors and executive officers of the Bank were borrowers of the Bank. All loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons and did not involve more than the normal risk of collectibility.

     Aggregate loan transactions with related parties were as follows for the years ended December 31:

                                                                        1995        1994
                                                                      ---------   --------
    Balance beginning...............................................  $ 171,900   $167,000
    New loans.......................................................    664,500     10,000
    Repayments......................................................   (251,200)    (5,100)
                                                                      ---------   --------
                                                                      $ 585,200   $171,900
                                                                      =========   ========

     Loans to related parties totaled $598,000 at March 31, 1996.

NOTE J -- DIVIDENDS

     Various restrictions limit the extent to which dividends may be paid by the Bank. The approval of the bank regulatory authorities is required for the Bank to pay dividends in any calendar year which exceed the Bank's net profit for that year combined with its retained profits for the preceding two years.

                              SOUTHWEST STATE BANK

                   (A 92%-OWNED SUBSIDIARY OF BANK LAND CO.)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE K -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following summary presents the methodologies and assumptions used to estimate the fair value of the Bank's financial instruments. The Bank operates as a going concern and except for its investment portfolio, no active market exists for its financial instruments. Much of the information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts which will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different.

  Cash and Cash Equivalents

     For these short-term instruments, the carrying amount approximates fair value.

  Investments

     For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The carrying amount of accrued interest receivable approximates its fair value.

  Loans

     The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For variable rate loans, the carrying amount is a reasonable estimate of fair value. For loans where collection of principal is in doubt, an allowance for losses has been estimated. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

  Deposits

     The fair value of demand deposits, savings accounts, NOW accounts, and certain money market deposits is the amount payable on demand at the reporting date (i.e. their carrying amount). The fair value of fixed maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

  Short-term Borrowings

     For short-term borrowings, the carrying amount is a reasonable estimate of fair value.

LONG-TERM BORROWINGS

     The fair value of long-term borrowings is estimated by discounting the future cash flows using the current rate at which a similar loan could be financed.

  Commitments to Extend Credit, Standby Letters of Credit and Lines of Credit

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparts. For fixed-rate loan commitments, fair value also considers the difference between current

                              SOUTHWEST STATE BANK

                   (A 92%-OWNED SUBSIDIARY OF BANK LAND CO.)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

levels of interest rates and the committed rates. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparts at the reporting date.

     The following table presents estimated fair values of the Bank's financial instruments as of December 31, 1995:

                                                                     CARRYING        FAIR
                                                                      AMOUNT         VALUE
                                                                     --------       -------
                                                                        (IN THOUSANDS OF
                                                                            DOLLARS)
    Financial assets
      Cash and due from banks....................................    $  6,777       $ 6,777
      Federal funds sold and interest bearing deposits...........       9,666         9,666
      Investment securities
         Securities held to maturity.............................      15,738        15,784
         Securities available for sale...........................       2,856         2,856
      Loans, less allowance for loan losses......................      76,403        75,969
      Accrued interest receivable................................         677           677
    Financial liabilities
      Deposits
         Non-maturity deposits...................................      69,335        69,335
         Deposits with stated maturities.........................      30,308        30,359
      Accrued interest payable...................................         197           197

     There is no material difference between the notional amount and the estimated fair value of loan commitments and letters of credit. In addition, fees collected from these arrangements are considered to be immaterial.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                   DATED AS OF THE 26TH DAY OF DECEMBER, 1995

                                     AMONG

                          VECTRA BANKING CORPORATION,

                                  VECTRA BANK,

                                 BANK LAND CO.

                                      AND

                              SOUTHWEST STATE BANK

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Plan") is entered into this 26th day of December, 1995, by and among VECTRA BANKING CORPORATION, a Colorado corporation (hereinafter referred to as "VBC"), VECTRA BANK, a Colorado banking corporation (hereinafter referred to as "Vectra"), BANK LAND CO., a Colorado corporation (hereinafter referred to as "Bank Land"), and SOUTHWEST STATE BANK, a Colorado banking corporation (hereinafter referred to as "Bank").

                                    RECITALS

     WHEREAS, Bank Land is the owner of 138,211.96 shares of the outstanding capital stock of Bank, which shares represent at least ninety-two percent (92%) of the outstanding shares of capital stock of Bank;

     WHEREAS, it is the intention of the parties to this Plan that the Bank Merger and the Bank Land Merger (as defined below) for federal income tax purposes shall each qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, by the vote of their respective members, the Boards of Directors of Bank Land and Bank have adopted resolutions approving this Plan and the consummation of the transactions contemplated hereby and authorizing the execution, performance and delivery of this Plan. In addition, the Boards of Directors of Vectra and VBC have adopted resolutions approving this Plan and the consummation of the transactions contemplated hereby and authorizing the execution, performance and delivery of this Plan;

     WHEREAS, as a condition to, and immediately following, the execution and delivery of this Plan, and as a condition to and inducement of the willingness of VBC and Vectra to enter into this Plan, VBC and Bank Land will enter into a Stock Option Agreement in the form set forth in Annex 1 (the "Option Agreement") whereby Bank Land will grant to VBC an option to acquire from Bank Land up to 19.9% of the outstanding shares of Bank Common Stock, subject to regulatory restrictions and upon the terms and conditions therein contained; and

     WHEREAS, the parties desire to set forth their agreement as to this Plan.

     NOW, THEREFORE, for and in consideration of their mutual promises and obligations hereunder, and the mutual covenants and agreements herein contained, the parties hereto do hereby adopt and make this Plan as follows:

                                   AGREEMENT

                            ARTICLE 1 -- DEFINITIONS

     For purposes of this Plan, the following words and phrases shall have the respective meanings set forth below:

     1.1 "ACQUISITION TRANSACTION" shall mean any transaction involving any of the following:

          (a) the sale or other disposition of all or any portion of Bank's or Bank Land's assets other than in the ordinary course of business;

          (b) the issuance, sale or other disposition of (1) any Bank or Bank Land Common Stock (the "CS"), (2) any option, call, warrant or right (whether or not immediately exercisable) to acquire any CS, or (3) any security, instrument or obligation that is or may become convertible into or exchangeable for any CS; or

          (c) any merger, consolidation, business combination, CS exchange, reorganization or similar transaction.

     1.2 "ADJUSTED BANK LAND FINAL PURCHASE PRICE" means the Bank Land Final Purchase Price less the Bank Land Preferred Stock Payment.

     1.3 "ALLOCATION PERCENTAGE" is used to allocate the Final Purchase Price between Bank and Bank Land and shall equal:

        [[[[Final Purchase Price-Parent Value]X.9214]+Parent Value]/Final Purchase Price]

     1.4  "BANK" shall mean Southwest State Bank.

     1.5 "BANK COMMON STOCK" shall mean the shares of common stock, $10.00 par value, of the Bank outstanding as of the Effective Time.

     1.6 "BANK DISSENTING SHAREHOLDER" shall mean a Bank Shareholder that has voted against approval of the Bank Merger at the meeting of Bank Shareholders held for the purpose of approving the Bank Merger and has not waived his or her right to dissent under Section 11-4-105 of the CBC as of the Effective Time.

     1.7 "BANK FINAL PURCHASE PRICE" shall mean the Final Purchase Price times (1 minus the Allocation Percentage) less a pro rata portion, based on Bank's Allocation Percentage, of any excess expenses of the Mergers payable by Bank and Bank Land Shareholders under the terms of Section 9.1(b) of the Plan.

     1.8  "BANK LAND" shall mean Bank Land Co.

     1.9 "BANK LAND COMMON STOCK" shall mean the shares of Class A and Class B Common Stock, no par value, of Bank Land outstanding as of the Effective Time.

     1.10 "BANK LAND DISSENTING SHAREHOLDER" shall mean a shareholder of Bank Land Common Stock that did not vote in favor of the Bank Land Merger at the meeting of the Bank Land Shareholders held for the purpose of approving the Bank Land Merger and submitted his or her written notice of intent to demand payment pursuant to Section 7-113-202 of the CBCA and, as of the Effective Time, has not withdrawn or lost such right to demand payment pursuant to Section 7-113-204(l) of the CBCA.

     1.11 "BANK LAND FINAL PURCHASE PRICE" shall mean the [Final Purchase Price times the Allocation Percentage], less the TWC Transaction Fee, less (i) a pro rata portion, based on Bank Land's Allocation Percentage, of any excess expenses of the Mergers payable by Bank and Bank Land Shareholders under the terms of
Section 9.1(b) of the Plan and (ii) any excess payments to TWC payable by Bank Land Shareholders under the terms of Section 9.1(b) of the Plan.

     1.12 "BANK LAND MERGER" shall mean the merger of Bank Land with and into Vectra, pursuant to Section 7-111-101 of the CBCA and Section 11-4-102 of the CBC.

     1.13 "BANK LAND NON-DISSENTING SHAREHOLDERS" means all holders of Bank Land Common Stock other than Bank Land Dissenting Shareholders.

     1.14 "BANK LAND PREFERRED STOCK" shall mean the Preferred Stock of Bank Land outstanding as of the Effective Time, 100 percent of which is currently owned by, and as of the Effective Time will be owned by, Gary A. Mosko.

     1.15 "BANK LAND PREFERRED STOCK PAYMENT" means an amount equal to the product of .075 times the Bank Land Final Purchase Price, which amount shall be rounded up or down to the nearest whole dollar.

     1.16  "BANK LAND PREFERRED STOCK SHAREHOLDER" shall mean Gary A. Mosko.

     1.17 "BANK LAND SHAREHOLDERS" shall mean all holders of Bank Land Common Stock and Bank Land Preferred Stock as of the Effective Time, and "Bank Land Shareholder" shall mean one holder of Bank Land Common Stock or Bank Land Preferred Stock as of the Effective Time.

     1.18 "BANK MERGER" shall mean the merger of Bank with and into Vectra, pursuant to Section 11-4-102 of the CBC.

     1.19 "BANK NON-DISSENTING SHAREHOLDERS" means all shareholders of the Bank as of the Effective Time other than Bank Dissenting Shareholders.

     1.20 "BANK SHAREHOLDERS" shall mean all holders of Bank Common Stock as of the Effective Time, and "Bank Shareholder" shall mean one holder of Bank Common Stock.

     1.21 "BASE PURCHASE PRICE" shall mean Twenty-One Million Six Hundred Thousand Dollars ($21,600,000).

     1.22  "CBC" shall mean the Colorado Banking Code of 1957, as amended.

     1.23  "CBCA" shall mean the Colorado Business Corporation Act.

     1.24  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     1.25 "EFFECTIVE TIME" shall mean the time and date the Bank Land Merger and the Bank Merger shall become effective as set forth in Articles of Merger duly executed by the parties thereto meeting the requirements of the CBCA and CBC, executed in accordance with all appropriate legal requirements, and filed with the Secretary of State of the State of Colorado.

     1.26 "FINAL PURCHASE PRICE" shall mean the Base Purchase Price plus 7% per annum times the Base Purchase Price commencing on the date of this Plan and ending on the Effective Time.

     1.27 "MONTH END" shall mean the last day of the month preceding the month in which the Closing occurs.

     1.28 "PARENT VALUE" shall mean the shareholders' equity as set forth on the Bank Land balance sheet prepared as of Month End and prepared in accordance with generally accepted accounting principles except that (i) the value of Bank Land's investment in Bank shall be excluded from such balance sheet and (ii) Bank Land's investment in land and improvements shall be reflected at $1,250,000 rather than book value.

     1.29 "SHAREHOLDER PERCENTAGE OWNERSHIP" shall mean with respect to each of Bank Land and Bank, the respective shareholder's percentage ownership in Bank Land Common Stock or Bank Common Stock, as the case may be, as set forth on EXHIBITS A and B.

     1.30  "SURVIVING CORPORATION" shall mean Vectra.

     1.31  "TWC" shall mean The Wallach Company.

     1.32 "TWC TRANSACTION FEE" shall be paid in cash and means the Transaction Fee payable to TWC, as such Transaction Fee is defined in the Letter Agreement dated February 8, 1995 between TWC and Bank Land.

     1.33  "VBC" shall mean Vectra Banking Corporation.

     1.34  "VECTRA" shall mean Vectra Bank.

     1.35 "1996 SERIES A PREFERRED STOCK" shall mean the $0.10 par value 1996 Series A Preferred Stock of VBC as more fully described on EXHIBIT C, which is attached hereto and incorporated herein.

                            ARTICLE 2 -- THE MERGERS

     2.1 STRUCTURE OF THE MERGERS. Subject to the terms and conditions hereof, at the Effective Time, Bank Land shall merge with and into Vectra and Bank shall merge with and into Vectra (the Bank Land Merger and the Bank Merger are hereinafter collectively referred to as the "Mergers"). Vectra shall be the Surviving Corporation from both of the Mergers. The Mergers shall have the effects specified in the CBCA and CBC. At the Effective Time of the Mergers, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of Vectra in effect immediately prior to the Effective Time, and the directors and officers of the Surviving Corporation shall be the directors and officers of Vectra immediately prior to the Effective Time, with the addition of Gary A. Mosko.

     2.2 EFFECT ON OUTSTANDING SHARES. By virtue of the Bank Land Merger and the Bank Merger, automatically and without any action on the part of the shareholders of those corporations, each share of Bank Land Common Stock and Bank Land Preferred Stock, and each share of Bank Common Stock, issued and outstanding at the Effective Time (in each case other than shares of Bank Land Common Stock or Bank Common Stock held by Bank Land Dissenting Shareholders or Bank Dissenting Shareholders, as the case may be) shall become and be converted into cash and shares of 1996 Series A Preferred Stock in the following manner:

          2.2.1 The Bank Land Preferred Stock Shareholder as of the Effective Time shall receive in the aggregate the Bank Land Preferred Stock Payment and the shareholders of Bank Land that own Bank Land Common Stock as of the Effective Time shall receive in the aggregate the Adjusted Bank Land Final Purchase Price. The Bank Land Preferred Stock Payment and the Adjusted Bank Land Final Purchase Price shall be comprised of fifty and one-tenths percent (50.1%) in 1996 Series A Preferred Stock (valued at $100 per share) and forty-nine and nine-tenths percent (49.9%) in cash. The 1996 Series A Preferred Stock and cash to be distributed to the Bank Land Shareholders shall be distributed as follows:

             (a) The Bank Land Preferred Stock Shareholder shall receive the Bank Land Preferred Stock Payment in the form of (i) the number of shares of 1996 Series A Preferred Stock that results from [the Bank Land Preferred Stock Payment multiplied by .501], divided by 100; and (ii) the amount of cash that results from the Bank Land Preferred Stock Payment minus the product of [the number of shares of 1996 Series A Preferred Stock to be distributed to the Bank Land Preferred Stock Shareholder determined pursuant to Section 2.2.1(a)(i) multiplied by $100], rounded up or down to the nearest whole cent.

             (b) Each Bank Land Non-dissenting Shareholder who owns shares of Bank Land Common Stock as of the Effective Time shall receive the number of shares of 1996 Series A Preferred Stock ("BLNDS Shares") that results from: (i) [The number of shares of Bank Land Common Stock owned by such Bank Land Non-dissenting Shareholder as of the Effective Time, divided by the total number of shares of Bank Land Common Stock owned by all Bank Land Non-dissenting Shareholders as of the Effective Time], multiplied by (ii) [the Adjusted Bank Land Final Purchase Price multiplied by .501], divided by 100; and

             (c) The amount of cash to be distributed to each Bank Land Non-dissenting Shareholder who owns shares of Bank Land Common Stock as of the Effective Time shall be equal to: Total Individual BLNDS Consideration (as defined below) minus [Number of BLNDS Shares issued to such Bank Land Non-dissenting Shareholder multiplied by $100], rounded up or down to the nearest whole cent.

        where:

        "Total Individual BLNDS Consideration" shall be equal to the Adjusted Bank Land Final Purchase Price multiplied by the quotient of [the total number of shares of Bank Land Common Stock owned by such Bank Land Non-dissenting Shareholder as of the Effective Time divided by the total number of shares of Bank Land Common Stock owned by all shareholders of Bank Land Common Stock as of the Effective Time], rounded up or down to the nearest whole cent.

             (d) Any Bank Land Dissenting Shareholder who, as of the Effective Time, has taken all steps necessary to perfect his or her dissenters' rights pursuant to Article 113 of the CBCA and who subsequently withdraws or loses his or her right to dissent after the Effective Time, shall be deemed for purposes of the Bank Land Merger to have chosen to receive one hundred percent (100%) cash for his or her Bank Land Common Stock, and such Bank Land Dissenting Shareholder shall receive all cash in the Bank Land Merger in the following amount: [the number of shares of Bank Land Common Stock owned by such shareholder as of the Effective Time divided by the total number of outstanding shares of Bank Land Common Stock as of the Effective Time] multiplied by the Adjusted Bank Land Final Purchase Price, rounded up or down to the nearest whole cent.

             (e) Any Bank Land Dissenting Shareholder that has effectively perfected his or her dissenters' rights pursuant to Article 113 of the CBCA shall receive all cash in the Bank Land Merger in the amount determined under Article 113 of the CBCA.

          2.2.2 The Bank Shareholders (other than Bank Land and Vectra) as of the Effective Time shall receive in the aggregate the Bank Final Purchase Price. The Bank Final Purchase Price shall be comprised of fifty and one-tenths percent (50.1%) in 1996 Series A Preferred Stock (valued at $100 per share) and forty-nine and nine-tenths percent (49.9%) in cash. The 1996 Series A Preferred Stock and cash to be distributed to the Bank Shareholders (other than Bank Land and Vectra) shall be distributed as follows:

             (a) Each Bank Non-dissenting Shareholder (other than Bank Land and Vectra) shall receive the number of shares of 1996 Series A Preferred Stock (the "BNDS Shares") that results from: (i) [The number of shares of Bank Common Stock owned by such Bank Non-dissenting Shareholder as of the Effective Time, divided by the total number of shares of Bank Common Stock owned by all Bank Non-dissenting Shareholders (other than those shares owned by Bank Land and Vectra) as of the Effective Time], multiplied by the dollar amount that results from (ii) [the Bank Final Purchase Price multiplied by .501], and the product divided by 100; and

             (b) The amount of cash to be distributed to each Bank Non-dissenting Shareholder (other than Bank Land and Vectra) shall be equal to: Total Individual BNDS Consideration (as defined below) minus the product of [Number of BNDS Shares issued to such Bank Non-dissenting Shareholder multiplied by $100], rounded up or down to the nearest whole cent;

        where:

        "Total Individual BNDS Consideration" shall be equal to the Bank Final Purchase Price multiplied by [the total number of shares of Bank Common Stock owned by such Bank Non-dissenting Shareholder as of the Effective Time divided by the total number of shares owned by all Bank Shareholders (other than those shares owned by Bank Land and Vectra) as of the Effective Time], rounded up or down to the nearest whole cent.

             (c) Except as provided in Section 2.2.2(d) below, any Bank Dissenting Shareholder shall receive all cash and no shares of 1996 Series A Preferred Stock in the Bank Merger.

             (d) Any Bank Dissenting Shareholder who withdraws or loses his or her right to dissent after the Effective Time shall receive forty-nine and nine tenths percent (49.9%) of his or her consideration in cash and the remaining fifty and one-tenths percent (50.1%) in 1996 Series A Preferred Stock as follows: (i) the cash consideration shall equal [[the number of shares of Bank Common Stock owned by such Bank Dissenting Shareholder as of the Effective Time divided by the total number of outstanding shares of Bank Common Stock (other than those shares owned by Bank Land and Vectra) as of the Effective Time] multiplied by [the Bank Final Purchase Price]] less [the number of shares of 1996 Series A Preferred Stock to be distributed to such Bank Dissenting Shareholder under Section 2.2.2(d)(ii) multiplied by $100], rounded up or down to the nearest whole cent; and (ii) the number of shares of 1996 Series A Preferred Stock to be issued to such Bank Dissenting Shareholder shall equal [the number of shares of Bank Common Stock held by such Bank Dissenting Shareholder as of the Effective Time divided by the total number of outstanding shares of Bank Common Stock (other than those shares owned by Bank Land and Vectra) as of the Effective Time] multiplied by [the Bank Final Purchase Price multiplied by .501] divided by 100.

     2.3 FRACTIONAL SHARES. No fractional shares of 1996 Series A Preferred Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional shares of 1996 Series A Preferred Stock pursuant to Section 2.2, Vectra will round up to the next whole share of 1996 Series A Preferred Stock and reduce the amount of cash to be distributed to such shareholder by the dollar amount of the additional fractional share issued to such shareholder based on a value of $100 per share.

     2.4 SHARES ISSUED PRIOR TO THE MERGERS. Each share of Vectra Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged after the Mergers.

     2.5 TWC TRANSACTION FEE. Immediately following the Effective Time, Vectra, as successor-in-interest to Bank Land, shall pay the TWC Transaction Fee to TWC in full satisfaction of all sums payable to TWC under the terms of the Letter Agreement between TWC and Bank Land dated February 8, 1995, and TWC and Bank Land shall furnish to Vectra as of the Closing, the TWC Agreement attached hereto as EXHIBIT 2.5 which shall be executed by TWC, Bank Land and Vectra which provides for the exact amount of the TWC Transaction Fee to be paid by Vectra to TWC and TWC's release and acquittance of Bank Land and Vectra for making such payment.

     2.6 EXCHANGE PROCEDURES. At and after the Effective Time, each certificate ("Certificate") previously representing shares of Bank Land Common Stock, Bank Land Preferred Stock and Bank Common Stock (other than shares of Bank Common Stock owned by Bank Land and Vectra) shall represent the right to receive the cash payment and the number of whole shares of 1996 Series A Preferred Stock into which such shares of Bank Land Common Stock, Bank Land Preferred Stock and Bank Common Stock have been converted pursuant to Sections 2.2 and 2.3 (the "Bank Land Merger Consideration" or the "Bank Merger Consideration", as the case may be). Certificates previously representing shares of Bank Land Common Stock, Bank Land Preferred Stock and Bank Common Stock shall be exchanged as hereinafter provided in this Section 2.6 for consideration set forth in Sections
2.2 and 2.3 only upon the surrender to Vectra of such Certificates.

     As of the Effective Time, Vectra shall deposit or cause to be deposited with American Securities Transfer, Incorporated (the "Exchange Agent"), for the benefit of the holders of the Bank Land Common Stock, Bank Land Preferred Stock and Bank Common Stock for exchange in accordance with this Section 2.6, certificates representing the shares of 1996 Series A Preferred Stock and cash to be issued and paid, respectively, pursuant to Sections 2.2 and 2.3. Such certificates for shares of 1996 Series A Preferred Stock, together with any dividends or distributions with respect thereto, and all cash are sometimes referred to hereinafter as the "Exchange Fund."

     Promptly after the Effective Time, Vectra or VBC shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates the following: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, which shall be in a form and contain any other provisions as VBC and Bank Land may reasonably agree, including, without limitation, a notice of the effectiveness of the Mergers; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Bank Land Merger Consideration and the Bank Merger Consideration. Upon the proper surrender of a Certificate to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the appropriate Bank Land Merger Consideration or the Bank Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of any shares of Bank Land Common Stock or Bank Common Stock not registered in the transfer records of Bank Land or the Bank, as the case may be, the Bank Land Merger Consideration and the Bank Merger Consideration may be delivered to the transferee only if the Certificate representing such Bank Land Common Stock or Bank Common Stock is presented to the Exchange Agent, accompanied by documents sufficient (i) to evidence and effect such transfer and (ii) to evidence that all applicable stock transfer taxes, if any, have been paid.

     2.7 NO TRANSFERS OF BANK LAND PREFERRED STOCK. From and after the date of this Plan, Bank Land and Gary A. Mosko agree that there shall be no voluntary transfers of any shares of Bank Land Preferred Stock that were outstanding immediately prior to the date of this Plan.

     2.8 UNCLAIMED PORTION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any 1996 Series A Preferred Stock) that remains unclaimed by the Bank Land Shareholders or Bank Shareholders for six months after the Effective Time shall be transferred to Vectra. Any Bank Land Shareholders or Bank Shareholders, who have not theretofore complied with Section 2.6 shall thereafter look only to Vectra for payment of the Bank Land Merger Consideration and the Bank Merger Consideration and any unpaid dividends and distributions on the 1996 Series A Preferred Stock deliverable in respect of each share of Bank Land Common Stock, Bank Land Preferred Stock or Bank Common Stock such shareholder holds as determined pursuant to this Plan, in each case, without any interest thereon. If outstanding certificates for shares of Bank Land Common Stock, Bank Land Preferred Stock or Bank Common Stock are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Vectra (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Vectra, VBC, the Exchange Agent or any other person shall be liable to any former holder of Bank Land Common Stock, Bank Land Preferred Stock or Bank Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     2.9 LOST CERTIFICATE. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by VBC, the posting by such person of a bond in such form and amount as VBC may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the appropriate Bank Land Merger Consideration or Bank Merger Consideration, and any unpaid dividends and distributions on the 1996 Series A Preferred Stock deliverable in respect of each share of Bank Land Common Stock, Bank Land Preferred Stock or Bank Common Stock represented by such Certificate as determined pursuant to this Plan, in each case, without any interest thereon.

     2.10 NOTICE OF BANK LAND DISSENTERS' RIGHTS. Bank Land shall forthwith give VBC notice of any written demands for dissenters' rights of any holders of shares of Bank Land Common Stock, attempted withdrawals of such demands, and any other instruments or notices served pursuant to Article 113 of the CBCA received by Bank Land relating to dissenters' rights. Bank Land shall not, except with the prior written consent of VBC, voluntarily make any payment with respect to any demands for dissenters' rights of any holder of shares of Bank Land Common Stock, offer to settle or settle any such demands, or approve any withdrawal of any such demands.

     2.11 NOTICE OF BANK DISSENTERS' RIGHTS. Bank shall forthwith give VBC notice of any written demands for dissenters' rights of any holders of shares of Bank Common Stock, attempted withdrawals of such demands, and any other instruments or notices served pursuant to Section 11-4-105 et seq. of the CBC received by Bank relating to dissenters' rights. Bank shall not, except with the prior written consent of VBC, voluntarily make any payment with respect to any demands for dissenters' rights of any holder of shares of Bank Common Stock, offer to settle or settle any such demands, or approve any withdrawal of any such demands.

                      ARTICLE 3 -- CLOSING AND TERMINATION

     3.1 CLOSING. The closing (referred to as the "Closing" and the date the Closing takes place is referred to as the "Closing Date") of the Plan shall take place at the offices of Freeborn & Peters, 950 17th Street, Suite 2600, Denver, Colorado or at such other place as is mutually agreeable to VBC and Bank Land. The Closing shall occur, unless this Plan is terminated as provided for herein, on a date that is mutually agreeable to VBC and Bank Land, but such date in any event to be within twenty (20) days (or if such day is a holiday in the State of Colorado, the next business day) of the later of (i) the receipt of all required approvals from bank regulatory agencies (whether in the form of a notice given to the appropriate party or in the form of the lapse of any applicable waiting period without receipt of a notice of disapproval) including, to the extent necessary, the Division of Banking for the State of Colorado, the Federal Deposit Insurance Corporation and/or the Board of Governors of the Federal Reserve System (hereinafter collectively referred to as the "Regulatory Authorities"), and (ii) the approval of the Plan by the Bank Land Shareholders pursuant to the CBCA and the Bank Shareholders pursuant to the CBC. As soon as reasonably practicable after the Closing, but in no event later than three business days following the Closing, Bank Land and Vectra shall execute and deliver Articles of Merger effecting the Bank Land Merger as required by Section 7-111-105 of the CBCA which shall be filed with the Colorado Secretary of State and be effective as of the Effective Time. As soon as reasonably practicable after Closing, but in no event later than three business days following the Closing, Bank and Vectra shall execute and deliver Articles of Merger effecting the Bank Merger as required by Section 11-4-106 of the CBC which shall be filed with the Colorado Secretary of State.

     3.2  TERMINATION.

          3.2.1 This Plan shall terminate if any of the Regulatory Authorities or any other regulatory agency disapproves any of the applications required to be filed by Bank Land, Bank, Vectra or VBC with such authority or agency.

          3.2.2 If the Closing contemplated hereunder has not occurred on or before October 31, 1996, either VBC or Bank Land may terminate this Plan upon written notice to the other party; provided, however, that if any of Vectra's or VBC's applications are then pending with the Regulatory Authorities as of such date, the termination date of this Plan shall be extended until the end of the thirty-first (31st) day following the date that the Regulatory Authorities render the last of their decisions. Notwithstanding the foregoing, this Plan shall terminate fourteen (14) months after the date of this Plan.

          3.2.3 If any of the representations, warranties or covenants of Bank Land or Bank are found to be untrue or breached in any material respect, at or prior to Closing, and Bank Land or Bank shall not have cured such breach within thirty (30) days after VBC shall have given written notice to Bank Land of the existence of such breach, VBC may terminate this Plan upon written notice to Bank Land. If any of the representations, warranties or covenants of Vectra or VBC are found to be untrue or breached in any material respect, at or prior to Closing, and Vectra or VBC shall not have cured such breach within thirty (30) days after Bank Land shall have given written notice to VBC of the existence of such breach, Bank Land may terminate this Plan upon written notice to VBC. In the event that any of the parties receives a written notice of a material breach of any of its representations, warranties or covenants within the thirty (30) days immediately preceding the scheduled Closing Date, such breaching party shall have the option to extend the Closing Date by the amount of days required to give such party a full thirty (30) days to cure such breach.

          3.2.4 This Plan may be terminated by Bank Land if Vectra and VBC have not filed within sixty (60) days after the date of this Plan the necessary applications with the appropriate Regulatory Authorities for permission to consummate the Plan.

          3.2.5 This Plan may be terminated by the written agreement of VBC, Vectra, Bank Land and Bank.

     3.3 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Plan pursuant to Section 3.2, this Plan shall be of no further force or effect, with no liabilities or obligations of any party under this Plan; provided, however, that Sections 6.3, 7.2 and 9.1(a) hereof shall survive any termination of this Plan, and provided further that the parties shall not be released from any liabilities, claims or actions regarding the falsity in any material respect of a representation or warranty or a failure to perform or comply with any material obligation under this Plan.

     3.4 REGISTRATION AND PROXY STATEMENT. VBC shall, as promptly as practicable after the date of this Plan and the furnishing by Bank and Bank Land of the information regarding Bank and Bank Land required or desired by VBC to be reflected therein, file with the Securities and Exchange Commission ("SEC") a Registration Statement ("Registration Statement") under the Securities Act of 1933, as amended, relating to the shares of 1996 Series A Preferred Stock to be issued at the Effective Time and containing a Proxy Statement ("Proxy Statement") for use at the Bank and Bank Land Shareholders' Meetings referred to in Section 6.4. VBC shall use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC and to enable the proxy material to be mailed to shareholders as promptly as practicable. Vectra, VBC, Bank and Bank Land shall cooperate with each other in the preparation of the Proxy Statement. VBC will use its reasonable best efforts to comply with state "Blue Sky" or securities laws in connection with the issuance of the 1996 Series A Preferred Stock pursuant to the Mergers, and Bank and Bank Land shall furnish VBC all information concerning Bank and Bank Land and the holders of their capital stock required by federal securities laws to be included in the Registration Statement and to otherwise take any action as VBC may reasonably request in connection with the preparation and filing of the Registration Statement.

            ARTICLE 4 -- REPRESENTATIONS AND WARRANTIES OF BANK LAND

     Except to the extent that exceptions may be noted on the Exhibits attached hereto, Bank Land represents and warrants to VBC and Vectra as of the date hereof as follows:

     4.1 AUTHORITY OF BANK. Bank is a State of Colorado banking corporation duly organized, validly existing and in good standing under the laws of Colorado, with full power under its charter and has all necessary governmental authorizations to own its properties and assets and to carry on its business. Bank is in compliance in all material respects with all applicable federal, state and local laws, regulations and orders. Bank has the corporate power and authority to execute and deliver this Plan and, subject to shareholder approval and the approval of any necessary Regulatory Authorities, to perform all of its obligations hereunder.

     4.2 AUTHORITY OF BANK LAND. Bank Land (i) is duly organized, validly existing and in good standing under the laws of Colorado; (ii) has the power and authority to carry on its business as now conducted and to own or hold under lease the assets and properties it purports to own or hold under lease; (iii) is not required to be licensed or registered to transact its business in any state or jurisdiction other than Colorado; (iv) is in compliance in all material respects with all applicable federal, state and local laws, regulations and orders; and (v) has the corporate power and authority to execute and deliver this Plan and, subject to shareholder approval and the approval of any necessary Regulatory Authorities, to perform all of its obligations hereunder.

     4.3 CAPITAL STOCK OF BANK. Bank has authorized 150,000 shares of Bank Common Stock, $10.00 par value per share and Bank has issued and outstanding 150,000 shares of Bank Common Stock, all of which shares have been duly and validly issued and are fully paid and nonassessable. The outstanding shares have not been issued in violation of the preemptive rights of any shareholder of Bank. There are outstanding no other shares of any class of Bank stock. There are no subscriptions, options, warrants, scrip, rights, calls, convertible securities, or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock, or other securities of Bank obligating, or which may obligate, Bank to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of its capital stock or obligating or which may obligate, Bank to grant, extend or enter into any such subscription, option, warrant, scrip, right, call, convertible security, or other similar agreement, arrangement, or similar commitment. Except as set forth in EXHIBIT 4.3 attached hereto, there are no voting trusts or restricted share transfer agreements or other similar agreements, arrangements, or commitments to which Bank is a party or of which it has knowledge with respect to the voting and/or transfer of the capital stock of Bank. EXHIBIT 4.3 contains a copy of any agreements among or between Bank and/or the shareholders of Bank relating to the Bank Common Stock.

     4.4 CAPITAL STOCK OF BANK LAND. Bank Land has authorized 3,000,000 shares of capital stock, all of which shares are without par value, consisting of: (a) 2,000,000 shares of Class A voting common stock, of which 372,793 shares are issued and outstanding, (b) 500,000 shares of Class B nonvoting common stock, of which 10,000 shares are issued and outstanding, and (c) 500,000 shares of Preferred Stock, of which 100,000 shares are issued and outstanding. All of the issued and outstanding shares have been duly and validly issued and are fully paid and nonassessable. The outstanding shares have not been issued in violation of the preemptive rights of any shareholder of Bank Land. There are outstanding no other shares of any class of Bank Land stock. There are no subscriptions, options, warrants, scrip, rights, calls, convertible securities, or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock, or other securities of Bank Land obligating, or which may obligate, Bank Land to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of its capital stock or obligating or which may obligate, Bank Land to grant, extend or enter into any such subscription, option, warrant, scrip, right, call, convertible security, or other similar agreement, arrangement, or similar commitment. Except as set forth in EXHIBIT 4.4 attached hereto, there are no voting trusts or restricted share transfer agreements or other similar agreements, arrangements, or commitments to which Bank Land is a party or of which it has knowledge with respect to the voting and/or transfer of the capital stock of Bank Land. EXHIBIT 4.4 contains a copy of any agreements among or between Bank Land and/or the shareholders of Bank Land relating to the Bank Land Common Stock and/or Bank Land Preferred Stock.

     4.5 AUTHORITY AND BINDING EFFECT. This Plan has been, and all other agreements and documents to be executed and delivered by Bank Land hereunder will be, at or prior to the Closing, duly authorized, executed and delivered by Bank Land and constitute the legal, valid and binding obligation of Bank Land enforceable against Bank Land in accordance with their terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar rights, (ii) the remedy of specific performance and injunctive and other form of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought, and (iii) this Plan is subject to approval by the Bank Land Shareholders and by the Regulatory Authorities. This Plan is a valid and binding obligation of Bank Land, enforceable against Bank Land in accordance with its terms, except to the extent set forth in this Plan.

     4.6 NO VIOLATION. Neither the execution and delivery of this Plan nor the performance by Bank and Bank Land of any of their obligations hereunder or the consummation of any of the transactions contemplated hereby will violate any agreement to which Bank or Bank Land is a party or by which Bank or Bank Land or any of their assets or properties may be bound, or any provision of Bank's or Bank Land's Articles of Incorporation or Bylaws or any applicable law, order or decree.

     4.7 SUBSIDIARIES, DEPOSITS AND ASSESSMENTS. Bank Land has no subsidiaries other than Bank. The deposits of the Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act and the Bank has paid all assessments and filed all reports required by the Federal Deposit Insurance Act.

     4.8 BANK FINANCIAL STATEMENTS. Attached hereto as EXHIBIT 4.8 are true and complete copies of Bank's audited balance sheet as of December 31, 1994 and related statements of income, and changes in shareholders' equity and cash flows for the year then ended. Also attached hereto as part of EXHIBIT 4.8 are true and correct copies of Bank's unaudited balance sheet as of October 31, 1995 and statement of income for the ten-month period ended October 31, 1995. Commencing thereafter, Bank will supplement EXHIBIT 4.8 with a balance sheet and statement of income of Bank within fifteen (15) days of the end of each month during the term of this Plan. All such financial statements, including the notes thereto, are hereinafter referred to as the "Bank Financial Statements". The Bank Financial Statements (i) are in accordance with the books and records of Bank,
(ii) present fairly the financial position and results of operations of Bank as of the dates and for the periods indicated, and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods above, except to the extent that such Bank Financial Statements have been required by the Regulatory Authorities to be prepared in accordance with regulatory accounting principles.

     4.9 BANK LAND FINANCIAL STATEMENTS. Attached hereto as EXHIBIT 4.9 are true and complete copies of Bank Land's parent only unaudited balance sheet as of December 31, 1994 and related statements of income and changes in shareholders' equity for the year then ended. Also attached hereto as part of
EXHIBIT 4.9 are Bank Land's parent only unaudited balance sheet and consolidated balance sheet as of September 30, 1995 and statement of income for the nine-month period ended September 30, 1995. Commencing thereafter, Bank Land will supplement EXHIBIT 4.9 with a parent only balance sheet and statement of income of Bank Land within fifteen (15) days of the end of each quarter during the term of this Plan, commencing with the quarter ending December 31, 1995, and a parent only balance sheet prepared as of Month End and delivered to VBC two days prior to the Closing. All such financial statements, including the notes thereto, are hereinafter referred to as the "Bank Land Financial Statements". The Bank Land Financial Statements (i) are in accordance with the books and records of Bank Land, (ii) present fairly the financial position and results of operations of Bank Land as of the dates and for the periods indicated, and (iii) have been prepared on a parent company only basis in accordance with generally accepted accounting principles consistently applied throughout the periods above, except to the extent that such Bank Land Financial Statements have been required by the Regulatory Authorities to be prepared in accordance with regulatory accounting principles.

     4.10 NO MATERIAL CHANGES. Since September 30, 1995, the business of each of Bank Land and Bank has been operated only in the ordinary and normal course and, except as set forth in EXHIBIT 4.10 there has not been, after such date, (i) any material adverse change in the earnings, assets, liabilities, financial condition or in the operation of their respective businesses; (ii) any increase in the fixed or variable compensation payable to or to become payable by Bank Land or Bank to officers, directors, key employees or agents, or in the rate of commission or bonus, or in any insurance, pension or other benefit plan, payment or arrangement made to, for or with any of such officers, directors, key employees or agents (other than salary increases for officers or employees consistent with prior practices or otherwise justifiable based on their performance); or (iii) any commission or bonus paid to officers, directors, key employees or agents of Bank or Bank Land.

     4.11 UNDISCLOSED LIABILITIES. Neither Bank Land nor Bank has any liabilities, claims, demands, actions, causes of action, or obligations (collectively referred to as a "Liability" or "Liabilities" herein) of any nature, direct or indirect, absolute, contingent or otherwise except (i) as incurred in the ordinary course of business since the date of the Bank Land Financial Statements and Bank Financial Statements and as set forth in Bank Land Financial Statements and Bank Financial Statements, (ii) as disclosed in EXHIBIT 4.11, or (iii) which are not material. For purposes of this Section 4.11 only, material shall be defined as $25,000 in the aggregate for all Liabilities.

     4.12 TAXES. Bank Land and Bank have filed, with the appropriate governmental agencies, all United States tax returns and reports, all state and local tax returns and reports with respect to income and sales taxes, and all other tax returns and reports that have been required to be filed by applicable law, rules and regulations. All tax returns and reports filed by Bank and Bank Land properly and fully reflect all taxes due and owing by Bank Land and Bank. All federal, state and local taxes, assessments, interest, penalties or deficiencies, fees or other governmental charges or impositions that are due have been fully and adequately reserved for or have been paid. The provisions for taxes contained in Bank Financial Statements and Bank Land Financial Statements are adequate to fully cover all of the tax liabilities as of those dates and nothing has come to Bank's or Bank Land's attention subsequent to those dates which would indicate that such provisions were or are inadequate. From January 1, 1995 through the Closing Date, Bank Land and Bank will make sufficient provisions for taxes to cover all tax liabilities. Bank Land and Bank have not received any notice of deficiency or assessment or proposed deficiency or assessment respecting the business and properties of Bank Land or Bank from the Internal Revenue Service or any other taxing authority. Bank Land and Bank have not waived any law or regulation fixing, or consented to the extension of, any period of time for the assessment of any tax.

     Neither Bank Land nor Bank has received any notice from the Internal Revenue Service or any other taxing authorities changing, contesting or challenging any "net operating losses" and/or any "net operating loss carryovers", as defined by the Internal Revenue Code of 1986, as amended, included on any tax returns previously filed by Bank Land or Bank with the Internal Revenue Service or any other taxing authorities.

     4.13 CAPITAL STOCK OF BANK. Bank Land (i) is the owner of 138,211.96 shares of Bank Common Stock; (ii) will not sell, encumber or dispose of any such shares prior to the Closing; and (iii) subject to applicable federal and state securities laws, and any necessary approval of Bank Land Shareholders and Regulatory Authorities, has complete and unrestricted power to sell or exchange such shares, and at the Closing such shares shall be free and clear of all liens and encumbrances.

     4.14 LITIGATION. EXHIBIT 4.14 hereto sets forth the legal and administrative proceedings and investigations of any kind or nature now pending or, to the knowledge of Bank Land and Bank, threatened before any court or administrative body against Bank Land or Bank. None of such proceedings set forth in EXHIBIT 4.14, if determined adversely, unless specifically set forth and explained, would have a material adverse effect on Bank Land or Bank, their assets, operations or earnings, or challenge the transactions contemplated by this Plan. Neither Bank Land nor Bank is subject to any unsatisfied judgment, order or decree of any court of law, administrative board, regulatory agency, arbitrator or arbitration panel. Except as disclosed in EXHIBIT 4.14, Bank Land and Bank are in substantial compliance with all laws, rules and regulations of governmental agencies and authorities, and any judgments, orders or decrees which by their terms apply to Bank Land and/or Bank.

     4.15 AGREEMENTS. Subject to compliance with applicable securities laws, the approval of the appropriate Regulatory Authorities and the approval of the Plan by the requisite vote of the shareholders of Bank Land and Bank, neither the execution and delivery of this Plan nor the performance of the transactions contemplated hereby will violate any law or any rule or regulation of any governmental agency or authority applicable to Bank Land or Bank or will result in a breach of, or cause a default under, any mortgage, indenture, loan agreement or other contract or agreement to which Bank Land or Bank is a party or is bound.

     4.16 FULL DISCLOSURE. No representation or warranty made by Bank Land in this Plan (including the Exhibits hereto) contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading. There is no fact known to Bank Land which is not disclosed in this Plan which materially adversely affects the accuracy of the representations and warranties contained in this Plan or the Bank's or Bank Land's financial condition, operations, business, earnings, assets or liabilities, or the Bank Financial Statements or Bank Land Financial Statements. All information set forth in the schedules, exhibits and all other information regarding Bank or Bank Land and their respective businesses, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to Vectra or VBC or any of their representatives or agents by or on behalf of Bank or Bank Land, or any of Bank's or Bank Land's representatives or agents, is accurate and complete in all material respects. Bank and Bank Land have provided Vectra and Vectra's representatives and agents with full and complete access to all of Bank's and Bank Land's records and other documents and data.

     4.17 LEASES AND CONTRACTS. Attached hereto as EXHIBIT 4.17 is a list of the following which is accurate and complete as of the date hereof: (i) each lease, contract, license, agreement or other commitment of Bank Land or Bank as obligor involving a liability or obligation in excess of $5,000, contingent or fixed, other than deposit obligations, obligations under certificates of deposit, letters of credit, items in the process of collection and commitments to loan or discount, and (ii) any and all powers of attorney granted to any person, firm, corporation or other entity by Bank Land or Bank for any purpose whatsoever.

     4.18 CONDUCT. Except as disclosed in EXHIBIT 4.18, since September 30, 1995 neither Bank Land nor Bank has (i) issued or sold any shares of capital stock, any securities convertible into or exchangeable for such capital stock or any corporate debt obligations (except deposits, letters of credit, cashier's checks, acknowledgments or indebtedness incident to borrowing from Federal Reserve Banks and other documents and instruments issued in the ordinary course of the banking business of Bank); (ii) granted any options, warrants or other rights to purchase any of its capital stock; (iii) incurred any obligations or liabilities (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business, or pledged or subjected to lien or encumbrance (other than statutory liens not yet delinquent) any of its assets or properties; (iv) sold, exchanged or otherwise disposed of any capital assets other than in the ordinary course of business; (v) entered into any employment contract with any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit sharing, retirement or similar plan or arrangements; (vi) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property or assets or waived any rights of value which in the aggregate are material, considering its business taken as a whole; (vii) entered into, amended or modified any lease or, except in the ordinary course of business, any other arrangement; (viii) declared or paid any dividend in respect of shares of capital stock; or (ix) entered into any transaction outside the ordinary course of its business except as expressly contemplated by this Plan.

     4.19 CONTRACT DEFAULTS. Except as disclosed in EXHIBIT 4.19, neither Bank Land nor Bank is in default in any respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operation, properties or assets, or the condition, financial or otherwise, of either Bank Land or Bank, or under their respective Articles of Incorporation or Bylaws, and no event has occurred which with notice or lapse of time, or both, may be or become an event of default under any such contract, agreement, lease or other commitment which is material to either Bank Land or Bank or under the Articles of Incorporation or Bylaws of either Bank Land or Bank.

     4.20 TITLE AND ENCUMBRANCES. All real property and depreciable tangible personal property owned by Bank Land or Bank, and all real and personal property leased by or to Bank Land or Bank are listed on EXHIBIT 4.20 hereto. Except as disclosed in EXHIBIT 4.20 or other exhibits hereto, Bank Land and Bank have good and marketable title to all of the tangible properties, interest in properties and assets, real and personal, reflected on Bank Land Financial Statements and Bank Financial Statements or acquired after such date (except properties, interests and assets sold or otherwise disposed of since such date in the ordinary course of business and for adequate consideration), free and clear of all mortgages, liens, pledges, charges or encumbrances, except: (i) mortgages and other encumbrances referred to in the notes to Bank Land Financial Statements and Bank Financial Statements;
(ii) liens for current taxes not yet due and payable; (iii) security interests granted incident to borrowing from the Federal Reserve Bank and other financial institutions or to secure deposits of funds by federal, state or other governmental agencies; and (iv) such minor imperfections of title and encumbrances as do not detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise impair present business operations at such properties. Except as disclosed in EXHIBIT 4.20, the structures and equipment owned and used by Bank Land or Bank comply in all material respects with all applicable laws and ordinances and are in good operating condition, subject to ordinary wear and tear; the real and personal property, if any, leased by Bank Land or Bank, is held by it under valid and enforceable leases; neither Bank Land nor Bank has received notice that it is in default under any such leases, and all rentals due and payable under any such leases on or prior to the date of the execution of this Plan have been paid or will have been reserved for prior to the consummation of the transactions contemplated under this Plan.

     4.21 EMPLOYEE BENEFIT PLANS. Set forth in EXHIBIT 4.21 is a list of all employment agreements, severance agreements or arrangements, parachute agreements, employee or director bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, consulting, stock appreciation rights, group insurance, fringe benefit, and other employee benefit, incentive, and welfare plans, policies, contracts and arrangements, formal or informal, written or oral, and all trust agreements related thereto, now in effect and relating to any present or former directors, officers, or employees of Bank or Bank Land, whether or not described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Employee Plans"). All of the Employee Plans have been maintained, operated, and administered in substantial compliance with their terms, and Bank, Bank Land, and all of the Employee Plans currently comply, and have at all relevant times complied, in all material respects with applicable provisions of ERISA, the Code, securities laws and other applicable laws. With respect to each Employee Plan (whether currently in effect or which has been terminated) which is a pension plan (as defined in Section 3(2) of ERISA) ( a "Pension Plan"), each such Pension Plan (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code has been determined by the IRS to be so qualified. Neither Bank nor Bank Land nor any ERISA affiliate has in the past or now maintains, sponsors or contributes to any plan subject to Title II of ERISA or sec.412 of the Code (including any multiemployer pension plans defined in sec.3(37) of ERISA), other than the Southwest State Bank Pension Plan, which has been terminated, and none of them has ever incurred any liability to any person, entity or agency by reason of the withdrawal from or termination of any plan. "ERISA Affiliate" shall mean any entity that is a member of a commonly controlled group of corporations or trades or businesses of which Bank or Bank Land is a member within the meaning of sec.414(b) and (c) of the Code. No "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any "employee benefit plan" (as defined under Section 3(3) of ERISA, each such plan an "ERISA Plan") has occurred which is likely to result in any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code. All reporting and disclosure requirements of ERISA and the Code have been complied with in all material respects with respect to each of the ERISA Plans and each other Employee Plan. Bank and Bank Land have not contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, nor any plan that is subject to Title IV of ERISA, on or after September 26, 1980. Except as set forth in EXHIBIT 4.21 Bank and Bank Land do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement.

     With respect to each Employee Plan, Bank has attached as part of EXHIBIT
4.21 a true and correct copy of (i) the most recent annual report on Form 5500 filed with the IRS, if such report is required, (ii) such Employee Plan, (iii) each trust agreement and insurance contract relating to such Employee Plan, (iv) the most recent summary plan description for such Employee Plan, if it is subject to Title I of ERISA, and (v) the most recent determination letter issued by the IRS, if such Employee Plan is intended to be qualified under Section 401(a) of the Code.

     4.22 CONTRACTS. Except as set forth in EXHIBIT 4.22 hereto or in other exhibits hereto, neither Bank Land nor Bank is a party to or bound by any oral or written (i) contract for the employment of any officer or employee which is not terminable for any or no reason on thirty (30) days' (or less) notice without payment of any amount on account of such termination; (ii) bonus, deferred compensation, savings, stock option, retirement, pension, profit sharing, or severance pay agreement, plan or arrangement; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guarantee of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guarantees made in the ordinary course of business; (v) management agreement, consulting or other similar contract or arrangement; (vi) collective bargaining agreement; (vii) agreement with any present or former officer, director or shareholder of Bank Land or Bank; (viii) license, whether as licensor or licensee; (ix) contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days; (x) contract, agreement or other commitments not made in the ordinary course of business; (xi) contingent liabilities, including letters of credit of all types; (xii) contracts to purchase or sell securities of all types; (xiii) contract or commitment for capital expenditures in excess of $10,000; (xiv) contract or option to lease, purchase or sell any real property or any contract, agreement or commitment which is material to the business, operations, prospects, properties or assets or to the condition, financial or otherwise, of Bank Land or Bank.

     4.23 INSURANCE. All assets and properties of Bank Land and Bank are insured under valid and enforceable policies issued by insurers of recognized responsibility in amounts and against the risks described in EXHIBIT 4.23(A) and
EXHIBIT 4.23(B) respectively. Attached hereto as EXHIBIT 4.23(A) in the case of Bank Land, and EXHIBIT 4.23(B) in the case of Bank, is a list of all insurance policies of Bank Land and Bank, respectively, as of the date hereof reflecting kind, type and amount of coverage, all of which are in full force and effect, and all of which have had the premiums therefore paid to the extent due.

     4.24 EXHIBITS AND SCHEDULES. All statements contained in the Exhibits to be furnished pursuant to this Plan are incorporated herein and made a part of this Plan by reference thereto and shall be deemed to be additional representations and warranties of the party furnishing the Exhibits.

     4.25 LOANS, DISCOUNTS, OR COMMITMENTS TO LOAN OR DISCOUNT. Except as set forth on EXHIBIT 4.25, Bank Land has no outstanding loans or commitments to make loans to any person or party. Bank has no outstanding loans or discounts which have not or will not be made prior to the Closing for good and valuable consideration in the ordinary course of Bank's business and the notes or other evidences of indebtedness evidencing any loans or discounts are true and genuine and are what they purport to be. Bank has no outstanding commitments to loan or discount which have not or will not be made prior to the Closing except in the ordinary course of Bank's business and the documents evidencing any such commitments to loan or discount are true and genuine and are what they purport to be.

     4.26 HAZARDOUS WASTE. Except as described in EXHIBIT 4.26, neither Bank Land nor Bank has received from any governmental authority or third party any request for information, notice of claim, demand letter or other notification that it is or may be responsible with respect to any investigation or clean-up of any hazardous, toxic or polluting substance releases at any site, nor does Bank Land or Bank have knowledge of facts concerning any hazardous, toxic or polluting substance releases at any of its properties in violation of any laws, rules and regulations.

     4.27 BOND PORTFOLIO. Attached hereto as EXHIBIT 4.27 is a true and complete list of all bonds and other securities held by Bank included on its balance sheet as of October 31, 1995 setting forth thereon the cost, interest, obligor, maturity and book value of such securities.

     4.28 LICENSES AND APPROVALS. All licenses, permits, franchise and other governmental or quasi-governmental authorizations and approvals required or necessary for Bank Land or Bank to carry on their respective businesses have been obtained and are in full force and effect; Bank and Bank Land have no knowledge of facts that would cause a reasonable person to believe such licenses, permits, franchise and other governmental or quasi-governmental authorizations and approvals shall not remain in full force and effect.

     4.29 NO CONSENT OR APPROVAL. Neither the execution and delivery by Bank or Bank Land of this Plan, nor the consummation of the transactions contemplated by this Plan, requires the consent or approval of, or the giving of notice by Bank or Bank Land to, or the registration by Bank or Bank Land with, or the taking of any other action by Bank or Bank Land in respect of any federal, state or local governmental authority or any third party, except as contemplated by this Plan.

     4.30 AFFILIATES OF BANK LAND. Bank Land represents and warrants that, to the best of its knowledge upon the advice of counsel, the only persons who are or may be Affiliates of Bank Land within the meaning of SEC Rule 144 are identified in EXHIBIT 4.30.

     4.31  COMPLIANCE WITH LEGAL REQUIREMENTS. Except as set forth in EXHIBIT
4.31:

          (a) Bank and Bank Land are in compliance in all material respects with the legal requirements that apply to the conduct of their respective businesses and the ownership and use of their assets;

          (b) Bank and Bank Land have been in compliance in all material respects at all times with each applicable legal requirement concerning the conduct of their respective businesses and the ownership and use of their assets; and

          (c) No event has occurred, and no condition or circumstance exists, that might reasonably be deemed likely (with or without notice or lapse of time) to constitute or result directly or indirectly in a violation by Bank or Bank Land of any applicable legal requirement which would have a material adverse effect on Bank Land's or Bank's financial condition, assets or properties or the results of their respective operations.

     4.32 LABOR MATTERS. Neither Bank nor Bank Land is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Bank or Bank Land the subject of any proceeding asserting that Bank or Bank Land has committed an unfair labor practice or seeking to compel Bank or Bank Land to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving Bank or Bank Land pending or threatened.

     4.33 REGISTRATION AND PROXY STATEMENTS. The information to be supplied by Bank and Bank Land to Vectra in writing expressly for inclusion in (i) the Registration Statement on Form S-4 and/or such other forms as may be appropriate to be filed under the Securities Act of 1933, as amended (the "1933 Act"), with the Securities and Exchange Commission ("SEC") by VBC and Vectra for the purpose of, among other things, registering the 1996 Series A Preferred Stock to be issued in the Mergers (the "Registration Statement"), and (ii) the Proxy Statement (as hereinafter defined) to be distributed in connection with Bank's and Bank Land's meetings of their shareholders to vote upon this Plan (as amended or supplemented from time to time, the "Proxy Statement", and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the "Proxy Statement/Prospectus"), will not, at the time the Registration Statement becomes effective, and, in the case of the Proxy Statement/Prospectus, at the time it is mailed and at the time of the Bank Shareholders' and Bank Land Shareholders' meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents which Bank and Bank Land are responsible for filing, or which either furnishes to VBC or Vectra in connection with the Mergers, will comply as to form and substance in all material respects with the provisions of applicable law.

               ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF VBC

     REPRESENTATIONS AND WARRANTIES OF VBC. Except to the extent that exceptions may be noted on the Exhibits attached hereto, VBC represents and warrants to Bank and Bank Land as of the date hereof through and on the Effective Time as follows:

     5.1 AUTHORITY OF VECTRA. Vectra is a State of Colorado banking corporation duly organized, validly existing and in good standing under the laws of Colorado, with full power under its charter and has all necessary governmental authorizations to own its properties and assets and to carry on its business. Vectra is in compliance in all material respects with all applicable federal, state and local laws, regulations and orders. Vectra has the corporate power and authority to execute and deliver this Plan and, subject to shareholder approval and the approval of necessary Regulatory Authorities, to perform all of its obligations hereunder.

     5.2 AUTHORITY OF VBC. VBC (i) is duly organized, validly existing and in good standing under the laws of Colorado; (ii) has the power and authority to carry on its business as now conducted and to own or hold under lease the assets and properties it purports to own or hold under lease; (iii) is not required to be licensed or registered to transact its business in any state or jurisdiction other than Colorado; (iv) is in compliance in all material respects with all applicable federal, state and local laws, regulations and orders; and (v) has the corporate power and authority to execute and deliver this Plan and, subject to the Registration Statement becoming effective and the approval of necessary Regulatory Authorities, to perform all of its obligations hereunder.

     5.3 CAPITAL STOCK OF VBC. VBC has authorized 8,000,000 shares of stock, consisting of 7,000,000 shares of common stock, $0.01 par value per share and 1,000,000 shares of preferred stock, $0.10 par value per share, and VBC has issued and outstanding 3,195,279 shares of common stock and 805,000 shares of Series A Preferred Stock. All of the outstanding shares of VBC have been duly and validly issued and are fully paid and nonassessable. The outstanding shares have not been issued in violation of the preemptive rights of any shareholder of VBC. Except as set forth in EXHIBIT 5.3 attached hereto, there are no voting trusts or restricted share transfer agreements or other similar agreements, arrangements, or commitments to which VBC is a party or of which it has knowledge with respect to the voting and/or transfer of the capital stock of VBC.

     5.4 AUTHORITY AND BINDING EFFECT. This Plan has been, and all other agreements and documents to be executed and delivered by Vectra and VBC hereunder will be, at or prior to the Closing, duly authorized, executed and delivered by Vectra and VBC and constitute the legal, valid and binding obligation of Vectra and VBC enforceable against Vectra and VBC in accordance with their terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar rights, (ii) the remedy of specific performance and injunctive and other form of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought, and (iii) this Plan is subject to approval by the shareholder of Vectra and by Regulatory Authorities. This Plan is a valid and binding obligation of Vectra and VBC, enforceable against Vectra and VBC in accordance with its terms, except to the extent set forth in this Plan.

     5.5 NO VIOLATION. Neither the execution and delivery of this Plan nor the performance by Vectra and VBC of any of their obligations hereunder or the consummation of any of the transactions contemplated hereby will violate any agreement to which Vectra or VBC is a party or by which Vectra or VBC or any of their assets or properties may be bound, or any provision of Vectra's or VBC's Articles of Incorporation or Bylaws or any applicable law, order or decree.

     5.6 NO CHANGES. Since September 30, 1995, the business of each of Vectra and VBC has been operated only in the ordinary and normal course and, except as set forth in EXHIBIT 5.6 there has not been, after such date, any material adverse change in the earnings, assets, liabilities, financial condition or in the operation of their respective businesses.

     5.7 UNDISCLOSED LIABILITIES. Neither Vectra nor VBC has any liabilities, claims, demands, actions, causes of action, or obligations (collectively referred to as a "Liability" or "Liabilities" herein) of any nature, direct or indirect, absolute, contingent or otherwise except (i) as incurred in the ordinary course of business since the date of their respective financial statements, (ii) as disclosed in EXHIBIT 5.7, or (iii) which are not material. For purposes of this Section 5.7, material shall be defined as $100,000 in the aggregate for all Liabilities.

     5.8 LITIGATION. EXHIBIT 5.8 hereto sets forth the material legal and administrative proceedings and investigations of any kind or nature now pending or, to the knowledge of Vectra and VBC, threatened before any court or administrative body against Vectra or VBC. None of such proceedings set forth in
EXHIBIT 5.8, if determined adversely, unless specifically set forth and explained, would have a material adverse effect on Vectra or VBC, their assets, operations or earnings, or challenge the transactions contemplated by this Plan.

Neither Vectra nor VBC is subject to any material unsatisfied judgment, order or decree of any court of law, administrative board, regulatory agency, arbitrator or arbitration panel. Except as disclosed in EXHIBIT 5.8, Vectra and VBC are in substantial compliance with all laws, rules and regulations of governmental agencies and authorities, and any judgments, orders or decrees which by their terms apply to Vectra and/or VBC. For purposes of this Section 5.8, "material" shall mean any proceeding or investigation, individually, that management of Vectra and VBC reasonably believes will result in a judgment of at least $100,000 against either Vectra or VBC.

     5.9 TAXES. Vectra and VBC have filed, with the appropriate governmental agencies, all United States tax returns and reports, all state and local tax returns and reports with respect to income and sales taxes, and all other tax returns and reports that have been required to be filed by applicable law, rules and regulations. All tax returns and reports filed by Vectra and VBC properly and fully reflect all taxes due and owing by Vectra and VBC. All federal, state and local taxes, assessments, interest, penalties or deficiencies, fees or other governmental charges or impositions that are due have been fully and adequately reserved for or have been paid. The provisions for taxes contained in Vectra's and VBC's financial statements are adequate to fully cover all of the tax liabilities as of those dates and nothing has come to Vectra's or VBC's attention subsequent to those dates which would indicate that such provisions were or are inadequate. From January 1, 1995 through the Closing Date, Vectra and VBC will make sufficient provisions for taxes to cover all tax liabilities. Vectra and VBC have not received any notice of deficiency or assessment or proposed deficiency or assessment respecting the business and properties of Vectra or VBC from the Internal Revenue Service or any other taxing authority. Vectra and VBC have not waived any law or regulation fixing, or consented to the extension of, any period of time for the assessment of any tax.

     Neither Vectra nor VBC has received any notice from the Internal Revenue Service or any other taxing authorities changing, contesting or challenging any "net operating losses" and/or any "net operating loss carryovers", as defined by the Internal Revenue Code of 1986, as amended, included on any tax returns previously filed by Vectra or VBC with the Internal Revenue Service or any other taxing authorities.

     5.10 AGREEMENTS. Subject to compliance with applicable securities laws, the approval of the appropriate Regulatory Authorities and the approval of this Plan by the requisite vote of the shareholder of Vectra, neither the execution and delivery of this Plan nor the performance of the transactions contemplated hereby will violate any law or any rule or regulation of any governmental agency or authority applicable to Vectra or VBC or will result in a breach of, or cause a default under, any mortgage, indenture, loan agreement or other contract or agreement to which Vectra and/or VBC is a party or is bound.

     5.11 FULL DISCLOSURE. No representation or warranty made by Vectra or VBC in this Plan (inclusive of the Exhibits to this Plan) contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading. There is no fact known to Vectra or VBC which is not disclosed in this Plan which materially adversely affects the accuracy of the representations and warranties contained in this Plan or Vectra's or VBC's financial condition, operations, business, earnings, assets, or liabilities. All information set forth in the schedules, exhibits and all other information regarding Vectra or VBC and their respective businesses, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to Bank or Bank Land or any of their representatives or agents by or on behalf of Vectra or VBC, or any of Vectra's or VBC's representatives or agents, is accurate and complete in all material respects. Vectra and VBC have provided Bank's and Bank Land's representatives and agents with full and complete access to all of Vectra's and VBC's records and other documents and data.

     5.12 CONTRACT DEFAULTS. Except as disclosed in EXHIBIT 5.12, neither Vectra nor VBC is in default in any respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operation, properties or assets, or the condition, financial or otherwise, of either Vectra or VBC, or under their respective Articles of Incorporation or Bylaws, and no event has occurred which with notice or lapse of time, or both, may be or become an event of default under any such contract, agreement, lease or other commitment which is material to either Vectra or VBC or under the Articles of Incorporation or Bylaws of either Vectra or VBC.

     5.13 EXHIBITS AND SCHEDULES. All statements contained in the Exhibits to be furnished pursuant to this Plan are incorporated herein and made a part of this Plan by reference thereto and shall be deemed to be additional representations and warranties of the party furnishing the Exhibits.

     5.14 HAZARDOUS WASTE. Except as described in EXHIBIT 5.14, neither Vectra nor VBC has received from any governmental authority or third party any request for information, notice of claim, demand letter or other notification that it is or may be responsible with respect to any investigation or clean-up of any hazardous, toxic or polluting substance releases at any site, nor does Vectra or VBC have knowledge of facts concerning any hazardous, toxic or polluting substance releases at any of its properties in violation of any laws, rules and regulations.

     5.15 NO CONSENT OR APPROVAL. Neither the execution and delivery by Vectra or VBC of this Plan, nor the consummation of the transactions contemplated by this Plan, requires the consent or approval of, or the giving of notice by Vectra or VBC to, or the registration by Vectra or VBC with, or the taking of any other action by Vectra or VBC in respect of any federal, state or local governmental authority or any third party, except all necessary applications to the Regulatory Authorities, filings with the SEC, and as otherwise contemplated by this Plan.

     5.16  COMPLIANCE WITH LEGAL REQUIREMENTS. Except as set forth in EXHIBIT
5.16:

          (a) Vectra and VBC are in compliance in all material respects with the legal requirements that apply to the conduct of their respective businesses and the ownership and use of their respective assets;

          (b) Vectra and VBC have been in compliance in all material respects at all times with each applicable legal requirement concerning the conduct of their respective businesses and the ownership and use of their respective assets;

          (c) No event has occurred, and no condition or circumstance exists, that might reasonably be deemed likely (with or without notice or lapse of time) to constitute or result directly or indirectly in a violation by Vectra or VBC of any applicable legal requirement which would have a material adverse effect on Vectra's or VBC's financial condition, their assets or the results of their operations; and

          (d) VBC and Vectra are current in its filings with the SEC pursuant to the Securities Exchange Act of 1934, as amended.

     5.17 1996 SERIES A PREFERRED AND COMMON STOCK. VBC has or will have on or prior to Closing sufficient authorized and unissued shares of preferred stock and common stock into which the 1996 Series A Preferred Stock can be converted, and as of the Effective Time VBC will have sufficient authorized and unissued shares of 1996 Series A Preferred Stock to consummate the Mergers. As of the Closing, the shares of 1996 Series A Preferred Stock to be issued to the shareholders of Bank and Bank Land pursuant to the Mergers will be validly issued, fully paid and nonassessable and the shares of common stock when issued pursuant to the terms of the 1996 Series A Preferred Stock will be validly issued, fully paid and nonassessable.

     5.18 Registration and Proxy Statements. The information to be supplied by Vectra and VBC in writing expressly for inclusion in (i) the Registration Statement, and (ii) the Proxy Statement to be distributed in connection with Bank's and Bank Land's meetings of their shareholders to vote upon this Plan, will not, at the time the Registration Statement becomes effective, and, in the case of the Proxy Statement/Prospectus, at the time it is mailed and at the time of the Bank Shareholders' and Bank Land Shareholders' meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents which Vectra and VBC are responsible for filing, or which either furnishes to Bank or Bank Land in connection with the Mergers, will comply as to form and substance in all material respects with the provisions of applicable law.

     5.19 SEC REPORTS. Neither VBC's Annual Report on Form 10-KSB for the year ended December 31, 1994, nor any other document (excluding exhibits) filed with the Securities and Exchange Commission (the "SEC") subsequent to December 31, 1994 pursuant to the Securities Exchange Act of 1934, as amended

(the "Securities Exchange Act") (collectively, the "Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets or statements of condition contained in the Reports (including any related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows or equivalent statements contained or incorporated by reference in the Reports (including any related notes and schedules) fairly presented the results of operations, retained earnings and cash flows, as the case may be, of VBC for the period set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles applicable to VBC consistently applied during the period involved, except as may be noted therein.

                  ARTICLE 6 -- COVENANTS OF BANK AND BANK LAND

     6.1 ACTIVITIES OF BANK AND BANK LAND. Each of Bank and Bank Land severally but not jointly agrees that, from and after the date of this Plan and until the Closing, except as contemplated by this Plan or with the prior written consent of Vectra, which consent shall not be unreasonably withheld, each of Bank and Bank Land:

          6.1.1 Will not make any change in its Articles of Incorporation or By-laws.

          6.1.2 Will not issue or sell any shares of capital stock or options, warrants or other rights to acquire capital stock or securities convertible into capital stock or make any change in its capital structure.

          6.1.3 Will not (i) enter into any contract or arrangement except in the ordinary course of business; (ii) enter into commitments for capital expenditures in excess of $10,000 or incur any liabilities except liabilities of Bank in the ordinary course of its banking business; (iii) incur any liens or encumbrances upon any of its properties (except for current tax liens or other liens incurred in the ordinary course of banking business); or (iv) make any substantial change in the type or character of its business.

          6.1.4 Will be managed, maintained, operated and accounted for on a basis consistent with the management, maintenance, operation, accounting and auditing of Bank and Bank Land over the last three years.

          6.1.5 Will not grant any increase in the rates of pay of its employees or any increase in the fixed or variable compensation payable, or to become payable, to any officer, employee or agent thereof (other than salary increases for officers or employees consistent with prior practices or otherwise justifiable based on their performance), or in any pension plan or other contract or commitment to increase the benefits or compensation of any such officers, employees or agents; and not pay or commit to pay any bonus or commission to any officer, employee or agent thereof.

          6.1.6 Will properly accrue sufficient reserves in accordance with generally accepted accounting principles for the payment of all federal, state and local taxes, assessments, interest, penalties or deficiencies, fees, or other government charges or impositions imposed by any taxing authority (hereinafter collectively "charges") to enable timely payment of the charges as they are due.

          6.1.7 Will cause the Bank to (A) accrue loan loss reserves so that as of the Closing Date, the loan loss reserve of Bank shall be equal to the greater of (i) $1,250,000, and (ii) an adequate reserve agreed to by Bank Land and Vectra as of the Closing Date, and (B) maintain capital sufficient to remain in compliance with all banking and other regulatory requirements.

          6.1.8 Will give to Vectra, and Vectra's accountants, counsel, employees, agents and other representatives, full access without unreasonably interfering with Bank Land's or Bank's business operations, to all of the properties, books, regulatory information, contracts, commitments, tax returns and reports and records of Bank Land and Bank and will furnish to Vectra all such documents, records and information with respect to the affairs of Bank Land and Bank and copies of any work papers relating to Bank as Vectra shall from time to time request. Bank Land shall keep Vectra reasonably informed as

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

     to the affairs of Bank Land and Bank, and shall periodically advise the officers of Vectra on all material matters pertaining to the business of Bank Land and Bank.

          6.1.9 Will notify Vectra at least two business days in advance of Bank's loan and discount meetings and agree that a designated representative of Vectra may attend such meetings. The loan and discount meetings will review all loans, commitments to loan, letters of credit, or any extensions or renewals of loans, commitments to loan or letters of credit proposed to be made by Bank in excess of $50,000 with respect to any person, firm or corporation (the "Discussion Loan"). Bank agrees that it will discharge its responsibilities in a reasonable manner in accordance with existing Bank policies, consistent with past practices, and will exercise prudent banking practices and procedures in reviewing any extension or renewal of a loan, commitment to loan or letter of credit proposed to be extended or renewed by Bank in excess of $100,000. Bank agrees not to make any Discussion Loan without Vectra having been given at least two business days advance written notice of the loan and discount meeting therefor. In the event the Bank approves any Discussion Loan which Vectra's designated representative at the loan and discount meeting shall have requested Bank not to make, then Vectra shall have the right within one week prior to the Closing to determine whether a specific loan loss provision should be made by the Bank for such loan.

          6.1.10 Will not invest in securities having maturities in excess of three (3) years from the date of purchase.

          6.1.11 Will not encumber, sell or dispose of any of Bank's assets (including securities held by Bank in its investment securities portfolio), except in the ordinary course of Bank's business.

          6.1.12  Will keep in force all insurance policies currently in effect.

          6.1.13 Will operate, maintain, and repair all tangible property consistent with prior business practices of such entity.

          6.1.14 Will duly comply with all applicable laws, local, state or federal, pertaining to the operation of Bank Land's and Bank's business, except for unintentional infractions that are not adverse to the condition of Bank Land or Bank.

          6.1.15 Will not do any act or omit to do any act that will cause or permit a breach of any material contract, commitment or obligation.

          6.1.16 Will cause Bank Land and Bank to file with the appropriate governmental agencies all required United States tax returns and reports, all required state and local tax returns and reports with respect to income and sales taxes, and all required tax returns and reports in a timely fashion until Closing.

          6.1.17 Will not renew, extend, amend or in any way or manner obligate Bank Land or Bank with respect to any employment contracts.

     6.2 GOVERNMENTAL APPLICATION. Bank Land and Bank will cooperate fully with Vectra and VBC in connection with any application or notice to any governmental agency or authority, the approval or consent of which is a prerequisite to consummation of the transactions contemplated by this Plan, including but not limited to the Regulatory Authorities.

     6.3 CONFIDENTIAL INFORMATION. Bank Land and Bank shall hold in confidence all information regarding Vectra and VBC that Bank Land and Bank learn from Vectra and VBC and their agents pursuant to the terms of this Plan and the transactions contemplated hereby, except (i) as in Bank Land's and Bank's reasonable judgment may be required by law; or (ii) any disclosure which may be required in connection with Bank Land's or Bank's disclosure to governmental agencies; or (iii) any disclosure which may be required to Bank Land's creditors and Bank's and Bank Land's shareholders.

     6.4 SHAREHOLDERS' MEETINGS. Bank Land and Bank shall take all action necessary, in accordance with applicable law and their Articles of Incorporation and Bylaws, to convene shareholders meetings to consider the approval and adoption of this Plan and to authorize the transactions contemplated by this Plan on a date

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

mutually agreed by VBC and Bank Land, such date to be the earliest practicable date after the date the Registration Statement becomes effective and may be sent to Bank Land's and Bank's shareholders. Bank and Bank Land shall submit the Proxy Statement to their shareholders and use their reasonable best efforts to obtain all votes and approvals required for approval of this Plan. Bank and Bank Land will present this Plan for approval and adoption by their shareholders in accordance with all applicable legal requirements. Subject to their fiduciary obligations to their shareholders, the Boards of Directors of Bank Land and Bank will recommend to their respective shareholders in the Proxy Statements that, at such Shareholders' Meeting, the Board approves this Plan and authorizes the transactions contemplated by it.

     6.5 DELIVERY OF INFORMATION. Bank Land and Bank shall deliver and cause to be prepared all financial statements, opinions, disclosures, consents, accounts and such other information that may be reasonably necessary to enable Vectra and VBC to make their respective filings with the appropriate Regulatory Authorities and the preparation of the Proxy Statement/Prospectus.

     6.6 TAX REPRESENTATIONS. Bank and Bank Land shall each make all representations and warranties and each will use its best efforts to obtain a certificate from its shareholders reasonably requested by counsel for VBC in order for such counsel to issue the opinions referred to in Section 8.2.8.

     6.7 REORGANIZATION TREATMENT. Neither Bank nor Bank Land nor any of their shareholders or affiliates shall take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Mergers as a "reorganization" within the meaning of Section 368 of the Code.

     6.8 DIVIDENDS. Neither Bank nor Bank Land will declare or pay any dividends from and after November 15, 1995 through the Closing Date.

     6.9 NO SOLICITATION. Bank and Bank Land agree that from the date of this Plan until the date that this Plan is terminated in accordance with the terms hereof, Bank and Bank Land, and their representatives, shall not directly or indirectly solicit or encourage the initiation of any inquiry, proposal or offer from any person or entity (other than Vectra or VBC) relating to any Acquisition Transaction or except to the extent legally required for the discharge by the members of the Board of Directors of Bank Land or Bank of their fiduciary duties as advised in writing by such board's counsel, engage in any negotiations concerning, or provide any confidential information of Bank or Bank Land or data to, or have any discussions with, any person relating to an Acquisition Transaction, or otherwise facilitate any effort to attempt to make or implement an Acquisition Transaction. Bank and Bank Land will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Bank and Bank Land will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.9. Bank and Bank Land will notify VBC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Bank or Bank Land.

     6.10 PROXY STATEMENT/PROSPECTUS. As soon as practicable after the date hereof, VBC, Vectra, Bank and Bank Land shall prepare the Proxy Statement/Prospectus, and promptly thereafter mail the Proxy Statement/Prospectus to all holders of record (as of the applicable record date) of shares of Bank Common Stock, Bank Land Common Stock and Bank Land Preferred Stock. Bank and Bank Land shall cooperate with Vectra and VBC concerning the preparation of the Proxy Statement/Prospectus.

     6.11 TERMINATION OF BANK 401(k) PLAN. Subject to the Closing of the Mergers, Bank shall terminate the Bank's 401(k) Plan as of the Effective Time. In connection therewith, VBC agrees to cooperate with Bank as appropriate to carry out such termination, including, without limitation, taking such action as is necessary to obtain an approval of such termination from the Internal Revenue Service and any other applicable regulatory authorities. Thereafter, the trust funds maintained pursuant to such plan shall be distributed to the persons entitled thereto.

     6.12 SECURITIES ACT. As soon as practicable after the date of the Bank and Bank Land Shareholders meetings, Bank and Bank Land shall identify to Vectra and VBC all persons who were, at the time of the respective shareholder meetings, possible "Affiliates" of Bank and Bank Land as that term is used in paragraphs
(c) and (d) of Rule 145 under the 1933 Act (the "Affiliates"). Thereafter and until the Effective

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

Time, Bank and Bank Land shall identity to Vectra and VBC each additional person or entity who thereafter becomes an "Affiliate".

     Bank and Bank Land shall use their reasonable best efforts to obtain a written agreement in the form of EXHIBIT 6.12 from each person or entity who are identified as a possible Affiliate pursuant to the above. Bank and Bank Land shall deliver such written agreements to VBC and Vectra as soon as practicable before the Bank and Bank Land Shareholders meetings, but not later than the date on which the Proxy Statements are mailed to the Bank Shareholders and the Bank Land Shareholders.

     6.13 BANK AUTHORIZATION OF THIS PLAN. On or before January 9, 1996, this Plan will be submitted to the board of directors of the Bank for approval, and if approved, the Plan and all other agreements and documents to be executed and delivered by Bank hereunder will be, at or prior to the Closing, duly authorized, executed and delivered by Bank and constitute the legal, valid and binding obligation of Bank enforceable against Bank in accordance with their terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar rights, (ii) the remedy of specific performance and injunctive and other form of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought, and (iii) this Plan is subject to approval by the Bank Shareholders and by the Regulatory Authorities. Subject to the approval of the board of directors of the Bank, this Plan will be a valid and binding obligation of Bank, enforceable against Bank in accordance with its terms, except to the extent set forth in this Plan.

                    ARTICLE 7 -- COVENANTS OF VECTRA AND VBC

     7.1 GOVERNMENTAL APPLICATIONS. Within sixty (60) days from the date of this Plan, Vectra agrees to cause to be filed with the appropriate Regulatory Authorities applications for approval of action to acquire Bank Land and Bank as required by the rules and regulations of the Board of Governors of the Federal Reserve System (the "FRB"), as well as any other notices or applications required by applicable law or regulation. Vectra agrees to use its best efforts to cause the FRB and any other governmental agency or authority whose approval or acquiescence may be required to approve such notices and applications. Bank and Bank Land agree to cooperate in the preparation and filing of such applications in a timely manner.

     7.2 CONFIDENTIAL INFORMATION. VBC and Vectra shall hold in confidence all information regarding Bank Land and/or Bank that VBC and Vectra acquire from Bank Land and Bank pursuant to the terms of this Plan and the transactions contemplated hereby, except (i) as in Vectra's reasonable judgment may be required by law; (ii) any disclosures which may be required in connection with Vectra's disclosure to governmental agencies; and (iii) with respect solely to information regarding Bank, after the consummation of the transactions contemplated in this Plan.

     7.3 REGISTRATION AND PROXY STATEMENT. VBC and Vectra shall, as promptly as practicable after the furnishing by Bank and Bank Land of all necessary information, prepare and file the Registration Statement with the SEC as soon as reasonably practicable and shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to maintain the effectiveness of such Registration Statement. VBC and Vectra will, as promptly as practicable after the furnishing by Bank and Bank Land of all necessary information, use its best efforts to qualify the 1996 Series A Preferred Stock for offering under the applicable securities laws of such states and other jurisdictions as may be necessary or desirable in order to allow delivery of 1996 Series A Preferred Stock to all Bank Shareholders and Bank Land Shareholders pursuant to this Plan. Vectra shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified.

     7.4 FULL ACCESS; INFORMATION. Vectra and VBC will provide Bank and Bank Land's accountants, counsel, employees, agents and other representatives, full access without reasonably interfering with Vectra or VBC's business operations, to all of the properties, books, regulatory information, contracts, commitments, tax returns and reports and records of Vectra and VBC and will furnish to Bank Land all such documents, records and information with respect to the affairs of Vectra and VBC and copies of any work papers relating to Vectra and VBC as Bank Land shall from time to time request. VBC shall keep Bank Land reasonably informed as to the affairs of Vectra and VBC, and shall periodically advise the officers of Bank Land on all material matters pertaining to the business of Vectra and VBC, unless such matters are confidential in nature.

                      ARTICLE 8 -- CONDITIONS OF PURCHASE

     8.1 CONDITIONS TO THE OBLIGATIONS OF VECTRA AND VBC. The obligations of Vectra and VBC under this Plan are subject to the satisfaction of each of the following conditions on or prior to Closing and such other conditions as may be provided for in this Plan, unless waived in writing by Vectra and VBC:

          8.1.1 The representations and warranties made by Bank and Bank Land in this Plan shall have been true when made and shall be true at the Closing in all material respects with the same force and effect as if such representations and warranties were made at and as of the Closing, and Bank Land and Bank shall have performed or complied with all covenants and conditions required by this Plan to be performed or complied with by them prior to or at the Closing. Vectra shall have been furnished with certificates, signed by Bank and Bank Land and dated the Closing Date, to the foregoing effect.

          8.1.2 Vectra, VBC, Bank and Bank Land shall have received such approvals, orders or exemptions from such Regulatory Authorities as may be necessary to enable the consummation of this transaction.

          8.1.3 On the Closing Date, there shall not be any litigation or proceeding pending or threatened against Vectra, VBC, Bank Land or Bank in or by any court or governmental agency or authority which seeks to restrain, enjoin or prohibit consummation of the transactions contemplated by this Plan and which is likely to result in divestiture, rescission or material damages in connection with such transactions; and Vectra and VBC shall have been furnished with certificates, dated the Closing Date and signed by executive officers of Bank Land and Bank, to the effect that no such litigation or proceeding is pending against Bank Land and/or Bank and that Bank and Bank Land have no knowledge of any such claims against Bank Land or Bank.

          8.1.4 All proceedings, corporate, judicial, administrative or other, to be held or taken in connection with the transactions contemplated by this Plan, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Vectra's counsel.

          8.1.5 At the Closing, the Loan Loss Reserve of Bank shall be equal to or greater than the amount required pursuant to Section 6.1.7.

          8.1.6 Vectra and VBC shall have received from Baker & Hostetler, counsel for Bank and Bank Land, an opinion, dated as of the Closing Date, addressed to Vectra and VBC and in form and substance reasonably satisfactory to counsel to Vectra, as to the following matters:

             (a) Bank Land is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has full corporate power to conduct its business as it is now being conducted and to own and to operate the properties and assets now owned and operated by it. Bank Land is duly qualified or licensed to do business as a foreign corporation in each jurisdiction in which it has properties owned or leased, or the nature of the business conducted by Bank Land makes it necessary for Bank Land to be so qualified or licensed.

             (b) Bank is a State of Colorado banking corporation, validly existing and in good standing under the laws of Colorado and has full corporate power to conduct its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it.

             (c) The execution and delivery of this Plan and the performance by Bank and Bank Land of their obligations hereunder have been duly authorized by all necessary corporate action on the part of Bank and Bank Land.

             (d) This Plan is a valid and binding obligation of Bank and Bank Land enforceable against them in accordance with its terms and the Employment and Noncompetition Agreement is a valid and binding obligation of Gary A. Mosko enforceable against him in accordance with its terms, except that the enforceability of this Plan and the Employment and Noncompetition Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and approval by the Regulatory Authorities.

             (e) To the best of such counsel's knowledge, neither the execution and delivery of this Plan nor the performance by Bank and Bank Land of any of their obligations hereunder nor the consummation of any of the transactions contemplated hereby will violate any material agreement to which Bank or Bank Land is a party or by which Bank or Bank Land or any of their properties may be bound, or any provision of Bank or Bank Land's Articles of Incorporation or Bylaws.

             (f) All consents, approvals or authorization of, or designation, declaration or filing with, any governmental authority on the part of Bank and Bank Land as a condition to the valid execution and delivery of this Plan by Bank and Bank Land have been obtained.

             (g) The Articles of Merger executed and delivered by Bank Land pursuant to this Plan have been duly authorized and executed on behalf of Bank Land.

             (h) The Articles of Merger executed and delivered by Bank pursuant to this Plan have been duly authorized and executed on behalf of Bank.

             (i) That to the best of such counsel's knowledge, there is no suit, action or other proceeding or investigation pending of the nature described in Section 4.14, except as disclosed on EXHIBIT 4.14.

          8.1.7 There shall have been no material adverse change, nor shall such a material adverse change be pending or threatened on the Closing Date, in the business, assets (real, personal or mixed), condition, financial or otherwise, or results of operation of Bank or Bank Land.

          8.1.8 Bank and Bank Land shall have executed and delivered to Vectra and VBC all agreements and documents required to be executed and delivered by Bank and Bank Land on or prior to the Closing Date.

          8.1.9 Vectra shall have received a tax opinion dated as of the Closing Date from Freeborn & Peters that, for federal income tax purposes, with respect to Vectra, VBC, Bank Land and Bank, the Bank Land Merger should be treated as a reorganization under Section 368(a) of the Code and the Bank Merger should be treated either as a reorganization under Section 368(a) of the Code or a liquidation under Sections 332 and 337 of the Code.

          8.1.10 Bank Land shall have furnished Vectra with an agreement from each "affiliate" of Bank Land as defined in the rules adopted under the Securities Act of 1933, as amended, to the effect that (a) the affiliate is familiar with SEC Rule 144; (b) none of the shares of 1996 Series A Preferred Stock or VBC Common Stock will be transferred by or through the affiliate in violation of the federal securities laws; (c) the affiliate acknowledges that Vectra is under no obligation to register the sale, transfer, or the disposition of 1996 Series A Preferred Stock by the affiliate or to take any action necessary in order to make an exemption from registration available to the affiliate, and understands that Vectra will satisfy the public information requirements of Rules 144 and 145 during the three-year period following the Closing Date.

          8.1.11 Not more than ten percent (10%) of the outstanding shares of Bank Land Common Stock shall have dissented, under the CBCA, from the Plan.

          8.1.12 Not more than seventy-five (75%) of the outstanding shares of Bank Common Stock owned by Bank Shareholders (exclusive of shares owned by Bank Land and VBC) shall have dissented, under the CBC, from the Plan.

          8.1.13 Gary A. Mosko shall have executed and delivered to VBC and Vectra the Employment and Noncompetition Agreement, attached hereto as EXHIBITS 8.1.6 (a) and (b) and incorporated by reference herein.

     8.2 CONDITIONS TO OBLIGATIONS OF BANK AND BANK LAND. The obligations of Bank and Bank Land under this Plan are subject to the satisfaction of the following conditions on or prior to Closing and such other conditions as may be provided for in this Plan, unless waived in writing by Bank or Bank Land:

          8.2.1 The representations and warranties made by VBC and Vectra in this Plan shall have been true when made and shall be true at the Closing in all material respects with the same force and effect as if such representations and warranties were made at and as of the Closing, and VBC and Vectra shall have performed or complied with all covenants and conditions required by this Plan to be performed or complied with by them prior to or at the Closing. Bank and Bank Land shall have been furnished with certificates, signed by executive officers of Vectra and VBC and dated the Closing Date to the foregoing effect.

          8.2.2 Vectra, VBC, Bank, and Bank Land shall have received such approvals, orders or exemptions from such Regulatory Authorities as may be necessary to enable the consummation of the Plan.

          8.2.3 On the Closing Date, there shall not be any litigation or proceeding pending or threatened against Vectra, VBC, Bank Land or Bank in or by any court or governmental agency or authority which seeks to restrain, enjoin or prohibit consummation of the transactions contemplated by this Plan and which is likely to result in divestiture, rescission or material damages in connection with such transactions; and Bank Land and Bank shall have been furnished with certificates, dated the Closing Date and signed by executive officers of Vectra and VBC, to the effect that no such litigation or proceeding is pending against Vectra and/or VBC and that Vectra and VBC have no knowledge of any such claims against Vectra or VBC.

          8.2.4 All proceedings, corporate, judicial, administrative or other, to be held or taken in connection with the transactions contemplated by this Plan, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Bank Land's counsel.

          8.2.5 Bank and Bank Land shall have received from Freeborn & Peters, counsel for Vectra and VBC, an opinion, dated as of the Closing Date, addressed to Bank and Bank Land and in form and substance reasonably satisfactory to counsel for Bank Land, as to the following matters:

             (a) VBC and Vectra are corporations duly organized, validly existing and in good standing under the laws of the State of Colorado and have full corporate power to conduct their business as they are now being conducted and to own and to operate the properties and assets now owned and operated by them. Vectra and VBC are duly qualified or licensed to do business as a foreign corporation in each jurisdiction in which they have properties owned or leased, or the nature of the business conducted by them makes it necessary for them to be so qualified or licensed.

             (b) The execution and delivery of this Plan and the performance by Vectra and VBC of their obligations hereunder have been duly authorized by all necessary corporate action on the part of Vectra and VBC. VBC has sufficient authorized and unissued shares of 1996 Series A Preferred and common stock to consummate the Mergers. The shares of 1996 Series A Preferred Stock issued to the shareholders of Bank and Bank Land in connection with the Mergers will be validly issued, fully paid and nonassessable and the shares of VBC Common Stock when issued upon conversion of the 1996 Series A Preferred Stock will be validly issued, fully paid and nonassessable shares of VBC's Common Stock.

             (c) The execution and delivery of the Employment and Noncompetition Agreements attached hereto as EXHIBITS 8.1.6 (a) and (b) have been duly authorized by all necessary corporate action on the part of Vectra.

             (d) This Plan is a valid and binding obligation of Vectra and VBC enforceable against them in accordance with its terms and the Employment and Noncompetition Agreement is a valid and binding obligation of Vectra enforceable against it in accordance with its terms, except that the enforceability of this Plan and the Employment and Noncompetition Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and approval by the Regulatory Authorities.

             (e) To the best of such counsel's knowledge, neither the execution and delivery of this Plan nor the performance by Bank and Bank Land of any of their obligations hereunder nor the consummation of any of the transactions contemplated hereby will violate any material agreement to which Vectra or VBC is a party or by which Vectra or VBC or any of their properties may be bound, or any provision of Vectra's or VBC's Articles of Incorporation or Bylaws.

             (f) All consents, approvals or authorizations of or designation, declaration or filing with any governmental authority on the part of Vectra or VBC as a condition to the valid execution and delivery of this Plan by Vectra or VBC have been obtained.

             (g) The Articles of Merger for each of the Mergers executed and delivered by Vectra pursuant to this Plan have been duly authorized and executed on behalf of Vectra.

             (h) To the best of counsel's knowledge, there is no suit, action or other proceeding or investigation pending of the nature described in
        Section 5.6, except as disclosed on EXHIBIT 5.6.

          8.2.6 There shall have been no material adverse change, nor shall such a material adverse change be threatened on the Closing Date, in the business, assets (real, personal or mixed), condition, financial or otherwise, or results of operation of Vectra or VBC.

          8.2.7 VBC and Vectra shall have executed and delivered to Bank Land and Bank all agreements and documents required to be executed and delivered by VBC and Vectra on or prior to the Closing Date.

          8.2.8 Bank and Bank Land shall have received the opinion of Freeborn & Peters, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion, the Bank Land Merger will qualify for federal income tax purposes as a reorganization under Section 368(a)(2)(D) of the Code, and the Bank Merger will be treated either as a reorganization under Section 368(a)(2)(D) of the Code or a liquidation under Sections 332 or 337 of the Code, and that, accordingly, for federal income tax purposes: (i) no gain or loss will be recognized by Bank or Bank Land as a result of the transfer of assets to Vectra and the assumption of liabilities by Vectra pursuant to the Mergers; (ii) the gain, if any, to be realized by a holder of Bank Common Stock, Bank Land Common Stock or Bank Land Preferred Stock upon the receipt by such shareholder of VBC 1996 Series A Preferred Stock and cash in exchange for Bank Common Stock, Bank Land Common Stock or Bank Land Preferred Stock will be recognized, but not in excess of the amount of cash plus the fair market value of other property (other than stock), if any, received; (iii) the tax basis of the shares of VBC 1996 Series A Preferred Stock received by holders of Bank Land Common Stock, Bank Land Preferred Stock and Bank Common Stock who receive such shares will be the same as the tax basis of the shares of Bank Land Common Stock, Bank Land Preferred Stock and Bank Common Stock exchanged therefor, decreased by the amount of cash received and increased by the amount recognized as gain on the exchange or treated as a dividend; and (iv) the holding period of the shares of VBC 1996 Series A Preferred Stock received in exchange for Bank Land Common Stock, Bank Land Preferred Stock and Bank Common Stock in the Mergers will include the period during which such shares of Bank or Bank Land Common Stock were held, provided such shares of Bank Common Stock, Bank Land Common Stock or Bank Land Preferred Stock were held as capital assets at the Closing Date. In rendering such opinion, Freeborn & Peters may require and rely upon representations contained in certificates of officers of Bank and Bank Land and others. The opinion shall be in form and substance chosen by Freeborn & Peters, but such opinion must also be reasonably satisfactory to Bank Land's counsel. Such opinion shall not address the federal income treatment or consequences of the TWC Transaction Fee.

          8.2.9 On or prior to the Closing Date, Bank and Bank Land shall have received a fairness opinion from The Wallach Company that provides the terms of the respective Mergers are fair to the Bank and Bank Land Shareholders from a financial point of view.

          8.2.10 Gary A. Mosko, Vectra and VBC shall have executed and delivered the Employment and Noncompetition Agreements, attached hereto as EXHIBITS 8.1.6 (a) and (b) and incorporated by reference herein.

          8.2.11 Vectra and VBC shall be in compliance in all material respects with their respective commitments to the Federal Reserve Bank of Kansas City set forth in the letter of the Federal Reserve Bank of Kansas City to VBC dated October 26, 1995.

                 ARTICLE 9 -- FEES AND EXPENSES OF THE PARTIES

     9.1  FEES AND EXPENSES.

          (a) Except as otherwise provided herein, the parties hereto shall bear their own costs and expenses, including attorneys' and accountants' fees, incurred in connection herewith and with the transactions contemplated hereby, whether or not the transactions contemplated hereunder are consummated or this Plan subsequently shall be terminated. Bank, Bank Land, VBC and Vectra each hereby represent and warrant to the others that (i) they or it have not requested, authorized or employed any person, firm or corporation to act as their or its lender, broker or agent in connection with the subject matter of this Plan or negotiations leading thereto, except for the services of TWC, which has been retained by Bank Land, and
     (ii) no party other than the party employing such lender, broker or agent shall be responsible for the payment of any amounts to such lender, broker or agent in connection with the transactions contemplated hereunder except as set forth below. Notwithstanding the above, VBC shall pay for the printing costs of the Proxy Statement.

          (b) Notwithstanding Section 9.1 (a), (i) the costs and expenses (including attorneys', accountants' fees and audit fees relating to the audited financial statements of Bank and Bank Land that are required for the preparation of the Proxy Statement/Prospectus and the consummation of the transactions contemplated under this Plan) paid by Bank and Bank Land relating to the consummation of the Plan shall not exceed $100,000 in the aggregate, exclusive of amounts paid to TWC, and any sums due and owing in excess of $100,000 shall be paid by the shareholders of Bank and Bank Land as of the date hereof; and (ii) Bank and Bank Land shall not make any payments to TWC after November 15, 1995 that exceed $7,500 per month for TWC's services and expense reimbursements after November 1, 1995 in excess of $100 per month and, except as set forth in this Section 9.1 (b), the shareholders of Bank Land shall be solely responsible for any and all other fees, costs, expenses and other charges incurred by Bank and/or Bank Land to TWC thereafter. In the event that Bank or Bank Land pays any amounts to TWC after November 15, 1995 not permitted under this Section 9.1 (b), the excess amount shall be paid by the Bank Land Shareholders.

                          ARTICLE 10 -- MISCELLANEOUS

     10.1 WAIVERS AND AMENDMENTS. Any term or condition of this Plan may be waived at any time by the party entitled to the benefit thereof; provided that any such waiver is in writing. This Plan may be amended at any time; provided that any such amendment is consented to in writing by the parties hereto.

     10.2 ENTIRE PLAN AND COUNTERPARTS. This Plan (including the Exhibits hereto) contains the entire agreement between the parties hereto with respect to this Plan and related transactions and supersedes any agreement entered into among the parties hereto. This Plan may be executed in any number of counterparts, each of which shall be deemed an original instrument but all such counterparts together shall constitute but one agreement.

     10.3 GOVERNING LAW. This Plan shall be governed by, and construed in accordance with, the internal law, and not the law of conflicts, of the State of Colorado.

     10.4 NOTICES. Except as otherwise provided herein, all notices which are required to be given or may be given to the parties pursuant to the terms of this Plan shall be sufficient in all respects if given in writing and delivered personally, by facsimile or by registered or certified mail, postage prepaid as follows:

        In the case of Vectra and VBC:

           Gary S. Judd, President
           Vectra Bank
           1650 South Colorado Blvd., Suite 320
           Denver, Colorado 80222
           Facsimile No.: (303) 759-5017

        With a copy to:

           Ernest J. Panasci, Esq.
           Freeborn & Peters
           950 17th Street, #2600
           Denver, Colorado 80202
           Facsimile No.: (303) 628-4240

        In the case of Bank and Bank Land:

           Gary A. Mosko, President
           Bank Land Co.
           380 South Federal Blvd.
           Denver, Colorado 80219
           Facsimile No.: (303) 934-9141

        With a copy to:

           Thomas H. Maxfield, Esq.
           Baker & Hostetler
           303 East Seventeenth Avenue, Suite 1100
           Denver, Colorado 80203
           Facsimile No.: (303) 861-2307

All notices which are required to be given or may be given pursuant to the terms of this Plan shall be deemed delivered and shall be sufficient in all respects if given in writing and delivered personally, by facsimile or by registered or certified mail, postage prepaid. Each party may change the address at which it is to receive communication by written notice to the other party.

     10.5 BINDING EFFECT. This Plan shall be binding upon and shall inure to the benefit of the parties, their heirs and permitted assigns, successors and representatives.

     10.6 COSTS. Notwithstanding the provisions of this Plan, if a party defaults under this Plan, such party shall pay all reasonable costs and expenses incurred by the other parties in connection with actions taken to enforce performance or observance of this Plan by the defaulting party, whether by legal proceeding or otherwise and including, without limitation, reasonable attorneys' fees and court costs.

     10.7 INVALIDITY. If any of the provisions of this Plan are held invalid or unenforceable and unless the invalidity or unenforceability thereof does substantial violence to the underlying intent and sense of the remainder of this Plan, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Plan except those which the invalidated or unenforceable provision comprises an integral part of or is otherwise clearly inseparable from. In the event any provision is held invalid or unenforceable, the parties shall attempt to agree on a valid or enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of this Plan and, on so agreeing, shall incorporate such substitute provision in this Plan.

     10.8 ASSIGNMENT. Vectra may assign, without the consent of Bank Land, all or a portion of its rights and interests, hereunder to any other corporation or entity that is an affiliate of Vectra. The parties to this Plan acknowledge that Vectra may assign its rights under this Plan to a subsidiary of Vectra or VBC. Notwithstanding the foregoing provisions of this Section 10.8, no assignment shall relieve Vectra of its obligations under this Plan.

     10.9 OFFICERS AND DIRECTORS. The Board of Directors of Bank Land agrees to use its best efforts to cause all officers and directors of Bank Land to resign their respective positions as officers and directors of Bank Land effective as of the Closing Date.

     10.10 PRESS RELEASES. Except as may be mutually agreed to by Bank Land and VBC or as required by law, none of the parties hereto shall issue any press release or other information concerning the transactions contemplated hereby. If no agreement to a press release can be reached after consultation, Bank Land and VBC may each issue their or its own press release.

     10.11 NO THIRD-PARTY BENEFICIARIES. This Plan is entered into solely for the benefit of the parties hereto and no person not a party hereto shall have any rights to object to or recover any damage or loss resulting from any course of conduct by any of the parties or by reason of any amendment hereto or the failure of any party to enforce the obligation of any other party hereto.

     10.12 BANK AND BANK LAND AUDIT. The audit of Bank's financial statements and Bank Land's financial statements for the year ended December 31, 1995 shall be the responsibility of Bank and Bank Land, and Bank and Bank Land shall pay for such audit.

     10.13 BANK LAND FINAL TAX RETURNS. The parties acknowledge that it will be necessary for Bank Land to file final consolidated tax returns under applicable State and Federal tax laws with respect to the period January 1, 1996 to the Closing Date. Bank Land agrees to cause such tax returns to be prepared consistent with prior practices, signed by Gary A. Mosko and filed in a timely and proper manner. The expenses for the preparation of such tax returns by Fortner, Bayens, Levkulich & Co., CPA and appropriate amounts for all taxes due (and for which estimated tax payments have not been made) shall be properly accrued by Bank Land as of the Closing Date.

     10.14 NEGOTIATED TRANSACTIONS. The provisions of this Plan were negotiated by the parties hereto, and said Plan shall be deemed to have been drafted by all parties hereto.

     10.15 SHAREHOLDER VOTE. Gary A. Mosko and James Lustig shall not sell or otherwise transfer between the date of this Plan and the Effective Time any of their respective shares of Bank Common Stock, Bank Land Common Stock and Bank Land Preferred Stock beneficially owned by them and shall vote all of their respective shares (beneficially owned by them) of Bank Common Stock, Bank Land Common Stock and Bank Land Preferred Stock in favor of this Plan and approving the transactions contemplated herein.

     10.16 RESTRUCTURE OF TRANSACTION. In the event the board of directors of the Bank does not approve or disapproves this Plan on or before January 9, 1996, then VBC, Vectra and Bank Land agree to amend this Plan (i) to provide that Bank Land shall merge with and into VBC in consideration for the Bank Land Final Purchase Price, (ii) to provide that the Bank Land Shareholders shall receive the consideration for the Bank Land Merger as set forth in Section 2.2 of this Plan, (iii) to delete Bank as a party to the Plan, and (iv) to make such other changes to the Plan as are deemed appropriate by the parties to effect the foregoing.

                  (END OF THIS PAGE INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, the parties have caused this Plan to be executed as of the date written above.

ATTEST:                                          BANK LAND CO.,
                                                 a Colorado corporation
                                                 By:
 , Secretary                                         Gary A. Mosko, President
ATTEST:                                          VECTRA BANK,
                                                 a Colorado banking corporation
                                                 By:
Ray L. Nash, Secretary                               Gary S. Judd, President
ATTEST:                                          SOUTHWEST STATE BANK,
                                                 a Colorado banking corporation
                                                 By:
 , Secretary                                         Gary A. Mosko, President
ATTEST:                                          VECTRA BANKING CORPORATION,
                                                 a Colorado corporation
                                                 By:
Ray L. Nash, Secretary                               Gary S. Judd, President

                               AMENDMENT NO. 1 TO

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          VECTRA BANKING CORPORATION,

                                  VECTRA BANK,

                                 BANK LAND CO.

                                      AND

                              SOUTHWEST STATE BANK

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (the "Amendment") is entered into this 3rd day of April, 1996, by and among VECTRA BANKING CORPORATION, a Colorado corporation (hereinafter referred to as "VBC"), VECTRA BANK, a Colorado banking corporation (hereinafter referred to as "Vectra"), BANK LAND CO., a Colorado corporation (hereinafter referred to as "Bank Land"), and SOUTHWEST STATE BANK, a Colorado banking corporation (hereinafter referred to as "Bank").

                                    RECITALS

     WHEREAS, the parties entered into an Agreement and Plan of Merger dated as of December 26, 1995 (the "Plan");

     WHEREAS, the parties desire to amend their agreements set forth in the Plan pursuant to the terms and conditions of this Amendment; and

     WHEREAS, the capitalized terms not defined herein shall have the same meanings as set forth in the Plan.

     NOW, THEREFORE, for and in consideration of the premises, the mutual promises and obligations hereunder, and the mutual covenants and agreements herein contained and under the Plan, the parties hereto do hereby adopt and make this Amendment as follows:

                                   AGREEMENT

I. Each of Sections 1.7, 1.11, 1.32 and 1.35 of the Plan shall be amended in their entirety and shall be as follows:

     "1.7 "BANK FINAL PURCHASE PRICE" shall mean the Final Purchase Price times (1 minus the Allocation Percentage) less the sum of (a) the TWC Bank Transaction Fee, (b) the Bank Shareholders Stated Share Payment, and (c) a pro rata portion, based on Bank's Allocation Percentage, of (i) any excess expenses of the Mergers payable by Bank and Bank Land Shareholders under the terms of Section 9.1(b) of the Plan, and (ii) any excess payments to TWC payable by Bank and Bank Land Shareholders under the terms of Section 9.1(b) of the Plan.

     1.11 "BANK LAND FINAL PURCHASE PRICE" shall mean the [Final Purchase Price times the Allocation Percentage], less the sum of (a) the TWC Bank Land Transaction Fee, (b) the Bank Land Shareholders Stated Share Payment, and (c) a pro rata portion, based on Bank Land's Allocation Percentage, of (i) any excess expenses of the Mergers payable by Bank and Bank Land Shareholders under the terms of Section 9.1(b) of the Plan, and (ii) any excess payments to TWC payable by Bank and Bank Land Shareholders under the terms of Section 9.1(b) of the Plan.

     1.32  "SECTION 1.32 is deleted in its entirety.

     1.35 "1996 SERIES A PREFERRED STOCK" shall mean the $0.10 par value 1996 Series A Preferred Stock of VBC as more fully described on EXHIBIT A, which is attached to this Amendment and incorporated herein."

II. The following new definitions are added to Article 1:

     1.36 "TWC BANK LAND TRANSACTION FEE" shall be paid in cash and means the Transaction Fee payable to TWC, as such Transaction Fee is defined in the Letter Agreement dated February 8, 1995 between TWC and Bank Land.

     1.37 "TWC BANK TRANSACTION FEE" shall be paid in cash and means the Transaction Fee payable to TWC, as such Transaction Fee is defined in the Letter Agreement dated January 4, 1996 between TWC and Bank.

     1.38 "BANK SHAREHOLDERS STATED SHARE PAYMENT" means the total amount payable by the Bank Shareholders to VBC at Closing for Stated Shares as that term is defined in the VBC Warrant.

     1.39 "BANK LAND SHAREHOLDERS STATED SHARE PAYMENT" means the total amount payable by the Bank Land Shareholders to VBC at Closing for Stated Shares as that term is defined in the VBC Contingent Warrants.

     1.40 "VBC CONTINGENT WARRANTS" means the contingent warrants to purchase shares of VBC Common Stock.

III. Section 4.4 of the Plan shall be amended in its entirety and shall be as follows:

     "4.4 CAPITAL STOCK OF BANK LAND. Bank Land has authorized 3,000,000 shares of capital stock, all of which shares are without par value, consisting of: (a) 2,000,000 shares of Class A voting common stock, of which 334,833 shares are issued and outstanding, (b) 500,000 shares of Class B nonvoting common stock, of which 10,000 shares are issued and outstanding, and (c) 500,000 shares of Preferred Stock, of which 100,000 shares are issued and outstanding. All of the issued and outstanding shares have been duly and validly issued and are fully paid and nonassessable. The outstanding shares have not been issued in violation of the preemptive rights of any shareholder of Bank Land. There are outstanding no other shares of any class of Bank Land stock. There are no subscriptions, options, warrants, scrip, rights, calls, convertible securities, or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock, or other securities of Bank Land obligating, or which may obligate, Bank Land to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of its capital stock or obligating or which may obligate, Bank Land to grant, extend or enter into any such subscription, option, warrant, scrip, right, call, convertible security, or other similar agreement, arrangement, or similar commitment. Except as set forth in EXHIBIT 4.4 attached hereto, there are no voting trusts or restricted share transfer agreements or other similar agreements, arrangements, or commitments to which Bank Land is a party or of which it has knowledge with respect to the voting and/or transfer of the capital stock of Bank Land. EXHIBIT 4.4 contains a copy of any agreements among or between Bank Land and/or the shareholders of Bank Land relating to the Bank Land Common Stock and/or Bank Land Preferred Stock."

IV. Section 8.1.12 of the Plan shall be amended in its entirety and shall be as follows:

        8.1.12 Not more than forty-five percent (45%) of the outstanding shares of Bank Common Stock owned by Bank Shareholders (exclusive of shares owned by Bank Land and VBC) shall have dissented, under the CBC, from the Plan.

V. Section 9.1(b) of the Plan shall be amended in its entirety and shall be as follows:

          "(b) Notwithstanding Section 9.1 (a), (i) the costs and expenses (including attorneys', accountants' fees and audit fees relating to the audited financial statements of Bank and Bank Land that are required for the preparation of the Proxy Statement/Prospectus and the consummation of the transactions contemplated under this Plan) paid by Bank and Bank Land relating to the consummation of the Plan shall not exceed $100,000 in the aggregate, exclusive of amounts paid to TWC, and any sums due and owing in excess of $100,000 shall be paid by the shareholders of Bank and Bank Land as of the date hereof; and (ii) Bank and Bank Land shall not make any payments to TWC after November 15, 1995 that exceed $7,500 per month for TWC's services and expense reimbursements after November 1, 1995 in excess of $100 per month and, except as set forth in this Section 9.1 (b), the shareholders of Bank and Bank Land shall be solely responsible for any and all other fees, costs, expenses and other charges incurred by Bank and/or Bank Land to TWC thereafter. In the event that Bank or Bank Land pays any amounts to TWC after November 15, 1995 not permitted under this Section 9.1
     (b), the excess amount shall be paid by the Bank and Bank Land
     Shareholders."

VI. The remaining terms and provisions of the Plan shall remain unchanged and remain in full force and effect.

                               AMENDMENT NO. 2 TO

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          VECTRA BANKING CORPORATION,

                                  VECTRA BANK,

                                 BANK LAND CO.

                                      AND

                              SOUTHWEST STATE BANK

                AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER


     THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (the "Amendment") is entered into this 22nd day of May, 1996, by and among VECTRA BANKING CORPORATION, a Colorado corporation (hereinafter referred to as "VBC"), VECTRA BANK, a Colorado banking corporation (hereinafter referred to as "Vectra"), BANK LAND CO., a Colorado corporation (hereinafter referred to as "Bank Land"), and SOUTHWEST STATE BANK, a Colorado banking corporation (hereinafter referred to as "Bank").


                                    RECITALS

     WHEREAS, the parties entered into an Agreement and Plan of Merger dated as of December 26, 1995 (the "Plan");

     WHEREAS, the parties amended the Plan pursuant to Amendment No. 1 to the Agreement and Plan of Merger ("Amendment 1");

     WHEREAS, the parties desire to amend their agreements set forth in the Plan and Amendment 1 pursuant to the terms and conditions of this Amendment; and

     WHEREAS, the capitalized terms not defined herein shall have the same meanings as set forth in the Plan.

     NOW, THEREFORE, for and in consideration of the premises, the mutual promises and obligations hereunder, and the mutual covenants and agreements herein contained and under the Plan, the parties hereto do hereby adopt and make this Amendment as follows:

                                   AGREEMENT

I. Each of Sections 1.7, 1.11, 1.36, 1.38, 1.39 and 1.40 of the Plan shall be amended in their entirety and shall be as follows:

     1.7 "BANK FINAL PURCHASE PRICE" shall mean [the Final Purchase Price times (1 minus the Allocation Percentage)] less the sum of (a) the TWC Bank Transaction Fee, and (b) a pro rata portion, based on Bank's Allocation Percentage, of (i) any excess expenses of the Mergers payable by Bank and Bank Land Shareholders under the terms of Section 9.1(b) of the Plan, and (ii) any excess payments to TWC payable by Bank and Bank Land Shareholders under the terms of Section 9.1(b) of the Plan.

     1.11 "BANK LAND FINAL PURCHASE PRICE" shall mean the [Final Purchase Price times the Allocation Percentage], less the sum of (a) the TWC Bank Land Transaction Fee, and (b) a pro rata portion, based on Bank Land's Allocation Percentage, of (i) any excess expenses of the Mergers payable by Bank and Bank Land Shareholders under the terms of Section 9.1(b) of the Plan, and (ii) any excess payments to TWC payable by Bank and Bank Land Shareholders under the terms of Section 9.1(b) of the Plan.

     1.36 "TWC BANK LAND TRANSACTION FEE" shall be paid in cash and means the Transaction Fee payable to TWC, as such Transaction Fee is defined in the Letter Agreement dated February 7, 1995 between TWC and Bank Land, which fee shall be net of the monthly payments and expense reimbursements paid by Bank Land to the extent permitted under Section 9.1(b)(ii) of the Plan.

     1.38  Section 1.38 is deleted in its entirety.

     1.39  Section 1.39 is deleted in its entirety.

     1.40 "VBC CONTINGENT WARRANTS" means the contingent warrants to acquire shares of VBC Common Stock.

II. Section 2.5 of the Plan shall be amended in its entirety and shall read as follows:

     2.5 TWC BANK TRANSACTION FEE AND TWC BANK LAND TRANSACTION FEE. Immediately following the Effective Time, Vectra, as successor-in-interest to Bank Land, shall pay the TWC Bank Transaction Fee and the TWC Bank Land Transaction Fee to TWC in full satisfaction of all sums payable to TWC under the terms of the Letter Agreement between TWC and Bank dated January 4, 1996 and the Letter Agreement between TWC and Bank Land dated February 7, 1995, and TWC and Bank and Bank Land shall furnish to Vectra as of the Closing the TWC Agreement attached hereto as EXHIBIT 2.5, which shall be executed by TWC, Bank, Bank Land and Vectra which provides for the exact amount of the TWC Bank Transaction Fee and the Bank Land TWC Transaction Fee to be paid by Vectra to TWC and TWC's release and acquittance of Bank Land, Bank, and Vectra for making such payment.

III. All references to the 1996 Series A Preferred Stock shall refer to the Preferred Stock of VBC as more fully described in the Preferred Stock Statement attached hereto as EXHIBIT A.

IV. Section 8.2 of the Plan shall be amended by adding a new subsection 8.2.12 thereto reading as follows:

     8.2.12 VBC shall have executed and delivered the VBC contingent Warrants in the form attached hereto as EXHIBIT B.

V. Sections 2.2.1 (a), (b) and (c) shall be amended in its entirety and shall read as follows:

     2.2.1 The Bank Land Preferred Stock Shareholder as of the Effective Time shall receive in the aggregate the Bank Land Preferred Stock Payment and the shareholders of Bank Land that own Bank Land Common Stock as of the Effective Time shall receive in the aggregate the Adjusted Bank Land Final Purchase Price. The sum of the Bank Land Preferred Stock Payment and the Adjusted Bank Land Final Purchase Price shall be comprised of fifty and one-tenths percent (50.1%) in 1996 Series A Preferred Stock (valued at $100 per share) and forty-nine and nine-tenths percent (49.9%) in cash. The 1996 Series A Preferred Stock and cash to be distributed to the Bank Land Shareholders shall be distributed as follows:

             (a) The Bank Land Preferred Stock Shareholder shall receive the Bank Land Preferred Stock Payment and his Total Individual BLNDS Consideration (as defined below) in the form of (i) the number of shares of 1996 Series A Preferred Stock that results from [the sum of the Bank Land Preferred Stock Payment and his Total Individual BLNDS Consideration multiplied by 501], divided by 100; and (ii) the amount of cash that results from the sum of the Bank Land Preferred Stock Payment and his Total Individual BLNDS Consideration minus the product of [the number of shares of 1996 Series A Preferred Stock to be distributed the Bank Land Preferred Stock Shareholder, in his capacity as a Bank Land Shareholder, determined pursuant to Section 2.2(a)(i) multiplied by $100], rounded up or down to the nearest whole cent.

             (b) Each Bank Land Non-dissenting Shareholder (other than the Bank Land Preferred Stock Shareholder in his capacity as a Bank Land Non-Dissenting Shareholder) who owns shares of Bank Land Common Stock as of the Effective Time shall receive the number of shares of 1996 Series A Preferred Stock ("BLNDS Shares") that results from: (i) [The number of shares of Bank Land Common Stock owned by such Bank Land Non-dissenting Shareholder as of the Effective Time, divided by the total number of shares of Bank Land Common Stock owned by all Bank Land Non-dissenting Shareholders as of the Effective Time], multiplied by (ii) [the Adjusted Bank Land Final Purchase Price multiplied by .501], divided by 100; and

             (c) The amount of cash to be distributed to each Bank Land Non-dissenting Shareholder (other than the Bank Land Preferred Stock Shareholder in his capacity as a Bank Land Non-dissenting Shareholder) who owns shares of Bank Land Common Stock as of the Effective Time shall be equal to: Total Individual BLNDS Consideration (as defined below) minus [Number of BLNDS Shares issued to such Bank Land Non-dissenting Shareholder multiplied by $100], rounded up or down to the nearest whole cent.

WHERE:

"Total Individual BLNDS Consideration" shall be equal to the Adjusted Bank Land Final Purchase Price multiplied by the quotient of [the total number of shares of Bank Land Common Stock owned by such Bank Land Non-dissenting Shareholder as of the Effective Time divided by the total number of shares of Bank Land Common Stock owned by all shareholders of Bank Land Common Stock as of the Effective Time], rounded up or down to the nearest whole cent.

VI. The remaining terms and provisions of the Plan shall remain unchanged and remain in full force and effect.

                                                                      APPENDIX B

                       COLORADO BUSINESS CORPORATION ACT
                                  ARTICLE 113
                               DISSENTERS' RIGHTS

                  PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT
                                   FOR SHARES

SEC.7-113-101. DEFINITIONS

     For purposes of this article:

     (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

     (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

SEC.7-113-102. RIGHT TO DISSENT

     (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of his or her shares in the event of any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party if:

             (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation, or

             (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

          (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholders' vote is required under section 7-112-102(1); and

          (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

     (2) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of:

          (a) An amendment to the articles of incorporation that materially and adversely affects rights in respect of the shares because it:

             (I) Alters or abolishes a preferential right of the shares; or

             (II) Creates, alters, or abolishes a right in respect of redemption of the shares, including a provision respecting a sinking fund for their redemption or repurchase; or

          (b) An amendment to the articles of incorporation that affects rights in respect of the shares because it:

             (I) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             (II) Reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-10-104.

     (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

     (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SEC.7-113-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

     (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

              PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SEC.7-113-201. NOTICE OF DISSENTERS' RIGHTS

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) to shareholders not entitled to vote shall not affect any action taken at the shareholders' meeting for which the notice was to have been given.

     (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) to shareholders not entitled to vote shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given.

SEC.7-113-202. NOTICE OF INTENT TO DEMAND PAYMENT

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall:

          (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

          (b) Not vote the shares in favor of the proposed corporate action.

     (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

     (3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

SEC.7-113-203. DISSENTERS' NOTICE

     (1) If a proposed corporate action creating dissenters' rights under section 7-11-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

     (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

          (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

          (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

          (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

          (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

          (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

          (g) Be accompanied by a copy of this article.

SEC.7-113-204. PROCEDURE TO DEMAND PAYMENT

     (1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

          (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

          (b) Deposit the shareholder's certificates for certificated shares.

     (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

     (3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

     (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

SEC.7-113-205. UNCERTIFICATED SHARES

     (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

     (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

SEC.7-113-206. PAYMENT

     (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-11-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

     (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

          (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

          (b) A statement of the corporation's estimate of the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

          (e) A copy of this article.

SEC.7-113-207. FAILURE TO TAKE ACTION

     (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

SEC.7-113-208. SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT
               OF PROPOSED CORPORATE ACTION

     (1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-11-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

     (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

SEC.7-113-209. PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR OFFER

     (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

          (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

          (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

          (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-11-207(1).

     (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                      PART 3. JUDICIAL APPRAISAL OF SHARES

SEC.7-113-301. COURT ACTION

     (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

     (2) The corporation shall commence the proceeding described in subsection
(1) of this section in the district court of the county in this state where the corporation's principal office is located or, if it has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

     (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

SEC.7-113-302. COURT COSTS AND COUNSEL FEES

     (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

          (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                                                      APPENDIX C

       SECTION 11-4-105 OF THE COLORADO BANKING CODE OF 1957, AS AMENDED, GOVERNING RIGHTS OF DISSENTING SHAREHOLDERS OF SOUTHWEST STATE BANK

11-4-105. APPROVAL BY STOCKHOLDERS -- RIGHTS OF DISSENTERS. (1) To be effective, a merger must be approved by the stockholders of each constituent state bank by a vote of two-thirds of the outstanding voting stock, at a meeting called to consider such action, which vote shall constitute the adoption of the charter and bylaws of the resulting state bank, including the amendments set forth in the merger agreement.

     (2) The notice of the meeting of stockholders shall state that dissenting stockholders will be entitled to payment of the value of only those shares which are voted against the approval of the plan.

     (3) The owners of shares which were voted against the approval of the merger shall be entitled to receive their value in cash, if and when the merger becomes effective, upon written demand made to the resulting state bank at any time within thirty days after the effective date of the merger, accompanied by the surrender of the stock certificates. The value of such shares shall be determined as of the date of the shareholders' meeting approving the merger by three appraisers, one to be selected by the owners of two-thirds of the dissenting shares involved, one by the board of directors of the resulting state bank, and the third by the two so chosen. The valuation agreed upon by any two appraisers shall govern. If the appraisal is not completed within ninety days after the merger becomes effective, the commissioner shall cause an appraisal to be made.

     (4) The expenses of appraisal shall be paid by the resulting state bank.

     (5) The resulting state bank may fix an amount which it considers to be not more than the fair market value of the shares of a constituent bank at the time of the stockholders' meeting approving the merger, which it will pay dissenting shareholders of that constituent bank entitled to payment in cash. The amount due under such accepted offer or under the appraisal shall constitute a debt of the resulting state bank.

                                                                      APPENDIX D

                           [THE WALLACH COMPANY LOGO]

                                                      [Date of prospectus/proxy]

The Board of Directors
Bank Land Company
1380 S. Federal Blvd.
Denver, CO 80219

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the common and preferred stockholders of Bank Land Company ("Bank Land") of the consideration in the proposed merger (the "Merger") of Bank Land and its subsidiary SouthWest State Bank ("Bank") with and into Vectra Bank ("Vectra Bank"), a subsidiary of Vectra Banking Corporation ("VBC"), pursuant to the Merger Agreement dated December 26, 1995, as amended on February, 1996 (the "Agreement"). Under the terms of the Agreement, each outstanding share of Bank Land common and preferred stock, will be converted into shares of VBC Series A Preferred Stock, and cash in the manner as described in Article 2.2 of the Agreement (the "Bank Land Merger Consideration").

     In arriving at our opinion, we have, among other things:

          i. reviewed certain financial statements and other financial information of Bank Land;

          ii. reviewed the current condition and growth prospects for Bank Land and its subsidiary operations, including financial projections prepared by Bank Land management;

          iii. discussed the past and current operations and financial conditions and the prospects of Bank Land with Bank Land management;

          iv. considered the prospect for value, liquidity, dividend yield and appreciation if Bank Land were to remain independent;

          v. evaluated the economic, banking and competitive climate in Colorado, with special consideration given to recent transactions that may have increased the competitive environment in the financial services and banking industry;

          vi. reviewed the process used in marketing Bank Land, including a review of the potential acquirors contacted and their responses relative to a potential acquisition of Bank Land;

          vii. compared the various offers received from interested parties and determined that the Vectra offer represented the highest value in absolute terms;

          viii. compared the Vectra offer to recent transactions involving other institutions in Colorado and the Denver metropolitan area;

          ix. reviewed the implications for Bank Land shareholders receiving stock of VBC with regard to prospects for liquidity and such stock and cash with regard to taxation;

          x. examined the pricing and terms of the 1996 Series A Preferred
     Stock;

          xi. examined the price and trading activity for VBC;

          xii. met with VBC management and reviewed certain financial statements and reports of VBC and Vectra;

          xiii. reviewed the Merger Agreement among VBC, Vectra, Bank Land, and Bank;

          xiv. analyzed the price obtainable for Bank Land's shares at this time compared with the risks involved and possible price available at a later time;

          xv. evaluated the future growth prospects of VBC following the Merger; and

          xvi. reviewed the allocation of the consideration between Bank Land and Bank.

     We have assumed without independent verification the accuracy and completeness of the financial and other information regarding Bank Land, VBC, and Vectra that was provided to us or obtained from publicly available sources. We have relied without independent verification upon an independent appraisal of the Bank building and land. We have not prepared or acquired an independent valuation or appraisal of any of the other assets of Bank Land, VBC, or Vectra and we have assumed without independent verification that the aggregate allowances for loan losses of Bank Land and VBC are adequate to cover such losses. With respect to business plans and forecasts, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Bank Land as to the future performance of Bank Land and Bank. Furthermore, we have assumed that the Merger will be consummated on a timely basis in accordance with its terms and pursuant to the Agreement. We have also taken into account our assessment of general economic, market and financial conditions as they exist, as well as our experience in connection with similar transactions and securities valuations generally. Our opinion necessarily is based upon conditions as they exist and can only be evaluated as of the date of this opinion.

     The Wallach Company is an investment banking firm engaged in providing merger and acquisition services including the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and for corporate and other purposes. The Wallach Company, as the Bank Land's financial adviser, assisted with the marketing and negotiations leading to the Agreement for which it has and will receive compensation.

     It is understood that this letter is for the information of the Bank Land Board and stockholders only and may not be used for any other purpose without our prior written consent, provided, however, that we hereby consent to the inclusion of this opinion in any registration statement or proxy statement used in connection with the Merger so long as the opinion is included in its entirety in such registration statement or proxy statement.

     Based on our analysis of the foregoing, the assumptions described above and upon such other factors we deem relevant, it is our opinion that, as of the date hereof, the Bank Land Merger Consideration is fair to Bank Land shareholders from a financial point of view.

                                                                      APPENDIX E

                           [THE WALLACH COMPANY LOGO]

                                                      [Date of prospectus/proxy]

The Board of Directors
SouthWest State Bank
1380 S. Federal Blvd.
Denver, CO 80219

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the common stockholders of SouthWest State Bank("Bank") of the consideration in the proposed merger (the "Merger") of Bank with and into Vectra Bank ("Vectra Bank"), a subsidiary of Vectra Banking Corporation ("VBC"), pursuant to the Merger Agreement dated December 26, 1995 (the "Agreement"), as amended on February, 1996. Under the terms of the Agreement, each outstanding share of Bank common stock, will be converted into shares of VBC Series A Preferred Stock, and cash in the manner as described in Article 2.2 of the Agreement (the "Bank Merger Consideration").

     In arriving at our opinion, we have, among other things:

          i. reviewed certain financial statements and other financial information of Bank;

          ii. reviewed the current condition and growth prospects for Bank and its operations, including financial projections prepared by Bank management;

          iii. discussed the past and current operations and financial conditions and the prospects of Bank with Bank management;

          iv. considered the prospect for value, liquidity, dividend yield and appreciation if Bank were to remain independent;

          v. evaluated the economic, banking and competitive climate in Colorado, with special consideration given to recent transactions that may have increased the competitive environment in the financial services and banking industry;

          vi. reviewed the process used in marketing Bank, including a review of the potential acquirors contacted and their responses relative to a potential acquisition of Bank;

          vii. compared the various offers received from interested parties and determined that the Vectra offer represented the highest value in absolute terms;

          viii. compared the Vectra offer to recent transactions involving other institutions in Colorado and the Denver metropolitan area;

          ix. reviewed the implications for Bank shareholders receiving stock of VBC with regard to prospects for liquidity and such stock and cash with regard to taxation;

          x. examined the pricing and terms of the 1996 Series A Preferred
     Stock;

          xi. examined the price and trading activity for VBC;

          xii. met with VBC management and reviewed certain financial statements and reports of VBC and Vectra;

          xiii. reviewed the Merger Agreement among VBC, Vectra, Bank, and Bank Land Company;

          xiv. analyzed the price obtainable for Bank's shares at this time compared with the risks involved and possible price available at a later time;

          xv. evaluated the future growth prospects of VBC following the Merger; and

          xvi. reviewed the allocation of the consideration between Bank and Bank Land Company.

     We have assumed without independent verification the accuracy and completeness of the financial and other information regarding Bank, VBC, and Vectra that was provided to us or obtained from publicly available sources. We have relied without independent verification upon an independent appraisal of the Bank building and land. We have not prepared or acquired an independent valuation or appraisal of any of the other assets of Bank, Bank Land Company, VBC, or Vectra and we have assumed without independent verification that the aggregate allowances for loan losses of Bank and VBC are adequate to cover such losses. With respect to business plans and forecasts, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Bank as to the future performance of Bank. Furthermore, we have assumed that the Merger will be consummated on a timely basis in accordance with its terms and pursuant to the Agreement. We have also taken into account our assessment of general economic, market and financial conditions as they exist, as well as our experience in connection with similar transactions and securities valuations generally. Our opinion necessarily is based upon conditions as they exist and can only be evaluated as of the date of this opinion.

     The Wallach Company is an investment banking firm engaged in providing merger and acquisition services including the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and for corporate and other purposes. The Wallach Company, as the Bank's financial adviser, assisted with the marketing and negotiations leading to the Agreement for which it has and will receive compensation.

     It is understood that this letter is for the information of the Bank Board and shareholders only and may not be used for any other purpose without our prior written consent, provided, however, that we hereby consent to the inclusion of this opinion in any registration statement or proxy statement used in connection with the Merger so long as the opinion is included in its entirety in such registration statement or proxy statement.

     Based on our analysis of the foregoing, the assumptions described above and upon such other factors we deem relevant, it is our opinion that, as of the date hereof, the Bank Merger Consideration is fair to Bank shareholders from a financial point of view.

                                                                      APPENDIX F

                             STATEMENT ESTABLISHING

                                   SERIES OF

                                PREFERRED STOCK
                                ($.10 PAR VALUE)

                             ---------------------

                   $100 SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                           VECTRA BANKING CORPORATION

                      PURSUANT TO SECTION 7-106-102 OF THE
                       COLORADO BUSINESS CORPORATION ACT

     VECTRA BANKING CORPORATION, a corporation organized and existing under the laws of the State of Colorado (the "Corporation"), HEREBY CERTIFIES that the
following resolution was duly adopted on             , 1996, by the Board of
Directors of the Corporation pursuant to the authority conferred upon the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation and by the Colorado Business Corporation Act:

     RESOLVED, that the Board of Directors of the Corporation (the "Board of Directors") pursuant to authority conferred upon the Board of Directors by the provisions of the Articles of Incorporation of the Corporation, as amended and restated (the "Articles of Incorporation"), which authorize the issuance of up to 1,000,000 shares of preferred stock, $.10 par value (the "Preferred Stock," which term shall include any additional preferred stock authorized from time to time), does hereby create and provide for the issuance of a series of Preferred Stock and does hereby fix and determine the designations, preferences, limitations and relative rights of such series of Preferred Stock as follows:

     1. Designation and Number. The designation of such series of Preferred Stock shall be "$100 Series A Convertible Preferred Stock" (the "$100 Preferred
Stock"), and the number of shares constituting such series shall be           .
Shares of $100 Preferred Stock shall have a preference upon liquidation, dissolution or winding up of the Corporation of $100.00 per share.

     2. Rank. The $100 Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up or dissolution of the Corporation, rank prior to the Corporation's common stock, par value $.01 per share (the "Common Stock"), and to all other classes and series of equity securities of the Corporation now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities shall be collectively referred to herein as "Junior Stock"), other than the Corporation's $.95 Series A Cumulative Preferred Stock (the "$.95 Preferred Stock") and any other classes or series of equity securities of the Corporation now or hereafter authorized, issued or outstanding which rank by their terms pari passu with the $100 Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution of the Corporation (the $.95 Preferred Stock and any such other classes or series ranking pari passu with the $100 Preferred Stock shall be referred to herein as "Parity Stock").

     3. Dividends; Restrictions on Payment of Dividends and Other Cash Payments or Setting Aside of Cash in Respect of Equity Securities of the Corporation.

     (a) Holders of outstanding shares of $100 Preferred Stock shall be entitled to receive, but only as the Board of Directors shall declare out of funds of the Corporation legally available therefor, quarterly cash dividends or accrued dividends for less than a full calendar quarter at the annual rate of $7.00 per share, in preference to and in priority over any dividends with respect to Junior Stock. Such dividends shall not be cumulative. Dividends on the outstanding shares of $100 Preferred Stock shall begin to accrue from and including the "Effective Time" as that term is defined in the Agreement and Plan of Merger, dated as of December 26, 1995, as amended on April 3, 1996, and May 22, 1996, among Vectra Banking Corporation, Vectra Bank, Bank Land Co. and Southwest State Bank (the "Merger Agreement"), and shall be payable, if declared, for and at the end of each calendar quarter on March 31, June 30, September 30 and December 31 of each year (each of such dates shall be referred
to herein as a "Dividend Payment Date") commencing             , 1996. The date
one year after the first Dividend Payment Date following the Effective Time and each anniversary thereafter shall be referred to as a "Dividend Anniversary Date." Each such dividend shall be payable, if declared, to the holders of record as they appear on the stock books of the Corporation at the close of business on such record dates, not more than 30 calendar days and nor less than 10 calendar days preceding the Dividend Payment Dates therefor, as are determined by the Board of Directors (each of such dates shall be referred to herein as a "Record Date"). In any case where the date fixed for any dividend or other payment with respect to the $100 Preferred Stock shall not be a Business Day (as defined below), then such payments need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the date fixed therefor, without interest. The term "Business Day" shall mean any day except a Saturday, a Sunday or a day on which banking institutions are authorized or required by law to close in the State of Colorado.

     (b) With respect to any four consecutive calendar quarters ending on a Dividend Anniversary Date, including the partial quarter beginning at the Effective Time and any partial quarters within such four quarters, where calculation of dividends for such partial quarters is provided pursuant to the terms hereof, if the Board of Directors fails to declare and pay the accrued dividends for any such quarter by such Dividend Anniversary Date, the rights of the holders of the $100 Preferred Stock to receive such dividends shall terminate on such Dividend Anniversary Date. Dividends in arrears for the $100 Preferred Stock are only those dividends (i) declared but unpaid as of the Dividend Payment Date for the quarter to which such dividends are applicable or
(ii) declared for a period less than a full quarter and accumulated as of a date other than a Dividend Payment Date as may be provided herein, but excluding dividends as to which the rights of the holders of the $100 Preferred Stock to receive such dividends is terminated pursuant to the first sentence of this
Section 3(b).

     (c) The amount of dividends "accumulated" on any share of $100 Preferred Stock shall be calculated as the amount of any dividends declared but unpaid as of the Dividend Payment Date for each quarter for which such dividends were declared, plus an amount of dividends, if declared by the Board of Directors, calculated on the basis of the annual dividend rate for the period from and including the last preceding Dividend Payment Date to and excluding the date as of which the calculation is made, but excluding any dividends as to which the right of the holders of the $100 Preferred Stock to receive such dividends has terminated pursuant to Section 3(b) above. The rights of the holders of the $100 Preferred Stock to receive any accumulated dividends shall not be considered as cumulative in nature. The amount of dividends payable with respect to a full quarterly dividend period on outstanding shares of $100 Preferred Stock shall be computed by dividing the annual dividend rate by four and the amount of dividends payable for any period shorter than a full quarterly dividend period shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period.

     (d) So long as any shares of $100 Preferred Stock shall be outstanding, if
(i) the Corporation shall be in default or in arrears with respect to the payment of dividends declared by the Board of Directors on any outstanding shares of $100 Preferred Stock or the Corporation shall be in default or in arrears with regard to the payment of dividends on any other classes or series of equity securities of the Corporation other than Junior Stock, or (ii) the Corporation shall be in default or in arrears with respect to the mandatory or optional redemption, purchase or other acquisition, retirement or other requirement of, or with respect to, any sinking or other similar fund or agreement for the redemption, purchase or other acquisition, retirement or other requirement of, or with respect to, any shares of the $100 Preferred Stock or any other classes or series of equity securities of the Corporation other than Junior Stock, then the Corporation may not (A) declare, pay or set apart for payment any dividends on any shares of Common Stock or other Junior Stock, or
(B) make any payment on account of, or set apart payment for, the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any sinking or other similar fund or agreement for the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any shares of Common Stock or other Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Common Stock or other Junior Stock, or (C) make any distribution in respect of any shares of Common Stock or other Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Common Stock or other Junior Stock, whether directly or indirectly, and whether in cash, obligations or securities of the Corporation or other property, other than dividends or distributions payable solely in Junior Stock which is neither convertible into nor exchangeable or exercisable for any securities of the Corporation other than Junior Stock or rights, warrants, options or calls exercisable or exchangeable for or convertible into Junior Stock, or (D) permit any corporation or other entity controlled directly or indirectly by the Corporation to purchase or otherwise acquire or redeem any shares of Common Stock or other Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into shares of Common Stock or other Junior Stock. If, for any calendar quarter after the 50th Dividend Anniversary Date, the Corporation shall have not declared and paid all dividends accrued during such quarter on the $100 Preferred Stock, then for any dividends, payments, or distributions (as specified in clauses (A), (B) and (C) of this paragraph) which might otherwise be declared, paid, set apart for payment or made for or with respect to such quarter or which otherwise might be permitted or required, pursuant to agreement or otherwise, as a result of events, occurrences or circumstances existing at any time during such quarter, then, for and with respect to such quarter, the Corporation shall not pay, declare or set apart for payment any dividends on any shares of Common Stock or other Junior Stock or make any payment or distribution of a type specified in clauses (B),
(C) or (D) of this paragraph.

     (e) Subject to and in compliance with the provisions of Section 3(a) above, dividends, including dividends in arrears, with respect to the outstanding shares of $100 Preferred Stock may be declared, paid or set apart for payment at any time and from time to time, without reference to any regular Dividend Payment Date, to holders of record as they appear on the stock books of the Corporation at the close of business on such Record Date as the Board of Directors may establish with respect to such dividends. If there shall be outstanding shares of Parity Stock, and if the payment of dividends on any shares of the $100 Preferred Stock or the Parity Stock is in arrears, the Corporation, in making any dividend payment on account of any shares of the $100 Preferred Stock or Parity Stock, shall make such payment ratably upon all outstanding shares of the $100 Preferred Stock and Parity Stock in proportion to the respective amounts of accumulated dividends in arrears upon such shares of the $100 Preferred Stock and Parity Stock to the date of such dividend payment. Holders of any shares of $100 Preferred Stock shall not be entitled to any dividends, whether payable in cash, obligations or securities of the Corporation or other property, in excess of the accumulated dividends on shares of $100 Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend or other payment or payments which may be in arrears with respect to the $100 Preferred Stock. All dividends paid with respect to the $100 Preferred Stock shall be paid pro rata to the holders entitled thereto except for dividends paid in conjunction with the provisions for conversion or redemption of the $100 Preferred Stock.

     (f) Subject to the foregoing provisions hereof and applicable law, the Board of Directors (i) may declare and the Corporation may pay or set apart for payment dividends on any Junior Stock or Parity Stock, (ii) may make any payment on account of or set apart payment for a sinking fund or other similar fund or agreement for the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, (iii) may make any distribution in respect to any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, whether directly or indirectly, and whether in cash, obligations or securities of the Corporation or other property, and (iv) may purchase or otherwise acquire, redeem or retire any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, and the holders of the shares of the $100 Preferred Stock shall not be entitled to share therein.

     4. Voting Rights. The holders of $100 Preferred Stock shall have no right to vote for any purpose, except as required by applicable law and except as provided in this Section 4.

     (a) So long as any shares of $100 Preferred Stock remain outstanding, the affirmative vote of the holders of at least a majority of the votes entitled to be cast with respect to the then outstanding $100 Preferred Stock, voting separately as one class, at a meeting duly held for that purpose, shall be necessary to (i) authorize, create or increase the authorized shares of any class or series of equity securities of the Corporation (A) ranking prior to the $100 Preferred Stock as to dividend rights or rights upon liquidation, winding up or dissolution of the Corporation or (B) which possess rights which may allow for voting separately as one class with the $100 Preferred Stock on a basis of more than one vote for each $100.00 of liquidation preference thereof, or (ii) repeal, amend or otherwise change any of the provisions of the Articles of Incorporation in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of the $100 Preferred Stock. For purposes of clause (ii) in the preceding sentence, any increase (including the creation or authorization) or decrease in the amount of authorized capital stock of any class or series of Junior Stock or Parity Stock or any increase in the number of authorized shares of Preferred Stock which the Board of Directors has the power to divide into series shall not be deemed to be an amendment which adversely affects the powers, preferences or voting power or other rights or privileges of shares of $100 Preferred Stock.

     (b) If at any time (i) the payment of declared dividends aggregating an amount at least equal to four full quarterly dividends, whether or not consecutive (or if dividends are declared and payable for any periods other than full quarters, a number of dividend periods, whether or not consecutive, containing in the aggregate not less than 365 calendar days) on the then outstanding shares of $100 Preferred Stock or (ii) dividends aggregating an amount at least equal to four full quarterly dividends, whether or not consecutive (or if dividends are payable other than on a quarterly basis, a number of dividend periods, whether or not consecutive, containing in the aggregate not less than 365 calendar days) on any then outstanding other Parity Stock shall be in arrears or in default, the number of members of the Board of Directors shall, without further action, be increased by two directors. The holders of the outstanding $100 Preferred Stock shall have the exclusive right, voting separately as one class, to fill such newly created directorships (the other directors to be elected by the classes or series of stock entitled to vote therefor) at each meeting of shareholders duly held for the purpose of electing directors.

     (c) Notwithstanding any provision herein to the contrary, for so long as any person who, (i) at the time the Merger Agreement is executed is an officer of Bank Land Co. or Southwest State Bank, (ii) pursuant to provisions in the Merger Agreement (defined in Section 3(b) above) is to be elected as a member (a "Superseding Member") of the Board of Directors of the Corporation to serve for a definite or indefinite period of time, and (iii) remains in office as such a Superseding Member of the Board of Directors without interruption after first being so elected, the holders of the $100 Preferred Stock shall have the right to elect only one member, rather than two members, of the Board of Directors pursuant to this Section 4. If, during the time such director, elected by the holders of the $100 Preferred Stock, is in office pursuant to the terms of this
Section 4, and any and all Superseding Members cease being members of the Board of Directors, then the director elected and in office pursuant to this Section 4 may appoint the second director to hold office until such time as the holders of the $100 Preferred Stock shall have elected a successor.

     (d) Whenever the right of the $100 Preferred Stock to elect directors under
Section 4(b) shall have arisen, such right shall be exercised initially at a meeting of the holders of the $100 Preferred Stock held for that purpose within 60 days after the Dividend Payment Date on which such right arose. The Corporation shall take all action necessary to call and hold such meeting without notice or demand from any holder of $100 Preferred Stock. In addition, at any time while the holders of the $100 Preferred Stock have the right to elect directors under this Section, upon the written request of the holders of at least 10% of the outstanding shares of $100 Preferred Stock, the Corporation shall take all action necessary to call and hold, within 60 days after such request is received by the Corporation, a meeting of the holders of the $100 Preferred Stock for the purpose of electing or removing any such director. Any meeting called and held by the Corporation pursuant to this Section may, but need not, be an annual or special meeting of its shareholders generally. The right of the holders of $100 Preferred Stock to elect directors hereunder shall continue until such time as the Corporation shall no longer be in arrears or in default in respect of the payment of dividends on any and all outstanding $100 Preferred Stock and any Parity Stock, at which time such voting right of the holders of the $100 Preferred Stock shall, without further action, terminate, subject to revesting in the event of each and every subsequent failure of the Corporation to pay such dividends for the requisite number of periods as described above.

     (e) At any meeting duly held for the purpose of electing or removing directors at which the holders of the $100 Preferred Stock shall have the right to elect or remove directors as provided herein, the presence in person or by proxy of the holders of at least a majority of the votes entitled to be cast at such meeting with respect to the then outstanding shares of the $100 Preferred Stock shall be required and be sufficient to constitute a quorum. At any such meeting or adjournment thereof (i) the absence of a quorum with respect to the $100 Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of the $100 Preferred Stock, and the absence of a quorum or quorums with respect to the stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of the $100 Preferred Stock, and (ii) in the absence of a quorum with respect to the $100 Preferred Stock, a majority of the votes entitled to be cast at such meeting with respect to the $100 Preferred Stock, present in person or by proxy, shall have the power to adjourn the meeting for the election of directors which the holders of shares of the $100 Preferred Stock may be entitled to elect, from time to time, without notice (except as required by applicable law) other than announcement at the meeting, until a quorum shall be present.

     (f) The term of office of all directors elected by the holders of the $100 Preferred Stock in office at any time when the aforesaid voting right is vested in such holders shall terminate upon the election of their successors at any meeting of shareholders for the purpose of electing directors; provided, however, that, without further action but subject to applicable law, any director who shall have been elected by holders of the $100 Preferred Stock or appointed to fill a vacancy among such directors as provided herein may be removed at any time, either with or without cause, at a meeting of the holders of the $100 Preferred Stock duly held for that purpose, if the number of votes cast in favor of such removal exceeds the number of votes cast against such removal. Upon any termination of the right of the holders of the $100 Preferred Stock to elect directors under Section 4(b), the term of office of all directors elected by the holders of the $100 Preferred Stock pursuant hereto then in office shall, without further action, thereupon terminate. Upon such termination, the number of directors constituting the Board of Directors shall, without further action, immediately be reduced accordingly, subject always to subsequent increase in case the right of the holders of the $100 Preferred Stock to elect directors as provided herein shall arise as a result of subsequent dividend arrearages.

     (g) Unless otherwise required by applicable law, in case of any vacancy occurring among the directors elected by the $100 Preferred Stock, the remaining director who shall have been so elected may appoint a successor to hold office for the unexpired term of the director whose place shall be vacant and, in case both directors shall cease to serve as directors before their terms expire, the holders of the $100 Preferred Stock then outstanding may, at a meeting of such holders duly held, elect successors to hold office for the unexpired terms of the directors whose places shall be vacant.

     (h) In all elections of directors by the holders of the $100 Preferred Stock pursuant to this Section 4, every holder of the $100 Preferred Stock entitled to vote in such elections shall have the right to vote, in person or by proxy, the number of shares owned by him, for as many persons as there are directors to be elected. In connection with any other matter on which holders of the $100 Preferred Stock are entitled to vote including, without limitation, any matter on which the holders of the $100 Preferred Stock are entitled to vote as a class or otherwise pursuant to applicable law or the provisions of the Articles of Incorporation of the Corporation, each holder of the $100 Preferred Stock shall be entitled to one vote for each share of $100 Preferred Stock held by such holder.

     (i) Notwithstanding any other provision herein to the contrary, in no event shall any Junior Stock or Parity Stock be permitted to vote with the $100 Preferred Stock for any members of the Board of Directors as provided in Sections 4(b), 4(c), 4(d), 4(e), 4(f), 4(g) and 4(h) above.

     5. Redemption and Conversion.

     (a) Except as prohibited or restricted pursuant to Section 5(j) herein, the Corporation may require the redemption of the $100 Preferred Stock as follows at any time on or after the date which is three years from the Effective Time (defined in Section 3(a) above) (the "Third Anniversary"). The date four years after the Effective Time shall be referred to as the "Fourth Anniversary," the date five years after the Effective Time shall be referred to as the "Fifth Anniversary," and so on, for each date which is twelve months after the last preceding Anniversary date. On or after the Third Anniversary, the $100 Preferred Stock shall be redeemed for cash, at the option of the Corporation, in whole or in part, at any time and from time to time. The shares shall be redeemable at the following redemption prices per share (the "Applicable 5(a) Price") of $100 Preferred Stock if redeemed during the twelve-month period beginning on and following each of the following Anniversaries:

                                                                     APPLICABLE 5(A)
                                                                    PRICE (PER SHARE)
                                                                    -----------------
            Third Anniversary.....................................        103.50
            Fourth Anniversary....................................        103.00
            Fifth Anniversary.....................................        102.50
            Sixth Anniversary.....................................        102.00
            Seventh Anniversary...................................        101.50
            Eighth Anniversary....................................        101.00
            Ninth Anniversary.....................................        100.50
            Tenth Anniversary and thereafter......................        100.00

plus, in each case an amount equal to accumulated and unpaid dividends, to but excluding the date fixed for redemption, without interest. The Corporation shall redeem no shares of $100 Preferred Stock pursuant to this Section 5(a) except for those numbers of shares for which such redemption is lawful, as to which the Corporation fully possesses adequate assets and resources to pay promptly the full redemption price, plus all accumulated but unpaid dividends, and as to which the restrictions of Section 5(j) shall not apply.

     As a condition precedent to the right of the Corporation, on or after the Third Anniversary and before the Fifth Anniversary, to redeem the $100 Preferred Stock under this Section 5(a), the average of the closing prices for the Common Stock on the Nasdaq National Market for the 20 trading days ending on the fifth business day before the Corporation gives notice, pursuant to Section 5(f) below, of its intent to require the redemption of the preferred shares, must be at least $13.72 per share. If, at any time following the adoption of this Statement, the Corporation subdivides its outstanding shares of Common Stock or makes a distribution of Common Stock to the holders of the Corporation's outstanding Common Stock such that immediately thereafter a greater number of shares of Common Stock is outstanding, then the amount of $13.72 provided in this Section 5(a) shall be proportionately decreased. Conversely, if the Corporation should combine the outstanding shares of Common Stock into a smaller number of shares, the amount of $13.72 provided in this Section 5(a) shall be proportionately increased. If the record date for any such subdivision, distribution or combination of the outstanding Common Stock occurs at any time after the first day of the above 20-trading day period and on or before the transfer, on the books of the Corporation, of any shares of Common Stock to the shareholder, pursuant to this Section 5(a), then for each of the above 20 trading days preceding the record date, the closing price shall be proportionately decreased or increased as provided and in the same manner as above for the amount of $13.72. Whenever the redemption price is adjusted pursuant to the foregoing provisions, the Corporation shall forthwith deliver to the holders of the $100 Preferred Stock an officer's certificate describing in reasonable detail the adjustment and the method of calculation.

     (b) Subject to Section 5(k), if a Change in Control (as defined below) takes place before the Fifth Anniversary, the $100 Preferred Stock shall be redeemed, at the option of the Corporation for cash, in whole or in part, for a redemption price per share of $100 Preferred Stock of (i) $103.50 if the date set for redemption occurs before the Third Anniversary, or (ii) the Applicable 5(a) Price (as defined in Section 5(a) above) if the date set for redemption occurs on or after the Third Anniversary and before the Fifth Anniversary, plus, in either case, an amount equal to accumulated and unpaid dividends, to but excluding the date fixed for redemption, without interest. The Corporation shall give notice of such a redemption within 10 days after the later of (i) the effective date of the Change in Control or (ii) the receipt by the Corporation of the approval required by Section 5(k). For the purposes of this Section 5(b), "Change in Control" means (x) any sale or issuance or series of sales and/or issuances of Common Stock by the Corporation or any holders thereof which results in any person or group of affiliated persons (other than the owners of Common Stock immediately prior to the initial issuance of the $100 Preferred Stock and their affiliates and associates) owning more than 50% of the Common Stock outstanding at the time of such sale or issuance or the last of such series of sales and/or issuances, (y) a sale or transfer of more than 80% of the assets of the Corporation (measured by the lesser of book value in accordance with generally accepted accounting principles consistently applied or fair market value determined in the reasonable good faith judgment of the Board of Directors) in any transaction or series of related transactions or (z) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation and, after giving effect to such merger, the holders of the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Board of Directors immediately prior to the merger shall own the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Board of Directors. The Corporation shall redeem no shares of $100 Preferred Stock pursuant to this Section 5(b) except for those numbers of shares for which such redemption is lawful, as to which the Corporation fully possesses adequate assets and resources to promptly pay the full redemption price, plus all accumulated but unpaid dividends, and as to which the restrictions of Section 5(j) shall not apply.

     (c) At any time after the Effective Time the holders of the $100 Preferred Stock may, at their option, convert all or any part of their $100 Preferred Stock into the Common Stock of the Corporation at a conversion price of $13.25 per Common share, provided, however, that a record holder may give such notice of the exercise of such conversion rights only once during any 60-day period. To exercise such conversion rights, the shareholder must deliver to the Secretary of the Corporation a written notice (i) clearly stating the shareholder's intent to convert all or a portion of the shareholder's $100 Preferred Stock into Common Stock, (ii) specifying the number of shares of the $100 Preferred Stock which are being converted, and (iii) stating the certificate numbers for the shares being converted and the number of shares represented by each such certificate. The notice must be accompanied by the certificates for the shares to be converted, duly endorsed for transfer to the Corporation. The numbers of common shares to be issued hereunder shall be the numbers of shares of the $100 Preferred Stock to be converted multiplied by $100.00 and divided by $13.25. If, at any time following the adoption of this Statement, the Corporation subdivides its outstanding shares of Common Stock or makes a distribution of Common Stock to the holders of the Corporation's outstanding Common Stock such that immediately thereafter a greater number of shares of Common Stock is outstanding, then the amount of $13.25 provided in this Section 5(c) shall be proportionately decreased. Conversely, if the Corporation should combine the outstanding shares of Common Stock into a smaller number of shares, the amount of $13.25 provided in this Section 5(c) shall be proportionately increased. Whenever the conversion price is adjusted pursuant to the foregoing provisions, the Corporation shall forthwith deliver to the holders of the $100 Preferred Stock an officer's certificate describing in reasonable detail the adjustment and the method of calculation. Except as payment of dividends may be restricted under Section 3(e), the Corporation shall pay all accumulated but unpaid dividends on the shares of $100 Preferred Stock being converted, to, but excluding the date of conversion. The Corporation will not issue fractional shares of the Common Stock, but rather, shall pay cash for any such fractional share at the rate of $13.25 per share. All shares of Common Stock to be delivered and cash made payable pursuant to this Section 5(c) shall be delivered and paid promptly except as such payment or delivery may be delayed or restricted as provided herein or as required by law. No interest shall be accrued or paid in respect of any delay in a cash payment or delivery of Common Stock provided in this Section 5(c).

     (d) For a period of 30 days beginning on the Fifth Anniversary, notwithstanding Sections 5(a), 5(b) and 5(c) and notwithstanding any notice given by VBC during said 30 day period that VBC elects to redeem any of the holders' preferred shares pursuant to Section 5(a) or 5(b), any holder of the $100 Preferred Stock shall have the right to deliver written notice to the Corporation that such holder requires the Corporation to convert all or any part of such holder's $100 Preferred Stock at a price per preferred share of $90.00 plus all accumulated but unpaid dividends into Common Stock upon tender of certificates endorsed for transfer with respect to such shares. The notice must (i) clearly state the shareholder's intent to request the Corporation to convert pursuant to this provision, (ii) state the certificate numbers for the shares to be converted by the Corporation and the number of shares represented by each such certificate, and (iii) specify the number of shares of $100 Preferred Stock to be converted. The notice by a holder of the $100 Preferred Stock to the Corporation shall be deemed given on the day it is received by the Corporation. Notwithstanding the foregoing, the Corporation, at its option, may elect to offer to redeem for cash such $100 Preferred Stock at $90 per share plus accumulated but unpaid dividends. By the fifteenth business day after receiving notice from the shareholder, the Corporation must make a written offer to redeem the shares for cash at a price per preferred share of $90.00 plus all accumulated but unpaid dividends or make a written offer to convert such $100 Preferred Stock into a certain number of shares of its Common Stock in accordance with the shareholder's request, and, in the latter case, the Corporation must set forth the details of how the number of shares of Common Stock was calculated, including the average price per share of the Common Stock which, if higher than $8.50 (as may be adjusted as hereinafter provided in this Section 5(d)) was used in the calculation. The shareholder shall have until the fifteenth business day after receipt of the Corporation's written offer to deliver, and for the Corporation to receive, the shareholder's written acceptance of the Corporation's offer, and if the shareholder fails to provide such acceptance to the Corporation, the shareholder shall forfeit the right to require the Corporation to convert or redeem the offered shares of $100 Preferred Stock pursuant to this Section 5(d). The notice of the shareholder's acceptance of the Corporation's written offer as to the method of payment must be accompanied by the certificates for the shares to be purchased or converted, duly endorsed for transfer to the Corporation. Following receipt of certificates for the shares of $100 Preferred Stock by the Corporation, the Corporation promptly shall pay and deliver the purchase price in cash or issue the shares of its Common Stock, plus any payment for a fractional share, except as such payment or delivery may be delayed or restricted as provided herein or as required by law. No interest shall be accrued or paid in respect of any delay in a cash payment or delivery of Common Stock provided in this Section 5(d). In the event the Corporation offers and the shareholder accepts the offer to convert his or her preferred shares into Common Stock, the Corporation will convert the $100 Preferred Stock into its Common Stock on a per share basis valued at the higher of (i) the average of the closing prices for the Common Stock on the Nasdaq National Market for the 10 trading days ending on the fifth business day before the Corporation receives the initial notice from the shareholder or (ii) $8.50. The number of common shares to be given shall be calculated by multiplying the number of shares of $100 Preferred Stock times $90.00, adding the accumulated but unpaid dividends, and dividing the sum by the above-determined price per common share. The Corporation shall not issue fractional shares of Common Stock, but rather shall pay cash for any such fractional share at the above-determined price per common share.

     If, at any time following the adoption of this Statement, the Corporation subdivides its outstanding shares of Common Stock or makes a distribution of Common Stock to the holders of the Corporation's outstanding Common Stock such that immediately thereafter a greater number of shares of Common Stock is outstanding, then the amount of $8.50 provided in this Section 5(d) shall be proportionately decreased. Conversely, if the Corporation should combine the outstanding shares of Common Stock into a smaller number of shares, the amount of $8.50 provided in this Section 5(d) shall be proportionately increased. If the record date for any such subdivision, distribution or combination of the outstanding Common Stock occurs at any time after the first day of the above 10-trading day period and on or before the transfer, on the books of the Corporation, of any shares of Common Stock to the shareholder, pursuant to this
Section 5(d), then for each of the above 10 trading days preceding the record date, the closing price shall be proportionately decreased or increased as provided and in the same manner as above for the amount of $8.50. Whenever the conversion price is adjusted pursuant to the foregoing provisions, the Corporation shall forthwith deliver to the holders of the $100 Preferred Stock an officer's certificate describing in reasonable detail the adjustment and the method of calculation.

     (e) If any cash payments to be made to shareholders upon redemption or conversion of the preferred shares into common shares under Sections 5(a), 5(b), 5(c) or 5(d) are restricted pursuant to Sections 3(d), 3(e), or 5(j) herein, then such amount shall be withheld and paid, in whole or in part, without interest, as soon as and to the full extent payment by the Corporation is permitted and practicable, recognizing, however, that ultimately less than the full cash payments otherwise payable under this Section 5(e) might be paid to the shareholders in such events as bankruptcy, involuntary reorganization, or liquidation and dissolution of the Corporation. Any amounts of cash, payment of which is delayed pursuant to Sections 3(d), 3(e) or 5(j), shall be deemed to be general, non-interest bearing, unsecured debts of the Corporation but shall retain their character as dividends, distributions or redemptions insofar as the restrictions of Sections 3(d), 3(e) or 5(j) apply. No delay in making such cash payments shall be an event of default.

     (f) The Corporation shall mail or deliver written notice of redemption, pursuant to Sections 5(a) or 5(b) above, to each holder of record of $100 Preferred Stock to be redeemed as the holders appear on the stock books of the Corporation at the close of business on a date not less than 30 nor more than 50 calendar days prior to the date fixed for redemption, as determined by the Board of Directors. Such notice of redemption, if mailed, shall be sent by first class mail to the holder's address shown on the stock books of the Corporation, and such notice shall be deemed given and shall be binding on the holder upon receipt by the holder; provided, however, that the failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceedings for such redemption, except as to any holder to whom the Corporation failed to give proper notice or whose notice was defective. Each such notice shall specify (i) the number of shares to be redeemed from such holder, (ii) the certificate numbers for the shares being redeemed and the number of shares represented by each such certificate, (iii) the date fixed for redemption, (iv) the redemption price per share of $100 Preferred Stock, (v) the places and times at which certificates may be surrendered and payment may be obtained and (vii) that dividends on the shares to be redeemed shall cease to accrue on the date fixed for such redemption. Following receipt of certificates for the shares of $100 Preferred Stock duly endorsed for transfer to the Corporation, the Corporation promptly shall pay the required amounts of cash, except as such payment or delivery may be delayed or restricted as provided herein or as required by law. No interest shall be accrued or paid in respect of any delay in a cash payment provided in Sections 5(a) or 5(b).

     Notwithstanding any other provisions herein, each holder of the $100 Preferred Stock as to whom the Corporation exercises the Corporation's rights to redeem shall have 30 days following receipt of such notice within which such holder may give the Corporation notice of election to convert the shares subject to redemption into Common Stock of the Corporation pursuant to Section 5(c) above.

     (g) In the event that fewer than all of the outstanding shares of the $100 Preferred Stock are to be redeemed pursuant to Sections 5(a) or 5(b), the number of shares to be redeemed shall be determined by lot, pro rata (subject to rounding to avoid fractional shares) or by any other method as may be determined by the Board of Directors to be equitable; provided, however, that the Board of Directors may, in selecting shares of $100 Preferred Stock to be redeemed, choose to redeem all shares of $100 Preferred Stock held by holders of a number of such shares not to exceed 10, including all shares held by holders who, after giving effect to the redemption, would hold fewer than 10 shares of $100 Preferred Stock, as may be specified by the Board of Directors.

     (h) From and after the date fixed for or effective date of redemption or conversion (unless default shall be made by the Corporation in providing for the payment of the redemption price or delivery of the Common Stock plus accumulated and unpaid dividends) (i) dividends shall cease to accrue on the shares of the $100 Preferred Stock to be converted or redeemed, (ii) such shares of $100 Preferred Stock shall no longer be deemed to be outstanding and shall not have the status of $100 Preferred Stock, and (iii) all rights of the holders thereof (except the right to receive the redemption price or delivery of the Common Stock plus accumulated and unpaid dividends and payments for fractional shares, without interest) shall cease with respect to such shares.

     The date fixed for redemption for shares of the $100 Preferred Stock pursuant to Sections 5(a) or 5(b) shall be such date as may be fixed by the Corporation in accordance with the terms herein. The effective date of the conversion or redemption of the $100 Preferred Stock, pursuant to Section 5(d), shall be the day on which the Corporation receives the shareholder's written acceptance of the Corporation's offer to redeem or convert into Common Stock the shares of $100 Preferred Stock, as the case may be. The effective date of the conversion of the $100 Preferred Stock into Common Stock, pursuant to Section 5(c), shall be the date the

Corporation receives the shareholder's substantially correct written notice of the shareholder's election to convert the $100 Preferred Stock.

     The redemption or conversion of such shares of $100 Preferred Stock shall be effective, the redemption or conversion shall be deemed to be completed, and the redeemed or converted shares of the $100 Preferred Stock shall no longer be outstanding, on and as of the date set for redemption under Sections 5(a) and 5(b) or the effective date of the conversion or redemption under Sections 5(c) and 5(d). From and after any date fixed for or effective date of redemption or conversion, shares of the $100 Preferred Stock redeemed or converted into Common Stock by the Corporation shall, upon compliance with any applicable provisions of law, be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

     From and after the date fixed for or effective date of conversion or redemption pursuant to Section 5(a), 5(b), 5(c) or 5(d), the shareholders having rights to receive Common Stock pursuant to Sections 5(a), 5(b), 5(c) or 5(d) shall have all of the rights and privileges bestowed upon them as owners of such Common Stock. However, no such shareholder shall at any time have any rights as an owner of a fractional share of Common Stock.

     (i) If fewer than all of the shares of $100 Preferred Stock represented by any certificate are redeemed or converted pursuant to Sections 5(a), 5(b), 5(c) or 5(d), the Corporation will deliver to the holder (without cost to the holder) a new certificate for the $100 Preferred Stock (which shall contain such legends as were set forth on the surrendered certificate), representing any shares which were represented by the certificate that was delivered to the Corporation in connection with such conversion or redemption, but which were not redeemed or converted. The Corporation will also deliver to the shareholder a certificate for the common shares to be delivered pursuant to Sections 5(c) or 5(d). With respect to the issuance by the Corporation of certificates for such shares of $100 Preferred Stock or Common Stock, the Corporation will pay any and all stamp, transfer and other similar taxes that may be payable in respect of the issuance or delivery of such new certificate or certificates but shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of such new certificate or certificates in a name other than that in which such shares of $100 Preferred Stock were registered immediately prior to such redemption, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery shall have paid to the Corporation the amount of any and all such taxes or shall have established to the satisfaction of the Corporation that such taxes have been paid in full.

     (j) So long as the payment of any dividends on shares of the $100 Preferred Stock or any Parity Stock is in arrears, no shares of the $100 Preferred Stock or Parity Stock shall be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Corporation may not
(i) make any payment on account of, or set apart payment for, the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any sinking or other similar fund or agreement for the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, the $100 Preferred Stock or any Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Parity Stock or (ii) permit any corporation or other entity controlled directly or indirectly by the Corporation to purchase or otherwise acquire or redeem any $100 Preferred Stock or Voting Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Parity Stock.

     (k) Notwithstanding any other provision of this Agreement, the Corporation shall not be required or permitted to redeem or acquire any shares of $100 Preferred Stock, convert any shares of $100 Preferred Stock into Common Stock, or make any cash payment in respect of any such redemption, acquisition or conversion unless such redemption, acquisition, conversion or cash payment has been approved by the Board of Governors of the Federal Reserve System or a successor federal agency having jurisdiction over bank holding companies (the "FRB"). This requirement shall apply only as long as such approval continues to be required by any rule, regulation or order of the FRB. In the case of a redemption, purchase or conversion permitted by Sections 5(a), 5(b), 5(c) or 5(d), the Corporation shall use its best efforts to obtain such FRB approval as promptly as reasonably practicable.

     6. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of outstanding shares of $100 Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets shall be made to the holders of shares of Common Stock or any other Junior Stock, an amount equal to $100.00 per share, plus an amount equal to all accumulated and unpaid dividends on such shares of $100 Preferred Stock to and including the date of such liquidation, dissolution or winding up. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the outstanding $100 Preferred Stock and any outstanding Parity Stock are not paid in full, the holders of such $100 Preferred Stock and of such Parity Stock shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts (including accumulated and unpaid dividends) to which they are entitled. After payment to the holders of the $100 Preferred Stock of the full preferential amount (including accumulated and unpaid dividends) provided for in this Section 6, the holders of the $100 Preferred Stock shall be entitled to no further participation in any distribution of assets by the Corporation. Neither the voluntary sale, conveyance, exchange or transfer (for cash, securities or other consideration) of all or any part of the property or assets of the Corporation, nor the consolidation or merger or other business combination of the Corporation with or into any other corporation or corporations, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

     7. No Other Rights. The shares of $100 Preferred Stock shall not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above and in the Articles of Incorporation or as otherwise required by applicable law.

     IN WITNESS WHEREOF, Vectra Banking Corporation has caused its corporate seal to be hereunto affixed and this Statement to be signed by its President and
attested by its Secretary this      day of             , 1996.

                                            VECTRA BANKING CORPORATION

                                            By:
                                            -----------------------------------
                                            Gary S. Judd, President
                                            [Corporate Seal]

Attest:
- ------------------------------------------------------
Ray L. Nash, Secretary

Number:                                                               APPENDIX G


                               CONTINGENT WARRANT

                               TO RECEIVE SHARES

                                       OF
                           VECTRA BANKING CORPORATION


     This certifies that for good and valuable consideration,                ,
or his or her permitted assigns (the "Warrantholder"), is entitled, if the conditions and terms set forth herein are met and fulfilled, to receive from Vectra Banking Corporation, a Colorado corporation (the "Company") (i) up to shares (the "Stated Shares") of $.01 par value Common Stock ("Common Stock") of the Company, and (ii) if the Warrantholder receives all of the Stated Shares, to receive additional shares ("Additional Shares") of Common Stock as provided herein.



     The issuance of the Stated Shares and Additional Shares to the Warrantholder is contingent upon the termination under Section 3(b) of the Statement Establishing Series of Preferred Stock, $100 Series A Convertible
Preferred Stock, dated             , 1996 ("Preferred Stock Statement"), of the
rights of the holders of the Company's $100 Series A Convertible Preferred Stock (the "$100 Preferred Stock") to receive dividends accrued in accordance with
Section 3(a) of the Preferred Stock Statement. This Contingent Warrant is in
respect of           shares (the "Preferred Shares"), and no other shares,
issued as of the Effective Time, of the $100 Preferred Stock evidenced by that
certain stock Certificate No.      (the "Preferred Certificate") or any other
certificate on which the Preferred Shares, in whole or in part, may be evidenced (each such certificate also is a "Preferred Certificate"); provided however, that the Preferred Shares may be redeemed, repurchased, converted into Common Stock or canceled and cease to be outstanding, in whole or in part, in accordance with the terms of the Preferred Stock Statement, and dividends shall cease to accrue on any of the Preferred Shares so redeemed, repurchased, converted or canceled from the time such Preferred Shares cease to be outstanding. This Contingent Warrant is attached to and made part of the Preferred Certificate. However, the terms of the $100 Preferred Stock and the Preferred Stock Statement shall not be affected by this Contingent Warrant. This Contingent Warrant cannot be detached, or transferred separately, from, and can only be transferred with, the Preferred Certificate. Capitalized terms not otherwise defined herein have the meanings set forth in the Preferred Stock Statement.



     1. Issuance of Stated Shares or Additional Shares.



     (a) The Stated Shares shall be issued to the Warrantholder, without further action by the Warrantholder only upon certain conditions and at such times and in such numbers as provided herein. The Warrantholder also is entitled to receive Additional Shares, without further action by the Warrantholder, only after all of the Stated Shares have been issued and only upon certain conditions and at such times and in such numbers as provided herein.



     (b) Subject to other terms and conditions herein, the Stated Shares and any Additional Shares will be issued only insofar as dividends which accrue on the Preferred Shares outstanding at any time during the four-quarter period ending on a Dividend Anniversary Date are not declared and paid by the Board, and the Company's obligation to pay such dividends terminates pursuant to the provisions of Section 3(b) of the Preferred Stock Statement. Additional Shares will be issued only after all of the Stated Shares have been issued. For any Dividend Anniversary Date, through and including the 50th Dividend Anniversary Date, on which the obligation of the Company to pay dividends on any of the outstanding Preferred Shares shall have been terminated pursuant to Section 3(b) of the Preferred Stock Statement, the Company shall, within 10 Business Days (i) after any such date for any of the Stated Shares or (ii) after the registration statement provided in Section 1(b)(4) below is declared effective for Additional Shares, send to the Warrantholder certificates for any Stated Shares or Additional Shares, as the case may be, to which the Warrantholder is entitled and a written notice containing the following:


          (1) The dollar amount of the dividends accrued as of such Dividend Anniversary Date which have not been declared and paid upon the number of Preferred Shares outstanding at any time during the four-quarter period ending on such Dividend Anniversary Date and as to which, pursuant to
     Section 3(b) of the Preferred Stock Statement, the right to receive such dividends has been terminated (the "Canceled Dividends").

          (2) The average of the closing prices of the Common Stock of the Company on the Nasdaq National Market for the 20 trading days ending on the fifth Business Day before such Dividend Anniversary Date (the "Common Stock Price").


          (3) The "Calculation Price," which shall equal the Common Stock Price times .97.



          (4) The number of Stated Shares or Additional Shares the Warrantholder is receiving, as the case may be. The Canceled Dividends, divided by the Calculation Price, rounded up for half of a fractional Share or more and down for less than half of a fractional Share, shall be the number of Stated Shares or Additional Shares the Warrantholder shall be entitled to receive, as the case may be. If the Warrantholder receives all of the Stated Shares, then for the Dividend Anniversary Date as of which the Warrantholder receives all of the previously unissued Stated Shares, the Company shall calculate the amount of Canceled Dividends which would have been necessary to issue all of the previously unissued Stated Shares and subtract this amount from the total Canceled Dividends for such Dividend Anniversary Date (such remainder being the "Additional Shares Remainder"), and the Warrantholder shall receive such number of Additional Shares as may be calculated using the formula set forth above in this paragraph, but substituting the amount of the Additional Shares Remainder for the amount of Canceled Dividends. The issuance of any Additional Shares shall first be accomplished pursuant to a registration statement under the Securities Act of 1933, as amended, and pursuant to any other registrations required under the laws of certain states. The Company agrees to expeditiously file such a registration statement after such Dividend Anniversary Date and use its best efforts to cause it to be declared effective; provided, however, that if the Company anticipates in advance of an Anniversary Date that the Warrantholder will be entitled to receive any Additional Shares, the Company will use its reasonable efforts to file such a registration statement before such Dividend Anniversary Date.


          (5) If any Stated Shares are being issued, a statement showing the numbers and dates of prior issuances of Stated Shares, the number of Stated Shares presently being issued, and the remaining number of unissued Stated Shares.


     (c) For any Dividend Anniversary Date, through and including the 50th Dividend Anniversary Date, on which, for any part of the four calendar quarters immediately preceding, any of the Preferred Shares were outstanding and for such period there are no Canceled Dividends with respect to any of such Preferred Shares as of such Dividend Anniversary Date, whether or not any of the Preferred Shares remain outstanding as of such Dividend Anniversary Date, the Company shall, within 10 business days after such Dividend Anniversary Date, provide written notice to the Warrantholder that for the four calendar quarters immediately preceding such Dividend Anniversary Date, there were no Canceled Dividends which would result in any Stated Shares or Additional Shares being issued to the Warrantholder.



     (d) No rights to receive any Stated Shares or Additional Shares shall accrue after the 50th Dividend Anniversary Date, and following the issuance after the 50th Dividend Anniversary Date of any Stated Shares or Additional Shares, as the case may be, required to be issued by the Company under this Contingent Warrant, this Contingent Warrant shall terminate and be of no further force or effect.



     (e) The Company agrees that any Stated Shares or Additional Shares received shall be deemed to be issued to the Warrantholder as the record owner as of the close of business on the date on which the Stated Shares or Additional Shares, as the case may be, are issued.

     (f) Stock certificates evidencing the Stated Shares or Additional Shares, as the case may be, shall be delivered in accordance with Section 1(b) above. Notwithstanding the foregoing, however, the Company shall not be required to deliver any stock certificate evidencing any Stated Shares or Additional Shares except in accordance with the provisions, and subject to the limitations, of
Section 5. The Company will pay all expenses and charges payable in connection with the preparation, execution and delivery of stock certificates and any new Contingent Warrants.


     2. Certain Covenants of the Company. The Company covenants and agrees as follows:

     (a) All Stated Shares and Additional Shares issuable pursuant to this Contingent Warrant (collectively, the "Contingent Warrant Shares") will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable shares of the Company's common stock and free from all taxes, liens and charges with respect to the issuance thereof.

     (b) The Company will at all times applicable have authorized and reserved, free of preemptive or other rights, for the purpose of issuance of Contingent Warrant Shares, a sufficient number of shares of its Common Stock to provide for the issuance of the Contingent Warrant Shares.


     (c) The Company will not, by amendment or restatement of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, issuance or sale of securities or otherwise, avoid or take any action which would have the effect of avoiding the performance of any of the terms hereof to be performed hereunder by the Company, but will at all times in good faith carry out all of the provisions of this Contingent Warrant and take all such action as may be necessary or appropriate to protect the rights of the Warrantholder against dilution or other impairment.


     3. Definition of Common Stock. As used herein, the term "Common Stock" shall mean the Common Stock, par value $.01 per share, of the Company, as is constituted and exists on the date hereof, and shall also include any other substitute class of the capital stock of the Company hereafter authorized with rights substantially equivalent to the $.01 par value Common Stock.


     4. No Rights or Liabilities as a Shareholder. This Contingent Warrant shall not entitle the Warrantholder as such to any rights whatsoever, including, without limitation, voting rights, as a holder of Common Stock. No provisions hereof and no mere enumeration herein of the rights or privileges of such holder, shall give rise to any liability of such holder as a holder of Common Stock, regardless of the person who may assert such liability.



     5. Transfer; Ownership. This Contingent Warrant and all rights hereunder are transferable, in whole or in part, only concurrently with a corresponding transfer of the Preferred Certificate, to which this Contingent Warrant is attached and made part of, at the office or agency of the Company referred to in
Section 1, by the Warrantholder in person or by a duly authorized attorney, upon surrender of this Contingent Warrant attached to the Preferred Certificate, with assignments of the Preferred Certificate, acceptable to the Company, duly completed, at which time a new Contingent Warrant, along with and attached to a corresponding Preferred Certificate for the number of Preferred Shares received by the transferee, of the same tenor as this Contingent Warrant but registered in the name of the transferee, shall be made and delivered by the Company. If the Preferred Shares set forth on the Preferred Certificate are transferred only in part, the respective numbers of Stated Shares to which the Warrantholder and transferee are entitled shall be adjusted, and so shown on the new Contingent Warrants, in proportion to the numbers of the Preferred Shares which the Warrantholder and transferee, respectively, shall hold following the transfer. The Warrantholder, by taking or holding the same, consents and agrees that this Contingent Warrant, when the Preferred Certificate is fully endorsed in blank with a medallion signature guarantee, shall be deemed negotiable as part of the Preferred Certificate, and that the holder hereof, when the Preferred Certificate shall have been so endorsed, may be treated by the Company and all other persons dealing with this Contingent Warrant and the Preferred Certificate as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Contingent Warrant and to transfer this Contingent Warrant on the books of the Company, any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered holder hereof as the owner hereof for all purposes.

     6. Exchange and Replacement. Subject to Section 5, this Contingent Warrant is exchangeable, upon the surrender hereof, along with and securely attached to the Preferred Certificate, by the holder hereof at the office or agency of the Company referred to in Section 1, for new Contingent Warrants. Upon receipt by the Company at the office or agency referred to in Section 1 of evidence reasonably satisfactory to it of the loss, theft or destruction of this Contingent Warrant and of indemnity or security reasonably satisfactory to it (provided that the written indemnity of the holder hereof shall be deemed reasonably satisfactory to the Company for such purposes), and provided the Warrantholder produces the Preferred Certificate to the Company, the Company will deliver a new Contingent Warrant of like tenor and date in replacement of this Contingent Warrant. This Contingent Warrant shall be promptly canceled by the Company upon the surrender hereof in connection with any transfer, exchange or replacement. The Company will pay all expenses and charges payable in connection with the preparation, execution and delivery of Contingent Warrants pursuant to Section 5 and this Section 6.


     7. Notices. Any notice or other document required or permitted to be given or delivered to the Warrantholder, including but not limited to the written notices referred to in Sections 1(b) and 1(c) above, shall be delivered at, or
sent by first class, certified or registered mail, to                or to such
other address as shall have been furnished to the Company in writing by the Warrantholder. Any notice or other document required or permitted to be given or delivered to the Company shall be delivered at, or sent by first class, certified or registered mail to, 1650 South Colorado Boulevard, Suite 320, Denver, Colorado 80222, or to such other address as shall have been furnished in writing to the Warrantholder by the Company. Any notice so addressed and mailed by first class, registered or certified mail or otherwise delivered, shall be deemed to be given when actually received by the addressee.


     8. Governing Law. This Contingent Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado.

     9. Miscellaneous. This Contingent Warrant will be binding upon any entity succeeding to the Company by consolidation or acquisition of all or substantially all of the Company's assets, and upon any successor or assign of the holder hereto. This Contingent Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party (or any predecessor in interest thereof) against whom enforcement of the same is sought. The headings in this Contingent Warrant are for purposes of reference only and shall not affect the meaning or construction of any of the provisions hereon.

     IN WITNESS WHEREOF, Vectra Banking Corporation has caused this Contingent
Warrant to be signed by its duly authorized officer to be dated             ,
1996.

                                            VECTRA BANKING CORPORATION

                                            By

                                             Gary S. Judd, President

                                                                      APPENDIX H

                              SOUTHWEST STATE BANK
                              AFFILIATE AGREEMENT

Gentlemen:

     The undersigned, a holder of shares of Common Stock ("Company Common Stock") of Southwest State Bank, a Colorado corporation, (the "Company") is entitled to receive in connection with the merger (the "Merger") of the Company with and into Vectra Bank ("Vectra"), a Colorado corporation, with Vectra being the surviving corporation in such Merger, securities of Vectra Banking Corporation ("Vectra Securities"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") adopted under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact.

     If in fact, the undersigned were an affiliate of the Company, the undersigned's ability to sell, assign or transfer the Vectra Securities received by it in exchange for any shares of Company Common Stock pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned has been advised as to the nature and conditions of such exemptions, including information with respect to the applicability to the resale of the Vectra Securities.

     The undersigned hereby represents to and covenants with Vectra that he or she will not sell, assign, or transfer any of the Vectra Securities received by him or her in exchange for shares of Company Common Stock pursuant to the Merger except (i) pursuant to a registration statement under the Act as declared effective by the Securities and Exchange Commission, or (ii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Vectra or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission, is not required to be registered under the Act, or (iii) in conformity with the volume and other limitations imposed by Rule 145 under the Act, including any applicable provisions of Rule 144 under the Act.


     In the event of a sale or other disposition of Vectra Securities pursuant to Rule 145 or Rule 144, the undersigned will supply Vectra with evidence of compliance with such Rule, by delivery of a letter in the form attached hereto and the opinion of counsel referred to above. The undersigned understands that Vectra may instruct its transfer agent to withhold the transfer of any Vectra Securities disposed of by the undersigned, but that upon receipt of such letter and opinion, the transfer agent shall effectuate the transfer of the Vectra Securities sold as indicated in the letter.


     The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Vectra Securities received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Vectra to the effect that such legends are no longer required under of the Act.

     The undersigned acknowledges that he or she has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of the Vectra Securities to be received by him or her in the Merger.


Dated:             , 1996                        Name:

     As an inducement to the above individual to deliver this letter, Vectra Banking Corporation agrees that for so long as and to the extent necessary to permit such individual to sell the Vectra Securities pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Vectra Banking Corporation shall use its best efforts to file, on a timely basis, all reports and data required to be filed by it with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934. Upon written request addressed to Vectra Banking Corporation, 1650 South Colorado Boulevard, Suite 320, Denver, Colorado 80222, attention: Corporate Secretary, Vectra Banking Corporation agrees to promptly advise the above individual that Vectra has complied with such reporting requirements.

                                            Vectra Banking Corporation

                                            By:
                                              Name:
                                              Title:

                                     [Date]


Vectra Banking Corporation
1650 South Colorado Boulevard, Suite 320
Denver, Colorado 80222

Attention: Corporate Secretary

     On             , I sold the securities ("Vectra Securities") of Vectra
Banking Corporation ("VBC") described below in the space provided for that purpose. The Vectra Securities were received by me in connection with the merger of Southwest State Bank with and into Vectra Bank.

     Based upon the most recent report filed by VBC with the Securities and Exchange Commission under Section 13 of the Securities Exchange Act of 1934, as amended, the Vectra Securities sold by me were within the prescribed limitations set forth in paragraph (e) of Rule 144 adopted under the Securities Act of 1933, as amended (the "Act") or Rule 145(d), if applicable.

     I hereby represent that the Vectra Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. I further represent that I have not solicited or arranged for the solicitation of order to buy the Vectra Securities, and that I have not made any payments in connection with the offer or sale of the Vectra Securities to any person other than to the broker who executed the order in respect of such sale.

Description of Vectra Securities: ____________________

                                            Very truly yours,

                                            Name:

                                 BANK LAND CO.
                              AFFILIATE AGREEMENT

Gentlemen:

     The undersigned, a holder of shares of Common Stock ("Company Common Stock") of Bank Land Co., a Colorado corporation, (the "Company") is entitled to receive in connection with the merger (the "Merger") of the Company with and into Vectra Bank ("Vectra"), a Colorado corporation, with Vectra being the surviving corporation in such Merger, securities of Vectra Banking Corporation ("Vectra Securities"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") adopted under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact.

     If in fact, the undersigned were an affiliate of the Company, the undersigned's ability to sell, assign or transfer the Vectra Securities received by it in exchange for any shares of Company Common Stock pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned has been advised as to the nature and conditions of such exemptions, including information with respect to the applicability to the resale of the Vectra Securities.

     The undersigned hereby represents to and covenants with Vectra that he or she will not sell, assign, or transfer any of the Vectra Securities received by him or her in exchange for shares of Company Common Stock pursuant to the Merger except (i) pursuant to a registration statement under the Act as declared effective by the Securities and Exchange Commission, or (ii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Vectra or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission, is not required to be registered under the Act, or (iii) in conformity with the volume and other limitations imposed by Rule 145 under the Act, including any applicable provisions of Rule 144 under the Act.


     In the event of a sale or other disposition of Vectra Securities pursuant to Rule 145 or Rule 144, the undersigned will supply Vectra with evidence of compliance with such Rule, by delivery of a letter in the form attached hereto and the opinion of counsel referred to above. The undersigned understands that Vectra may instruct its transfer agent to withhold the transfer of any Vectra Securities disposed of by the undersigned, but that upon receipt of such letter and opinion, the transfer agent shall effectuate the transfer of the Vectra Securities sold as indicated in the letter.


     The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Vectra Securities received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Vectra to the effect that such legends are no longer required under of the Act.

     The undersigned acknowledges that he or she has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of the Vectra Securities to be received by him or her in the Merger.


Dated:             , 1996                        Name:

     As an inducement to the above individual to deliver this letter, Vectra Banking Corporation agrees that for so long as and to the extent necessary to permit such individual to sell the Vectra Securities pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Vectra Banking Corporation shall use its best efforts to file, on a timely basis, all reports and data required to be filed by it with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934. Upon written request addressed to Vectra Banking Corporation, 1650 South Colorado Boulevard, Suite 320, Denver, Colorado 80222, attention: Corporate Secretary, Vectra Banking Corporation agrees to promptly advise the above individual that Vectra has complied with such reporting requirements.

                                            Vectra Banking Corporation

                                            By:
                                              Name:
                                              Title:

                                     [Date]


Vectra Banking Corporation
1650 South Colorado Boulevard, Suite 320
Denver, Colorado 80222

Attention: Corporate Secretary

     On             , I sold the securities ("Vectra Securities") of Vectra
Banking Corporation ("VBC") described below in the space provided for that purpose. The Vectra Securities were received by me in connection with the merger of Bank Land Co. with and into Vectra Bank.

     Based upon the most recent report filed by VBC with the Securities and Exchange Commission under Section 13 of the Securities Exchange Act of 1934, as amended, the Vectra Securities sold by me were within the prescribed limitations set forth in paragraph (e) of Rule 144 adopted under the Securities Act of 1933, as amended (the "Act") or Rule 145(d), if applicable.

     I hereby represent that the Vectra Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. I further represent that I have not solicited or arranged for the solicitation of order to buy the Vectra Securities, and that I have not made any payments in connection with the offer or sale of the Vectra Securities to any person other than to the broker who executed the order in respect of such sale.

Description of Vectra Securities: ____________________

                                            Very truly yours,

                                            Name:

- --------------------------------------------------------------------------------

PROXY                                                                      PROXY

                           VECTRA BANKING CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned shareholder of Vectra Banking Corporation ("VBC") acknowledges receipt of the notice of Special Meeting of Shareholders, to be
held            ,            , 1996, at 9:00 a.m., Mountain Time, at          ,
Denver, Colorado, and hereby appoints Gary S. Judd and Ray L. Nash, each with the power of substitution, as Attorneys and Proxies to vote all the shares of the undersigned at the Special Meeting and at all adjournments thereof, hereby ratifying and confirming all that the Attorneys and Proxies may do or cause to be done by virtue hereof. The above-named Attorneys and Proxies are instructed to vote all of the undersigned's shares as follows:

         THE DIRECTORS RECOMMEND A VOTE FOR THE ITEMS INDICATED BELOW:

1. A proposal to approve the issuance of VBC securities pursuant to the Agreement and Plan of Merger and Exchange dated December 26, 1995, as amended on April 3, 1996 and May 22, 1996, under which Bank Land Co. and Southwest State Bank will merge with and into Vectra Bank, a Colorado banking corporation, wholly owned by VBC, under which shareholders of Bank Land Co. and Southwest State Bank will receive $100 Series A Convertible Preferred Stock of VBC, VBC Contingent Warrants to purchase VBC Common Stock, and cash, all as described in the accompanying Prospectus/Joint Proxy Statement. VBC shareholders will not receive any new securities nor be asked to exchange their shares for any other securities.

              / /  FOR          / /  AGAINST          / /  ABSTAIN

2. Transaction of such other business as may properly come before the Special Meeting or any adjournment thereof.
                (Continued and to be signed on the other side.)

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                          (Continued from other side.)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Please sign your name exactly as it appears on your stock certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                              DATED: ___________________ , 1996


                                              ---------------------------------
                                              SIGNATURE

                                              ---------------------------------
                                              SIGNATURE IF HELD JOINTLY

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. NOTE: SECURITIES DEALERS PLEASE STATE THE NUMBER OF SHARES VOTED BY THIS PROXY:
____________________

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

PROXY                                                                      PROXY

                                 BANK LAND CO.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned shareholder of Bank Land Co. ("Bank Land") acknowledges receipt of the notice of Special Meeting of Shareholders, to be held
  ,            , 1996, at 9:00 a.m., Mountain Time, at 1380 South Federal
Boulevard, Denver, Colorado, and hereby appoints Gary A. Mosko and James A. Lustig, each with the power of substitution, as Attorneys and Proxies to vote all the shares of the undersigned at the Special Meeting and at all adjournments thereof, hereby ratifying and confirming all that the Attorneys and Proxies may do or cause to be done by virtue hereof. The above-named Attorneys and Proxies are instructed to vote all of the undersigned's shares as follows:

         THE DIRECTORS RECOMMEND A VOTE FOR THE ITEMS INDICATED BELOW:

1. A proposal to approve and adopt the Agreement and Plan of Merger and Exchange dated December 26, 1995, as amended on April 3, 1996 and May 22, 1996, under which Bank Land will merge with and into Vectra Bank, a Colorado banking corporation, wholly owned by Vectra Banking Corporation ("VBC"), under which shareholders of Bank Land will receive $100 Series A Convertible Preferred Stock of VBC, VBC Contingent Warrants to purchase VBC Common Stock, and cash, all as described in the accompanying Prospectus/Joint Proxy Statement.

              / /  FOR          / /  AGAINST          / /  ABSTAIN

2. Transaction of such other business as may properly come before the Special Meeting or any adjournment thereof.
                (Continued and to be signed on the other side.)

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                          (Continued from other side.)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Please sign your name exactly as it appears on your stock certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                              DATED: ___________________ , 1996


                                              ---------------------------------
                                              SIGNATURE


                                              ---------------------------------
                                              SIGNATURE IF HELD JOINTLY

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

PROXY                                                                      PROXY

                              SOUTHWEST STATE BANK

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned shareholder of Southwest State Bank (the "Bank") acknowledges receipt of the notice of Special Meeting of Shareholders, to be
held            ,            , 1996, at 10:30 a.m., Mountain Time, at 1380 South
Federal Boulevard, Denver, Colorado, and hereby appoints Gary A. Mosko and James
A. Lustig, each with the power of substitution, as Attorneys and Proxies to vote all the shares of the undersigned at the Special Meeting and at all adjournments thereof, hereby ratifying and confirming all that the Attorneys and Proxies may do or cause to be done by virtue hereof. The above-named Attorneys and Proxies are instructed to vote all of the undersigned's shares as follows:

         THE DIRECTORS RECOMMEND A VOTE FOR THE ITEMS INDICATED BELOW:

1. A proposal to approve and adopt the Agreement and Plan of Merger and Exchange dated December 26, 1995, as amended on April 3, 1996 and May 22, 1996, under which the Bank will merge with and into Vectra Bank, a Colorado banking corporation, wholly owned by Vectra Banking Corporation ("VBC"), under which shareholders of the Bank will receive $100 Series A Convertible Preferred Stock of VBC, VBC Contingent Warrants to purchase VBC Common Stock, and cash, all as described in the accompanying Prospectus/Joint Proxy Statement.

              / /  FOR          / /  AGAINST          / /  ABSTAIN

2. Transaction of such other business as may properly come before the Special Meeting or any adjournment thereof.
                (Continued and to be signed on the other side.)

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                          (Continued from other side.)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Please sign your name exactly as it appears on your stock certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                              DATED: ___________________ , 1996


                                              ---------------------------------
                                              SIGNATURE


                                              ---------------------------------
                                              SIGNATURE IF HELD JOINTLY

          PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 109 of Title Seven of the Colorado Revised Statutes enables a Colorado corporation to indemnify its officers, directors, employees and agents against liabilities, damages, costs and expenses for which they are liable if:
(i) in their Official Capacities (as defined by this statute) if they acted in good faith and had no reasonable basis to believe their conduct was not in the best interest of the Registrant; (ii) in all other cases, that their conduct was at least not opposed to the Registrant's best interests; and (iii) in the case of any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful.

     Article XVI of Registrant's Articles of Incorporation limits the liability of directors to the full extent provided by Colorado law.

     Article VIII of the Registrant's Bylaws provide indemnification to officers, directors, employees and agents to the fullest extent provided by Colorado law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


      EXHIBIT
       NUMBER                                DESCRIPTION OF EXHIBITS
- -------------------- ------------------------------------------------------------------------
         2.1         -- Agreement and Plan of Merger Dated as of the 26th Day of December,
                        1995 and amended as of April 3, 1996 Among Vectra Banking
                        Corporation, Vectra Bank, Bank Land Co. and Southwest State Bank
                        (included as Appendix A).
         3.1         -- Amended and Restated Articles of Incorporation of Vectra Banking
                        Corporation, filed as Exhibit 3.1 to the Registrant's Registration
                        Statement No. 33-74724 on Form SB-2, Effective March 24, 1994 ("SB-2
                        Registration Statement"), and incorporated herein by reference.
         3.2         -- Bylaws of Vectra Banking Corporation, filed as Exhibit 3.2 to the
                        Registrant's SB-2 Registration Statement, and incorporated herein by reference.
         5.1         -- Opinion and consent of Jones & Keller, P.C. as to the legality of
                        Vectra Banking Corporation 1996 Series A Preferred Stock and VBC
                        Contingent Warrants to Purchase Common Stock, filed herewith.
         7.1         -- Opinion and consent of Jones & Keller, P.C. re: liquidation preference, filed herewith.
         8.1         -- Opinion and consent of Freeborn & Peters re tax matters -- to be filed by amendment.
        10.1         -- Employees' Equity Incentive Plan, filed as Exhibit 10.1 to the
                        Registrant's SB-2 Registration Statement, and incorporated herein by reference.
        10.2         -- Nonemployee Directors' Stock Option Plan, filed as Exhibit 10.2 to the Registrant's SB-2 Registration Statement, and incorporated herein by reference, amendment to Plan filed with original filing of this
                        Registration Statement on April 5, 1996 and incorporated herein by reference.
        10.3         -- Non-Statutory Stock Option Plan, filed as Exhibit 10.3 to the
                        Registrant's SB-2 Registration Statement, and incorporated herein by reference.
        10.4         -- Incentive Stock Purchase Plan, filed as Exhibit 10.4 to the
                        Registrant's SB-2 Registration Statement, and incorporated herein by reference.
        10.5         -- Promissory Note dated October 18, 1985 between Wadsworth Building
                        Corporation and the City of Wheat Ridge, filed as Exhibit 10.6 to the
                        Registrant's SB-2 Registration Statement, and incorporated herein by reference.

      EXHIBIT
       NUMBER                                DESCRIPTION OF EXHIBITS
- -------------------- ------------------------------------------------------------------------
        10.6         -- Advance, Pledge and Security Agreement dated April 9, 1991 between
                        The Federal Home Loan Bank of Topeka and Vectra Bank, filed as
                        Exhibit 10.7 to the Registrant's SB-2 Registration Statement, and
                        incorporated herein by reference.
        10.7         -- Advance, Pledge and Security Agreement dated April 9, 1991 between
                        The Federal Home Loan Bank of Topeka and Vectra Bank of Boulder,
                        filed as Exhibit 10.8 to the Registrant's SB-2 Registration
                        Statement, and incorporated herein by reference.
        10.8         -- Lease dated October 1, 1991 by and between First Energy Properties,
                        Inc. and Vectra Bank of Thornton for Mission Trace Shopping Center,
                        filed as Exhibit 10.9 to the Registrant's SB-2 Registration
                        Statement, and incorporated herein by reference.
        10.9         -- Lease dated May 1, 1995 by and between Allstate Insurance Company and
                        Vectra Bank for 6000 Greenwood Plaza Boulevard, filed as Exhibit 10.9 to Registrant's Annual Report on Form 10-K for the year ended
                        December 31, 1995, and incorporated herein by reference.
        10.10        -- Colorado Building Lease dated June 1, 1982 by and between Colorado
                        Building Group and National Bank of the Rockies in Boulder for 1919
                        14th Street, Suite 111, filed as Exhibit 10.11 to the Registrant's
                        SB-2 Registration Statement, and incorporated herein by reference.
        10.11        -- Ground Lease dated October 21, 1991 by and between Community Plaza,
                        L.P. and Vectra Bank of Boulder for North Broadway Street, filed as
                        Exhibit 10.12 to the Registrant's SB-2 Registration Statement, and
                        incorporated herein by reference.
        10.12        -- Office Building Lease dated April 14, 1988 by and between Denver
                        Place Associates Limited Partnership and National Bank of the Rockies
                        in Denver for 999 18th Street, filed as Exhibit 10.13 to the
                        Registrant's SB-2 Registration Statement, and incorporated herein by reference.
        10.13        -- Lease dated May 1, 1991 between Equity Management, Inc. and Vectra
                        Bank for 6901 South Pierce Street, Littleton, Colorado, filed as
                        Exhibit 10.14 to the Registrant's SB-2 Registration Statement, and
                        incorporated herein by reference.
        10.14        -- 401(k) Plan, filed as Exhibit 10.15 to the Registrant's SB-2
                        Registration Statement, and incorporated herein by reference.
        10.15        -- Incentive Stock Purchase Agreement -- Restricted Stock Program, filed as Exhibit 10.17 to the Registrant's SB-2 Registration Statement, and
                        incorporated herein by reference.
        10.16        -- Data Processing Hardware and Software Lease Agreement, filed as
                        Exhibit 10.18 to the Registrant's SB-2 Registration Statement, and
                        incorporated herein by reference.
        10.17        -- Loan Agreement -- Wheat Ridge Building, filed as Exhibit 10.19 to the
                        Registrant's SB-2 Registration Statement, and incorporated herein by reference.
        10.18        -- Agreement and Plan of Merger Dated as of the 22nd day of November,
                        1994 by and between First Denver Corporation and Vectra Banking
                        Corporation, filed as Appendix A with Registration Statement on Form
                        S-4, No. 33-88064, Amendment No. 1, filed on February 10, 1995 and incorporated herein by reference.
        10.19        -- Agreement dated November 21, 1994 Between Vectra Banking Corporation and Robert A. Silverberg, filed as Exhibit 10.21 with Registration
                        Statement on Form S-4, No. 33-88064, filed on December 30, 1994 and incorporated herein by reference.

      EXHIBIT
       NUMBER                                DESCRIPTION OF EXHIBITS
- -------------------- ------------------------------------------------------------------------
        10.20        -- Agency Agreement -- Bankers' Bank of the West and Policy for Federal
                        Funds Purchase, filed as Exhibit 10.22 with Registration Statement on
                        Form S-4, No. 33-88064, Amendment No. 1, filed on February 10, 1995 and incorporated herein by reference.
        10.21        -- Employment Agreement -- Gary A. Mosko, filed herewith
        10.22        -- Loan Commitment dated January 22, 1996 to Vectra Banking Corporation from Mid America Bank, filed as Exhibit 22 to Registrant's Annual
                        Report on Form 10-K for the year ended December 31, 1995, and incorporated herein by reference.
        10.23        -- Income Security Agreements dated February 20, 1995, between Vectra
                        Banking Corporation and, for each Agreement, one of the following individuals: Robert C. Barton, J. Patrick McDuff, Michael Y. Meganck,
                        Ray L. Nash and Joseph J. Wolf, filed with original filing of this
                        Registration Statement on April 5, 1996 and incorporated herein by reference.
        10.24        -- Covenant Not to Compete -- Gary A. Mosko, filed herewith.
        10.25        -- Stock Option Agreement dated December 26, 1995 between Vectra Banking
                        Corporation and Bank Land Co., filed herewith.
        21           -- Subsidiaries of the Registrant, filed as Exhibit 21 to Registrant's
                        Annual Report on Form 10-K for the year ended December 31, 1995, and incorporated herein by reference.
        23.1         -- Consent of KPMG Peat Marwick LLP, filed herewith.
        23.2         -- Consent of Jones & Keller, P.C., see Exhibits 5.1 and 7.1.
        23.4         -- Consent of Freeborn & Peters, see Exhibit 8.1.
        23.5         -- Consent of Fortner, Bayens, Levkulich and Co., filed herewith.
        23.6         -- Consent of The Wallach Company, Inc., filed herewith.
        23.7         -- Consent of Gary A. Mosko, filed herewith.
        25           -- Power of Attorney, filed with original filing of this Registration
                        Statement on April 5, 1996 and incorporated herein by reference.
        99.1         -- Fairness Opinion -- The Wallach Company -- Southwest State Bank, see
                        Appendix E.
        99.2         -- Fairness Opinion -- The Wallach Company -- Bank Land Co., see
                        Appendix D.


ITEM 22. UNDERTAKINGS

     Vectra hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "1933 Act"), each filing of Vectra's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Vectra hereby undertakes that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     Vectra hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the 1933 Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective; and that, for purposes of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Vectra hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Time of the registration statement through the date of responding to the request.

     Vectra hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Vectra hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the Effective Time of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the Plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii), above, do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Vectra pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement, Amendment No. 1, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, Colorado, on May 23, 1996.

                                            VECTRA BANKING CORPORATION

                                            By:      /s/  GARY S. JUDD
                                                   Gary S. Judd, President



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, Amendment No. 1, has been signed by the following persons in the capacities indicated and on the date indicated.

                  SIGNATURES                                 TITLE                    DATE
- -----------------------------------------------  ------------------------------  --------------
               /s/  GARY S. JUDD                 Director, President and Chief    May 23, 1996
                  Gary S. Judd                   Executive Officer (Principal
                                                 Executive Officer)

                           *                     Director                         May 23, 1996
               Richard B. Tucker

                           *                     Director                         May 23, 1996
                 Robert Greene

                           *                     Director                         May 23, 1996
                James L. Rumsey

                                                 Director                         May 23, 1996
              W. James Tozer, Jr.

                           *                     Director                         May 23, 1996
             Robert A. Silverberg

                           *                     Director                         May 23, 1996
             Mary Gittings Cronin

              /s/  RAY L. NASH                   Principal Financial and          May 23, 1996
                  Ray L. Nash                    Accounting Officer

        *By:   /s/  RAY L. NASH
             Ray L. Nash, Attorney

                               INDEX TO EXHIBITS


 EXHIBIT
  NUMBER                                      DESCRIPTION
- ---------- ----------------------------------------------------------------------------------
     5.1   -- Opinion and consent of Jones & Keller, P.C. as to the legality of Vectra
              Banking Corporation 1996 Series A Preferred Stock and VBC Contingent Warrants
              to Purchase Common Stock
     7.1   -- Opinion and consent of Jones & Keller, P.C. re: liquidation preference
   10.21   -- Employment Agreement among Gary A. Mosko, Vectra Banking Corporation and Vectra
              Bank
   10.24   -- Covenant Not to Compete -- Gary A. Mosko
   10.25   -- Stock Option Agreement dated December 26, 1995 between Vectra Banking
              Corporation and Bank Land Co.
    23.1   -- Consent of KPMG Peat Marwick LLP
    23.5   -- Consent of Fortner, Bayens, Levkulich and Co.
    23.6   -- Consent of The Wallach Company, Inc.
    23.7   -- Consent of Gary A. Mosko